                                                            [LOGO]

                [LOGO]

                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-84541

                        JOINT PROXY STATEMENT/PROSPECTUS
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    AboveNet Communications Inc. has agreed to merge with a subsidiary of Metromedia Fiber Network, Inc., so that AboveNet would become a wholly owned subsidiary of Metromedia.

    If the merger is completed, AboveNet stockholders will receive 1.175 shares of Metromedia class A common stock for each AboveNet share they own.

    Metromedia's shares are traded on The Nasdaq Stock Market's National Market under the symbol "MFNX." As of August 3, 1999, Metromedia's stock price on The Nasdaq Stock Market's National Market was $28.13.

    Metromedia cannot complete the merger without the approval of the issuance of the shares of Metromedia's class A common stock in the merger by the holders of a majority of the voting power of both classes of Metromedia common stock present in person or proxy at the special meeting of Metromedia stockholders. All of the holders of Metromedia's class B common stock, who control approximately 66% of Metromedia's voting power, have agreed to vote in favor of the issuance of the shares of Metromedia class A common stock in the merger. The proposal will therefore be approved by holders of Metromedia common stock at the Metromedia special meeting without requiring the vote of any additional Metromedia stockholders.

    AboveNet cannot complete the merger without the approval of the holders of a majority of the common stock of AboveNet. Holders of approximately 15.5% of AboveNet's common stock have agreed to vote for the merger. This means that the holders of only approximately 34.6% more of AboveNet's shares must vote for the merger to ensure its approval by AboveNet.

    Metromedia and AboveNet have each scheduled a special meeting to vote on the merger. Whether or not you plan to attend, please take the time to vote by completing and mailing the enclosed voting form to us.

    The date, time and place of the stockholder meetings are as follows:

For Metromedia stockholders:

    SEPTEMBER 8, 1999
    9:00 A.M.
    1285 AVENUE OF THE AMERICAS
    NEW YORK, NEW YORK 10019

For AboveNet stockholders:

    SEPTEMBER 8, 1999
    9:00 A.M.
    1285 AVENUE OF THE AMERICAS
    NEW YORK, NEW YORK 10019

    This joint proxy statement/prospectus provides our stockholders with detailed information about the merger. This document is also the prospectus of Metromedia for the Metromedia class A common stock that will be issued to AboveNet stockholders in the merger. We encourage you to read this entire document carefully.

Stephen A. Garofalo                           Sherman Tuan
Chairman and Chief Executive Officer          Chairman and Chief Executive Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This document is dated August 4, 1999 and is being first mailed to stockholders on or about August 6, 1999.

                         METROMEDIA FIBER NETWORK, INC.

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 8, 1999

                            ------------------------

To the Stockholders of Metromedia Fiber Network, Inc.

    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Metromedia Fiber Network, Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on September 8, 1999, at Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, for the following purposes:

    1. For the approval of the issuance of shares of class A common stock in connection with the merger agreement among Metromedia, AboveNet Communications Inc., and Magellan Acquisition, Inc.

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    METROMEDIA'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF METROMEDIA AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF CLASS A COMMON STOCK IN CONNECTION WITH THE MERGER.

    The accompanying proxy statement/prospectus contains important information with respect to the proposed issuance of Metromedia's class A common stock, and we urge you to read it carefully.

    Stockholders of record at the close of business on July 14, 1999, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Approval of the issuance of shares of class A common stock will require the affirmative vote of the holders of Metromedia common stock representing a majority of the voting power of Metromedia stock present in person or proxy at the special meeting entitled to vote.

    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF CLASS A COMMON STOCK. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY.

    PLEASE DO NOT SEND METROMEDIA STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                        [LOGO]

                                          Arnold L. Wadler

                                          SECRETARY

White Plains, New York
August 4, 1999

                          ABOVENET COMMUNICATIONS INC.

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 8, 1999

                            ------------------------

To the Stockholders of AboveNet Communications Inc.

    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of AboveNet Communications Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on September 8, 1999, at Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 22, 1999, among AboveNet, Metromedia Fiber Network, Inc. and Magellan Acquisition, Inc., pursuant to which a wholly-owned subsidiary of Metromedia Fiber Network, Inc. will be merged with and into AboveNet and, among other things, each outstanding share of AboveNet common stock will be converted into the right to receive 1.175 shares of Metromedia class A common stock, as more fully described in the accompanying proxy statement/prospectus; and

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    ABOVENET'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ABOVENET AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

    The accompanying proxy statement/prospectus contains important information with respect to the proposed merger and we urge you to read it carefully.

    Stockholders of record at the close of business on July 14, 1999, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Approval of the merger agreement will require the affirmative vote of the holders of AboveNet common stock representing a majority of the outstanding shares of AboveNet common stock entitled to vote.

    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY.

    PLEASE DO NOT SENT ABOVENET STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  [LOGO]

                                          Stephen P. Belomy
                                          SECRETARY

San Jose, California
August 4, 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
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
QUESTIONS AND ANSWERS ABOUT THE METROMEDIA/ABOVENET MERGER................................................          1

SUMMARY...................................................................................................          2
  The Companies...........................................................................................          2
  What You Will Receive in the Merger.....................................................................          3
  AboveNet's Reasons for the Merger.......................................................................          3
  Metromedia's Reasons for the Merger.....................................................................          3
  Voting Agreements.......................................................................................          3
  Option Agreement........................................................................................          4
  Recommendation to AboveNet Stockholders.................................................................          4
  Opinions of AboveNet's Financial Advisors...............................................................          4
  Recommendation to Metromedia Stockholders...............................................................          4
  Opinion of Metromedia's Financial Advisor...............................................................          4
  No Dissenters' Rights of Appraisal......................................................................          4
  Conditions to the Merger................................................................................          4
  Accounting Treatment....................................................................................          5
  Comparison of Stockholder Rights........................................................................          5
  Termination of the Merger Agreement.....................................................................          5
  Termination Payments....................................................................................          5
  Income Tax Consequences of the Merger...................................................................          5
  Forward-Looking Statements..............................................................................          5
  Metromedia Selected Historical Financial Information....................................................          6
  AboveNet Selected Historical Financial Information......................................................          7
  AboveNet--Recent Operating Results......................................................................          8
  Selected Unaudited Pro Forma Combined Financial Data....................................................          8
  Comparative Per Share Information.......................................................................          9
  Comparative Per Share Market Price Information..........................................................          9

RISK FACTORS..............................................................................................         10
  Risk Factors Related to the Merger......................................................................         10
    The expected benefits of combining Metromedia and AboveNet may not be realized........................         10
    You will receive 1.175 shares of Metromedia class A common stock despite changes in the market value
     of AboveNet common stock or Metromedia class A common stock..........................................         10
  Risk Factors Applicable to Metromedia...................................................................         11
    Metromedia has a limited history of operations........................................................         11
    Metromedia expects to continue to incur net losses....................................................         11
    Metromedia has substantial debt which may limit its ability to borrow, restrict the use of its cash
     flows and constrain its business strategy, and it may not be able to meet its debt obligations.......         11
    Metromedia may not be able to successfully implement its business strategy because it depends on
     factors beyond its control, which could adversely affect its results of operations...................         11
    Metromedia cannot assure you that it will successfully complete the construction of its networks......         12
    Metromedia cannot assure you that a market for its current or
      future services will develop........................................................................         12
    Several of Metromedia's customers may terminate their agreements with it if it does not perform by
     specified times......................................................................................         12

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
    Metromedia may be unable to raise the additional financing necessary to complete the construction of
     its networks, which would adversely affect its long-term business strategy...........................         13
    Competitors in the telecommunications industry could offer services similar to Metromedia's in its
     current or planned markets which would affect its results of operations..............................         13
    Metromedia depends on a limited number of customers and is more vulnerable to changing economic
     conditions and consumer preferences..................................................................         13
    The heavy regulation of the telecommunications industry may limit the development of Metromedia's
     networks and affect Metromedia's competitive position................................................         14
    Metromedia's franchises, licenses or permits could be canceled or not renewed, which would impair the
     development of major markets for its services........................................................         16
    Metromedia may not be able to obtain and maintain the rights-of-way and other permits necessary to
     implement its business strategy......................................................................         16
    Rapid technological changes could affect the continued use of fiber optic cable and Metromedia's
     results of operations................................................................................         16
    Metromedia may experience risks as a result of expanding its networks into European and other foreign
     countries, which may adversely affect its results of operations......................................         16
    Metromedia may not be able to successfully identify, manage and assimilate future acquisitions,
     investments and strategic alliances, which would adversely affect its results of operations..........         17
    In the telecommunications industry, continued pricing pressures from Metromedia's competitors and an
     excess of network capacity continue to cause prices for its services to decline......................         17
    Metromedia's business depends on a limited number of key personnel the loss of whom could adversely
     affect its business..................................................................................         17
    Metromedia Company effectively controls Metromedia Fiber Network and has the power to cause or prevent
     a change of control..................................................................................         18
    Metromedia is involved in a legal proceeding which could adversely affect its financial condition.....         18
    Metromedia's services are limited to leasing fiber optic capacity which may limit its revenues........         18
    Failures to address the year 2000 problem may cause disruptions in the operation of Metromedia's
     networks and its services to customers...............................................................         18
  Risk Factors Applicable to AboveNet.....................................................................         19
    Because AboveNet has a limited operating history, its business is difficult to evaluate...............         19
    AboveNet has incurred substantial losses and anticipates continuing and increasing losses.............         19
    AboveNet's business will suffer if it does not expand and maintain its customer base..................         20
    AboveNet expects its operating results to fluctuate...................................................         20
    AboveNet depends on third party suppliers.............................................................         21
    AboveNet may face problems in connection with its expansion plans.....................................         22
    AboveNet has a long sales cycle.......................................................................         22
    AboveNet depends on third parties to establish and operate international
      Internet service exchanges..........................................................................         22
    AboveNet faces intense competition from other companies...............................................         23
    AboveNet may not be able to manage its growth effectively.............................................         24
    AboveNet may not be able to hire or retain the key employees it needs.................................         24
    AboveNet must maintain and increase peering relationships.............................................         25
    AboveNet's systems or other systems on which it depends may fail......................................         25
    The market for co-location and Internet connectivity services is new and may not grow.................         25
    AboveNet must be able to expand and adapt its network infrastructure..................................         26

                                                                                                              PAGE
                                                                                                            ---------
    AboveNet may face risks and costs associated with potential future acquisitions.......................         26
    AboveNet depends on the growth and performance of the Internet........................................         27
    AboveNet may not be able to keep pace with rapid technological changes or emerging
      industry standards..................................................................................         27
    AboveNet faces risks associated with the security of its systems......................................         27
    AboveNet operates in an uncertain legal landscape.....................................................         27
    AboveNet may face liability and other risks as a result of information disseminated
      through its network.................................................................................         28
    The protection of AboveNet's proprietary information is limited.......................................         29
    AboveNet may be accused of infringing the proprietary rights of others................................         29
    Additional funding may not be available if AboveNet needs it..........................................         29
    AboveNet faces risks associated with the year 2000 computer problem...................................         29

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................................................         30

THE METROMEDIA SPECIAL MEETING............................................................................         31
  Date, Time and Place of the Metromedia Special Meeting..................................................         31
  Purposes of the Metromedia Special Meeting; The Merger..................................................         31
  Record Date.............................................................................................         31
  Required Votes..........................................................................................         31
  Proxies; Voting and Revocation..........................................................................         32
  Expenses................................................................................................         32
  No Dissenters' Appraisal Rights.........................................................................         32

THE ABOVENET SPECIAL MEETING..............................................................................         33
  Date, Time and Place of the AboveNet Special Meeting....................................................         33
  Purposes of the AboveNet Special Meeting; The Merger....................................................         33
  Record Date.............................................................................................         33
  Required Votes..........................................................................................         33
  Proxies; Voting and Revocation..........................................................................         33
  Solicitation of Proxies.................................................................................         34
  No Dissenters' Appraisal Rights.........................................................................         34

THE MERGER................................................................................................         35
  Background of the Merger................................................................................         35
  Recommendation of the Metromedia Board; Metromedia's Reasons for the Merger.............................         37
  Recommendation of the AboveNet Board; AboveNet's Reasons for the Merger.................................         37
  Opinion of Financial Advisor to Metromedia..............................................................         40
  Opinions of Financial Advisors to AboveNet..............................................................         45
  Federal Income Tax Consequences to Holders of AboveNet Common Stock.....................................         58
  Accounting Treatment....................................................................................         59
  Dividend Policy.........................................................................................         59
  Interests of Directors and Officers in the Merger.......................................................         59
  Regulatory Approvals....................................................................................         60
  Stock Exchange Listing..................................................................................         61
  Federal Securities Laws Consequences....................................................................         61
  AboveNet Stockholder Litigation.........................................................................         61

THE MERGER AGREEMENT......................................................................................         62
  Terms of the Merger.....................................................................................         62
  Exchange of New Stock Certificates......................................................................         63
  Representations and Warranties..........................................................................         64

                                                                                                              PAGE
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
  Covenants...............................................................................................         65
  No Solicitation of Transactions.........................................................................         67
  Indemnification and Insurance...........................................................................         67
  Conditions to the Merger................................................................................         68
  Termination.............................................................................................         68
  Termination Fees and Expenses...........................................................................         69

RELATED AGREEMENTS........................................................................................         70
  Voting Agreements.......................................................................................         70
  Employment Agreements...................................................................................         70
  Option Agreement........................................................................................         72

METROMEDIA UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION..................................         74
  Accounting Treatment....................................................................................         74

ABOVENET UNAUDITED PRO FORMA FINANCAL INFORMATION.........................................................         79

BUSINESS OF METROMEDIA....................................................................................         84

BUSINESS OF ABOVENET......................................................................................         84
  Recent Development--Acquisition of the Palo Alto Internet Exchange......................................         84
  General.................................................................................................         84
  The AboveNet Solution...................................................................................         86
  The AboveNet Internet Service Exchange..................................................................         88
  Customers...............................................................................................         91
  International Internet Service Exchanges................................................................         92
  Sales and Marketing.....................................................................................         93
  Network Architecture....................................................................................         94
  Customer Service and Quality Assurance..................................................................         95
  Competition.............................................................................................         95
  Intellectual Property Rights............................................................................         96
  Government Regulation...................................................................................         97
  Employees...............................................................................................         97
  Facilities..............................................................................................         98
  Legal Proceedings.......................................................................................         98

ABOVENET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............         99
  Overview................................................................................................         99
  Recent Developments.....................................................................................        101
  Results of Operations...................................................................................        102
  Comparison of the Nine Months Ended March 31, 1998 and 1999.............................................        102
  Comparison of Fiscal Years Ended June 30, 1997 and 1998.................................................        104
  Inception Through June 30, 1996.........................................................................        105
  Year 2000 Compliance....................................................................................        105
  Quantitative and Quantitative Disclosures about Market Risk.............................................        106
  Liquidity and Capital Resources.........................................................................        107

OFFICERS OF ABOVENET TO BE ELECTED TO METROMEDIA'S BOARD OF DIRECTORS.....................................        109
  Executive Compensation..................................................................................        110
  Summary Compensation Table For Last Two Fiscal Years....................................................        110

                                                                                                              PAGE
                                                                                                            ---------
  Option Grants In Last Fiscal year.......................................................................        110
  Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values........................        112
  Employment Agreements...................................................................................        112
  Related Party Transactions..............................................................................        112

MARKET PRICE RANGE OF ABOVENET COMMON STOCK...............................................................        113

COMPARISON OF RIGHTS OF HOLDERS OF METROMEDIA COMMON STOCK AND ABOVENET COMMON STOCK......................        114
  General.................................................................................................        114
  Comparison of Stockholders' Rights......................................................................        114

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF ABOVENET PRINCIPAL STOCKHOLDERS AND MANAGEMENT..............        118

DESCRIPTION OF MAGELLAN ACQUISITION, INC..................................................................        119

LEGAL MATTERS.............................................................................................        120

EXPERTS...................................................................................................        120

CHANGE IN ACCOUNTANTS.....................................................................................        120

SUBMISSION OF STOCKHOLDER PROPOSALS.......................................................................        120

WHERE YOU CAN FIND MORE INFORMATION.......................................................................        121

ABOVENET FINANCIAL STATEMENTS.............................................................................        F-1

APPENDIX A--THE MERGER AGREEMENT..........................................................................        A-1
APPENDIX B--THE OPTION AGREEMENT..........................................................................        B-1
APPENDIX C--OPINION OF SALOMON SMITH BARNEY INC...........................................................        C-1
APPENDIX D--OPINION OF CIBC WORLD MARKETS CORP............................................................        D-1
APPENDIX E--OPINION OF VOLPE BROWN WHELAN & COMPANY, LLC..................................................        E-1

           QUESTIONS AND ANSWERS ABOUT THE METROMEDIA/ABOVENET MERGER

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. By September 8, 1999.

Q.  WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this document, please indicate on your voting form how you want to vote and mail your signed and dated voting form in the enclosed return envelope as soon as possible.

Q.  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. Just send in a later-dated, signed voting form to the applicable person listed below before the special meeting or attend your meeting in person and vote.

Q.  SHOULD ABOVENET STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A. No. After the merger is completed, the exchange agent will send AboveNet stockholders written instructions for exchanging their stock certificates.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME WITHOUT MY INSTRUCTIONS?

A. No. You should instruct your broker to vote your shares, following the directions provided by your broker. The failure by AboveNet's stockholders to instruct their brokers to vote their shares will be the equivalent of voting against the merger.

Q.  WHAT IF I PLAN TO ATTEND MY MEETING IN PERSON?

A. We recommend that you send in your voting form in any event. You may request a ticket for admission to your special meeting by marking the appropriate box on the voting form and returning it no later than August 27, 1999. If you hold Metromedia or AboveNet shares through a third party, such as a broker, you should send an account statement or similar documentation of ownership to the person that holds your shares, requesting a ticket.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

 AboveNet stockholders who have more questions about the merger should contact:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                           (800) 928-0153 (TOLL FREE)
                            (212) 269-5550 (COLLECT)

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE APPENDICES AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 121). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES (PAGES 84 THROUGH 98)

METROMEDIA FIBER NETWORK, INC.
One North Lexington Avenue
White Plains, NY 10601
(914) 421-6700

    Metromedia Fiber Network is building metropolitan fiber optic infrastructure in the local loop in strategic Tier One markets, enabling technologically sophisticated organizations to implement the latest data, video, Internet and multimedia applications. By offering virtually unlimited, unmetered bandwidth at a fixed cost, Metromedia eliminates the bandwidth barrier, and is redefining the way broadband capacity is sold.

    Utilizing Metromedia's infrastructure, customers are able to rapidly deploy state-of-the-art optical networks. Communications carriers and Internet service providers gain local loop connectivity to the most highly populated metropolitan areas. Corporate and government customers benefit from private building-to-building networks featuring the fastest transmission speeds available and the highest levels of reliability and security.

ABOVENET COMMUNICATIONS INC.
50 W. San Fernando Street, #1010
San Jose, CA 95113
(408) 367-6666

    AboveNet is a leading provider of facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations. AboveNet has developed a network architecture based upon strategically located facilities. These facilities, known as Internet service exchanges, allow Internet content providers direct access to Internet service providers. AboveNet's West Coast campus is comprised of two San Jose, California Internet service exchange facilities, one of which is under development. AboveNet's East Coast campus is comprised of the existing Vienna, Virginia Internet service exchange facility and the planned facilities in New York, New York and the Washington D.C. area. AboveNet's network architecture and peering relationships are designed to reduce the number of network connections or "hops" for data traveling across the Internet. By having both Internet content providers and Internet service providers co-located at AboveNet's Internet service exchange facilities, AboveNet enables its Internet service provider customers to offer their users "one hop" connectivity, through AboveNet's local area network, to the sites of the Internet content providers that are co-located at its facilities. AboveNet's customers include Internet content providers, Web hosting companies and Internet service providers.

    AboveNet designs its solutions to be flexible and to allow its customers to easily expand their use of its services as their Internet operations grow. AboveNet charges its customers based on how much space and bandwidth they use. This provides AboveNet's customers with a flexible, cost-effective method to increase their Internet operations.

    AboveNet designs its services to enhance performance through a high-speed network, and AboveNet provides its customers with monitoring, notification and diagnostic services twenty-four hours a day, seven days a week. AboveNet's internally developed software monitors all of its direct and indirect network connections for delays in delivery of data packets and loss of data packets. This monitoring software allows AboveNet's network engineers to enhance performance by rerouting data traffic as problems occur to avoid congested points.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 62)

    Each share of AboveNet common stock you own will be exchanged for 1.175 shares of Metromedia class A common stock. You will not receive any fractional shares of Metromedia common stock; instead, you will have the right to receive cash equal to the value of the fractional shares.

ABOVENET'S REASONS FOR THE MERGER (PAGE 37)

    The AboveNet board of directors considered a number of relevant factors in approving the merger agreement and recommending it to AboveNet stockholders, including:

    - the merger with Metromedia will create opportunities for significant efficiencies because AboveNet will be able to utilize Metromedia's high-bandwidth, fiber optic communications infrastructure;

    - the merger will facilitate AboveNet's ability to respond to customer demands for transmission capacity and to grow its business by providing access to Metromedia's network; and

    - the merger will provide AboveNet's stockholders with the opportunity to benefit from Metromedia's strong revenue growth, the strength and experience of Metromedia's senior management team and an investment in a combined company with significant potential for growth.

    To review AboveNet's reasons for the merger in more detail, see pages 37 through 40.

METROMEDIA'S REASONS FOR THE MERGER (PAGE 37)

    The Metromedia board of directors considered a number of relevant factors in approving the merger agreement and the issuance of the shares of Metromedia class A common stock pursuant to the merger agreement and recommending the issuance to Metromedia stockholders, including:

    - the acquisition of AboveNet will expand the product and service offerings Metromedia can make available to its existing and prospective customers, particularly Internet service providers;

    - the acquisition of AboveNet will allow Metromedia to combine its fiber optic network with AboveNet's high performance connectivity solutions in order to offer their customers more predictable and reliable Internet traffic flow; and

    - the potential to market its services to existing and prospective AboveNet customers.

    As a result of these considerations and of those listed on page 37, the Metromedia board believes that the merger should increase stockholder value to you.

    To review Metromedia's reasons for the merger in more detail, see page 37.

VOTING AGREEMENTS (PAGE 70)

    Holders of a majority of the voting power of those present in person or by proxy at the Metromedia meeting are needed to approve the issuance of the shares of Metromedia class A common stock that will be issued in the merger. All of the holders of Metromedia's class B common stock, who control approximately 66% of Metromedia's voting power, have agreed in a voting agreement with AboveNet to vote in favor of the issuance of the shares of Metromedia class A common stock in the merger. The proposal will therefore be approved by holders of Metromedia common stock at the Metromedia special meeting without requiring the vote of any additional Metromedia stockholders.

    The vote of a majority of AboveNet's outstanding shares of common stock is needed to approve the merger. Holders of approximately 15.5% of AboveNet's outstanding common stock have agreed in a voting agreement with Metromedia to vote for the merger. This means that the holders of only approximately 34.6% more of AboveNet's shares must vote for the merger to ensure its approval.

OPTION AGREEMENT (PAGES 72 AND 73)

    AboveNet has granted to Metromedia an option, exercisable under the circumstances in which a termination fee is payable by AboveNet to Metromedia, to acquire a number of shares of AboveNet common stock equal to up to 19.9% of AboveNet's common stock at an exercise price of $49.9375 per share. A copy of the option agreement is attached as Appendix B.

RECOMMENDATION TO ABOVENET STOCKHOLDERS (PAGE 33)

    The AboveNet board has unanimously determined that the merger agreement and the merger are fair to the AboveNet stockholders and in their best interests. The AboveNet board recommends that AboveNet stockholders vote for approval of the merger agreement.

OPINIONS OF ABOVENET'S FINANCIAL ADVISORS (PAGES 45 THROUGH 57)

    CIBC World Markets Corp. and Volpe Brown Whelan & Company, LLC, as financial advisors to the AboveNet board, have each delivered written opinions to the AboveNet board that, as of June 22, 1999, the consideration to be received by stockholders of AboveNet in the merger was fair to those holders from a financial point of view. The full text of the opinions of CIBC World Markets Corp. and Volpe Brown Whelan & Company, LLC are attached as Appendix D and Appendix E, respectively. The opinions describe important assumptions and limitations and are not recommendations as to how the AboveNet stockholders should vote on the merger.

    WE URGE YOU TO READ THE CIBC WORLD MARKETS CORP. AND VOLPE BROWN WHELAN & COMPANY, LLC OPINIONS CAREFULLY IN THEIR ENTIRETY.

RECOMMENDATION TO METROMEDIA STOCKHOLDERS (PAGE 31)

    The Metromedia board has unanimously determined that the issuance of the shares of Metromedia class A common stock in the merger is fair to Metromedia stockholders and in their best interests. The Metromedia board recommends that Metromedia stockholders vote for approval of the issuance of the shares of Metromedia class A common stock in the merger.

OPINION OF METROMEDIA'S FINANCIAL ADVISOR (PAGES 40 THROUGH 44)

    In connection with the merger, the Metromedia board received an opinion of Metromedia's financial advisor, Salomon Smith Barney Inc., as to the fairness, from a financial point of view, to Metromedia of the exchange ratio provided for in the merger. The full text of Salomon Smith Barney's written opinion dated June 22, 1999, which is attached to the back of this document as Appendix C, describes the assumptions made, matters considered and limitations on the review undertaken by Salomon Smith Barney in providing its opinion. Salomon Smith Barney's opinion is directed to the Metromedia board and is not a recommendation to any stockholder with respect to any matter relating to the proposed merger.

WE URGE YOU TO READ THE SALOMON SMITH BARNEY INC. OPINION CAREFULLY.

NO DISSENTERS' RIGHTS OF APPRAISAL (PAGES 32 AND 34)

    Under Delaware law, Metromedia and AboveNet stockholders do not have dissenters' rights of appraisal with respect to the merger.

CONDITIONS TO THE MERGER (PAGE 68)

    We will not complete the merger unless a number of conditions are satisfied or waived. These include:

    - a majority of the holders of AboveNet's outstanding common stock must have approved the merger agreement and holders of a majority of the voting power of Metromedia's common stock present in person or by proxy at the Metromedia special meeting must have approved the issuance of shares of Metromedia class A common stock in the merger;

    - the employment agreements entered into between AboveNet and each of

      Mr. Sherman Tuan and Mr. David Rand must be in full force and effect; and

    - AboveNet must receive a legal opinion confirming the tax-free nature of the merger to the AboveNet stockholders.

ACCOUNTING TREATMENT (PAGE 59)

    The merger is expected to be accounted for under the purchase method of accounting. This means that after the merger, Metromedia will be required to record as intangible assets the excess of the consideration paid over the estimated fair value of net assets acquired and will subsequently amortize this cost against earnings.

COMPARISON OF STOCKHOLDER RIGHTS (PAGES 114 THROUGH 117)

    The certificates of incorporation and by-laws of AboveNet and Metromedia vary. As a result, AboveNet stockholders will have different rights as Metromedia stockholders.

TERMINATION OF THE MERGER AGREEMENT (PAGES 68 AND 69)

    We can agree to terminate the merger agreement without completing the merger. Either one of us can terminate the merger agreement:

    - if the merger is not completed before December 31, 1999;

    - if a final decree or injunction prevents the completion of the merger;

    - if the merger agreement is not approved by the requisite vote of stockholders of AboveNet or the issuance of shares of Metromedia class A common stock pursuant to the merger agreement is not approved by the requisite vote of stockholders of Metromedia; or

    - if the other company has failed to perform its obligations under the merger agreement.

    In addition, Metromedia can terminate the merger agreement under those circumstances described on pages 68 and 69.

TERMINATION PAYMENTS (PAGE 69)
    AboveNet is required to pay Metromedia a termination payment of $50 million (plus up to $5 million of out-of-pocket expenses) if the merger agreement is terminated under those circumstances described on page 69.

INCOME TAX CONSEQUENCES OF THE MERGER (PAGES 58 AND 59)

    The merger is intended to be tax-free to holders of AboveNet common stock, except with respect to cash received instead of fractional shares of Metromedia class A common stock.

    THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR.

FORWARD-LOOKING STATEMENTS

    Statements in this document and in the documents incorporated by reference in this document are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in such statements, depending on a variety of factors. You should carefully review all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this document.

METROMEDIA SELECTED HISTORICAL FINANCIAL INFORMATION

    Metromedia is providing the following selected historical financial information to aid you in your analysis of the financial aspects of the merger. The information is only a summary and you should read it together with Metromedia's consolidated financial statements and other financial information contained in its most recent annual and quarterly reports, which are incorporated by reference and from which Metromedia derived this information. See "Where You Can Find More Information" on page 121.

    METROMEDIA--HISTORICAL FINANCIAL INFORMATION

    The selected consolidated financial data presented below as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, have been derived from our consolidated financial statements and related notes. Metromedia's financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, which are incorporated by reference into this document. The statement of operations data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 have been derived from Metromedia's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Metromedia's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

    In the summary consolidated financial data presented below, EBITDA consists of earnings (loss) before income taxes plus all net interest expense and all depreciation and amortization expense. Adjusted EBITDA consists of earnings
(loss) before income taxes plus all net interest expense, depreciation and amortization and noncash employment and consulting incentives and settlements. You should not think of EBITDA and adjusted EBITDA as alternative measures of operating results or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. Metromedia has included EBITDA and adjusted EBITDA because they are widely used financial measures of the potential capacity of a company to incur and service debt. Metromedia's reported EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

                                                                                                       THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                      MARCH 31,
                                               -----------------------------------------------------  --------------------
                                                 1994       1995       1996       1997       1998       1998       1999
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $      --  $      56  $     236  $   2,524  $  36,436  $   1,726  $  18,379
Expenses:
  Cost of sales..............................         --         --        699      3,572     13,937      1,234      8,258
  Selling, general and administrative........        874      3,886      2,070      6,303     14,712      2,733      6,073
  Depreciation and amortization..............         --        162        613        757      1,532        209      1,195
  Settlement agreement.......................         --         --         --         --      3,400      3,400         --
  Consulting and employment incentives.......         --         --      3,652     19,218        248         91         --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
(Loss) income from operations................       (874)    (3,992)    (6,798)   (27,326)     2,607     (5,941)     2,853
Interest income (expense), net...............         --       (327)    (3,561)     1,067      1,927      1,694     (8,467)
(Loss) from joint venture....................         --         --         --         --       (146)        --       (200)
Income taxes.................................         --         --         --         --      3,402         --         --
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net (loss) income............................  $    (874) $  (4,319) $ (10,359) $ (26,259) $     986  $  (4,247) $  (5,814)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net (loss) income applicable to common
  stockholders per share.....................  $   (0.02) $   (0.09) $   (0.14) $   (0.28) $    0.01  $   (0.02) $   (0.03)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of shares
  outstanding................................     46,672     49,658     71,716     94,894    186,990    184,714    189,002
EBITDA.......................................  $    (874) $  (3,830) $  (6,185) $ (26,569) $   3,993  $  (5,732) $   4,048
Adjusted EBITDA..............................  $    (874) $  (3,830) $  (2,533) $  (7,351) $   7,641  $  (2,241) $   4,048

                                                                                                           AS OF
                                                                                    AS OF DECEMBER 31,   MARCH 31,
                                                                                   --------------------  ---------
                                                                                     1997       1998       1999
                                                                                   ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.............................................................................  $ 138,846  $ 569,319  $ 415,580
Pledged securities...............................................................         --     91,896     92,949
Property and equipment, net......................................................     25,693    246,992    342,817
Total assets.....................................................................    167,378    974,417  1,006,326
Senior notes payable.............................................................         --    650,000    650,000
Total liabilities................................................................     17,838    816,903    857,208
Stockholders' equity.............................................................  $ 149,540  $ 157,514  $ 149,118

ABOVENET SELECTED HISTORICAL FINANCIAL INFORMATION

    ABOVENET--HISTORICAL FINANCIAL INFORMATION

    This section presents historical financial data of AboveNet Communications Inc. You should read carefully the financial statements included in this document beginning on page F-1, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

    AboveNet derived the statement of operations data for the period from March 8, 1996 (inception) to June 30, 1996, for the years ended June 30, 1997 and 1998, and for the nine months ended March 31, 1999, and the balance sheet data as of June 30, 1997 and 1998 and March 31, 1999 from the audited financial statements included in this document. Those financial statements were audited by Deloitte & Touche LLP, AboveNet's independent auditors. AboveNet derived the balance sheet data as of June 30, 1996 from unaudited financial statements that are not included in this document. AboveNet derived the statement of operations data for the nine months ended March 31, 1998 from the unaudited financial statements included in this document. AboveNet believes that the unaudited financial statements contain all adjustments needed to present fairly the information included in those statements, and that the adjustments made consist only of recurring adjustments.

                                                                                                           NINE MONTHS
                                                                 PERIOD FROM     YEAR ENDED JUNE 30,          ENDED
                                                                MARCH 8, 1996                               MARCH 31,
                                                               (INCEPTION) TO    --------------------  --------------------
                                                                JUNE 30, 1996      1997       1998       1998       1999
                                                              -----------------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................      $      79      $     552  $   3,436  $   2,069  $   8,297
                                                                     ------      ---------  ---------  ---------  ---------
  Costs and expenses:
    Data communications and telecommunications..............             --            559      2,200      1,268      5,705
    Network operations......................................             20            417      1,572        857      3,721
    Sales and marketing.....................................             19            382      1,618        908      6,348
    General and administrative..............................             66            434      1,621        960      3,695
    Depreciation and amortization...........................             52            133        476        299      2,005
    Stock-based compensation expense........................             --             --      1,276        509      1,283
    Joint venture termination fee...........................             --            431         --         --         --
                                                                     ------      ---------  ---------  ---------  ---------
  Total costs and expenses..................................            157          2,356      8,763      4,801     22,757
                                                                     ------      ---------  ---------  ---------  ---------
  Loss from operations......................................            (78)        (1,804)    (5,327)    (2,732)   (14,460)
  Interest expense..........................................             --             (7)      (161)      (128)      (916)
  Interest income...........................................             --              8         63         31        976
                                                                     ------      ---------  ---------  ---------  ---------
  Net loss..................................................      $     (78)     $  (1,803) $  (5,425) $  (2,829) $ (14,400)
                                                                     ------      ---------  ---------  ---------  ---------
                                                                     ------      ---------  ---------  ---------  ---------
  Basic and diluted loss per share..........................      $   (0.31)     $   (4.58) $  (10.34) $   (5.92) $   (1.25)
                                                                     ------      ---------  ---------  ---------  ---------
                                                                     ------      ---------  ---------  ---------  ---------
  Shares used in basic and diluted loss per share...........            250            393        525        478     11,485
                                                                     ------      ---------  ---------  ---------  ---------
                                                                     ------      ---------  ---------  ---------  ---------

                                                                           JUNE 30,
                                                                -------------------------------   MARCH 31,
                                                                  1996       1997       1998        1999
                                                                ---------  ---------  ---------  -----------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...........  $      89  $     331  $   8,141   $  56,692
  Working capital (deficit)...................................         88       (946)     5,061      44,725
  Total assets................................................        151      1,171     13,693      96,183
  Long-term obligations, net of current portion...............        210        116      9,325       9,973
  Total stockholders' equity (deficiency).....................        (73)      (262)       661      71,091

    On March 30, 1999, AboveNet announced a two-for-one stock split to be effected as a stock dividend. The dividend for each outstanding share of common stock was distributed on May 7, 1999. All share and per share amounts in this document have been adjusted to give effect to this stock split.

    See Notes 1 and 9 of Notes to Financial Statements of AboveNet for an explanation of the method used to determine the number of shares used in computing basic and diluted loss per share.

ABOVENET--RECENT OPERATING RESULTS

    On July 29, 1999, AboveNet announced its operating results for the quarter and fiscal year ended June 30, 1999. For the quarter ended June 30, 1999, revenues were $5,670,000 and AboveNet's net loss was $12,155,000 or $(0.38) per share. For the fiscal year ended June 30, 1999, revenues were $13,968,000 and the net loss was $26,555,000 or $(1.60) per share.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following unaudited pro forma combined financial data are derived from the unaudited pro forma combined financial information included elsewhere in this document and should be read together with that data and with the notes to that data. These unaudited selected pro forma financial data: (a) are based upon the historical financial statements of Metromedia, AboveNet and Palo Alto Internet Exchange (PAIX) as of and for the three months ended March 31, 1999 and for the year ended December 31, 1998; (b) are adjusted to give effect to the mergers; (c) are adjusted to give effect to both the Metromedia and AboveNet stock splits, which were completed in May 1999; and (d) are adjusted for the restructuring of certain AboveNet outstanding credit facilities. With respect to the balance sheet, the transactions referred to in the preceding sentence are assumed to have been completed as of March 31, 1999. With respect to the statement of operations data the transactions referred to above are assumed to have been completed as of January 1, 1998.

    These unaudited selected pro forma combined financial data are for illustrative purposes only and do not necessarily indicate the operating results or financial position that would have been achieved had the merger and the restructuring described above been completed as of the dates indicated or of the results that may be obtained in the future. In addition, the data does not reflect synergies that might be achieved from combining these operations.

                                                                           THREE MONTHS ENDED      YEAR ENDED
                                                                             MARCH 31, 1999     DECEMBER 31, 1998
                                                                           -------------------  -----------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................................      $    23,764          $  47,575
Net loss.................................................................          (29,567)           (83,419)
Loss per common share--basic.............................................      $     (0.13)         $   (0.37)
Weighted average common shares outstanding...............................          229,166            227,154
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.............................................................      $ 2,793,197
Long-term debt and other long-term obligations...........................          711,713

COMPARATIVE PER SHARE INFORMATION

    We have summarized below the per share information for our respective companies on an historical, pro forma and equivalent basis. The AboveNet equivalent pro forma share information assumes an exchange ratio of 1.175 shares of Metromedia class A common stock for each share of AboveNet common stock.

    You should read the data below in conjunction with Metromedia's consolidated financial statements which are incorporated by reference in this document and with AboveNet's financial statements and related notes beginning on page F-1. See "WHERE YOU CAN FIND MORE INFORMATION" on page 121.

    The companies may have performed differently if they had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of either the historical results that we would have had or the future results that we will experience after the merger is completed.

                                                                                              YEAR ENDED     YEAR ENDED
                                                                    THREE MONTHS ENDED       DECEMBER 31,     JUNE 30,
                                                                      MARCH 31, 1999             1998           1998
                                                                --------------------------  ---------------  -----------
                                                                 METROMEDIA     ABOVENET      METROMEDIA      ABOVENET
                                                                -------------  -----------  ---------------  -----------
HISTORICAL PER SHARE DATA:

Income (loss) per common share................................    $   (0.03)    $   (0.22)     $    0.01      $  (10.34)
Book value per common share at the end of period..............    $    0.78     $    2.60      $    0.83      $    0.91

                                                                                            METROMEDIA      ABOVENET
                                                                                             PRO FORMA      PRO FORMA
PRO FORMA AND PRO FORMA EQUIVALENT PER SHARE DATA:                                           COMBINED      EQUIVALENT
                                                                                           -------------  -------------

Loss per common share for the:
  Year ended December 31, 1998...........................................................    $   (0.37)     $   (0.43)
  Three months ended March 31, 1999......................................................    $   (0.13)     $   (0.15)

Book value per common share at March 31, 1999............................................    $    8.35      $    9.81

    Neither Metromedia nor AboveNet has paid any cash dividends in any of the periods presented.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

    Metromedia class A common stock is traded on The Nasdaq Stock Market's National Market under the symbol "MFNX." AboveNet common stock is traded on The Nasdaq Stock Market's National Market under the symbol "ABOV." We list below the per share closing market price as reported on The Nasdaq Stock Market's National Market for shares of Metromedia class A common stock and AboveNet common stock. We list this information as of June 22, 1999, the last trading day before public announcement of the signing of the merger agreement, and as of August 3, 1999, the latest practicable date prior to the printing of this document.

    We also list the implied equivalent per share value for shares of AboveNet common stock, which is the Metromedia class A common stock price multiplied by the exchange ratio of 1.175.

    We urge you to obtain current market quotations for AboveNet common stock and Metromedia class A common stock before voting on the proposals described in this document.

                                                                                                     ABOVENET
                                                                                     METROMEDIA        SHARE
                                                                         ABOVENET      CLASS A      EQUIVALENT
                                                                        SHARE PRICE  SHARE PRICE       VALUE
                                                                        -----------  -----------  ---------------
June 22, 1999.........................................................   $   36.75    $   42.50      $   49.94
August 3, 1999........................................................   $   29.75    $   28.13      $   33.05

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE INFORMATION BELOW AS WELL AS ALL OTHER INFORMATION PROVIDED TO YOU IN THIS DOCUMENT IN DECIDING WHETHER TO APPROVE THE MERGER, IN THE CASE OF THE ABOVENET STOCKHOLDERS, OR THE ISSUANCE OF THE SHARES OF METROMEDIA CLASS A COMMON STOCK, IN THE CASE OF THE METROMEDIA STOCKHOLDERS, INCLUDING INFORMATION IN THE SECTION OF THIS DOCUMENT ENTITLED "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

RISK FACTORS RELATED TO THE MERGER

    THE EXPECTED BENEFITS OF COMBINING METROMEDIA AND ABOVENET MAY NOT BE
    REALIZED

    Metromedia and AboveNet entered into the merger agreement with the expectation that the merger will result in benefits to the combined companies, including the expansion of Metromedia's product and service offerings and the combination of Metromedia's fiber optic network with AboveNet's Internet connectivity solutions. If we are not able to integrate effectively our technology, operations and personnel in a timely and efficient manner, then the benefits of the merger will not be realized and, as a result, Metromedia's operating results and the market price of Metromedia class A common stock may be adversely affected. In particular, if the integration is not successful:

    - we may lose key personnel; and

    - we may not be able to retain AboveNet's customers.

    In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could significantly harm the combined companies' business and operating results.

    YOU WILL RECEIVE 1.175 SHARES OF METROMEDIA CLASS A COMMON STOCK DESPITE CHANGES IN THE MARKET VALUE OF ABOVENET COMMON STOCK OR METROMEDIA CLASS A COMMON STOCK

    Each share of AboveNet common stock will be exchanged for 1.175 shares of Metromedia class A common stock upon completion of the merger. This exchange ratio is a fixed number and will not be adjusted for changes in the market price of either AboveNet common stock or Metromedia class A common stock. Neither party is permitted to terminate the merger agreement solely because of changes in the market price of Metromedia class A common stock. Consequently, the specific dollar value of Metromedia class A common stock to be received by AboveNet stockholders will depend on the market value of Metromedia at the time of completion of the merger and may decrease from the date that you submit your proxy. You are urged to obtain recent market quotations for Metromedia class A common stock and AboveNet common stock. We cannot predict or give any assurances as to the market price of Metromedia class A common stock at any time before or after the merger. The prices of Metromedia class A common stock and AboveNet common stock may vary because of factors such as:

    - changes in the business, operating results or prospects of Metromedia or AboveNet,

    - market assessments of the likelihood that the merger will be completed,

    - the timing of the completion of the merger,

    - the prospects of post-merger operations,

    - regulatory considerations, and

    - general market and economic conditions.

RISK FACTORS APPLICABLE TO METROMEDIA

    METROMEDIA HAS A LIMITED HISTORY OF OPERATIONS

    You will have limited historical financial information upon which to base your evaluation of Metromedia's performance. Metromedia was formed in April 1993 and has a limited operating history. Metromedia currently has a limited number of customers and is still in the process of building many of its networks. Accordingly, you must consider Metromedia's prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

    METROMEDIA EXPECTS TO CONTINUE TO INCUR NET LOSSES

    Metromedia cannot assure you that it will succeed in establishing an adequate revenue base or that its services will generate profitability. In connection with the construction of Metromedia's networks, it has incurred substantial losses. Metromedia expects to continue incurring losses while it concentrates on the development and construction of additional fiber optic networks and until its networks have established a sufficient revenue-generating customer base. Metromedia also expects to incur losses during the initial startup phases of any services that it may provide. In addition, as a result of the merger, Metromedia will record significant amounts of goodwill amortization which will further increase its net losses. Accordingly, Metromedia expects to continue experiencing net operating losses for the foreseeable future.

    Continued losses may prevent Metromedia from pursuing its strategies for growth and could cause it to be unable to meet its debt service obligations, capital expenditure requirements or working capital needs.

    METROMEDIA HAS SUBSTANTIAL DEBT WHICH MAY LIMIT ITS ABILITY TO BORROW, RESTRICT THE USE OF ITS CASH FLOWS AND CONSTRAIN ITS BUSINESS STRATEGY, AND IT MAY NOT BE ABLE TO MEET ITS DEBT OBLIGATIONS

    Metromedia has substantial debt and debt service requirements. Metromedia's substantial debt has important consequences, including:

    - its ability to borrow additional amounts for working capital, capital expenditures or other purposes is limited,

    - a substantial portion of its cash flow from operations is required to make debt service payments, and

    - its leverage could limit its ability to capitalize on significant business opportunities and its flexibility to react to changes in general economic conditions, competitive pressures and adverse changes in government regulation.

    Metromedia cannot assure you that its cash flow and capital resources will be sufficient to repay its existing indebtedness and any indebtedness it may incur in the future, or that it will be successful in obtaining alternative financing. In the event that Metromedia is unable to repay its debts, it may be forced to reduce or delay the completion or expansion of its networks, sell some of its assets, obtain additional equity capital or refinance or restructure its debt.

    METROMEDIA MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT ITS BUSINESS STRATEGY BECAUSE IT DEPENDS ON FACTORS BEYOND ITS CONTROL, WHICH COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS

    Metromedia's future largely depends on its ability to implement its business strategy and proposed expansion in order to create the new business and revenue opportunities described in this document and the documents incorporated by reference. Metromedia's results of operations will be adversely affected if it cannot fully implement its business strategy.

    Successful implementation depends on numerous factors beyond Metromedia's control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel.

    METROMEDIA CANNOT ASSURE YOU THAT IT WILL SUCCESSFULLY COMPLETE THE CONSTRUCTION OF ITS NETWORKS

    The construction of future networks entails significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. In addition, the failure to obtain necessary licenses, permits and authorizations could prevent or delay the completion of construction of all or part of Metromedia's networks or increase completion costs. Metromedia cannot assure you that the budgeted costs of its current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

    METROMEDIA CANNOT ASSURE YOU THAT A MARKET FOR ITS CURRENT OR FUTURE SERVICES WILL DEVELOP

    The practice of leasing dark fiber, which is fiber optic cable without any of the electronic or optronic equipment necessary to use the fiber for transmission, is not widespread and Metromedia cannot assure you that the market will develop or that it will be able to enter into contracts, comply with the terms of these contracts or maintain relationships with communications carriers and corporate and government customers. Metromedia also cannot assure you that these contracts or relationships will be on economically favorable terms or that communications carriers and corporate and government customers will not choose to compete against, rather than cooperate with it. If Metromedia is unable to enter into contracts, comply with the terms of the contracts or maintain relationships with these constituencies, its operations would be materially and adversely affected.

    Metromedia cannot predict whether providing services to governments will evolve into a significant market because governments usually already control existing rights-of-way and often build their own communications infrastructure.

    Metromedia will need to strengthen its marketing efforts and increase its staff to handle future marketing and sales requirements. If Metromedia fails to obtain significant, widespread commercial and public acceptance of its networks and access to sufficient buildings its visibility in the telecommunications market could be jeopardized. Metromedia cannot assure you that it will be able to secure customers for the commercial use of its proposed networks or access to such buildings in each market.

    Metromedia may expand the range of services that it offers. These services may include assisting customers with the integration of their leased dark fiber with appropriate electronic and optronic equipment by facilitating the involvement of third party suppliers, vendors and contractors. Metromedia cannot assure you that a market will develop for its new services, that implementing these services will be technically or economically feasible, that it can successfully develop or market them or that it can operate and maintain its new services profitably.

    SEVERAL OF METROMEDIA'S CUSTOMERS MAY TERMINATE THEIR AGREEMENTS WITH IT IF IT DOES NOT PERFORM BY SPECIFIED TIMES

    Metromedia currently has some contracts to supply leased fiber capacity which allow the lessee to terminate the contracts and/or provide for liquidated damages if it does not supply the stated fiber capacity by a specified time. Terminating any of these contracts could adversely affect Metromedia's operations.

    METROMEDIA MAY BE UNABLE TO RAISE THE ADDITIONAL FINANCING NECESSARY TO COMPLETE THE CONSTRUCTION OF ITS NETWORKS, WHICH WOULD ADVERSELY AFFECT ITS LONG-TERM BUSINESS STRATEGY

    Metromedia may need significant amounts of additional capital to complete the build-out of its planned fiber optic communications networks and meet its long-term business strategies, including expanding its networks to additional cities and constructing its networks in Europe.

    If Metromedia needs additional funds, its inability to raise them will have an adverse effect on its operations. If Metromedia decides to raise additional funds by incurring debt, it may become subject to additional or more restrictive financial covenants and ratios.

    COMPETITORS IN THE TELECOMMUNICATIONS INDUSTRY COULD OFFER SERVICES SIMILAR TO METROMEDIA'S IN ITS CURRENT OR PLANNED MARKETS WHICH WOULD AFFECT ITS RESULTS OF OPERATIONS

    The telecommunications industry is extremely competitive, particularly with respect to price and service, which may adversely affect Metromedia's results of operations. A significant increase in industry capacity or reduction in overall demand would adversely affect its ability to maintain or increase prices.

    Metromedia competes against incumbent local exchange carriers, which have historically provided local telephone services and currently dominate their local telecommunications markets, and competing carriers in the local services market, many of which have greater financial, research and development and other resources than Metromedia does. In addition to these carriers, several other potential competitors, such as facilities-based communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators and large end-users with private networks, are capable of offering services similar to those offered by Metromedia.

    Some of Metromedia's principal competitors already own fiber optic cables as part of their telecommunications networks. Accordingly, any of these carriers, some of which already have franchise and other agreements with the city of New York and other local and state governments and substantially greater resources and more experience than Metromedia, could directly compete with Metromedia in the market for leasing fiber capacity, if they are willing to offer this capacity to their customers. In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to begin construction to equip their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors of Metromedia.

    Metromedia's franchise and other agreements with the city of New York and other local and state governments are not exclusive. Potential competitors with greater resources and more experience than Metromedia could enter into franchise and other agreements with the city of New York and other local and state governments and compete directly with Metromedia.

    Other companies may choose to compete with Metromedia in its current or planned markets, including Europe, by leasing fiber capacity, including dark fiber, to its targeted customers. This additional competition could materially and adversely affect Metromedia's operations.

    METROMEDIA DEPENDS ON A LIMITED NUMBER OF CUSTOMERS AND IS MORE VULNERABLE TO CHANGING ECONOMIC CONDITIONS AND CONSUMER PREFERENCES

    Metromedia is particularly dependent on a limited number of customers, such as NextLink New York, L.L.C. and WinStar Communications, Inc., and is therefore more susceptible to the impact of poor economic conditions than its competitors with a more balanced mix of business.

    THE HEAVY REGULATION OF THE TELECOMMUNICATIONS INDUSTRY MAY LIMIT THE DEVELOPMENT OF METROMEDIA'S NETWORKS AND AFFECT METROMEDIA'S COMPETITIVE POSITION

    Existing and future governmental regulations will greatly influence how Metromedia operates its business, its business strategy and ultimately, its viability. Federal and state telecommunications laws directly shape the telecommunications market. Consequently, regulatory requirements and/or changes could adversely affect its operations. However, Metromedia cannot predict the future regulatory framework of its business.

    FEDERAL LAWS MAY IMPACT METROMEDIA'S BUSINESS AND RESULTS OF OPERATIONS BY REGULATING ITS OPERATIONS AND ITS CUSTOMERS' OPERATIONS

    Federal telecommunications law imposes special legal requirements on common carriers who engage in interstate or foreign communication by wire or radio, and on telecommunications carriers. These regulatory requirements may have a material adverse impact on its business and results of operation. With respect to offering of telecommunications services, Metromedia will likely operate as a common carrier and therefore will be subject to the regulatory requirements applicable to common carriers and to telecommunications carriers.

    If providing dark fiber facilities or related services provided by us were deemed to be a telecommunications service, then revenues from facility leases to end-users or such services could be subject to assessment by the Federal Communications Commission Universal Service Fund and the offering of those facilities or such services would be subject to common carrier regulation.

    Local exchange carriers and long distance carriers are subject to various federal telecommunications laws. These laws and Federal Communications Commission regulatory decisions may affect its business by virtue of the interrelationships that exist among Metromedia and many of these regulated telecommunications entities. For example, the Federal Communications Commission has recently taken steps to reduce the access charges or the fees paid by long distance carriers to incumbent local exchange carriers for originating and terminating long distance calls on the incumbent local exchange carriers' local networks, and to give the incumbent local exchange carriers greater flexibility in setting these charges. While Metromedia cannot predict the precise effect the access charge changes will have on its operations, reduced access charges will likely make it more attractive for long distance carriers to use incumbent local exchange carriers facilities, which could have a material adverse effect on long distance carriers' use of Metromedia's fiber optic telecommunications network.

    Decisions by either the Federal Communications Commission or additional states or courts to require unbundling of incumbent local exchange carriers' dark fiber could decrease the demand for Metromedia's dark fiber, and thereby have an adverse effect on the results of Metromedia's operations.

    STATES' LEGISLATIONS AFFECT METROMEDIA'S PRICING POLICIES AND IMPACT ITS
    COSTS

    Metromedia's offering of transmission services, which is different from dark fiber capacity, likely will be subject to regulation in each state to the extent that these services are offered for intrastate use, and such regulation may have an adverse effect on the results of Metromedia's operations. Metromedia cannot assure you that these regulations, as well as future regulatory, judicial, or legislative action will not have a material adverse effect on it.

    In particular, state regulators have the authority to determine both the rates Metromedia will pay to incumbent local exchange carriers for certain interconnection arrangements such as physical collocation, and the prices that incumbent local exchange carriers will be able to charge Metromedia's potential customers for services and facilities that compete with Metromedia's services. Metromedia will also incur costs in order to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments. In some jurisdictions, Metromedia's pricing flexibility for intrastate services may be limited because of regulation, although its direct competitors will be subject to similar restrictions.

    LOCAL GOVERNMENTS' CONTROL OVER RIGHTS-OF-WAY CAN LIMIT THE DEVELOPMENT OF METROMEDIA'S NETWORKS

    Local governments exercise legal authority that impact Metromedia's business. These regulations may have an adverse effect on Metromedia's business. For example, local governments, such as the city of New York, typically retain the ability to license public rights-of-way, subject to the limitation that local governments may not prohibit persons from providing telecommunications services. Local authorities affect the timing and costs associated with Metromedia's use of public rights-of-way.

    THE REGULATORY FRAMEWORK FOR METROMEDIA'S INTERNATIONAL OPERATIONS IS EXTENSIVE AND CONSTANTLY CHANGING WHICH ADDS UNCERTAINTIES TO ITS PLANNED EXPANSION INTO FOREIGN COUNTRIES

    Various regulatory requirements and limitations also will influence Metromedia's business as it attempts to enter international markets. Regulation of the international telecommunications industry is changing rapidly. Metromedia is unable to predict how the Federal Communications Commission and foreign regulatory bodies will resolve the various pending international policy issues and the effect of such resolutions on it.

    Metromedia's US/UK undersea cable joint venture is a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act of 1934. Metromedia also is licensed as a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act of 1934 which may adversely impact its business if it were deemed a dominant carrier under these rules. Metromedia's U.K. joint venture is, and Metromedia also is, required, under Sections 214 and 203 of the Communications Act of 1934, respectively, to obtain authorization and file an international service tariff containing rates, terms and conditions before initiating service. International carriers are also subject to certain annual fees and filing requirements such as the requirement to file contracts with other carriers, including foreign carrier agreements, and reports describing international circuit, traffic and revenue data service. Failure to obtain an appropriate U.S. license for international service or the revocation of a license could have a material adverse effect on Metromedia's future operations.

    To the extent that Metromedia's US/UK undersea cable joint venture and Metromedia operate as international common carriers, they will also be required to comply with the rules of the Federal Communications Commission regarding the International Settlements Policy, which defines the permissible boundaries for U.S. carriers and their foreign correspondents to settle the cost of terminating each other's traffic over their respective networks.

    The international services provided by Metromedia's US/UK undersea cable joint venture are and its international services may also be subject to regulation in the United Kingdom and other European jurisdictions in which it may operate. National regulations of relevant European countries, as well as policies and regulations on the European Union level, impose separate licensing, service and other conditions on its foreign joint ventures and its international service operations, and these requirements may have a material adverse impact on Metromedia.

    METROMEDIA'S FRANCHISES, LICENSES OR PERMITS COULD BE CANCELED OR NOT RENEWED, WHICH WOULD IMPAIR THE DEVELOPMENT OF MAJOR MARKETS FOR ITS SERVICES

    Termination or non-renewal of Metromedia's franchise with the city of New York or of certain other rights-of-way or franchises that it uses for its networks would have a material adverse effect on its business, results of operations and financial condition. Metromedia will also need to obtain additional franchises, licenses and permits for its planned intracity networks, intercity networks and international networks. Metromedia cannot assure that it will be able to maintain on acceptable terms its existing franchises, licenses or permits or to obtain and maintain the other franchises, licenses or permits needed to implement its strategy.

    METROMEDIA MAY NOT BE ABLE TO OBTAIN AND MAINTAIN THE RIGHTS-OF-WAY AND OTHER PERMITS NECESSARY TO IMPLEMENT ITS BUSINESS STRATEGY

    Metromedia must obtain additional rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install underground conduit for the expansion of its intracity networks, intercity networks and international networks. Metromedia cannot assure you that it will be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms. Some of these agreements may be short-term or revocable at will, and Metromedia cannot assure you that it will continue to have access to existing rights-of-way after they have expired or terminated. If any of these agreements were terminated or could not be renewed and Metromedia was forced to remove its fiber optic cable from under the streets or abandon its networks, the termination could have a material adverse effect on its operations. In addition, landowners have asserted that railroad companies and others to whom they granted easements to their properties are not entitled as a result of these easements to grant rights of way to telecommunications providers. If these disputes are resolved in the landowners' favor, Metromedia could be obligated to make substantial lease payments to these landowners for the lease of these rights of way.

    More specifically, Metromedia's New York/New Jersey network relies upon, and its planned expansions into Long Island and Westchester County will rely upon, right-of-way agreements with Bell Atlantic Corporation and its subsidiary, Empire City Subway Company (Ltd.). The current agreements may be terminated at any time without cause with three months notice. In case of termination, Metromedia may be required to remove its fiber optic cable from the conduits or poles of Bell Atlantic. This termination would have a material adverse effect on its operations.

    RAPID TECHNOLOGICAL CHANGES COULD AFFECT THE CONTINUED USE OF FIBER OPTIC CABLE AND METROMEDIA'S RESULTS OF OPERATIONS

    The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of fiber optic cable. Metromedia cannot predict the effect of technological changes on its business. Metromedia also cannot assure you that technological changes in the communications industry will not have a material adverse effect on its operations.

    METROMEDIA MAY EXPERIENCE RISKS AS A RESULT OF EXPANDING ITS NETWORKS INTO EUROPEAN AND OTHER FOREIGN COUNTRIES, WHICH MAY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS

    Metromedia's strategy includes expanding its services to provide fiber optic cable in Europe, particularly Germany and London, England. The following are risks Metromedia may experience as a result of doing business in Germany, England and other foreign countries in which it may expand its networks:

    - difficulties in staffing and managing its operations in London, England and Germany,

    - longer payment cycles,

    - problems in collecting accounts receivable,

    - fluctuations in currency exchange rates,

    - delays from customs brokers or government agencies encountered as a result of transacting business between Metromedia in the United States and its business associates in Germany, England or other countries in which it may operate, and

    - potentially adverse consequences resulting from operating in multiple countries such as Germany and England which have different laws and regulations, including tax laws and industry related regulations.

    Metromedia cannot assure you that it will be successful in overcoming these risks or any other problems arising because of expansion into Europe.

    METROMEDIA MAY NOT BE ABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH WOULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS

    In the future, Metromedia may acquire, make investments in, or enter into strategic alliances with, companies which have customer bases, switching capabilities, existing networks or other assets in its current markets or in areas into which it intends to expand its networks. Any future acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

    - the difficulty of identifying appropriate acquisition candidates,

    - the difficulty of assimilating the operations of the respective entities,

    - the potential disruption of its ongoing business,

    - the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts,

    - the failure to successfully incorporate licensed or acquired technology and rights into its services,

    - the inability to maintain uniform standards, controls, procedures and policies, and

    - the impairment of relationships with employees and customers as a result of changes in management.

    Metromedia cannot assure you that it would be successful in overcoming these risks or any other problems encountered with such acquisitions, investments, strategic alliances or related efforts.

    IN THE TELECOMMUNICATIONS INDUSTRY, CONTINUED PRICING PRESSURES FROM METROMEDIA'S COMPETITORS AND AN EXCESS OF NETWORK CAPACITY CONTINUE TO CAUSE PRICES FOR ITS SERVICES TO DECLINE

    Metromedia anticipates that prices for its services specifically, and transmission services in general, will continue to decline over the next several years due primarily to the following:

    - price competition as various network providers continue to install networks that might compete with its networks,

    - recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber, and

    - strategic alliances or similar transactions, such as long distance capacity purchasing alliances among regional Bell operating companies, that increase the parties' purchasing power.

    METROMEDIA'S BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL THE LOSS OF WHOM COULD ADVERSELY AFFECT ITS BUSINESS

    Metromedia's business is managed by a small number of key management and operating personnel. Metromedia believes that the success of its business strategy and its ability to operate profitably depend on the continued employment of its senior management team led by Stephen A.

Garofalo, Chairman of the Board of Directors and Chief Executive Officer. Metromedia's business and financial results could be materially affected if Mr. Garofalo or other members of its senior management team became unable or unwilling to continue in their present positions.

    METROMEDIA COMPANY EFFECTIVELY CONTROLS METROMEDIA FIBER NETWORK AND HAS THE POWER TO CAUSE OR PREVENT A CHANGE OF CONTROL

    Mr. Stephen A. Garofalo currently controls approximately 26% of the outstanding shares of class A common stock. Metromedia Company and one of its general partners currently own 100% of the Metromedia class B common stock, which currently represents approximately 66% of Metromedia Fiber Network's total voting power and also is entitled to elect 75% of the members of Metromedia Fiber Network's board of directors. Accordingly, Metromedia Company is able to control the board of directors and all stockholder decisions and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of Metromedia Fiber Network's assets, without the consent of Metromedia Fiber Network's other stockholders. In addition, Metromedia Company has the power to prevent or cause a change in control of Metromedia Fiber Network.

    METROMEDIA IS INVOLVED IN A LEGAL PROCEEDING WHICH COULD ADVERSELY AFFECT ITS FINANCIAL CONDITION

    Metromedia is involved in a legal proceeding in connection with the sale of 1,800,000 shares of its class A common stock.

    If Metromedia is unsuccessful in defending against the allegations made in this proceeding, an award of the magnitude being sought in this legal proceeding could have a material adverse effect on its financial condition and results of operations. Metromedia intends to vigorously defend this action because it believes that it acted appropriately in connection with the matters at issue in this case. However, Metromedia cannot assure you that it will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately it will be successful in defending against these allegations.

    METROMEDIA'S SERVICES ARE LIMITED TO LEASING FIBER OPTIC CAPACITY WHICH MAY LIMIT ITS REVENUES

    Metromedia derives substantially all of its revenue from the leasing of fiber optic capacity to its customers, many of whom transmit voice, data and/or video information or provide switched voice and data services. Metromedia is not currently engaged in the transmission of voice, data or video services and does not provide switched voice and data services, unlike other telecommunications companies. While Metromedia may later decide to provide those services, the limited nature of its current services could limit potential revenues and result in it having lower revenues than competitors which provide a wider array of services.

    FAILURES TO ADDRESS THE YEAR 2000 PROBLEM MAY CAUSE DISRUPTIONS IN THE OPERATION OF METROMEDIA'S NETWORKS AND ITS SERVICES TO CUSTOMERS

    Many computer systems and software products will not function properly in the year 2000 and beyond due to a once-common programming standard that represents years using two digits. This problem is often referred to as the year 2000 problem. It is possible that Metromedia's currently installed computer systems, software products or other information technology systems, including imbedded technology, or those of its suppliers, contractors, or major systems developers working either alone or in conjunction with other softwares or systems, will not properly function in the year 2000 because of the year 2000 problem. If Metromedia or its customers, suppliers, contractors, and major systems developers are unable to address their year 2000 issues in a timely manner, a material adverse effect on its results of operations and financial condition could result. Metromedia is currently working to evaluate and resolve the potential impact of the year 2000 on its processing of date-sensitive information and network systems. Metromedia plans to contact all its significant suppliers, contractors and major systems developers to determine its vulnerability to their year 2000 situations. Metromedia cannot assure you that the year 2000 problem will only have a minimal cost impact or that other companies will convert their systems on a timely basis and that their failure will not have an adverse effect on its systems.

RISK FACTORS APPLICABLE TO ABOVENET

    BECAUSE ABOVENET HAS A LIMITED OPERATING HISTORY, ITS BUSINESS IS DIFFICULT TO EVALUATE

    AboveNet was incorporated in March 1996 and began offering its co-location and Internet connectivity services to content providers through its first facility in July 1996. AboveNet introduced its co-location and Internet connectivity services to Internet service providers in August 1997 and began operating its second Internet service exchange facility in Vienna, Virginia, in July 1998. Accordingly, AboveNet has a limited operating history, and faces all of the risks and uncertainties encountered by early-stage companies. Also, because AboveNet has a limited operating history, its past results may not be meaningful and you should not rely on them as indicators of its future performance. In addition, its prospects must be considered in light of the risks, expenses and difficulties associated with the new and rapidly evolving market for co-location and Internet connectivity services. In sum, because of AboveNet's limited history and the youth and inherent risks of AboveNet's industry, predictions of its future performance are very difficult.

    ABOVENET HAS INCURRED SUBSTANTIAL LOSSES AND ANTICIPATES CONTINUING AND INCREASING LOSSES

    Since its inception, AboveNet has incurred substantial losses. AboveNet expects its losses to significantly increase as it makes further investments. AboveNet experienced net losses of $1.8 million, $5.4 million and $14.4 million in fiscal years 1997 and 1998, and for the nine months ended March 31, 1999. As of March 31, 1999, AboveNet had an accumulated deficit of $21.7 million. AboveNet's losses are expected to increase as it intends to:

    - substantially increase its sales and marketing activities;

    - establish additional Internet service exchange facilities in San Jose, California, New York, New York, and the Washington D.C. area;

    - purchase additional rights to use capacity on fiber optic cable systems;

    - establish joint ventures with foreign entities developing international Internet service exchange facilities; and

    - expand its global network through purchases of long-term capacity and related equipment.

    AboveNet faces significant challenges before it can become profitable. These challenges include its ability to:

    - increase its customer base and maintain existing customer relationships;

    - expand domestically and internationally;

    - provide scalable, reliable and cost-effective services;

    - develop its infrastructure to accommodate expanded and new facilities, additional customers and the increase of its network capacity;

    - expand its channels of distribution;

    - effectively establish its brand name;

    - retain and motivate qualified personnel; and

    - continue to respond to competitive developments.

    Although AboveNet has experienced significant growth in revenues in recent periods, AboveNet does not believe that this growth rate is necessarily a good indication of future operating results. AboveNet might not ever achieve or sustain profitability. Please see "AboveNet Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information concerning AboveNet's losses and other operating results.

    ABOVENET'S BUSINESS WILL SUFFER IF IT DOES NOT EXPAND AND MAINTAIN ITS CUSTOMER BASE

    AboveNet's success depends on the continued growth of its customer base and the retention of its customers. AboveNet's ability to attract new customers depends on a variety of factors, including:

    - the willingness of businesses to outsource their Internet operations;

    - the reliability and cost-effectiveness of its services; and

    - the ability to effectively market its services.

    To attract new customers AboveNet intends to significantly increase its sales and marketing expenditures. However, its efforts might not result in more sales due to the following factors:

    - AboveNet may be unsuccessful in implementing its marketing strategies;

    - AboveNet may be unsuccessful in hiring a sufficient number of qualified sales and marketing personnel; and

    - any implemented strategies might not result in increased sales.

    AboveNet's marketing efforts include developing relationships with hardware providers, system integrators, value added resellers and Web hosting companies. Failure to develop these relationships may limit AboveNet's ability to increase revenues.

    In the past, AboveNet has lost customers to other service providers for various reasons, including lower prices and other incentives offered by competitors that AboveNet does not match. AboveNet's customers might terminate or decide not to renew their commitments to use its services. A majority of AboveNet's customer contracts are cancelable on 30 days notice.

    ABOVENET EXPECTS ITS OPERATING RESULTS TO FLUCTUATE

    AboveNet has experienced significant fluctuations in its operating results from quarter to quarter. As a result of these fluctuations, period to period comparison of AboveNet's operating results is not necessarily meaningful and should not be relied upon as an indicator of future performance. AboveNet expects its future operating results to fluctuate. Factors that are likely to cause these fluctuations include:

    - demand for and market acceptance of its services;

    - capacity utilization of its Internet service exchange facilities;

    - fluctuations in data communications and telecommunications costs;

    - customer retention;

    - the timing and magnitude of capital expenditures;

    - costs relating to the expansion of operations;

    - expansion of existing facilities and completion of new facilities;

    - fluctuations in bandwidth used by customers;

    - introductions of new services or enhancements by AboveNet and its competitors;

    - the timing of customer installations and related payments;

    - the ability to maintain or increase peering relationships;

    - provisions for customer discounts and credits;

    - changes in AboveNet's pricing policies and those of its competitors;

    - changes in regulatory laws and policies;

    - economic conditions, particularly those related to the Internet industry;

    - difficulties in collecting accounts receivable, particularly because many of AboveNet's customers are in an emerging stage;

    - compensation costs related to certain option grants and warrants; and

    - decreased revenues due to potential seasonal effects on sales.

    In addition, a relatively large portion of AboveNet's expenses are fixed in the short-term, particularly with respect to data communications and telecommunications costs, depreciation, real estate and personnel. AboveNet's future operating results will be particularly sensitive to fluctuations in revenues because of these and other short-term fixed costs.

    AboveNet's operating results in the future may fall below the expectations of securities analysts and investors. In this event, the trading price of AboveNet's common stock will likely decrease significantly. Please see "AboveNet Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed analysis of AboveNet's period to period results.

    ABOVENET DEPENDS ON THIRD PARTY SUPPLIERS

    AboveNet depends on third parties to maintain and provide it key components for its network infrastructure. AboveNet's financial condition may suffer if the third parties AboveNet depends on to provide its network infrastructure either increase the cost to AboveNet or fail to maintain the operational integrity of their networks. AboveNet, and its customers, depend upon data communications and telecommunications providers, such as MCI WorldCom, Sprint, Pacific Bell, Teleport Communications Group, a subsidiary of AT&T, and WinStar Communications, Inc. to provide the data communications and telecommunications capacity AboveNet requires. As a result, the service AboveNet provides its customers may be interrupted if its data communications and telecommunications providers' systems fail or if they stop providing the data communications and telecommunications capacity that AboveNet needs. If the systems of AboveNet's providers fail, its reputation could be harmed or its customers could leave. AboveNet recently settled a dispute with WinStar Communications, one of AboveNet's major suppliers of telecommunications capacity, over currently invoiced amounts and credits available to apply against amounts in the future. As a result of the settlement AboveNet amended its agreement with WinStar and, among other things, extended the term under which WinStar will provide AboveNet with telecommunications capacity. In addition, MCI WorldCom is a current competitor of AboveNet. Other data communications providers are potential competitors of AboveNet.

    Furthermore, some equipment AboveNet depends on is available only from limited sources because of the quantities and quality AboveNet demands. Currently, AboveNet orders all of its routers from Cisco Systems, Inc. AboveNet believes that it could find alternative sources to supply routers in the event routers from Cisco Systems were unavailable. However, AboveNet would need to train its personnel in the use of these alternative routers. This training could cause delay or interruption of its services.

    AboveNet has purchased fiber optic cable capacity between the U.S. and the United Kingdom from affiliates of Global Crossing Ltd. In August 1999, AboveNet entered into an agreement with Global Crossing to purchase additional fiber optic cable capacity between the U.S. and London. Accordingly, AboveNet will be dependent on Global Crossing for fiber optic cable connectivity to and within Europe. Global Crossing has entered into an agreement to acquire Frontier Corporation, a competitor of AboveNet.

    ABOVENET MAY FACE PROBLEMS IN CONNECTION WITH ITS EXPANSION PLANS

    AboveNet is currently expanding its West Coast campus by developing an additional Internet service exchange facility in San Jose, California. In addition, AboveNet is planning to expand its East Coast campus by developing additional Internet service exchange facilities in New York, New York and in the Washington D.C. area. The successful expansion of these campuses will involve significant planning and resources. AboveNet may face problems in connection with its expansion plans and, as a result, these expansion plans may be delayed or never completed. Please see "Business of AboveNet-- Facilities" for a more detailed description of AboveNet's planned Internet service exchange facilities.

    AboveNet's expansion plans will face many obstacles. In order to carry out its expansion plans, AboveNet must:

    - obtain the necessary permits and approvals;

    - enter into leases for proposed facilities;

    - pass the required inspections; and

    - hire the necessary contractors, builders, electricians, architects and designers.

    AboveNet's expansion plans are subject to risks, such as:

    - construction delay;

    - cost estimation errors or overruns;

    - equipment and material delays or shortages;

    - inability to obtain necessary permits on a timely basis;

    - strain on management and diversion of its attention from day-to-day operations;

    - failure to timely hire the necessary employees, including management and sales personnel; and

    - failure to predict customer demand for new facilities.

    In addition, AboveNet's costs will increase as it expands. These increased costs include:

    - expenses associated with hiring, training and managing new employees;

    - purchasing new equipment;

    - implementing power and redundancy systems;

    - implementing multiple data communications and telecommunications connections; and

    - leasing additional real estate and depreciation.

    For a discussion of the risks associated with AboveNet's needs for additional funding, please see the Risk Factor entitled "Additional funding may not be available if AboveNet needs it."

    ABOVENET HAS A LONG SALES CYCLE

    A customer's decision to purchase AboveNet's services involves a significant commitment of resources. As a result, AboveNet has a long sales cycle. AboveNet also needs to educate customers regarding the benefits of co-location and Internet connectivity services. AboveNet generally incurs significant expenses in sales and marketing prior to getting customer commitments for its services. As a result, AboveNet's inability to get customer commitments or delays due to the lengthy sales cycles could significantly harm its operating results.

    ABOVENET DEPENDS ON THIRD PARTIES TO ESTABLISH AND OPERATE INTERNATIONAL INTERNET SERVICE EXCHANGES

    As part of its strategy, AboveNet plans to continue to make investments in joint ventures and foreign companies that are expected to develop regional Internet service exchange facilities in Europe and Asia and to license its trademarks and technology to these entities. AboveNet does not expect to control or manage any of these foreign entities. As a result, AboveNet will be required to depend on the management of these foreign entities to successfully establish and operate these regional Internet service exchange facilities.

    The ability of these foreign entities to successfully establish and operate Internet service exchange facilities is subject to a number of risks over which AboveNet will have little or no control. These risks include:

    - the inability to set up a data communications and telecommunications infrastructure in a cost-effective manner;

    - the inability to compete effectively in international markets; and

    - a potentially more rigorous set of laws within each foreign country.

    These foreign entities are expected to operate under the AboveNet name. If these foreign entities are not successful, they could significantly damage AboveNet's reputation and brand equity. Also, AboveNet has granted exclusive licenses in Austria, Germany and the United Kingdom and expects to do the same in other countries. Under the terms of the license agreements, the foreign companies have at least one year in which to meet their performance targets before they risk losing exclusivity in their territories. Because of these restrictions, if the foreign companies are not successful, AboveNet will not be able to enter those markets on its own or with other third parties for a significant period of time. For a description of AboveNet's international Internet service exchange facilities, please see "Business of AboveNet--International Internet Service Exchanges."

    While AboveNet's international sales are typically denominated in U.S. dollars, fluctuations in currency exchange rates could cause its services to become relatively more expensive to customers in a particular country, potentially leading to a reduction in sales to local customers.

    ABOVENET FACES INTENSE COMPETITION FROM OTHER COMPANIES

    AboveNet's business is intensely competitive. AboveNet expects to face additional competition from existing competitors and new market entrants in the future as there are few substantial barriers to entering the co-location service business. AboveNet must distinguish itself through the quality of its network performance, service offerings and brand name recognition. AboveNet may be unsuccessful in doing this. In addition, AboveNet's business model of establishing centralized Internet service exchange facilities may not be widely adopted over the model established by other outsource providers who have developed and are continuing to develop numerous geographically dispersed facilities. AboveNet cannot be certain that it will have the resources or expertise to compete successfully in the future.

    Some of AboveNet's competitors have certain advantages over it. These advantages include:

    - substantially greater financial, technical and marketing resources;

    - larger customer bases;

    - longer operating histories;

    - greater name recognition; and

    - more established relationships in the industry.

    AboveNet's competitors may be able to utilize these advantages to:

    - expand their offerings more quickly;

    - adapt to new or emerging technologies and changes in customer requirements more quickly;

    - take advantage of acquisitions and other opportunities more readily;

    - devote greater resources to the marketing and sale of their services; and

    - adopt more aggressive pricing and incentive policies.

    In addition, some of AboveNet's competitors have offered co-location services at prices lower than AboveNet's. Furthermore, some competitors offer incentives AboveNet does not match. These incentives include free start-up and domain name registration, periods of free service and low-priced Internet access. This and future price competition may have a material adverse effect on AboveNet's business and operating results.

    In addition, some competitors have entered into joint ventures, consortiums or consolidations to provide services competitive with AboveNet's services. As a result, these competitors may be able to provide customers with additional benefits, including reduced communications costs, which could reduce the overall costs of their services relative to AboveNet's services. AboveNet might not be able to offset the effects of those price reductions. AboveNet also believes that companies seeking co-location and Internet connectivity for their business critical Internet operations may use more than one company to provide this service. As a result, these customers would be able to shift the amount of service and bandwidth usage from one provider to another more easily. AboveNet may also face competition from its suppliers.

    ABOVENET MAY NOT BE ABLE TO MANAGE ITS GROWTH EFFECTIVELY

    AboveNet's operating results and financial condition could suffer if it does not effectively manage any growth that may occur. AboveNet has recently experienced a period of rapid growth with respect to the expansion of its Internet service exchange facilities and its customer base. To manage its growth effectively, AboveNet must continue to:

    - expand its operating and financial procedures and controls;

    - replace or upgrade its operational, financial and management information systems;

    - attract, train, motivate, manage and retain key employees; and

    - increase substantially the size of its sales and marketing organization.

    ABOVENET MAY NOT BE ABLE TO HIRE OR RETAIN THE KEY EMPLOYEES IT NEEDS

    The market for highly qualified personnel is very competitive. Particularly, AboveNet is dependent on its ability to increase significantly the size of its sales and marketing organization. If AboveNet is unable to hire the key personnel it needs, AboveNet may provide poor service and have difficulty signing up new customers.

    In addition, AboveNet depends on the ability of a new management team to effectively execute its strategies. AboveNet recently hired many of its key employees. Because many members of its management team have worked together only for a short period of time, AboveNet needs to integrate these officers into its operations.

    AboveNet may lose some of its key personnel and any loss may have an adverse effect on its business. It is important that AboveNet retain members of its senior management team, including its chief executive officer, Sherman Tuan, and its chief technical officer, David Rand. AboveNet maintains a key man insurance policy in the amount of approximately $1.1 million on the life of Mr. Tuan, but no policy on any other executive officers.

    ABOVENET MUST MAINTAIN AND INCREASE PEERING RELATIONSHIPS

    The Internet is comprised of network providers who operate their own networks and interconnect their networks at various public and private points. These interconnections are called peering arrangements. AboveNet's establishment and maintenance of peering relationships is necessary in order to effectively exchange traffic with Internet service providers without having to pay the higher costs of transit services and in order to maintain high network performance levels. These arrangements are not subject to regulation and are subject to changes in terms, conditions or costs. AboveNet may not be able to provide its customers with affordable services if it is unable to maintain and increase peering relationships with Internet service providers.

    In addition, any increase in the costs associated with access to the Internet that AboveNet is unable to pass to its customers may affect its financial condition and operating results. AboveNet may have to pay increasing amounts to maintain its relationships with Internet service providers to the point where it becomes necessary to find alternatives. These Internet service providers may increase their prices. In turn, AboveNet may be required to identify alternative methods to distribute its customers' content. These alternatives may not exist.

    ABOVENET'S SYSTEMS OR OTHER SYSTEMS ON WHICH IT DEPENDS MAY FAIL

    AboveNet's customers depend on its ability to provide continuous service. As a result, if AboveNet's service is interrupted, its reputation will be harmed and its customers may leave. AboveNet's systems and its customers' systems risk damage from numerous forces, including:

    - human error;

    - fire;

    - earthquakes;

    - floods;

    - power loss;

    - telecommunications failures; or

    - sabotage or vandalism.

    In addition, AboveNet's operations may be disrupted due to unannounced or unexpected changes in transmission protocols or other technology.

    AboveNet may be subject to legal claims and be liable for losses suffered by its customers for disruption of service or damage to customer equipment. AboveNet's contracts with its customers attempt to eliminate its liability for consequential or punitive damages and for damage to customer equipment not caused by its gross negligence or willful acts. However, those provisions may not protect AboveNet from being held liable for those damages.

    THE MARKET FOR CO-LOCATION AND INTERNET CONNECTIVITY SERVICES IS NEW AND MAY NOT GROW

    The market for co-location and Internet connectivity services is new and evolving. As a result, AboveNet's financial condition will be harmed if the market fails to develop, or develops more slowly than AboveNet expects. The growth of the market depends on several uncertain events or occurrences. These events or occurrences include:

    - the growth of the Internet as a global communication and commerce medium;

    - the willingness of businesses to co-locate their Internet operations; and

    - AboveNet's ability to successfully and cost-effectively market its services to a sufficiently large number of customers.

    AboveNet's business may also suffer if its services do not achieve widespread acceptance in this new market.

    ABOVENET MUST BE ABLE TO EXPAND AND ADAPT ITS NETWORK INFRASTRUCTURE

    AboveNet must continue to expand and adapt its network as the number of its users grow, as its users place increasing demands on it, and as requirements change. If AboveNet is unable to expand and adapt its network infrastructure, AboveNet may lose customers. AboveNet has had limited deployment of its services. Accordingly, it is difficult to determine if its network will be able to handle, connect and manage large numbers of users at high transmission speeds. AboveNet may not be able to provide its customers with the increasing levels of data transmission capacity that they may require for a number of reasons, such as AboveNet's possible inability to raise the funds needed to develop the network infrastructure to maintain adequate data transmission speeds and the lack of additional network capacity from third-party suppliers. In addition, any future attempts AboveNet makes to bolster its network may be delayed or cause further complications. AboveNet may encounter equipment or software incompatibility, among other things, if AboveNet upgrades its network to increase its capacity. This may cause delays in AboveNet's attempts to expand or improve its services. For more detailed information regarding AboveNet's network, please see "BUSINESS OF ABOVENET-- Network Architecture."

    On June 21, 1999, AboveNet acquired assets and assumed obligations from Compaq Computer Corporation related to Compaq's Palo Alto Internet Exchange
(PAIX) for $70 million in cash and an obligation to provide various services. The PAIX business will be operated by a wholly owned subsidiary of AboveNet, with its own management and board of directors. Even so, AboveNet will be required to integrate the operation of PAIX into AboveNet's overall business, which will require the dedication of management resources which may temporarily divert management's attention away from AboveNet's day-to-day business. AboveNet cannot assure you that the integration will be accomplished smoothly or successfully. AboveNet's inability to integrate successfully the operations of the PAIX business into AboveNet's overall business could cause AboveNet's business, financial condition and results of operations to be harmed. AboveNet's ability to achieve the anticipated benefits of the acquisition of the PAIX depends in part upon the viability of the PAIX as an independent company, and AboveNet cannot assure you that the PAIX subsidiary will benefit AboveNet.

    ABOVENET MAY FACE RISKS AND COSTS ASSOCIATED WITH POTENTIAL FUTURE ACQUISITIONS

    The costs and risks AboveNet may face if AboveNet consummates acquisitions of key technologies or companies in the future may have an adverse impact on AboveNet. An acquisition may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt or amortization expenses related to goodwill and other intangible assets. Any acquisitions AboveNet may engage in may involve numerous risks. These risks include:

    - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

    - the diversion of management's attention from other business concerns;

    - risks related to entering markets in which AboveNet has no or limited direct prior experience; and

    - potential loss of key employees of the acquired company.

    AboveNet's financial condition and operating results may be adversely affected if any acquisitions occur.

    ABOVENET DEPENDS ON THE GROWTH AND PERFORMANCE OF THE INTERNET

    AboveNet's success will depend in large part on growth in the use of the Internet. The growth of the Internet is highly uncertain and depends on a variety of factors. These factors include security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability. In addition, broad adoption of the Internet for most business applications will require the acceptance of a new medium of conducting business and exchanging information.

    The recent growth in the use of the Internet has placed strain on the Internet. This increased use has required the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived weakening in the performance of the Internet could undermine the benefits of AboveNet's services. The benefits of AboveNet's services are ultimately dependent upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of AboveNet's market is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

    ABOVENET MAY NOT BE ABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES OR EMERGING INDUSTRY STANDARDS

    AboveNet's services will become relatively less useful to its customers if AboveNet is unable to respond to technological advances. AboveNet's future success depends, in part, on its ability to address the increasingly sophisticated and varied needs of its current and prospective customers. Keeping pace with technological advances in its industry may require substantial expenditures and lead time.

    In addition, future advances in technology may harm AboveNet's business. AboveNet may not be able to incorporate technological advances on a cost-effective or timely basis into its business. Future technological advances may also make its services unnecessary or less cost-effective for its customers. Also technological advances may encourage businesses to rely on in-house personnel and equipment to furnish the services AboveNet currently provides.

    AboveNet currently intends to support emerging standards if they become established. However, its failure to conform to prevailing standards or the failure of a common standard to emerge could hurt its business.

    ABOVENET FACES RISKS ASSOCIATED WITH THE SECURITY OF ITS SYSTEMS

    Despite its design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional action and other disruptions could occur. In addition, AboveNet may incur significant costs to prevent breaches in security or to alleviate problems caused by such breaches. Any breaches that may occur could result in liability to AboveNet, loss of existing customers and the deterrence of future customers. AboveNet has been sued by a customer alleging that AboveNet negligently allowed the customer's consultant access to the customer's servers co-located at its San Jose facility. Although this lawsuit was settled by the parties, similar incidents may occur in the future subjecting AboveNet to liability and lawsuits.

    ABOVENET OPERATES IN AN UNCERTAIN LEGAL LANDSCAPE

    The adoption and interpretation of any future or currently existing regulations might have a negative impact on AboveNet's business. The Internet and AboveNet's market are relatively new. Many of the laws and regulations that govern AboveNet have yet to be interpreted or enforced. It is likely that in the future many new laws will take effect that will regulate the Internet and AboveNet's industry. The applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. Current and future laws and regulations may:

    - decrease the growth of the Internet;

    - decrease demand for AboveNet's services; and

    - impose taxes or other costly technical requirements or otherwise increase the cost of doing business.

    AboveNet operates over the Internet in multiple states and foreign countries. In addition, AboveNet facilitates sales by its customers to end users located in many states and foreign jurisdictions. As a result, AboveNet is potentially subject to the laws and regulations of jurisdictions in which AboveNet is not qualified to do business. These jurisdictions may claim that AboveNet is required to qualify to do business as a foreign corporation in each such state or foreign country, potentially subjecting AboveNet to additional taxes and lawsuits in these jurisdictions.

    ABOVENET MAY FACE LIABILITY AND OTHER RISKS AS A RESULT OF INFORMATION DISSEMINATED THROUGH ITS NETWORK

    The liability AboveNet may face as a result of information disseminated through its network could have a negative impact on its financial condition. The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement or under other legal theories. Content distributed by some of AboveNet's current or future customers may be regulated or banned. AboveNet may lose some of its customers if their content is regulated. AboveNet has received letters from recipients of information transmitted by its customers objecting to the nature and content of the information. Several private lawsuits seeking to impose liability on online services companies and Internet access providers are currently pending. In addition, legislation has been recently passed and continues to be proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information.

    AboveNet may need to implement measures to reduce its exposure to this potential liability. These measures may require the expenditure of substantial resources. AboveNet also may need to discontinue certain service offerings. The increased attention focused upon liability issues as a result of these lawsuits, new laws and legislative proposals could impact the growth of Internet use. AboveNet carries general liability insurance, but it may not be adequate to compensate or may not cover AboveNet in the event it becomes liable for information carried on or disseminated through its networks.

    In addition, some of AboveNet's customers have sent unsolicited commercial e-mails from servers co-located at its facilities to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. Internet service providers and other online services companies might deny network access to AboveNet if undesired content or spamming were to be transmitted from servers co-located at its facilities. In addition, legislation that prohibits "spamming" has recently been passed, and continues to be proposed. The loss of these services could adversely affect AboveNet's business and operating results.

    THE PROTECTION OF ABOVENET'S PROPRIETARY INFORMATION IS LIMITED

    AboveNet has no patented technology. AboveNet relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its technology. The steps AboveNet has taken to protect its intellectual property may be insufficient. AboveNet's technology may be misappropriated or a third party may independently develop similar technologies. The laws of certain foreign countries may not protect its intellectual property rights to the same extent as do the laws of the U.S.

    ABOVENET MAY BE ACCUSED OF INFRINGING THE PROPRIETARY RIGHTS OF OTHERS

    AboveNet's business may be adversely affected by a claim that it is infringing the proprietary rights of others. AboveNet has not been notified that it infringes the proprietary rights of third parties. However, AboveNet might face claims of infringement in the future. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service delays or require AboveNet to enter into royalty or licensing agreements. Any royalty or licensing agreements required might not be available at all or on terms acceptable to AboveNet.

    ADDITIONAL FUNDING MAY NOT BE AVAILABLE IF ABOVENET NEEDS IT

    AboveNet's business may suffer if it requires additional funding and is not able to obtain it. AboveNet expects to incur significant expenditures as part of its expansion plans, including expenditures for the expansion of its facilities, additional fiber optic capacity, and investments in joint ventures and foreign companies to develop international Internet service exchange facilities. If AboveNet needs additional funds, these funds, may not be available or may only be available on terms that are not favorable to AboveNet. If additional funds are raised through the issuance of equity securities, the percentage ownership of its AboveNet's stockholders could be significantly diluted. Any new equity securities may have rights, preferences or privileges senior to those of its current stockholders.

    ABOVENET FACES RISKS ASSOCIATED WITH THE YEAR 2000 COMPUTER PROBLEM

    Although AboveNet has taken precautions, it may still encounter problems attributable to the Year 2000 issue. Many currently installed computer systems and software products are coded to accept only two digit dates. These systems will need to distinguish 21st century dates from 20th century dates. Any inability to do so could result in system failures or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

    AboveNet is in the process of establishing procedures for evaluating and managing the risks and costs associated with this problem. AboveNet believes its computer systems on a stand-alone basis are currently Year 2000 compliant. However, AboveNet cannot assure you that its computer systems are Year 2000 compliant.

    AboveNet may face losses due to the failure of its customers or suppliers to ensure that their systems are Year 2000 compliant. Many of AboveNet's customers' and suppliers' Internet operations may be impacted by Year 2000 complications. This impact may result in decreased Internet usage or the delay or inability to obtain necessary data communications and telecommunications capacity. These delays may have a direct effect on AboveNet's operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Any statements in this document about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on our results of operation are:

    - general economic and business conditions; the existence or absence of adverse publicity; changes in, or failure to comply with, government regulations; changes in marketing and technology; changes in political, social and economic conditions;

    - competition in the telecommunications industry; industry capacity; general risks of the telecommunications industries;

    - success of acquisitions and operating initiatives; changes in business strategy or development plans; management of growth;

    - availability, terms and deployment of capital;

    - construction schedules; costs and other effects of legal and administrative proceedings; and

    - dependence on senior management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs.

    These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                         THE METROMEDIA SPECIAL MEETING

DATE, TIME AND PLACE OF THE METROMEDIA SPECIAL MEETING

    Metromedia is sending this document to Metromedia's stockholders as part of the solicitation of proxies by the Metromedia board of directors for use at the Metromedia special meeting to be held on September 8, 1999, at 9:00 a.m., local time, at 1285 Avenue of the Americas, New York, New York 10019. Metromedia is first mailing this document, the attached notice of special meeting of stockholders and the enclosed voting form to Metromedia's stockholders on or about August 6, 1999.

PURPOSES OF THE METROMEDIA SPECIAL MEETING; THE MERGER

    At the Metromedia special meeting, Metromedia stockholders will consider and vote upon a proposal to approve the issuance of shares of Metromedia class A common stock pursuant to the Agreement and Plan of Merger, dated as of June 22, 1999, by and among Metromedia, Magellan Acquisition, Inc. and AboveNet. This agreement provides for the merger of Magellan into AboveNet, with AboveNet continuing as the surviving corporation. Upon completion of the merger, AboveNet will become a wholly owned subsidiary of Metromedia. Metromedia is seeking the approval by its stockholders of the merger agreement because the rules of The Nasdaq Stock Market's National Market require stockholder approval of any transaction involving the issuance of 20% or more of a listed company's stock.

    Metromedia knows of no matter to be brought before the Metromedia's special meeting other than the issuance of shares of class A common stock. If any other business should properly come before the special meeting, the persons named in the voting form will vote in their discretion.

    THE METROMEDIA BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE OF SHARES OF METROMEDIA CLASS A COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF SHARES OF METROMEDIA CLASS A COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

RECORD DATE

    The Metromedia board has fixed the close of business on July 14, 1999 as the record date for the Metromedia special meeting. Only holders of Metromedia class A common stock and class B common stock on the record date will be entitled to vote at the Metromedia special meeting and any adjournments or postponements thereof. At the record date, 156,289,713 shares of Metromedia class A common stock and 33,769,272 shares of Metromedia class B common stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of these shares of Metromedia common stock is necessary to constitute a quorum at the Metromedia special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the Metromedia special meeting for purposes of determining a quorum.

REQUIRED VOTES

    All properly executed proxies delivered and not properly revoked will be voted at the Metromedia special meeting as specified in such proxies. If Metromedia stockholders do not specify a choice, their shares represented by a signed voting form will be voted for the approval of the issuance of shares of class A common stock. Holders of Metromedia class A common stock and Metromedia class B common stock will vote as a single class at the Metromedia special meeting. Holders of Metromedia class A common stock are entitled to one vote per share and holders of Metromedia class B common stock are entitled to 10 votes per share on all proposals that will be considered at the Metromedia special meeting, including the issuance of the shares of Metromedia class A common stock pursuant to the merger agreement.

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
    A majority of the voting power of those holders of class A common stock and class B common stock present in person or by proxy at the Metromedia special meeting are needed to approve the issuance of the shares of Metromedia class A common stock that will be issued in the merger. Metromedia's directors, executive officers and their affiliates control in the aggregate in excess of 50% of the voting power of Metromedia's common stock. All of the holders of Metromedia's class B common stock, who control approximately 66% of Metromedia's voting power, have agreed to vote in favor of the issuance of the shares of Metromedia class A common stock in the merger. The proposal will therefore be approved by holders of Metromedia common stock at the Metromedia special meeting without requiring the vote of any additional Metromedia stockholders.

    Abstentions and broker non-votes will have the effect of a vote against the issuance of shares of Metromedia class A common stock in the merger.

PROXIES; VOTING AND REVOCATION

    Proxies may propose and vote for one or more adjournments or postponements of the Metromedia special meeting to permit further solicitation of proxies in favor of such proposals. However, no proxy that is voted against the issuance of shares of class A common stock pursuant to the merger agreement in this document will be voted in favor of any adjournment or postponement. Votes will be tabulated at the Metromedia special meeting by inspectors of election appointed by Metromedia.

    Metromedia stockholders may revoke their proxies at any time prior to their being voted by filing an instrument of revocation with the secretary of Metromedia c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, NJ 07073. Metromedia stockholders may also revoke their proxies by filing a duly executed proxy bearing a later date or by appearing at the Metromedia special meeting in person, notifying the secretary and voting by ballot at the Metromedia special meeting. If Metromedia stockholders attend the meeting, they may vote in person whether or not they have previously given a proxy, but the presence of any Metromedia stockholder, without notifying the secretary of Metromedia, at the meeting will not revoke a previously given proxy. In addition, if Metromedia stockholders beneficially hold shares of Metromedia common stock that are not registered in their own name, they will need additional documentation from the record holder of such shares to attend and vote personally at the Metromedia special meeting.

EXPENSES

    Metromedia will share equally with AboveNet the expense of printing and mailing this document and the material used in this solicitation of proxies. Metromedia will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals.

NO DISSENTERS' APPRAISAL RIGHTS

    Under Delaware law, Metromedia stockholders will not have appraisal or dissenters' rights in connection with the merger if the issuance of shares of Metromedia class A common stock pursuant to the merger agreement is approved or with respect to any other matter to be voted on at the Metromedia special meeting.

    THE MATTERS TO BE CONSIDERED AT THE METROMEDIA SPECIAL MEETING ARE OF GREAT IMPORTANCE TO METROMEDIA STOCKHOLDERS. THE METROMEDIA BOARD URGES ALL METROMEDIA STOCKHOLDERS TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED VOTING FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                          THE ABOVENET SPECIAL MEETING

DATE, TIME AND PLACE OF THE ABOVENET SPECIAL MEETING

    AboveNet is sending this document to AboveNet stockholders as part of the solicitation of proxies by the AboveNet board of directors for use at the AboveNet special meeting to be held on September 8, 1999, at 9:00 a.m., local time, at 1285 Avenue of the Americas, New York, New York, 10019. AboveNet is first mailing this document, the attached notice of annual meeting of stockholders and the enclosed voting form to AboveNet stockholders on or about August 6, 1999.

PURPOSES OF THE ABOVENET SPECIAL MEETING; THE MERGER

    At the special meeting, AboveNet stockholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 22, 1999, by and among Metromedia, Magellan Acquisition, Inc. and AboveNet. This agreement provides for the merger of Magellan into AboveNet, with AboveNet continuing as the surviving corporation. Upon completion of the merger, AboveNet will become a wholly owned subsidiary of Metromedia.

    AboveNet knows of no matter to be brought before the AboveNet special meeting other than the merger agreement. If any other business should properly come before the special meeting, the persons named in the voting form will vote in their discretion.

    THE ABOVENET BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE

    The AboveNet board has fixed the close of business on July 14, 1999 as the record date for the AboveNet special meeting. Only holders of AboveNet common stock on the record date will be entitled to vote at the AboveNet special meeting and any adjournments or postponements thereof. At the record date, 34,587,496 shares of AboveNet common stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of these shares of AboveNet common stock is necessary to constitute a quorum at the AboveNet special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the AboveNet special meeting for purposes of determining a quorum.

REQUIRED VOTES

    All properly executed proxies delivered and not properly revoked will be voted at the AboveNet annual meeting as specified in such proxies. If AboveNet stockholders do not specify a choice, their shares represented by a signed voting form will be voted for the approval of the merger agreement.

    The affirmative vote of the holders of record of a majority of the shares of AboveNet common stock outstanding on the record date is required to approve the merger agreement. AboveNet's directors, executive officers and their affiliates beneficially own in the aggregate approximately 22.0% of AboveNet outstanding common stock. Holders of approximately 15.5% of AboveNet's common stock have already agreed to vote for the merger agreement. This means that holders of only approximately 34.6% more of AboveNet's shares must vote for the merger agreement to ensure its approval.

    Non-voting shares, including broker non-votes, and abstentions will have the effect of a vote against the merger agreement.

PROXIES; VOTING AND REVOCATION

    Each share of AboveNet common stock is entitled to one vote with respect to the merger agreement. The proxies may propose and vote for one or more adjournments or postponements of the

AboveNet special meeting to permit further solicitation of proxies in favor of such proposals. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement. Votes will be tabulated at the special meeting by inspectors of election appointed by AboveNet.

    AboveNet stockholders may revoke their proxies at any time prior to their being voted by filing an instrument of revocation with the secretary of AboveNet, c/o AboveNet Communications Inc., 50 W. San Fernando Street, #1010, San Jose, California 95113. AboveNet stockholders may also revoke their proxies by filing a duly executed proxy bearing a later date or by appearing at the AboveNet special meeting in person, notifying the secretary and voting by ballot at the special meeting. If AboveNet stockholders attend the meeting, they may vote in person whether or not they have previously given a proxy, but the presence of any AboveNet stockholder, without notifying the secretary of AboveNet, at the meeting will not revoke a previously given proxy. In addition, if AboveNet stockholders beneficially hold shares of AboveNet common stock that are not registered in their own name, they will need additional documentation from the record holder of such shares to attend and vote personally at the AboveNet meeting.

SOLICITATION OF PROXIES

    AboveNet will share equally with Metromedia the expense of printing and mailing this document and the material used in this solicitation of proxies. Proxies will be solicited through the mail and directly by officers, directors and regular employees of AboveNet not specifically employed for such purpose, without additional compensation. AboveNet will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. AboveNet has engaged D.F. King & Co., Inc. to represent it in connection with the solicitations of proxies at a cost of approximately $10,000 plus expenses.

NO DISSENTERS' APPRAISAL RIGHTS

    Under Delaware law, AboveNet stockholders will not have appraisal or dissenters' rights in connection with the merger if the merger agreement is approved or with respect to any other matter to be voted on at the special meeting.

    THE MATTERS TO BE CONSIDERED AT THE ABOVENET SPECIAL MEETING ARE OF GREAT IMPORTANCE TO ABOVENET STOCKHOLDERS. THE ABOVENET BOARD URGES ALL ABOVENET STOCKHOLDERS TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED VOTING FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

BACKGROUND OF THE MERGER

    In 1998, AboveNet entered into an agreement with Metromedia to lease access to Metromedia's fiber optic network between Virginia and New York City and within New York City. In late March 1999, senior officers of Metromedia contacted senior officers of AboveNet to set up a meeting to discuss how the business relationship between the two companies might be expanded.

    As a result of these contacts, during late March and April 1999 senior executives of AboveNet and senior executives of Metromedia held several meetings to discuss their respective business strategies and various ways in which the two companies could work together to their mutual benefit. At these meetings, senior executives of AboveNet and Metromedia did not discuss a possible business combination transaction and in mid-April, representatives of AboveNet indicated that further discussions between the companies would have to be postponed because AboveNet management would be occupied by a planned common stock offering and the negotiation of several international joint ventures.

    Senior executives of AboveNet and Metromedia met again during early May 1999, and during these meetings representatives of Metromedia raised the possibility of a business combination transaction. The parties held lengthy discussions concerning the business benefits of such a transaction, but did not address the price, structure or other terms of a possible business combination.

    On May 15, 1999, senior executives of Metromedia met with senior executives of AboveNet and a representative of CIBC. At that meeting, Metromedia proposed a stock-for-stock merger between the two companies. Metromedia also indicated its desire that Mr. Tuan and Mr. Rand join Metromedia's board of directors upon completion of a merger. The AboveNet executives asked questions about Metromedia's proposal, but the parties did not negotiate the terms of a merger at this meeting.

    On May 20, 1999, the AboveNet board met and discussed Metromedia's proposal and the advantages and disadvantages of the proposed combination, including those discussed below under
"--Recommendation of the AboveNet Board; AboveNet's Reasons for the Merger." Representatives of CIBC and Volpe made presentations to the AboveNet board concerning Metromedia's business, business strategy, financial condition, results of operations and prospects. Because of the rapid changes occurring in the Internet business, AboveNet engaged CIBC in February 1999 and Volpe in March 1999 to assist AboveNet in exploring a range of strategic business alternatives, including acquisitions, joint ventures or other alliances, sale of an equity stake in AboveNet to a strategic investor or a business combination. In this capacity, CIBC had made inquiries of, and in some cases held preliminary discussions with, at least nine other companies considered logical business partners for AboveNet. These companies included some of Metromedia's major competitors who also are developing large fiber optic communications networks. CIBC reported to the AboveNet board at the May 20, 1999 meeting that these companies either were not interested in pursuing a combination transaction with AboveNet or, because of other strategic initiatives, were not prepared to do so in the same time frame as Metromedia. The AboveNet board authorized management to proceed with exploratory talks with Metromedia.

    Between May 20 and June 3, 1999, the parties, including CIBC on behalf of AboveNet, held a series of discussions concerning a mutually acceptable exchange ratio. On June 3, 1999, after further negotiations between the senior executives of both companies, those senior executives agreed to recommend to their respective boards of directors, subject to negotiation of mutually acceptable agreements, a preliminary exchange ratio of 1.175 shares of Metromedia class A common stock for each share of AboveNet common stock. As a result of this prelimary understanding with respect to a mutually acceptable exchange ratio, the parties decided to commence due diligence reviews of each other and negotiations on the terms of a merger agreement and other ancillary documents.

    Beginning June 4, 1999 and continuing through June 22, 1999, AboveNet and Metromedia conducted intensive mutual due diligence, including a review of each other's business plans, budgets and capital requirements. The parties began negotiation of a merger agreement on June 9, 1999 and continued their negotiations until shortly before the merger agreement was signed on June 22, 1999.

    The AboveNet board met on four occasions between June 10 and June 22, 1999 to consider and ultimately approve the merger agreement and the transactions contemplated thereby. Each meeting of the AboveNet board was attended by senior management, independent legal counsel and AboveNet's financial advisors. Legal counsel made presentations concerning the fiduciary duties of the AboveNet directors under Delaware law in deciding whether to approve the merger. Counsel also described the principal terms of the proposed agreements with Metromedia. CIBC and Volpe made presentations to the AboveNet board and discussed with the AboveNet board their views and analyses of Metromedia and various aspects of the proposed business combination transaction. The AboveNet board reviewed and considered, among other things, the background of the proposed transaction, financial and valuation analyses of the proposed transaction, the terms of merger and the other matters described below under "--Recommendation of the AboveNet Board; AboveNet's Reasons for the Merger."

    On June 22, 1999, the AboveNet board convened. CIBC and Volpe each delivered its opinion to the AboveNet board to the effect that, as of June 22, 1999, the consideration to be received was fair to the holders of the common stock of AboveNet from a financial point of view. After further deliberation, the AboveNet board unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, its stockholders. It unanimously approved the merger agreement and the transactions contemplated by the merger agreement and authorized the execution of the merger agreement.

    On June 21, 1999, the board of directors of Metromedia held a meeting at which its legal advisors made a presentation of the principal terms of the proposed agreements with AboveNet, as well as legal analyses of the transaction. In anticipation of the meeting, each board member was provided with the most current draft of the transaction documents and with information about AboveNet. At this meeting, Salomon Smith Barney discussed with the board its financial analysis of the exchange ratio provided for in the merger and delivered its oral opinion, subsequently confirmed by delivery of a written opinion dated June 22, 1999, the date of the merger agreement, to the effect that, as of the date of the opinion and based on the matters stated in the opinion, the exchange ratio was fair to Metromedia from a financial point of view. After discussion, the board unanimously determined that the merger agreement, the merger with AboveNet and the issuance of shares of Metromedia class A common stock pursuant to the merger agreement are advisable and in the best interests of Metromedia's stockholders and the board approved the merger agreement and the issuance of the shares of Metromedia class A common stock pursuant to the merger agreement. The board also unanimously resolved to recommend that Metromedia's stockholders vote to approve the issuance of the shares of Metromedia class A common stock pursuant to the merger agreement. Following the meeting on June 21, 1999, extensive negotiations took place between representatives of Metromedia and representatives of Sherman Tuan and David Rand concerning amendments to their existing employment agreements. These amendments were a condition to Metromedia's willingness to enter into the merger agreement. See "RELATED AGREEMENTS--Employment Agreements." Following the conclusion of these negotiations, Metromedia and AboveNet executed the merger agreement on June 22, 1999.

RECOMMENDATION OF THE METROMEDIA BOARD; METROMEDIA'S REASONS FOR THE MERGER

    In deciding to approve the merger, the Metromedia board concluded that acquiring AboveNet was in the best interests of Metromedia and its stockholders. In evaluating the merger, the board considered all relevant factors and information, including the following:

    - the acquisition of AboveNet will expand the product and service offerings Metromedia can make available to its existing and prospective customers, particularly Internet service providers, to include those services offered by AboveNet;

    - the acquisition of AboveNet will allow Metromedia to combine its fiber optic network with AboveNet's high performance connectivity solutions in order to offer their customers Internet traffic flow more predictably and reliably;

    - the increased growth potential that may result from a combination of Metromedia and AboveNet, including the greater access to capital markets, and strength of the combined company;

    - the opinion of Salomon Smith Barney as to the fairness, from a financial point of view, to Metromedia of the exchange ratio;

    - the nature of the parties' representations, warranties, covenants and agreements in the merger agreement;

    - the regulatory approvals required to complete the merger and the prospects for receiving those approvals; and

    - the potential adverse effects on Metromedia's business, operations and financial condition if the merger was not completed following public announcement of the merger agreement.

    This discussion is not intended to be exhaustive, but Metromedia believes the above includes all significant factors considered by the board. In light of the number and variety of information and factors the board considered, the board did not find it practicable to, and did not, assign any specific or relative weights to the factors listed above. In addition, individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE ABOVENET BOARD; ABOVENET'S REASONS FOR THE MERGER

    The AboveNet board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, its stockholders. In reaching this determination, the AboveNet board concluded that the merger was likely to increase the value of stockholders' investment in AboveNet as compared to the value of AboveNet stock without the merger. Further, the AboveNet board was of the view that the opportunities created by the merger to increase stockholder value more than offset the risks associated with the merger. In reaching these conclusions, the AboveNet board gave significant consideration to a variety of factors, including, without limitation, those described below. In view of the wide variety of factors bearing on its decision, the AboveNet board did not consider it practical to, nor did it attempt to, quantify or assign relative or specific weight to the factors it considered in reaching its decision. In addition, individual directors may have given differing weights to different factors. The AboveNet board received the advice of its senior management, financial advisors and independent counsel throughout its consideration of the merger agreement. AboveNet's board does not intend the following discussion of the information and factors to be exhaustive but believes the discussion includes the material factors it considered.

    In reaching the determination to approve the merger agreement and the transactions contemplated by the merger agreement, the AboveNet board considered the following potential advantages and opportunities of the merger:

    - The merger should create opportunities for significant efficiencies because AboveNet should be able to reduce costs by utilizing Metromedia's high-bandwidth, fiber optic communications infrastructure. Payments to communications network providers currently represent AboveNet's single largest item of expense.

    - The merger should facilitate AboveNet's ability to respond to customer demands and to increase rapidly the scale of AboveNet's business by substantially increasing AboveNet's access to high-bandwidth communications paths. Currently, AboveNet's ability to grow depends, among other things, on the availability of additional communications capacity from third-party providers.

    - Because the merger will provide AboveNet with access to Metromedia's high-bandwidth system, AboveNet should be able to improve the services that it provides to its customers, including greater connectivity and reduced latency.

    - Combining with Metromedia could increase the scope of AboveNet's potential customer base because the availability of additional bandwidth will permit AboveNet to offer potential customers, including major Internet businesses not physically located in AboveNet's Internet service exchange facilities, the opportunity to maintain a "virtual presence" by connecting through Metromedia's network.

    - By combining with Metromedia, AboveNet's stockholders will have the opportunity to benefit from Metromedia's strong revenue growth and prospects for future growth, the strength and experience of Metromedia's senior management team, and an investment in a combined company with significant potential for growth.

    - The exchange ratio in the merger represents a premium over the average closing prices of AboveNet common stock over the 10 day, 30 day and three month periods prior to the announcement of the merger.

    Among the factors considered by AboveNet's board in its deliberations were the following:

    - historical information concerning Metromedia's and AboveNet's respective financial performance, results of operations, assets, liabilities, operations, management and competitive position;

    - AboveNet management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of the combined company after the merger;

    - current market conditions and historical trading information with respect to Metromedia class A common stock and AboveNet common stock;

    - comparable merger transactions in the Internet-related market;

    - the terms and conditions of the merger agreement, including:

       - the expected tax-free treatment to AboveNet's stockholders;

       - what actions of AboveNet would be prohibited pending closing of the merger without Metromedia's consent; and

       - the circumstances under which a termination fee and reimbursement of Metromedia's expenses would be paid and the amount of the fee and maximum amount of reimbursed expenses;

    - the analyses prepared by CIBC and Volpe and presented to AboveNet's board of directors and the opinions of CIBC and Volpe, that, as of June 22, 1999, the consideration to be received by AboveNet stockholders was fair, from a financial point of view, to AboveNet's stockholders;

    - Metromedia's track record, which clearly demonstrated an ability to compete effectively in its markets;

    - the ability of AboveNet's board to enter into discussions with another party in response to an unsolicited offer superior to the merger if

       - AboveNet's board determined in good faith that entering into those discussions is legally advisable for the AboveNet board to comply with its fiduciary duties to stockholders;

       - the unsolicited offer is not subject to any financing contingencies or is, in the good faith judgment of the AboveNet board, reasonably capable of being financed; and

       - AboveNet's board determines in good faith that the unsolicited offer, if consummated, would be more favorable from a financial point of view to AboveNet stockholders than the merger;

    - AboveNet's prospects if it continued as an independent company and the availability of other strategic alternatives through which similar or greater value could be achieved for AboveNet stockholders;

    - whether Metromedia should be granted an option to purchase 19.9% of AboveNet's common stock and the relationship between the value of that option and the termination fee and expense reimbursement obligation;

    - the interests of the officers and directors of AboveNet in the merger, including the matters described under "RELATED AGREEMENTS--Employment Agreements"; and

    - that two executive officers of AboveNet would be nominated to serve on the Metromedia board.

    The AboveNet board weighed the advantages and opportunities of the merger against the risks associated with the merger, including the following:

    - the challenges inherent in the combination of two businesses and the possible resulting diversion of management attention for an extended period of time;

    - the impact of limitations in the merger agreement on AboveNet's ability to undertake new initiatives prior to the effective time of the merger;

    - the possibility that the anticipated operating benefits of the merger would be more difficult to achieve than expected;

    - the possibility that the merger would not occur, including the condition to consummation of the merger requiring that the employment agreements between AboveNet and Mr. Tuan and Mr. Rand be in effect and that each of them is not deceased or permanently incapacitated and has not refused to perform services for AboveNet or otherwise be in material breach of the employment agreement;

    - the possibility that AboveNet might be able to negotiate a combination with another company on terms superior to the proposed merger with Metromedia;

    - the fact that the merger agreement does not provide a "collar" that would limit the effect of decreases in the price of Metromedia stock on the value of the consideration to be received by AboveNet's stockholders;

    - Metromedia's requirement that AboveNet grant Metromedia an irrevocable option to purchase 19.9% of AboveNet's common stock, exercisable upon termination of the merger agreement under certain circumstances. The AboveNet board was advised that the exercise of the option could preclude for up to two years AboveNet's ability to enter into a merger with another party accounted for under the "pooling of interests" method of accounting; and

    - Metromedia's requirement that AboveNet not be able to terminate the merger agreement prior to AboveNet's stockholders' meeting to vote upon the merger, even in the event of a superior proposal by another party.

OPINION OF FINANCIAL ADVISOR TO METROMEDIA

    Metromedia retained Salomon Smith Barney to act as its exclusive financial advisor and requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to Metromedia of the exchange ratio provided for in the merger. On June 21, 1999, at a meeting of the Metromedia board held to evaluate the proposed merger, Salomon Smith Barney delivered to the Metromedia board an oral opinion, subsequently confirmed by delivery of a written opinion dated June 22, 1999, the date of the merger agreement, to the effect that, as of the date of the opinion and based on the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to Metromedia.

In arriving at its opinion, Salomon Smith Barney:

    - reviewed the merger agreement and certain related documents;

    - held discussions with senior officers, directors and other representatives and advisors of Metromedia and senior officers and other representatives and advisors of AboveNet concerning the businesses, operations and prospects of Metromedia and AboveNet;

    - examined publicly available business and financial information relating to Metromedia and AboveNet;

    - reviewed publicly available financial forecasts for Metromedia and AboveNet and other information and data for Metromedia and AboveNet that the managements of Metromedia and AboveNet provided to or discussed with it, including information relating to strategic implications and operational benefits anticipated to result from the merger;

    - reviewed the financial terms of the merger as described in the merger agreement;

    - reviewed current and historical market prices and trading volumes of Metromedia common stock and AboveNet common stock;

    - reviewed the historical and projected earnings and other operating data of Metromedia and AboveNet;

    - reviewed the capitalization and financial condition of Metromedia and AboveNet;

    - considered, to the extent publicly available, the financial terms of other similar recent transactions that it considered relevant in evaluating the merger;

    - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of Metromedia and AboveNet;

    - evaluated the potential pro forma financial impact of the merger on Metromedia; and

    - conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data that it reviewed and considered. With respect to publicly available financial forecasts for Metromedia and AboveNet reviewed by or discussed with Salomon Smith Barney, the management of Metromedia advised Salomon Smith Barney that the forecasts reflected reasonable estimates and judgments as to the future financial performance of Metromedia and AboveNet. With respect to other information and data, including information relating to the strategic implications and operational benefits anticipated to result from the merger, the managements of Metromedia and AboveNet advised Salomon Smith Barney that the information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Metromedia and AboveNet as to the matters covered thereby. Salomon Smith Barney assumed, with the consent of Metromedia, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

    Salomon Smith Barney did not express any opinion as to what the value of Metromedia common stock will be when issued to AboveNet stockholders in the merger or the price at which the Metromedia common stock will trade after the merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Metromedia or AboveNet. It also did not make any physical inspection of the properties or assets of Metromedia or AboveNet. Salomon Smith Barney did not express any view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Metromedia or the effect of any other transaction in which Metromedia might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to it as of the date of its opinion. Although Salomon Smith Barney evaluated the exchange ratio from a financial point of view, it was not asked to and did not recommend the specific exchange ratio or consideration payable in the merger. The exchange ratio provided for in the merger was determined through negotiation between Metromedia and AboveNet. No other instructions or limitations were imposed by Metromedia on Salomon Smith Barney with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED JUNE 22, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX C AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE METROMEDIA BOARD AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO METROMEDIA, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER. THE SUMMARY OF SALOMON SMITH BARNEY'S OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Metromedia and AboveNet. No company, transaction or business used in those analyses as a comparison is identical to Metromedia, AboveNet or the proposed merger. An evaluation of those analyses also is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

    The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

    Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Metromedia board in its evaluation of the merger and should not be viewed as determinative of the views of the Metromedia board or management with respect to the proposed merger or the exchange ratio provided for in the merger.

    The following is a summary of the material financial analyses that Salomon Smith Barney performed in connection with the rendering of its opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THESE FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SALOMON SMITH BARNEY'S FINANCIAL ANALYSES.

DISCOUNTED CASH FLOW ANALYSES.

    Salomon Smith Barney performed separate discounted cash flow analyses for Metromedia and AboveNet to estimate the projected free cash flows that each could generate for fiscal years 1999 through 2003, based on publicly available research analysts' estimates as provided by Metromedia's management. Ranges of estimated terminal values were calculated by applying terminal value multiples of 7.0x to 9.0x to AboveNet's fiscal year 2003 projected revenue and 28.0x to 36.0x to Metromedia's fiscal year 2003 projected earnings before interest, taxes, depreciation and amortization. The cash flows and terminal values were discounted to present value using discount rates ranging from 19.0% to 20.0% for AboveNet and 12.5% to 13.5% for Metromedia. Salomon Smith Barney then derived an implied exchange ratio reference range based on the relative discounted cash flow reference ranges for Metromedia and AboveNet implied by this analysis. This analysis resulted in an implied exchange ratio reference range of 0.895 to 1.586, as compared to the exchange ratio in the merger of 1.175.

ADJUSTED REVENUE GROWTH PUBLIC MARKET ANALYSIS.

    Using publicly available information, Salomon Smith Barney reviewed the market values and trading multiples of AboveNet as compared to Exodus Communications, Inc., a company whose operations are similar to those of AboveNet. Salomon Smith Barney analyzed the adjusted market values of AboveNet, calculated as equity market value, plus debt, less cash, as a multiple of latest quarter annualized revenue and estimated calendar years 1999 and 2000 revenue, after adjustment for the projected revenue growth differential between AboveNet and Exodus. All multiples were based on closing stock prices on June 16, 1999. Estimated financial data for AboveNet and Exodus were based on publicly available research analysts' estimates. Salomon Smith Barney then derived an implied exchange ratio reference range by comparing the implied reference range for AboveNet based on this analysis to the implied reference range for Metromedia based on the discounted cash flow analysis described above. This analysis resulted in an implied exchange ratio reference range of 0.710 to 1.605, as compared to the exchange ratio in the merger of 1.175.

CONTRIBUTION ANALYSIS.

    Salomon Smith Barney compared the relative contributions of Metromedia and AboveNet to the combined company's estimated revenues for fiscal years 1998 through 2003 and estimated earnings before interest, taxes, depreciation and amortization for fiscal years 2001 through 2003, based on publicly available research analysts' estimates as provided by Metromedia's management. Salomon Smith Barney then derived an implied exchange ratio reference range based on the relative contributions of each of Metromedia and AboveNet implied by this analysis. This analysis indicated the following implied exchange ratios based on these relative contributions as compared to the exchange ratio in the merger of 1.175:

REVENUES                                                                    IMPLIED EXCHANGE RATIO
                                                                            -----------------------
  Estimated fiscal years:
      1998................................................................            1.282x
      1999................................................................            2.564x
      2000................................................................            3.024x
      2001................................................................            3.123x
      2002................................................................            2.913x
      2003................................................................            3.271x

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
  Estimated fiscal years:
      1998................................................................                NM
      1999................................................................                NM
      2000................................................................                NM
      2001................................................................                NM
      2002................................................................                NM
      2003................................................................            1.016x

HISTORICAL EXCHANGE RATIO ANALYSIS.

    Salomon Smith Barney compared the exchange ratio in the merger with the historical ratio of the daily closing prices of Metromedia class A common stock and AboveNet common stock over the 20-day, 30-day and 60-day periods beginning December 10, 1998, the date of AboveNet's initial public offering. This analysis resulted in an implied exchange ratio reference range of 0.430 to 2.530, as compared to the exchange ratio in the merger of 1.175.

PREMIUMS ANALYSIS.

    Salomon Smith Barney analyzed the premiums paid in 14 selected merger and acquisition transactions involving Internet companies completed since January 1, 1998 that had transaction values of over $100 million. The premiums paid in the selected transactions were calculated based on the target company's stock price one week and one month prior to public announcement of the transaction. This analysis indicated the following mean premiums in the selected transactions, as compared to the following premiums implied in the merger for AboveNet based on the closing stock price of Metromedia class A common stock one week and one month prior to June 16, 1999:

                                           ONE WEEK PRIOR TO   ONE MONTH PRIOR TO
                                          PUBLIC ANNOUNCEMENT  PUBLIC ANNOUNCEMENT
                                          -------------------  -------------------
                                                 MEAN                 MEAN
                                          -------------------  -------------------
Selected Transactions (14)..............           42.4%                60.7%

                                           ONE WEEK PRIOR TO   ONE MONTH PRIOR TO
                                             JUNE 16, 1999        JUNE 16, 1999
                                          -------------------  -------------------
Implied Premiums in the Merger..........           43.2%                30.6%

PRO FORMA MERGER ANALYSIS.

    Salomon Smith Barney analyzed the potential pro forma effect of the merger on Metromedia's estimated revenue and earnings before interest, taxes, depreciation and amortization for calendar years 1999 through 2003, based on publicly available research analysts' estimates for Metromedia and AboveNet as provided by Metromedia's management and before taking into account possible cost savings and other synergies anticipated by the managements of Metromedia and AboveNet to result from the merger. The results of the pro forma merger analysis suggested that the merger could be accretive to Metromedia's revenue and dilutive to Metromedia's earnings before interest, taxes, depreciation and amortization in calendar years 1999 through 2003. The actual results achieved by the combined company may vary from projected results and the variations may be material.

OTHER FACTORS.

    In rendering its opinion, Salomon Smith Barney considered other factors, including:

    - historical financial results of Metromedia and AboveNet and publicly available research analysts' financial projections for AboveNet;

    - a business overview of AboveNet;

    - the history of trading prices for Metromedia class A common stock and AboveNet common stock and the relationship between movements in Metromedia class A common stock, AboveNet common stock and the common stock of selected companies, and movements in the S&P 500 Index and the NASDAQ 100 Index;

    - selected published analysts' reports on AboveNet; and

    - the pro forma ownership of the combined company.

MISCELLANEOUS.

    Under the terms of its engagement, Metromedia has agreed to pay Salomon Smith Barney upon completion of the merger an aggregate fee of $5.0 million. Metromedia has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

    In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Metromedia and AboveNet for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has in the past provided investment banking services to Metromedia unrelated to the proposed merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Metromedia, AboveNet and their respective affiliates.

    Metromedia selected Salomon Smith Barney based on its experience, expertise, reputation and familiarity with Metromedia and its business. Salomon Smith Barney is an internationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINIONS OF FINANCIAL ADVISORS TO ABOVENET

    OPINION OF CIBC WORLD MARKETS CORP.

    CIBC has acted as financial advisor to AboveNet in connection with the merger. At the request of AboveNet, on June 22, 1999, CIBC delivered an oral opinion to the AboveNet board, which was subsequently confirmed by a written opinion delivered on June 22, 1999, that, based upon and subject to the various assumptions, limitations and other matters set forth in the opinion, as of such date, the consideration to be received by the stockholders of AboveNet in the merger is fair to those holders from a financial point of view. No limitations were imposed by AboveNet upon CIBC with respect to investigations made or procedures followed by CIBC in rendering its opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF CIBC DATED JUNE 22, 1999, WHICH SETS FORTH ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY CIBC, IS ATTACHED AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. ABOVENET'S STOCKHOLDERS ARE URGED TO AND SHOULD READ AND CAREFULLY CONSIDER THE ENTIRE OPINION. THE SUMMARY SET FORTH HEREIN OF THE CIBC OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED HERETO AS APPENDIX D.

    CIBC'S OPINION ADDRESSES ONLY THE FAIRNESS TO THE HOLDERS OF SHARES OF ABOVENET COMMON STOCK, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF ABOVENET PURSUANT TO THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE MERGER.

    CIBC reviewed the June 21, 1999 draft of the merger agreement in the preparation of its opinion. While AboveNet and Metromedia had the opportunity to agree to materially add, delete or alter material and other terms of the merger agreement prior to its execution, the agreement entered into by the parties was substantially similar to the June 21, 1999 draft.

    In connection with rendering its opinion, CIBC reviewed:

    - the June 21, 1999 draft of the merger agreement;

    - AboveNet's audited financial statements for the fiscal years ended June 30, 1997 and 1998;

    - certain unaudited financial statements of AboveNet, including financial statements for the nine months ended March 31, 1998 and 1999;

    - financial projections of AboveNet for the four fiscal years ending June 30, 2002, prepared by AboveNet's management;

    - financial projections of AboveNet for the four fiscal years ending June 30, 1999 through 2002, appearing in published research reports;

    - audited financial statements of Metromedia for the fiscal years ended December 31, 1997 and 1998;

    - certain unaudited financial statements of Metromedia, including financial statements for the three months ended March 31, 1998 and 1999;

    - financial projections for Metromedia for the four years ending December 31, 1999 through 2002, appearing in published research reports;

    - public information concerning AboveNet and Metromedia that CIBC deemed relevant;

    - historical market prices, trading volume and relative price performance for shares of AboveNet common stock and Metromedia class A common stock;

    - certain publicly available financial data and historical trading price information for certain public companies CIBC deemed comparable to AboveNet and Metromedia; and

    - certain publicly available information for transactions CIBC deemed comparable to the merger.

    CIBC also performed such analyses and investigations and reviewed such other information as CIBC deemed appropriate and held discussions with the senior management of AboveNet and Metromedia with respect to their respective businesses, operations, financial conditions and prospects for future growth.

    In the course of its review, CIBC, at the direction of AboveNet, relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information reviewed by it, as well as all of the financial and other information provided to or discussed with it by AboveNet and Metromedia and their employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of AboveNet provided to CIBC or discussed with it, CIBC assumed, at the direction of AboveNet's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of AboveNet's management and provided a reasonable basis upon which CIBC could form its opinion. CIBC further relied upon the assurance of management of AboveNet that they are unaware of any facts that would make the information provided to CIBC incomplete in any meaningful respect or misleading in any respect. In arriving at its opinion, with the consent of AboveNet, CIBC assumed, as to the future financial performance of Metromedia, that the publicly available estimates of research analysts were a reasonable basis upon which to evaluate the future financial performance of Metromedia. CIBC assumes no responsibility for and expresses no view as to any forecasts or the information or assumptions on which they are based.

    CIBC neither made nor was provided with any independent valuations or appraisals of any assets or liabilities of AboveNet or Metromedia and made no physical inspection of the properties and facilities of AboveNet or Metromedia. CIBC further assumed, with the consent of AboveNet, that:

    - the representations and warranties of the parties contained in the merger agreement are true and correct;

    - the merger will be consummated in accordance with the terms described in the merger agreement and related agreements, without any amendment to those terms;

    - the merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code;

    - the merger will be accounted for under the purchase method in accordance with generally accepted accounting principles; and

    - the merger will be consummated in a manner that complies in all material respects with all applicable federal, foreign, state and local statutes, rules, regulations and other laws.

    CIBC's opinion was necessarily also based upon the information reviewed by it and general economic, financial and stock market conditions and circumstances as they existed on the date of its opinion.

    In connection with rendering its opinion to the AboveNet board, CIBC performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by CIBC. In addition, CIBC believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered in those analyses, without considering all factors and analyses, could create an incomplete view of the analyses and processes on which CIBC's opinion was based. Some of the financial analyses summarized below include information presented in tabular format. In order to understand CIBC's financial analysis fully, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC's financial analysis.

    The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analysis or summary description. CIBC performed certain procedures, including each of the financial analyses described below, and reviewed with management of AboveNet the assumptions on which the analyses were based and other factors, including historical, current and projected financial results. The forecasts for AboveNet and Metromedia in published research reports and the forecasts for AboveNet provided by management of AboveNet underlying CIBC's analyses are forward looking, are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts, and are subject to numerous risks and uncertainties. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold.

    The following is a brief summary of all material financial analyses performed by CIBC in connection with its presentation to the AboveNet board on June 22, 1999.

    COMPARABLE COMPANIES ANALYSIS

    Using publicly available information, CIBC compared financial information for AboveNet with similar information for three selected companies that provide similar services and are similar in size to AboveNet. The companies evaluated were Applied Theory Corp., Exodus Communications, Inc. and Globix Corp. For each of these companies, CIBC calculated firm value, which is defined as market value of equity plus net debt, of the comparable companies as a multiple of their estimated revenues for calendar years 1999, 2000 and 2001, which produced the following results.

                                                                                    LOW       HIGH
                                                                                 ---------  ---------
FIRM VALUE AS A MULTIPLE OF ESTIMATED REVENUES:
Estimated 1999 Revenues........................................................       7.8x      25.9x
Estimated 2000 Revenues........................................................       4.2x      13.8x
Estimated 2001 Revenues........................................................       2.5x       4.7x

    The results of these calculations were then compared to the results of similar calculations made with respect to AboveNet. Using the multiples in the above table and applying them to the estimated revenues for AboveNet for calendar years 1999, 2000 and 2001, this analysis produced a range of per common share equity values for AboveNet common stock of between $22.60 and $52.24.

    Because of the inherent differences between the businesses, operations, financial conditions and prospects of AboveNet and the businesses, operations, financial conditions and the prospects of the companies included in its comparable company groups, CIBC believes that is inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of AboveNet and the comparable companies that would affect the public trading values of AboveNet and the comparable companies.

    PRECEDENT TRANSACTIONS ANALYSIS

    CIBC compared the financial terms of the merger to the financial terms, to the extent publicly available, of 24 transactions CIBC believed to be comparable that occurred within the Internet-related market since April 30, 1996. These transactions were deemed to be comparable because they reflect valuations paid in negotiated transactions among companies, both public and private, that operate in the Internet market.

    For each of these transactions, CIBC calculated, to the extent possible, the enterprise value of the acquired company as a multiple of estimated revenues for the next two calendar years following the date of the announcement of the transaction. In the case of companies with non-calendar fiscal years, the next two fiscal years following the date of the announcement of the transaction were used for purposes of the analysis. The following table presents the results of these calculations. The enterprise value of AboveNet was calculated based on the exchange ratio of 1.175 shares of Metromedia class A common stock for each AboveNet share of common stock, resulting in an implied purchase price per share of $49.94 based on the $42.50 per share closing price of Metromedia class A common stock on June 18, 1999.

                                                                                    LOW       HIGH
                                                                                 ---------  ---------
ENTERPRISE VALUE AS A MULTIPLE OF ESTIMATED REVENUES:
Estimated 1999 Revenues........................................................       1.0x      10.0x
Estimated 2000 Revenues........................................................       0.9x       5.7x

    Using the multiples in the above table and applying them to the estimated revenues for AboveNet for calendar years 1999 and 2000, this analysis produced a range of per common share equity values for AboveNet common stock of between $6.96 to $23.42.

    Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the business, operations, financial condition and prospects of AboveNet and the businesses, operations, financial conditions and prospects of the companies included in the precedent transactions group, CIBC believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. CIBC believed that the appropriate use of comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the acquisition values of the acquired companies and AboveNet.

    DISCOUNTED CASH FLOW ANALYSIS

    Using a discounted cash flow analysis based on forecasts provided by AboveNet's management, CIBC estimated the present value of the future streams of free cash flows that AboveNet could produce during the five fiscal years ending June 30, 2004. In this analysis, CIBC estimated the terminal value based on multiples of 8.0 to 10.0 times AboveNet's estimated earnings before interest, taxes, depreciation and amortization for the twelve months ended June 30, 2004. The free cash flows and terminal values were discounted to present values using rates of 25%, 30% and 35%. After deducting net debt, preferred and minority interest from, and adding back cash to, the present value of free cash flows and terminal values, this analysis produced a range of per common share equity values for AboveNet common stock of between $42.69 and $75.80.

    PREMIUMS PAID ANALYSIS

    Using publicly available information, CIBC reviewed the premiums paid, or proposed to be paid, in the case of transactions pending as of the date of the CIBC opinion, for 45 transactions in the technology sector having transaction values between $500 million and $3 billion, since January 1, 1997. CIBC calculated the premium per share paid, or proposed to be paid in the case of pending transactions, by the acquiror compared to the share price of the target company as of one day, one week and one month prior to the announcement of the transaction. These calculations produced the following results:

                                                               ONE DAY      ONE WEEK       ONE MONTH
                                                             -----------  -------------  -------------
TRANSACTION PREMIUMS:
Technology Transactions (mean).............................        27.4%         32.7%          42.9%

    These premium percentages were compared to the premium percentages obtained by taking the $49.94 implied purchase price, which was calculated based on the exchange ratio and the closing price for AboveNet common stock and Metromedia class A common stock on June 18, 1999, and comparing that amount to the closing price, or average closing prices, for AboveNet's common stock as of the day, and for the 10-day, 30-day and three-month periods, preceding June 18, 1999. This calculation produced the following percentage premiums.

                                                                        10-DAY       30-DAY       90-DAY
                                                           ONE DAY      AVERAGE      AVERAGE      AVERAGE
                                                         -----------  -----------  -----------  -----------
TRANSACTION PREMIUM:
AboveNet/Metromedia....................................        43.7%        61.3%        49.3%        16.9%

    RELATIVE STOCK TRADING ANALYSIS

    CIBC analyzed various historical data concerning the trading prices for AboveNet common stock, the weighted average closing stock prices, based on market capitalization, of three AboveNet comparables as a group, and the Nasdaq composite index. CIBC analyzed this data for the period from December 10, 1998, the date of AboveNet's initial public offering, through June 18, 1999. The AboveNet comparables used were Applied Theory Corp., Exodus Communications, Inc. and Globix Corp. Using December 10, 1998 as the initial reference point, this analysis indicated that the closing price for AboveNet common stock increased as much as approximately 800% over its initial public offering price during the period and was approximately 300% over its initial public offering price at the end of the period. During the same period, the weighted average closing stock price for the AboveNet comparables as a group increased as much as approximately 300% over the December 10, 1998 reference point and had increased over 200% as of June 18, 1999. During the same period, the Nasdaq composite index had increased but was relatively flat in comparison to the first two sets of data.

    CIBC analyzed various historical data concerning the trading prices for Metromedia class A common stock, the weighted average closing stock prices, based on market capitalization, of six Metromedia comparables as a group, and the Nasdaq composite index. CIBC analyzed this data for the one year period from June 18, 1998 through June 18, 1999. The Metromedia comparables used were Globix Corp., ITC Deltacom, IXC Communications, Level 3 Communications, NorthEast Optic Network and Qwest Communications. Using June 18, 1998 as the initial reference point, this analysis indicated that the closing price for Metromedia class A common stock increased as much as approximately 900% during the period and was approximately 800% over that price at the end of the period. During the same period, the weighted average closing stock prices for the Metromedia comparables as a group increased as much as approximately 250% and were approximately 200% over the June 18, 1998 price at the end of the period. During the same period, the Nasdaq composite index had increased but was relatively flat in comparison to the first two sets of data.

    CIBC then compared historical data concerning the trading prices for AboveNet common stock, Metromedia class A common stock and the Nasdaq composite index. CIBC analyzed this data for the period from December 10, 1998, the date of AboveNet's initial public offering, through June 18, 1999. Using December 10, 1998 as the initial reference point, this analysis indicated that the closing price for AboveNet common stock increased as much as approximately 800% over its initial public offering price during the period and was approximately 300% over its initial public offering price at the end of the period. During the same period, the closing price for Metromedia class A common stock increased as much as over 200% during the period and was approximately 200% over the December 10, 1998 price at the end of the period. During the same period, the Nasdaq composite index had increased but was relatively flat in comparison to the first two sets of data.

    HISTORICAL EXCHANGE RATIO ANALYSIS

    CIBC compared historical ratios of the closing trading price or average closing trading prices for AboveNet common stock to the closing trading price or average closing trading prices for Metromedia class A common stock for the period from December 10, 1998 to June 18, 1999. CIBC then calculated the premium in the merger that would have resulted using the exchange ratio in the merger of
1.175. These calculations produced the following results:

    - based on their respective closing trading prices as of the day preceding the announcement of the merger;

    - based on their respective average closing trading prices for the ten, thirty and ninety trading day periods preceding June 18, 1999; and

    - based on their respective average closing trading prices for the period from December 10, 1998 to June 18, 1999.

                                                                        10-DAY     30-DAY     90-DAY    12/18/98 TO
                                                             ONE DAY    PERIOD     PERIOD     PERIOD      6/18/99
                                                            ---------  ---------  ---------  ---------  -----------
Ratio of closing prices for AboveNet common stock to
  Metromedia class A common stock.........................     0.8176     0.7435     0.8141     1.2212      0.9774
Premium...................................................      43.7%      58.0%      44.3%      (3.8%)      20.2%

    CONTRIBUTION ANALYSIS

    CIBC utilized publicly available historical financial data regarding AboveNet and Metromedia and estimates for the future financial performance of AboveNet and Metromedia to calculate the relative contributions of AboveNet and Metromedia to the pro forma combined company with respect to revenues, earnings before interest, taxes, depreciation and amortization (EBITDA), and EBITDA margin, for the three years ending December 31, 2001. CIBC calculated the contributions based on third party research analyst estimates and AboveNet management estimates for the future financial performance of AboveNet and based on third party analyst estimates for the future financial performance of Metromedia. For the year ending December 31, 1999, both companies were expected to have losses, and the percentage shown for AboveNet is a percentage of the combined losses. CIBC also reviewed the pro forma stock ownership and pro forma enterprise value of the combined company. The pro forma enterprise value was calculated based on the exchange ratio in the merger.

                                                                                      1999       2000       2001
                                                                                    ---------  ---------  ---------
ABOVENET CONTRIBUTION:
Percentage of Combined Revenues...................................................       41.5%      47.8%      51.6%
Percentage of Combined EBITDA or Combined Losses..................................       83.4%      25.5%      55.7%
Percentage of Combined EBITDA Margin..............................................     (a)           6.7%      36.5%
PRO FORMA STOCK OWNERSHIP:
AboveNet..........................................................................       16.3%
Metromedia........................................................................       83.7%
PRO FORMA ENTERPRISE VALUE:
AboveNet..........................................................................       15.4%
Metromedia........................................................................       84.6%

------------------------

(a) Not meaningful.

    PRO FORMA MERGER ANALYSIS:

    CIBC analyzed the pro forma impact of the merger on Metromedia's earnings per share for the three years ending December 31, 2002, based on management and third party research analysts' financial projections for AboveNet and third party research analysts' financial projections for Metromedia. As a result of these analyses, CIBC concluded the merger would be dilutive in 2000 and accretive in 2001 and 2002.

    The foregoing is a summary of the financial analyses used by CIBC in connection with rendering its opinion but does not purport to be a complete description of the analyses performed by CIBC. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore is not necessarily susceptible to a partial analysis or summary description. CIBC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, CIBC considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be CIBC's view of AboveNet or the combined entity. No company used in the comparable company analyses summarized above is identical to AboveNet, and no transaction used in the comparable transaction analysis is identical to the merger. Any analysis of the fairness of the merger, from a financial point of view, to the stockholders of AboveNet involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of comparable companies. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. As described above, CIBC's opinion and the related presentation to the AboveNet board on June 22, 1999 was one of many factors taken into consideration by the AboveNet board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by CIBC.

    CIBC was selected by AboveNet because of its familiarity with AboveNet and its business and CIBC's qualifications and expertise in the Internet industry and in providing valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In its ordinary course of business, CIBC acts as a market maker and broker in the publicly traded securities of AboveNet and receives customary compensation in connection therewith, and also provides research coverage for AboveNet. In its ordinary course of business, CIBC and its affiliates may actively trade securities of AboveNet and Metromedia for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

    CIBC has provided certain investment banking and advisory services in the past to AboveNet. These services included acting as:

    - lead manager in AboveNet's December 1998 initial public offering of its common stock;

    - lead manager in AboveNet's April 1999 public offering of its common stock; and

    - financial advisor in connection with AboveNet's acquisition of the Palo Alto Internet Exchange from Compaq Computer Corp. in May 1999.

    CIBC has been paid an aggregate of approximately $12.8 million by AboveNet for these services, which includes $50,000 paid to date in connection with the merger, as described below. In furnishing its opinion, CIBC does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor does it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

    Pursuant to a letter agreement dated March 31, 1999, which has been subsequently modified, AboveNet engaged CIBC to act as its financial advisor in connection with the merger. Pursuant to the terms of this agreement, AboveNet paid CIBC a retainer of $50,000 and agreed to reimburse CIBC for certain expenses incurred. AboveNet also agreed to pay CIBC a fee of $2.5 million for rendering its fairness opinion and an additional transaction fee of $7.5 million upon consummation of the merger. In the event that the merger agreement is terminated, the fee for rendering the fairness opinion would be reduced to $300,000. The $50,000 retainer would be credited to any of these future payments. AboveNet also agreed to indemnify CIBC against certain liabilities, including liabilities under United States federal securities laws.

    OPINION OF VOLPE BROWN WHELAN & COMPANY, LLC

    On June 22, 1999, Volpe delivered its oral opinion to the AboveNet board, which was subsequently confirmed by its written opinion dated June 22, 1999, that as of that date and based on and subject to the assumptions made, matters considered and limitations on the review set forth in the opinion, the consideration to be received by the stockholders of AboveNet pursuant to the merger agreement was fair, from a financial point of view. No limitations were imposed by the AboveNet board on Volpe with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio in the merger was determined through negotiations between the managements of AboveNet and Metromedia. Although Volpe did assist the management of AboveNet in those negotiations, it was not asked by AboveNet whether, and did not recommend to AboveNet that, any specific purchase price constituted the appropriate consideration for the merger.

    The full text of Volpe's opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix E and is incorporated in this document by reference. Stockholders of AboveNet are urged to read Volpe's opinion in its entirety. Volpe's opinion was prepared at the request and for the use of the AboveNet board in its consideration of the merger and does not constitute a recommendation to the stockholders of AboveNet as to how they should vote upon or take any other action with respect to the merger. Volpe's opinion is limited to the fairness of the consideration received in the merger, from a financial point of view and as of its date, to the stockholders of AboveNet. Volpe's opinion does not address:

    - the value of any employee agreements or other arrangements entered into in connection with the merger,

    - any tax or other consequences that might result from the merger, or

    - the price at which the shares of Metromedia class A common stock that are issued in the merger may be traded in the future.

    Volpe's opinion does not address the relative merits of the merger and any other business strategies that the AboveNet board has considered or may be considering or the decision of the AboveNet board to proceed with the merger. Volpe's opinion as to the fairness of the consideration to be received does not take into account the particular tax status or position of any stockholder of AboveNet. The summary of Volpe's opinion set forth in this document is a summary of the material provisions of Volpe's opinion and is qualified in its entirety by reference to the full text of the opinion attached as Appendix E to this document.

    In connection with the preparation of Volpe's opinion, Volpe, among other things:

    - reviewed the merger agreement;

    - held discussions with management of AboveNet and Metromedia concerning their respective businesses, past and current operations, financial condition and future prospects as standalone concerns and as a combined enterprise;

    - reviewed certain AboveNet and Metromedia financial statements and other relevant financial and operating data prepared by the AboveNet and Metromedia management teams respectively;

    - reviewed the historical stock trading patterns of both AboveNet and Metromedia and analyzed implied historical exchange ratios;

    - reviewed the premium of the per share consideration, in relation to selected merger and acquisition transactions that it deemed relevant and comparable to the merger;

    - reviewed the valuation of selected publicly traded companies it deemed comparable and relevant to AboveNet and Metromedia;

    - reviewed, to the extent publicly available, the financial terms of selected merger and acquisition transactions that it deemed comparable and relevant to the merger;

    - performed a valuation based upon AboveNet's and Metromedia's relative contribution to pro forma combined revenue and cash earnings;

    - performed discounted cash flow analyses of AboveNet and Metromedia as standalone entities;

    - performed a pro forma financial impact analysis of the combined entity, based upon information established from publicly available sources and discussions with AboveNet and Metromedia management; and

    - performed such other studies, analyses, and inquiries and considered such other information as it deemed relevant.

    In connection with its review and analysis, and in arriving at its opinion, Volpe assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of this information. Volpe relied upon the assurances of the managements of AboveNet and Metromedia that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, Volpe did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets and liabilities (contingent or otherwise) of AboveNet or Metromedia, nor was Volpe furnished with any such evaluations or appraisals. With respect to all of the financial and other information and analyses provided by AboveNet and Metromedia, Volpe assumed that this financial and other information was prepared in a reasonable manner, on a good faith basis and represented the best currently available judgments of AboveNet and/or Metromedia. Further, Volpe assumed that the historical financial statements of each of AboveNet and Metromedia that it reviewed were prepared and fairly presented in accordance with United States generally accepted accounting principles, consistently applied. Volpe also assumed that the merger will be consummated upon the terms of the merger agreement provided to it without material alteration. Volpe relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

    The Volpe opinion is necessarily based upon financial, market, economic and other conditions that exist on, and the information made available to Volpe as of, the date of the Volpe opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Volpe opinion and that Volpe disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Volpe opinion which may come or be brought to Volpe's attention after the date of the Volpe opinion.

    The following paragraphs summarize the material analyses performed by Volpe in arriving at its opinion, but do not purport to be a complete description of the analyses performed by Volpe. These summaries of analyses include information presented in tabular format. In order to fully understand the analyses used by Volpe, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. These summaries and tables also include results of analyses in dollar amounts.

    COMPARABLE COMPANY ANALYSIS. Volpe analyzed, among other things, the market values plus net debt and trading multiples of AboveNet and the following selected publicly traded companies in the Internet infrastructure industry:

    - Concentric Network Corporation

    - Exodus Communications, Inc.

    - Globix Corporation

    - Level 3 Communications, Inc.

    - Verio, Inc.

    Based on the multiples of these companies, Volpe derived ranges of multiples of total enterprise value, defined as market value of common equity plus the value of the total debt less cash, to each of the revenue estimates set forth in the following table. Volpe then calculated equity values per share implied by each of these ranges and multiples. The results of these derivations and calculations are summarized below. All multiples were based on closing stock prices as of June 18, 1999.

                                                                                       RANGE OF IMPLIED EQUITY
                                                                MULTIPLE RANGE        VALUE PER ABOVENET SHARE
                                                              -------------------  -------------------------------
REVENUE CATEGORIES
  Estimated 1999 Revenues...................................     3.7x to 55.6x            $ 8.29 to $ 61.12
  Estimated 2000 Revenues...................................     2.6x to 32.1x            $13.97 to $123.29
  Estimated 2001 Revenues...................................     1.8x to 20.5x            $21.29 to $194.72

    As a result of this analysis, Volpe established a reference range for AboveNet common stock of $24.96 to $74.57. This reference range of equity values per share for AboveNet common stock compares with the closing price of AboveNet common stock on June 18, 1999 of $34.75 and, based on the 1.175 exchange ratio offered by Metromedia and the closing price of Metromedia class A common stock on that same date, $49.94 of Metromedia class A common stock for each share of AboveNet common stock.

    All multiples described above were based on publicly available research analysts' estimates available on June 18, 1999. None of the companies that Volpe compared to AboveNet is identical to AboveNet. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in financial and operating characteristics of these companies and other factors that could affect the public trading value of these companies as well as that of AboveNet.

    DISCOUNTED CASH FLOW ANALYSIS: Volpe performed a discounted cash flow analysis of the unlevered (before interest expense) after-tax cash flows of AboveNet, without giving effect to the merger, using Volpe estimates based on discussions with AboveNet management and available public information for the calendar years 1999 through 2004. AboveNet's unlevered after-tax cash flows were calculated as the after-tax operating earnings of AboveNet adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. Using discount rates ranging from 25.0% to 35.0% and terminal value multiples of estimated 2004 earnings before interest, tax, depreciation and amortization ranging from 8.0x to 10.0x, Volpe calculated the following range of implied equity values per share for AboveNet common stock. The range of terminal value multiples selected reflects Volpe's judgment as to an appropriate range of multiples at the end of the referenced period. The discounted cash flow valuation resulted in an equity reference range, without giving effect to the merger, of approximately $36.11 to $64.84 per share. This reference range of equity values per share for AboveNet common stock compares with the closing price of AboveNet common stock on June 18, 1999 of $34.75 and, based on the 1.175 exchange ratio offered by Metromedia and the closing price of Metromedia class A common stock on that same date, $49.94 of Metromedia class A common stock for each share of AboveNet common stock.

    PRECEDENT TRANSACTION ANALYSIS: Volpe analyzed the enterprise value, defined as the market value of common equity plus the value of total debt less cash, and implied transaction value multiples paid in selected mergers and acquisitions in the internet infrastructure industry. Volpe considered, among other things, the total enterprise value in these transactions as a multiple of latest twelve months revenues and estimates of future projected revenues which were generated by extrapolating each of the identified target companies' most recent publicly available quarterly revenues. Based on the multiples of these transactions, Volpe then calculated equity values per share implied by each of these ranges and multiples. The results of these derivations and calculations are summarized below.

                                                                                       RANGE OF IMPLIED EQUITY
                                                                MULTIPLE RANGE           VALUE PER ABOVENET
                                                              -------------------  -------------------------------
Latest Twelve Months Revenues(1)............................     2.2x to 10.1x             $2.21 to $10.18
Projected Revenues(2).......................................     1.8x to  8.5x             $6.76 to $31.35

------------------------

Notes:

(1) In order to generate a comparable range of implied equity values per share for AboveNet based on this analysis, Volpe applied the latest twelve months revenues multiple range to its 1999 revenue estimate for AboveNet.

(2) In order to generate a comparable range of implied equity values per share for AboveNet based on this analysis, Volpe applied the projected revenues multiple range to its 2000 revenue estimate for AboveNet.

    As a result of this analysis, Volpe established a reference range for AboveNet's common stock of $4.48 to $20.76. This reference range of equity values per share for AboveNet common stock compares with the closing price of AboveNet common stock on June 18, 1999 of $34.75 and, based on the 1.175 exchange ratio offered by Metromedia and the closing price of Metromedia class A common stock on that same date, $49.94 of Metromedia class A common stock for each share of AboveNet common stock.

    No company, transaction or business used in the precedent transaction analysis as a comparison is identical to AboveNet, Metromedia or the merger. Accordingly, an analysis of the results of these analyses is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the analyzed companies and transactions or the business segment, company or transactions to which they are being compared.

    PREMIUM PAID ANALYSIS: Volpe also compared the premiums paid in certain transactions in the technology industry and the overall market over the public equity closing stock prices one day, one week and one month prior to the announcement of such transactions. Using the closing price of AboveNet common stock on June 18, 1999 of $34.75, Volpe calculated a reference range of implied equity values per share for AboveNet common stock by applying premiums in the range of 29.7% to 40.1%. This analysis resulted in a reference range of implied equity values per share of AboveNet common stock of $45.07 to $48.70. This reference range compares with the closing price of AboveNet common stock on June 18, 1999 of $34.75 and, based on the 1.175 exchange ratio offered by Metromedia and the closing price of Metromedia class A common stock on that same date, $49.94 of Metromedia class A common stock for each share of AboveNet common stock.

    HISTORICAL EXCHANGE RATIO ANALYSIS: Volpe reviewed the historical stock prices of AboveNet common stock and Metromedia class A common stock and the implied market exchange ratios determined by dividing the price per share of AboveNet common stock by the price per share of Metromedia class A common stock. The following table sets forth the average ratios of closing prices of AboveNet common stock to Metromedia class A common stock for the various periods ending June 18, 1999.

                                                                    RATIO OF CLOSING PRICES
PERIOD ENDING                                                        OF ABOVENET COMMON TO
JUNE 18, 1999                                                      METROMEDIA CLASS A COMMON
-------------------------------------------------------------  ---------------------------------
Current......................................................                 0.818x
Latest Week..................................................                 0.742x
Latest 3 Months..............................................                 1.221x
Since IPO....................................................                 0.941x

    The historical exchange ratios set out in the above table compare with the exchange ratio for the merger of 1.175. During the period commencing with AboveNet's initial public offering and ending June 18, 1999, the high ratio was 2.526x and the low ratio was 0.430x

    CONTRIBUTION ANALYSIS: As set forth in the following table, Volpe analyzed the respective contributions of AboveNet and Metromedia to the estimated revenues, gross profit, earnings before interest, tax, depreciation and amortization and earnings before interest and tax of the combined company for calendar years 1999, 2000 and 2001. The pro forma contribution analysis indicated that, excluding the effect of the potential synergies to be derived from the merger, AboveNet would make the following pro forma contributions to the combined entity.

ABOVENET CONTRIBUTION
AS A PERCENTAGE
OF ESTIMATED COMBINED                                                    1999       2000       2001
---------------------------------------------------------------------  ---------  ---------  ---------
Revenues.............................................................       31.3%      34.8%      38.8%
Gross Profit.........................................................        0.0%      17.7%      28.2%
Earnings Before Interest, Tax, Depreciation & Amortization...........         NM(1)       0.0%      31.6%
Earnings Before Interest & Tax.......................................         NM(1)        NM(1)      28.0%

------------------------

(1) NM = not meaningful

    Volpe contrasted these contributions with the resulting pro forma relative equity ownership of the stockholders of AboveNet and Metromedia in the combined company. Volpe observed that, after giving effect to the issuance of Metromedia class A common stock in the merger, the current stockholders of AboveNet would own, on a fully diluted basis, approximately 16.2% of the outstanding common stock of the combined company, while the current stockholders of Metromedia would own, on a fully diluted basis, approximately 83.8% of the outstanding common stock of the combined company.

    PRO FORMA MERGER ANALYSIS: Volpe analyzed the pro forma effect on the fully diluted earnings per share of common stock of the combined entity resulting from the merger, including the potential synergies to be derived from the merger as well as the effects of the amortization of goodwill to be recorded in connection with the merger. Based on the exchange ratio, financial forecasts discussed with the managements of AboveNet and Metromedia and available public information, Volpe calculated that the merger would be dilutive in 2000 and 2001 and accretive in 2002.

    While this summary describes the material analyses and factors that Volpe considered in rendering its opinion to the AboveNet board, it is not a complete description of all analyses and factors considered by Volpe. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Volpe did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Volpe believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Volpe. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Volpe is based on all analyses and factors taken as a whole and also on application of Volpe's own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Volpe therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Volpe made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of AboveNet or Volpe. Any estimates contained in these analyses are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

    AboveNet engaged Volpe to act as its advisor in connection with possible strategic combination transactions. For its services, Volpe is entitled to receive, contingent upon consummation of the merger, a transaction fee equal to $5.0 million. AboveNet has also agreed to reimburse Volpe for its out-of-pocket expenses and to indemnify and hold harmless Volpe and its affiliates and any other person, director, employee or agent of Volpe or any of its affiliates, or any person controlling Volpe or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Volpe as financial advisor to AboveNet. The terms of the fee arrangement with Volpe, which AboveNet and Volpe believe are customary in transactions of this nature, were negotiated at arm's length between AboveNet and Volpe. Volpe was retained based on Volpe's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Volpe's investment banking relationship and familiarity with AboveNet. Volpe has provided financial advisory and investment banking services to AboveNet from time to time, including acting as a co-managing underwriter for AboveNet's initial public offering in December 1998 and as co-managing underwriter for its follow-on offering in April 1999.

    Volpe is a nationally recognized investment banking firm that is focused on serving emerging growth companies in the areas of technology and healthcare. As part of its investment banking business, Volpe is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Volpe may actively trade the equity of AboveNet for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ABOVENET COMMON STOCK

    GENERAL

    The following describes the material federal income tax consequences of the merger to AboveNet stockholders. However, this discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, nor does it address all the tax consequences for stockholders subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States. In addition, this discussion does not give a detailed discussion of any state, local or foreign tax considerations. This discussion may not be applicable to holders who acquired AboveNet common stock pursuant to the exercise of options or warrants or otherwise as compensation. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

    This discussion is based on the Internal Revenue Code of 1986, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this document. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this document. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to you.

    MATERIAL TAX CONSEQUENCES OF THE MERGER

    The material United States federal income tax consequences of the merger will be as follows:

    (a) The merger will constitute a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code for United States federal income tax purposes, and Metromedia, Magellan Acquisition, Inc. and AboveNet will each be a party to the reorganization within the meaning of
       Section 368(b) of the Internal Revenue Code;

    (b) No gain or loss will be recognized by Metromedia, Magellan Acquisition, Inc. or AboveNet as a result of the merger;

    (c) No gain or loss will be recognized by you upon your receipt of Metromedia class A common stock in exchange for your AboveNet common stock, except with respect to cash received instead of fractional shares of Metromedia class A common stock;

    (d) The aggregate tax basis of the shares of Metromedia class A common stock received in exchange for your AboveNet common stock in the merger, including fractional shares for which cash is received, will be the same as the aggregate tax basis of your AboveNet common stock exchanged;

    (e) The holding period for shares of Metromedia class A common stock received in the merger will include the holding period of the AboveNet common stock exchanged, but only if you held the AboveNet common stock as a capital asset at the time we complete the merger; and

    (f) If you receive cash instead of a fractional share of Metromedia class A common stock, you will recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (d) above) and the amount of cash received.

    AboveNet's obligation to complete the merger is conditioned upon its receipt of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Metromedia, Magellan Acquisition, Inc. and AboveNet will each be a party to the reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. No ruling has been sought from the Internal Revenue

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Service as to the United States federal income tax consequences of the merger, and the opinion of counsel will not be binding upon the Internal Revenue Service or any court.

    BACKUP WITHHOLDING

    Noncorporate holders of AboveNet common stock may be subject to backup withholding at a rate of 31% on cash payments received instead of a fractional share interest in Metromedia class A common stock. Backup withholding will not apply, however, to a stockholder who (a) furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that he or she is not subject to backup withholding on a Form W-9, (b) provides a certificate of foreign status on Form W-8 or (c) is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the internal revenue service. We will provide a Form W-9 to you after the merger.

    REPORTING REQUIREMENTS

    You will be required to attach a statement to your tax returns for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Department of Treasury regulations. The statement must include your tax basis in the AboveNet common stock surrendered and a description of the Metromedia class A common stock and cash, if any, received in the merger.

ACCOUNTING TREATMENT

    The merger is expected to be accounted for under the purchase method of accounting. This means that, after the merger, Metromedia will be required to record as intangible assets the excess of the consideration paid over the estimated fair value of net assets acquired and will subsequently amortize this cost against earnings.

DIVIDEND POLICY

    Metromedia currently has no plans to pay cash dividends on its common stock in the foreseeable future and its existing long term indebtedness restricts Metromedia's ability to pay cash dividends. Metromedia intends to retain earnings to finance the development and expansion of its businesses. The decision of the Metromedia board as to whether or not to pay cash dividends in the future will depend upon a number of factors, including Metromedia's future earnings, capital requirements, financial condition, and the existence or absence of any contractual limitations on the payment of dividends.

    AboveNet has agreed not to declare, set aside, or pay any dividend on its common stock until the completion of the merger.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

    GENERAL

    Members of the respective boards and management of Metromedia and AboveNet may be deemed to have interests in the merger that are different from or in addition to your interests as a stockholder. The board recognized these interests and determined that these interests neither supported nor detracted from the fairness of the merger to you.

    EMPLOYMENT AGREEMENTS

    Messrs. Tuan and Rand have entered into amended and restated employment agreements with AboveNet which will become effective upon the completion of the merger and end on the anniversary date of the consummation of the merger in 2002 and 2004, respectively, unless terminated prior to that date or extended as provided in their employment agreements. The merger agreement also provides

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that Mr. Tuan and Mr. Rand will be elected to Metromedia's board of directors upon consummation of the merger. For a discussion of the terms of these agreements, see "RELATED AGREEMENTS-- Employment Agreements."

    INDEMNIFICATION

    Metromedia has agreed to cause AboveNet, from and after the effective time of the merger, to indemnify the present and former directors and officers of AboveNet and has agreed to maintain directors' and officers' liability insurance for these individuals in place for six years following completion of the merger. For further details regarding these arrangements, see "THE MERGER AGREEMENT--Indemnification and Insurance."

    ACCELERATED VESTING OF OPTIONS

    Metromedia agreed to assume all outstanding employee stock options of AboveNet vested or unvested. According to the terms of two of the three AboveNet stock option plans, all of the options issued under those two plans will automatically vest as a result of the merger. The merger agreement permits AboveNet to also, at its option, cause the acceleration of unvested options to purchase an additional 317,000 shares that do not automatically accelerate as a result of the merger. Of these options to purchase 317,000 shares, 87,500 are held by Mr. Sherman Tuan, the Chief Executive Officer and Chairman of the Board of AboveNet (and such 87,500 options would have vested by March 8, 2000 in accordances with their terms). No other director of AboveNet held any of such options. As a result of the above-described accelerations, all the outstanding options held by the named executive officers and directors of AboveNet will accelerate upon completion of the merger. The following table discloses for each AboveNet named executive officer and director the number of options that will be subject to accelerated vesting upon the merger:

                                                                                     NUMBER OF
                                                                                    NON-VESTED
NAME AND TITLE                                                                        OPTIONS
----------------------------------------------------------------------------------  -----------
Stephen P. Belomy.................................................................      65,001
Robert A. Burgelman...............................................................      18,750
Peter C. Chen, Ph.D...............................................................          --
Warren J. Kaplan..................................................................      15,000
Frank A. Kline....................................................................      30,000
David Rand........................................................................     211,113
James Sha.........................................................................          --
Tom Shao, Ph.D....................................................................          --
Kimball W. Small..................................................................      25,000
Sherman Tuan......................................................................     250,217
Fred A. Vierra....................................................................      18,750

REGULATORY APPROVALS

    Federal antitrust laws prohibit us from completing the merger until a required notification and report form is filed and a required waiting period has expired or been terminated. On July 6, 1999, we filed the required notification and report forms. The waiting period for the filings has terminated. Notwithstanding this termination, the Antitrust Division of the Department of Justice or the Federal Trade Commission could still take action under the antitrust laws that could adversely affect the merger. However, we do not believe that the completion of the merger will result in the violation of any applicable antitrust laws.

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STOCK EXCHANGE LISTING

    The Metromedia class A common stock to be issued to you in the merger will be listed on The Nasdaq Stock Market's National Market, subject to official notice of issuance.

FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of Metromedia common stock received by AboveNet stockholders in the merger will be freely transferable under the Federal securities laws, except for shares received by persons who are deemed to be "affiliates" of AboveNet prior to the completion of the merger. These shares may be resold by them only in transactions permitted by the resale provisions of Rule 145 of the Securities Act of 1933 (or Rule 144 in the case of persons who become affiliates of Metromedia) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Metromedia or AboveNet generally include individuals or entities that control, are controlled by, or are under common control with, such parties.

ABOVENET STOCKHOLDER LITIGATION

    On June 29, 1999, an alleged stockholder of AboveNet filed a lawsuit, captioned KAUFMAN V. TUAN, ET AL., Del. Ch. C.A. No. 17259NC, in the Court of Chancery of the State of Delaware in and for New Castle County. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the proposed merger between AboveNet and Metromedia. The complaint names, as defendants, AboveNet, the directors of AboveNet, and Metromedia (as an aider and abettor). The complaint alleges generally that AboveNet's directors breached their fiduciary duties to stockholders of AboveNet, and seeks an injunction against the merger, or, in the alternative, rescission and the recovery of unspecified damages, fees and expenses. The case has been assigned to Chancellor William B. Chandler III. AboveNet, Metromedia and the individual defendants believe the lawsuit is without merit and intend to defend themselves vigorously. The Company's and the individual director defendants' responses were filed on July 22, 1999. In connection with these responses, a motion to dismiss the complaint in its entirety and a motion to stay discovery pending the outcome of the motion to dismiss were filed by the Company and the individual directors of the Company on July 22, 1999. Similar motions to dismiss the complaint and stay discovery were filed by Metromedia on July 26, 1999.

    Four other complaints, which are virtually identical to the complaint in KAUFMAN V. TUAN, have also been filed in the Delaware Court of Chancery. None of these four complaints has been served. The four actions are captioned BROSIOUS
V. TUAN, Del. Ch. C.A. No. 17271NC, CHONG V. TUAN, Del. Ch. C.A. No. 17281NC, EHLERT V. TUAN, Del. Ch. C.A. No. 17284NC, and HORN V. TUAN, Del. Ch. C.A. No. 17300NC.

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                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Appendix A to this document and is incorporated in this document by reference. WE URGE YOU TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

TERMS OF THE MERGER

    GENERAL

    The merger agreement contemplates the merger of a Metromedia subsidiary, Magellan Acquisition, Inc., into AboveNet. After the merger, AboveNet will survive as a wholly owned subsidiary of Metromedia. The merger will be completed once we file the Certificate of Merger with the Delaware Secretary of State. This filing will occur as soon as is practicable after the closing under the merger agreement. Unless we agree otherwise, the closing will occur at 10:00 a.m. on the business day on which the satisfaction or waiver of the conditions set forth in the merger agreement is completed.

    CONVERSION OF SECURITIES

    Once we complete the merger, the following will occur:

    Unless described differently below in the sections labeled "--Fractional Shares," "--Dividends and Distributions" and "--Withholding Rights," each of the shares of AboveNet common stock will be converted into 1.175 shares of class A common stock of Metromedia.

    If there is a change in the number of shares, or securities or other instruments convertible or exchangeable into, or exercisable for, common stock of AboveNet or Metromedia prior to the completion of the merger, the exchange ratio will be adjusted to eliminate the effects of that event.

    FRACTIONAL SHARES

    Metromedia will not issue any fractional shares of its stock in the merger. As promptly as practicable after we complete the merger, ChaseMellon Shareholder Services, L.L.C., as our exchange agent in the merger, will determine the aggregate number of fractional shares which would be distributed to all AboveNet stockholders. ChaseMellon Shareholder Services will then sell a number of shares of Metromedia class A common stock equal to such aggregate number of fractional shares, and fractional stockholders will receive a cash payment in lieu of the fractional shares.

    Until the net proceeds of those sales have been distributed to AboveNet stockholders, ChaseMellon Shareholder Services will hold those proceeds in trust for the benefit of those holders. Metromedia will pay the costs of the sale of the excess shares. ChaseMellon Shareholder Services will determine the portion of the proceeds to which each holder of fractional shares will be entitled, if any, by multiplying the amount of the aggregate net proceeds from the sale by the holder's proportionate interest in the proceeds, which will depend on the holder's fractional share ownership. Instead of this procedure, however, Metromedia may satisfy payment for the excess shares by delivering cash (without interest) to ChaseMellon Shareholder Services in an amount equal to the aggregate amount of all of these excess shares multiplied by the closing sales price of Metromedia class A common stock on The Nasdaq Stock Market's National Market on the trading day immediately following the date we complete the merger.

    STOCK OPTIONS AND OTHER STOCK RIGHTS

    Once we complete the merger, each option or warrant to purchase shares of AboveNet common stock will be assumed by Metromedia. This means that each AboveNet stock option or warrant will be converted into an option or warrant to acquire shares of Metromedia class A common stock. The number of shares of Metromedia class A common stock to be subject to the option or warrant will be equal to the product of (a) the number of shares of AboveNet common stock subject to the original option or warrant and (b) the exchange ratio, rounded up to the nearest whole share, if necessary

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
(except in the case of an incentive stock option, where the product will be rounded down). The exercise price for each AboveNet option and warrant will also be adjusted and will be equal to the quotient of (a) the exercise price of the original AboveNet option and warrant divided by (b) the exchange ratio, rounded to the nearest cent.

EXCHANGE OF NEW STOCK CERTIFICATES

    EXCHANGE AGENT

    Once we complete the merger, ChaseMellon Shareholder Services will mail to each AboveNet stockholder a letter of transmittal and instructions for use in surrendering its AboveNet shares in exchange for certificate(s) representing shares of Metromedia class A common stock. Upon surrender of its AboveNet stock certificate to ChaseMellon Shareholder Services, each AboveNet stockholder will be entitled to receive a certificate representing that number of whole shares of Metromedia class A common stock and cash instead of any fractional share of Metromedia class A common stock, plus any dividends, which that stockholder has a right to receive in the merger. AboveNet stock certificates will then be canceled.

    DIVIDENDS AND DISTRIBUTIONS

    NO DIVIDENDS OR OTHER DISTRIBUTIONS DECLARED OR MADE AFTER THE MERGER WITH RESPECT TO METROMEDIA CLASS A COMMON STOCK WITH A RECORD DATE AFTER THE DATE WE COMPLETE THE MERGER WILL BE PAID TO ABOVENET STOCKHOLDERS UNTIL AN ABOVENET STOCKHOLDER SURRENDERS ITS ABOVENET STOCK CERTIFICATE(S). NO CASH PAYMENT INSTEAD OF FRACTIONAL SHARES WILL BE PAID TO AN ABOVENET STOCKHOLDER UNTIL IT SURRENDERS SUCH CERTIFICATE(S).

    Following surrender to ChaseMellon Shareholder Services of any such certificate(s), as a record holder of certificates representing whole shares of Metromedia class A common stock, each AboveNet stockholder will be paid, without interest:

    - the amount of any cash payable instead of a fractional share of Metromedia class A common stock to which it is entitled;

    - the amount of dividends or other distributions with a record date after the date we complete the merger already paid with respect to each AboveNet stockholder's whole shares of Metromedia class A common stock; and

    - at the appropriate payment date, the amount of dividends or other distributions with a record date after the date we complete the merger but prior to surrender and a payment date after surrender payable with respect to each AboveNet stockholder's whole shares of Metromedia class A common stock.

    TRANSFERS

    As soon as we complete the merger, the stock transfer books of AboveNet will be closed, and there will be no further registration of transfers of AboveNet common stock.

    TERMINATION OF EXCHANGE FUND

    Metromedia will receive any portion of Metromedia class A common stock or the proceeds from the sale of any excess Metromedia shares which remains undistributed to AboveNet stockholders twelve months after the date we complete the merger. Any AboveNet stockholder who has not previously complied with the exchange procedures may then look only to Metromedia for payment.

    NO LIABILITY

    We will not be liable to any AboveNet stockholder or Metromedia stockholder for any undistributed Metromedia class A common stock or cash from the proceeds of the sale of any excess

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Metromedia shares which is delivered to a public official pursuant to any applicable abandoned property or similar laws.

    NO INTEREST

    No interest will be paid or accrued on cash paid to AboveNet stockholders instead of fractional shares. In addition, no interest will be paid or accrued on unpaid dividends and distributions, if any, which may be payable upon surrender of AboveNet stock certificates.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties of AboveNet relating to, among other things:

    - its organization and qualification and its subsidiaries;

    - the completeness and correctness of AboveNet's certificate of incorporation and by-laws;

    - capitalization;

    - its authority relative to the merger agreement;

    - no violation of laws or other agreements in connection with the merger;

    - receipt of consents and approvals required for the merger;

    - possession of franchises, licenses, permits and other approvals required for operation of business and compliance with laws;

    - filings with the Securities and Exchange Commission and its financial statements;

    - absence of certain changes or events;

    - employee benefit plans;

    - identification of material contracts and absence of defaults thereunder;

    - absence of litigation;

    - environmental matters;

    - intellectual property;

    - tax matters;

    - absence of non-competition agreements;

    - absence of agreements that would alter or increase certain obligations of AboveNet;

    - real property;

    - labor matters;

    - the lack of any requirement to be registered under the Investment Company Act of 1940;

    - the opinion of CIBC World Markets Corp. and Volpe Brown Whelan & Company, LLC with respect to the fairness of the exchange ratio from a financial point of view;

    - absence of brokers;

    - no impact of anti-takeover statutes;

    - the accuracy of information supplied by AboveNet in connection with this document; and

    - vote necessary to approve the merger.

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
    The merger agreement also contains customary representations and warranties made by Metromedia and its merger subsidiary as to, among other things:

    - their organization and qualification and their subsidiaries;

    - the completeness and correctness of their certificates of incorporation and by-laws;

    - capitalization;

    - their authority relative to the merger agreement;

    - no violation of laws or other agreements in connection with the merger;

    - consents and approvals required for the merger;

    - possession of franchises, licenses, permits and other approvals required for operation of businesses;

    - filings with the Securities and Exchange Commission and Metromedia's financial statements;

    - absence of certain changes or events;

    - employee benefit plans;

    - absence of defaults under material contracts

    - absence of litigation;

    - environmental matters;

    - intellectual property;

    - tax matters;

    - real property;

    - labor matters;

    - the lack of any requirement to be registered under the Investment Company Act of 1940;

    - the opinion of Salomon Smith Barney with respect to the fairness of the exchange ratio from a financial point of view;

    - absence of brokers;

    - the accuracy of information supplied for inclusion or incorporation by reference in this document;

    - vote necessary to approve the merger; and

    - interim operations of the merger subsidiary.

COVENANTS

    AboveNet has agreed between the date of the merger agreement and the closing of the merger, except for scheduled exceptions or with the consent of Metromedia, it will generally:

    - conduct its business in the ordinary course of business and consistent with past practice;

    - not amend its organizational documents;

    - not (a) pay any dividends on its capital stock, (b) reclassify its capital stock in any way or issue any other securities instead of its capital stock or (c) acquire any shares of its capital stock;

    - except for pay or benefits increases made in the ordinary course of business, in connection with new hires, and bonuses paid in the ordinary course of business, not change the terms of its existing pay or benefits arrangements with management or its employees or otherwise enter into new employment or severance agreements with any of those persons;

    - not issue any shares of its capital stock;

    - except for activities in the ordinary course of business, not acquire sell, lease, license, encumber or dispose of any material properties or assets or enter into any material commitment or transaction;

    - except for borrowings made in the ordinary course of business, not incur or prepay any debt, guarantee any obligations of another person or make any loans or capital contributions to any other person;

    - not terminate, cancel or make any significant change in any contract or agreement material to AboveNet and its subsidiaries;

    - not make any capital expenditures in excess of those provided for in AboveNet's budget;

    - not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or other reorganization, other than the merger with Metromedia;

    - not alter through merger, liquidation, reorganization, or in any other fashion the corporate structure and ownership of any AboveNet subsidiary;

    - not enter into any arrangement or agreement that would materially limit or otherwise materially restrict the surviving corporation and its affiliates from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business consistent with past practices;

    - not take any action with respect to accounting policies, other than as required by law or by generally accepted accounting principles;

    - not waive, release, assign, settle or compromise any material rights, claims or litigation; and

    - not make any material tax election or settle any material income tax liability.

    Metromedia has agreed between the date of the merger agreement and the closing of the merger, except with the consent of AboveNet, it will generally:

    - not amend its organizational documents in a manner that would be adverse to the holders of its class A common stock;

    - not (a) pay any dividends on its capital stock, (b) issue any other securities instead of its class A common stock or (c) acquire any shares of its capital stock;

    - not issue any of its securities other than upon the exercise or conversion of outstanding warrants or options or the issuance of stock options in the ordinary course of business and consistent with past practice;

    - not make any sale, transfer, disposition or acquisition of assets or businesses that would cause a material delay in the completion of the transactions contemplated by the merger agreement or could reasonably be expected to have a material adverse effect on Metromedia; and

    - not adopt a plan of complete of partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

    Each of us has also agreed to, among other things, to:

    - not voluntarily take any action that would, or that could reasonably be expected to, result in any of the conditions to the merger not being satisfied;

    - cooperate with each other in the preparation of information filed with the Securities and Exchange Commission, including this document;

    - update the other with respect to changes to our respective companies until we complete the merger, particularly with respect to any change that could be expected to violate the merger agreement;

    - ensure that there are no material misstatements or omissions contained in the documents we file with the Securities and Exchange Commission in connection with the merger;

    - use its reasonable best efforts to obtain the necessary stockholder approval required to approve the merger agreement, in the case of AboveNet, and the issuance of shares of its class A common stock, in the case of Metromedia;

    - except as required under any confidentiality agreement or similar agreement, provide to each other such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects as the other party may reasonably request; and

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
    - offer employee benefits to AboveNet employees for a period of one year following consummation of the merger substantially comparable to those offered prior to the merger.

NO SOLICITATION OF TRANSACTIONS

    AboveNet has generally agreed that it will not: (a) take actions which could cause a third party to make a proposal to acquire an interest in AboveNet or (b) propose, enter into or participate in any discussions or negotiations regarding any such proposal.

    However, this does not prohibit AboveNet from:

    - furnishing information to any person that makes an unsolicited bona fide written acquisition proposal; or

    - engaging in discussions or negotiations with the third party which has made such an unsolicited proposal.

    However, in each case referred to above, the AboveNet board must conclude in good faith, following consultation with its outside counsel, that its action is legally advisable for the AboveNet board to satisfy its fiduciary obligations to its stockholders. The AboveNet board must also conclude that the unsolicited proposal is more favorable, from a financial point of view, to AboveNet's stockholders and that such unsolicited proposal, is not subject to any financing contingencies or in the good faith judgment of the AboveNet board (after consultation with a nationally recognized financial advisor) is reasonably capable of being financed. In addition, following receipt of an unsolicited proposal AboveNet may take a position contemplated by the federal securities laws or make disclosures regarding the unsolicited proposal if the AboveNet board, after consultation with outside legal counsel, determines that failure to make any disclosure would be inconsistent with its obligations under applicable law.

    If the board receives such a proposal, AboveNet must immediately inform Metromedia of the material terms and conditions of the proposal and the identity of the person making it and keep Metromedia fully informed regarding any significant details or developments with respect to the proposal and of all significant steps it is taking in response to the proposal.

    AboveNet has agreed that its board will not propose to withdraw or modify its approval or recommendation of the merger agreement. However, the AboveNet board, to the extent it concludes in good faith, following consultation with its outside counsel, that such action is legally advisable for the AboveNet board to comply with its fiduciary obligations to its stockholders, may withdraw or modify its approval or recommendation of the merger agreement if there is an unsolicited bona fide acquisition proposal which the board determines in its good faith judgment (after consultation with a nationally recognized financial advisor) to be more favorable from a financial point of view to AboveNet's stockholders than the merger and which is not subject to any financing contingencies or which, in the good faith judgment of the AboveNet board (after consultation with a nationally recognized financial advisor), is reasonably capable of being financed.

    If the AboveNet board withdraws or modifies its approval or recommendation of the merger agreement, Metromedia may nonetheless require that the approval of the merger agreement be submitted to a vote of AboveNet's stockholders at AboveNet's special meeting. In this case, Metromedia may no longer terminate the merger agreement for any of the reasons specified in the fourth bullet-point under the heading "Termination" below.

INDEMNIFICATION AND INSURANCE

    After the merger is completed, Metromedia will preserve all rights to indemnification existing as of June 22, 1999, the date of the merger agreement, in favor of any current or former director, officer, agent or employee of AboveNet for a period of at least six years following the merger. Metromedia will also indemnify directors, officers, agents and employees of AboveNet against liabilities or claims arising before the merger is completed and as a result of their positions at AboveNet. Finally, Metromedia will

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pay such persons legal and other expenses in connection with any proceeding arising out of any matter occurring until the merger is completed and, subject to limitations as to cost, maintain AboveNet's current directors' and officers' liability insurance in place for at least six years following the merger.

CONDITIONS TO THE MERGER

    Our respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

    - the approval of the merger by the AboveNet stockholders and the approval of the issuance of the shares of Metromedia class A common stock in the merger by the Metromedia stockholders;

    - The Nasdaq Stock Market's National Market listing of the shares of Metromedia class A common stock to be issued in the merger, subject to official notice of issuance;

    - the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and obtaining of all approvals and consents from governmental authorities that are necessary to complete the merger;

    - no law, order, injunction or decree that prohibits, restrains, enjoins or otherwise prohibits consummation of the merger shall have been enacted, issued, promulgated, enforced or entered by, or be pending before any court or governmental entity of competent jurisdiction; and

    - the effectiveness of the registration statement to register the Metromedia class A common stock to be issued to AboveNet stockholders in the merger.

    Metromedia's obligation to complete the merger agreement also depends on the satisfaction or waiver of each of the following conditions:

    - the employment agreements entered into between AboveNet and each of Mr. Sherman Tuan and Mr. David Rand, as amended and restated, must be in full force and effect on the closing date and neither Mr. Tuan nor Mr. Rand shall have died, become permanently incapacitated or otherwise refused to perform services or be in material breach under those employment agreements in violation of their terms;

    - AboveNet's representations and warranties are true and correct in all material respects when made and as of the closing date; and

    - AboveNet has performed or complied with in all material respects all obligations to be performed by it under the merger agreement at or prior to the closing date.

    AboveNet's obligation to complete the merger agreement also depends on the satisfaction or waiver of each of the following conditions:

    - Metromedia's representations and warranties are true and correct in all material respects when made and as of the closing date;

    - Metromedia has performed or complied in all material respects with all obligations to be performed by it under this agreement at or prior to the closing date; and

    - AboveNet shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AboveNet, dated the closing date, to the effect that the merger will be treated as a reorganization within the meaning on section 368(a) of the Internal Revenue Code and that each party to the merger agreement will be treated as a "party to the reorganization" within the meaning of section 368(b) of the Internal Revenue Code.

TERMINATION

    The merger may be abandoned, at any time before we complete the merger and before or after any stockholder approval, in the following circumstances:

    - by our mutual written consent;

    - by either one of us, if the merger is not completed before December 31, 1999 through no fault of the party wishing to terminate the merger agreement;

    - by either one of us, if a final nonappealable decree or injunction prevents the completion of the merger;

    - by Metromedia, if (a) the AboveNet board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or (b) the AboveNet board of directors recommends to AboveNet's stockholders a competing proposal or transaction or enters into an agreement with respect to a "superior proposal"or (c) a tender offer or exchange offer for more than 35% of the outstanding shares of capital stock of AboveNet is commenced and the board of directors of AboveNet fails to recommend against or takes no position with respect to acceptance of that tender offer or exchange offer by its stockholders;

    - by either one of us, if the merger agreement is not approved by the requisite vote of stockholders of AboveNet or the issuance of shares of Metromedia class A common stock is not approved by the requisite vote of stockholders of Metromedia;

    - by Metromedia, if AboveNet's representations and warranties become untrue or because AboveNet breaches any material representation, warranty or covenant, if the breach is not cured by December 31, 1999; and

    - by AboveNet, if Metromedia's representations and warranties become untrue or because Metromedia breaches any material representation, warranty or covenant, if the breach is not cured by December 31, 1999.

TERMINATION FEES AND EXPENSES

    Except as otherwise stated in the merger agreement, all expenses incurred in the merger will be paid by the party incurring the expenses.

    AboveNet has agreed to pay Metromedia all of its out-of-pocket expenses, not to exceed $5,000,000, plus a $50,000,000 termination fee if the merger agreement is terminated by Metromedia:

    (a) if the AboveNet board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement, if the AboveNet board of directors recommends to the AboveNet stockholders a competing proposal or transaction or enters into an agreement with respect to a "superior proposal", or if a tender offer or exchange offer for more than 35% of the outstanding shares of capital stock of AboveNet is commenced and the AboveNet board of directors fails to recommend against or takes no position with respect to acceptance of that tender or exchange offer by its stockholders;

    (b) by virtue of AboveNet not obtaining the requisite stockholder vote to approve the merger agreement; or

    (c) by virtue of a willful and material breach by AboveNet of any agreement, representation, warranty or covenant it made in the merger agreement.

    However, AboveNet WILL NOT have to pay the termination fee in connection with (b) and (c) above unless and until:

    - at the time of the stockholder meeting or the breach, as applicable, AboveNet has received a bona fide alternative acquisition proposal, or a third party has made or publicly announced its intention to make such a proposal, and

    - within twelve months after termination of the merger agreement, AboveNet enters into a definitive agreement providing for, or consummates, an alternative acquisition proposal with any third party.

                               RELATED AGREEMENTS

VOTING AGREEMENTS

    In connection with the merger agreement, Metromedia Company and one of its general partners, which together hold 33,769,272 shares of Metromedia class B common stock representing approximately 66% of the outstanding combined voting power of Metromedia's common stock, entered into a voting agreement with AboveNet. These stockholders have agreed to vote in favor of the issuance of the shares of Metromedia's class A common stock pursuant to the merger, thereby assuring its approval, and to not transfer or assign any of their shares of Metromedia class B common stock prior to the closing date or termination of the merger agreement.

    In connection with the merger agreement, six stockholders (and certain related entities) of AboveNet (five of whom are directors or officers of AboveNet), who together hold shares of AboveNet's common stock representing approximately 15.5% of the outstanding voting power of AboveNet common stock, entered into a voting agreement with Metromedia. These stockholders have agreed to vote in favor of the merger, the merger agreement, and the transactions contemplated by the merger agreement. They have also agreed to vote against any proposal for any extraordinary corporate transaction between AboveNet and any person (other than Metromedia or its subsidiaries) or any other action or agreement in each case that is intended or could reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of AboveNet under the merger agreement, (2) result in any of the conditions to AboveNet's obligations under the merger agreement not being fulfilled or (3) materially impede, interfere with, delay, postpone or materially adversely affect the merger and the transactions contemplated by the merger agreement. These stockholders have also agreed not to transfer or assign any of their shares of AboveNet common stock prior to the closing date or termination of the merger agreement.

EMPLOYMENT AGREEMENTS

TUAN EMPLOYMENT AGREEMENT

    In anticipation of the merger and as a condition to Metromedia's willingness to enter into the merger agreement, on June 22, 1999, AboveNet and Sherman Tuan, chairman and chief executive officer of AboveNet, entered into an employment agreement which will become effective upon consummation of the merger and will replace Mr. Tuan's existing employment agreement. The following is a summary of the material terms of the employment agreement.

    TERM

    The employment agreement with Mr. Tuan provides for his employment from the effective date of the merger through the third anniversary of the merger. After this initial term of employment, the employment agreement will be automatically renewed for successive one-year periods unless terminated by either party upon written notice given not less than three months prior to the expiration of the then-current term.

    POSITION

    Mr. Tuan will act as chief executive officer of AboveNet. As such, he will be responsible for those duties consistent with his position. Mr. Tuan is also to be elected to Metromedia's board of directors at the closing of the merger.

    COMPENSATION

    The employment agreement with Mr. Tuan provides for an initial base salary of $250,000 for each year of the term or at such higher rate as the board of Metromedia determines in its sole discretion. The base salary will be increased by at least 10% in each year of the term. The employment agreement also provides for an annual bonus of $150,000 based upon performance targets established by the board of Metromedia at the beginning of each employment year.

    STOCK OPTIONS

    Upon completion of the merger, Mr. Tuan will receive first incentive stock options, up to the extent legally permissible, and then nonqualified stock options to purchase 500,000 shares of Metromedia's class A common stock at an exercise price equal to the fair market value on the date of grant. Mr. Tuan will be vested as to one-third of the option shares on each of the first three anniversaries of the effective date of the employment agreement.

    TERMINATION

    The employment agreement may be terminated in the event of Mr. Tuan's death or disability, for cause or as a result of a material breach by Metromedia (including if Mr. Tuan is not elected to the Metromedia board of directors). If Mr. Tuan's employment agreement is terminated for cause, he will be entitled to receive only his base salary through the date of termination and any previously accrued and unpaid benefits. If the employment agreement is terminated for death or disability, Mr. Tuan will be entitled to base salary though the date of termination and any additional compensation to which he is entitled, prorated to the date of termination.

    If the employment agreement is terminated without cause by Metromedia or upon a material breach of the agreement by Metromedia, Mr. Tuan is entitled to base salary through the date of termination, any additional compensation to which he is entitled prorated to the date of termination, continuing payments of base salary for 18 months following termination, coverage for Mr. Tuan and his dependents for 2 years under certain insurance plans sponsored by Metromedia or AboveNet, and immediate vesting of all options.

    INSURANCE

    Metromedia and AboveNet will be obligated to continue to pay all current insurance policies covering Mr. Tuan.

    NON-COMPETITION PROVISIONS

    The employment agreement subjects Mr. Tuan during, and for 18 months after the termination of, his employment to a restriction on, among other things, directly or indirectly competing with AboveNet by serving as an officer, director or employee of, or consultant to, any competitor of Metromedia or AboveNet that sells or offers to sell any products or services which compete with those offered or sold by Metromedia or AboveNet. He is also restricted in his dealings with customers of Metromedia and AboveNet.

RAND EMPLOYMENT AGREEMENT

    In anticipation of the merger and as a condition to Metromedia's willingness to enter into the merger agreement, on June 22, 1999, AboveNet and David Rand, chief technology officer of AboveNet, entered into an employment agreement which will become effective upon consummation of the merger and will replace Mr. Rand's existing employment agreement. The following is a summary of the material terms of the employment agreement.

    TERM

    The letter agreement with Mr. Rand provides for his employment for five years from the closing of the merger. After this initial term of employment, the letter agreement will be automatically extended for additional periods of one year unless terminated by either party upon written notice given not less than three months prior to the expiration of the then-current term.

    POSITION

    Mr. Rand will act as chief technology officer of AboveNet. Mr. Rand will also be elected to the Metromedia board of directors.

    COMPENSATION

    The letter agreement with Mr. Rand provides for an initial base salary of $250,000 for each year of the term or at such higher rate as the board of Metromedia shall determine in its sole discretion. The letter agreement also provides for an annual bonus of $125,000 based upon performance targets established by the board of Metromedia at the beginning of each employment year.

    STOCK OPTIONS

    Upon completion of the merger, Mr. Rand will receive stock options to purchase 500,000 shares of Metromedia's class A common stock at an exercise price equal to the fair market value on the date of grant. Mr. Rand will be vested in 25% of the option shares on the first anniversary of the effective date of the employment agreement and 25% of the options on each anniversary for the next three years.

    TERMINATION

    The letter agreement with Mr. Rand may be terminated in the event of his death or disability, for cause or as a result of a material breach of Metromedia (including if Mr. Rand is not elected to the Metromedia board of directors). If the letter agreement is terminated for cause, Mr. Rand will be entitled to no further compensation. If the letter agreement is terminated for disability, he will be entitled to compensation and reimbursement amounts provided in the letter agreement prorated to the date of termination.

    If the letter agreement is terminated because of a material breach by Metromedia, Mr. Rand will be entitled to his unpaid salary through the date of termination, all previously earned and accrued entitlement and benefits from Metromedia and its employee benefit plans, an amount equal to the product of Mr. Rand's base salary as determined in accordance with the letter agreement multiplied by two, continued coverage for Mr. Rand and any covered dependents for two years under all health, life and disability insurance plans sponsored by Metromedia or AboveNet at premium rates in effect at the time of the termination, and immediate vesting of all options held by Mr. Rand.

    NON-COMPETITION PROVISIONS

    The employment agreement subjects Mr. Rand during and 24 months after the termination of his employment to a restriction on, among other things, directly or indirectly competing with AboveNet by serving as an officer, director or employee of, or consultant to, any competitor of Metromedia or AboveNet that sells or offers to sell any products or services which compete with those offered or sold by Metromedia or AboveNet. He is also restricted in his dealings with customers of Metromedia and AboveNet.

    OTHER AGREEMENTS

    At the closing of the merger, Mr. Rand will enter into a proprietary information and inventions agreement with AboveNet whereby he agrees, among other things, to license or assign specified intellectual property to AboveNet and to hold certain information concerning AboveNet and Metromedia confidential.

OPTION AGREEMENT

    In connection with the merger agreement, AboveNet granted Metromedia an irrevocable option to purchase 6,875,560 shares of AboveNet common stock at a purchase price equal to $49.9375 per share. The option may be exercised, in whole or in part, at any time prior to the termination of the option agreement, after the occurrence of any event as a result of which the merger agreement is terminated and Metromedia is entitled to receive payment of the termination fee described above in the section entitled "THE MERGER AGREEMENT--Termination Fees and Expenses." The following is a brief summary on the material provisions of the option agreement. A copy of the option agreement is attached as Appendix B to this document and is incorporated in this document by reference. WE URGE YOU TO READ THE OPTION AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

    TERM

    The option terminates on the earliest of:

    - the effective time of the merger;

    - the termination of the merger agreement other than under circumstances which would (either immediately or upon satisfaction of conditions to such entitlement) entitle Metromedia to receive the termination fee as described above; or

    - the date which is twelve months after termination of the merger agreement, under circumstances which would (either immediately or upon satisfaction of conditions to such entitlement) entitle Metromedia to receive the termination fee as described above.

    REGISTRATION OF SHARES

    If the option is exercised by Metromedia, the shares received by it would be unregistered securities under the Securities Act of 1933. As such, no disposition of those shares could be made except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

    AboveNet has agreed that, if requested by Metromedia at any time within two years of the first exercise of the option, it will prepare, file, and cause to be made effective, up to two registration statements under the Securities Act, in order to permit the offering, sale and delivery or other disposition of the shares acquired through exercise of the option.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    In the event of any change in the issued and outstanding common stock of AboveNet, by reason of a distribution, reclassification, stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares subject to the option, and the exercise price thereof, shall be adjusted appropriately, so that Metromedia will receive, upon exercise of the option, the same class and number of outstanding shares as would have been received had the option been exercised before the proposed change.

    REPURCHASE OPTIONS

    At any time after the option is exercisable and prior to the termination of the option, Metromedia may require AboveNet to repurchase that portion of the option that remains unexercised at a purchase price per share subject to the option equal to the difference between the average closing sales price per share of AboveNet common stock during the 20 trading days prior to such request and the exercise price per share of the option; provided that the repurchase price shall not exceed $1.00 per share. In addition, upon receiving notice of Metromedia's intention to exercise the option, AboveNet is entitled, immediately following exercise of the option, to repurchase any shares of AboveNet common stock issued upon exercise at a repurchase price per share equal to the exercise price per share of the option plus $1.00.

    PROFIT LIMITATION

    Metromedia may not exercise its rights under the option agreement and the termination fee provisions of the merger agreement as described above in the section entitled "The Merger Agreement--Termination Fee and Expenses" in a manner that would result in a cash payment to Metromedia of an aggregate amount of more than the sum of: (a) the aggregate price paid by Metromedia for any option shares as to which the option had been previously exercised, plus (b) $50,000,000. Any amounts payable pursuant to the option agreement and the termination fee provisions of the merger agreement will be reduced appropriately so that the aggregate amount payable by AboveNet will not exceed such sum.

                                   METROMEDIA
         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

    The following unaudited pro forma condensed combining financial information illustrates the effect of the merger of AboveNet with a wholly owned subsidiary of Metromedia under the terms of the merger agreement. Under the terms of the merger agreement, the holders of AboveNet common stock will receive 1.175 shares of Metromedia class A common stock for each share of AboveNet common stock. The share price used to determine the acquisition cost was derived by taking the average of the closing price of Metromedia's class A common stock for the two days prior to and subsequent to the announcement of the proposed merger, which was June 23, 1999.

    On June 21, 1999, AboveNet acquired the assets and assumed obligations related to the Palo Alto Internet Exchange (PAIX) from Compaq Computer Corporation for approximately $76.5 million, consisting of $70 million in cash, an obligation to provide various services to Compaq Computer Corporation with a value currently estimated to be approximately $5 million and expenses of approximately $1.5 million.

    On April 30, 1999, AboveNet sold 5,650,356 shares of its common stock in an underwritten public offering at a price of $42.50 per share and on May 5, 1999 sold an additional 1,200,000 shares through the exercise of the underwriters' over-allotment option. Net proceeds to AboveNet were approximately $273.5 million.

    On May 20, 1999, Metromedia completed a two-for-one stock split of its class A and class B common stock in the form of a 100% stock dividend to all stockholders of record as of the close of business on May 3, 1999. On May 7, 1999, AboveNet completed a two-for-one stock split of its common stock in the form of a 100% stock dividend to all stockholders of record as of the close of business on April 14, 1999.

    The unaudited pro forma condensed combining financial information presented herein gives effect to Metromedia's acquisition of AboveNet, AboveNet's acquisition of PAIX, AboveNet's sales of common stock and each of Metromedia's and AboveNet's stock splits. The pro forma condensed combining financial information is based on the historical financial statements of Metromedia, AboveNet and PAIX.

    AboveNet has a fiscal year end of June 30. The unaudited historical information for AboveNet for the year ended December 31, 1998 consists of the period from January 1, 1998 to June 30, 1998 combined with the period from July 1, 1998 to December 31, 1998 derived from AboveNet's historical unaudited financial statements.

    The unaudited pro forma condensed combining statements of operations for the three months ended March 31, 1999 and for the year ended December 31 1998 give effect to the above transactions as if they had been consummated at January 1, 1998. The unaudited pro forma condensed combining balance sheets, as of March 31, 1999, give effect to the above transactions as if they had been consummated on March 31, 1999.

ACCOUNTING TREATMENT

    Metromedia plans to record the acquisition of AboveNet using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed will be recorded at their estimated fair values, which are subject to further adjustment based upon appraisals and other analyses.

    AboveNet plans to record the acquisition of PAIX using the purchase method of accounting. Accordingly, the assets acquired and obligations assumed will be recorded at their estimated fair values, which are subject to further adjustments based upon appraisals and other analyses.

    The pro forma adjustments are based upon available information and assumptions that we believe are reasonable at the time made. The unaudited pro forma condensed combined financial statements do not purport to present our financial position or results of operations had the transactions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for synergies that we expect to realize following consummation of the transactions. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

    The unaudited pro forma condensed combining financial statements should be read in conjunction with the consolidated financial statements and notes of Metromedia, AboveNet and PAIX. Metromedia has incorporated its historical financial statements in this document by reference and the AboveNet and PAIX financial statements and related notes are included in this document beginning on page F-1.

                         METROMEDIA FIBER NETWORK, INC.

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO FORMA FOR
                                    ABOVENET       PAIX                     ACQUIRED     METROMEDIA
                                   HISTORICAL   HISTORICAL   ADJUSTMENTS    ENTITIES     HISTORICAL   ADJUSTMENTS   PRO FORMA
                                   -----------  -----------  -----------  -------------  -----------  -----------  -----------
Revenue..........................   $   3,851    $   1,534    $      --     $   5,385     $  18,379    $      --    $  23,764
Expenses:
  Cost of sales..................       4,573          516           --         5,089         8,258           --       13,347
  Selling, general and
    administrative...............       4,490          131           --         4,621         6,073           --       10,694
  Consulting and employment
    incentives...................         113           --           --           113            --           --          113

  Depreciation and                                                1,828(1)                                (1,828)(3)
    amortization.................         802          993         (893)(1)       2,730       1,195       18,964(4)     21,061
                                   -----------  -----------  -----------  -------------  -----------  -----------  -----------

Income (loss) from
      operations.................      (6,127)        (106)        (935)       (7,168)        2,853      (17,136)     (21,451)
  Interest income................         694           --           --           694         7,437         (143)(5)      7,988
  Interest expense...............        (423)          --           --          (423)      (15,904)         423(5)    (15,904)
  Loss in joint venture..........          --           --           --            --          (200)          --         (200)
                                   -----------  -----------  -----------  -------------  -----------  -----------  -----------
Net loss before income taxes.....      (5,856)        (106)        (935)       (6,897)       (5,814)     (16,856)     (29,567)
  Income taxes...................          --           --           --            --            --           --           --
                                   -----------  -----------  -----------  -------------  -----------  -----------  -----------
Net loss.........................   $  (5,856)   $    (106)   $    (935)    $  (6,897)    $  (5,814)   $ (16,856)   $ (29,567)
                                   -----------  -----------  -----------  -------------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -------------  -----------  -----------  -----------
Net loss per share--basic........                                                         $   (0.03)                $   (0.13)
                                                                                         -----------               -----------
                                                                                         -----------               -----------
Net loss per share--diluted......                                                               n/a                       n/a
                                                                                         -----------               -----------
                                                                                         -----------               -----------
Weighted average number of shares
  outstanding--basic (6) (7).....                                                           189,002                   229,166
                                                                                         -----------               -----------
                                                                                         -----------               -----------
Weighted average number of shares
  outstanding--diluted...........                                                               n/a                       n/a
                                                                                         -----------               -----------
                                                                                         -----------               -----------

  See accompanying notes to unaudited pro forma condensed combining financial statements

                         METROMEDIA FIBER NETWORK, INC.

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       PRO FORMA
                                                                          FOR
                                ABOVENET       PAIX                     ACQUIRED    METROMEDIA
                               HISTORICAL   HISTORICAL   ADJUSTMENTS    ENTITIES    HISTORICAL   ADJUSTMENTS   PRO FORMA
                               -----------  -----------  -----------  ------------  -----------  -----------  -----------
Revenue......................   $   6,777    $   4,362    $      --    $   11,139    $  36,436    $      --    $  47,575
Expenses:
  Cost of sales..............       7,551        2,583           --        10,134       13,937           --       24,071
  Selling, general and
    administrative...........       7,843          450           --         8,293       14,712           --       23,005
  Consulting and employment
    incentives...............       2,396           --           --         2,396        3,648           --        6,044
  Depreciation and                                           (1,944)(1)                              (7,313)(4)
    amortization.............       1,497        2,349        7,313(1)       9,215       1,532       75,854(4)     79,288
                               -----------  -----------  -----------  ------------  -----------  -----------  -----------
Income (loss) from
  operations.................     (12,510)      (1,020)      (5,369)      (18,899)       2,607      (68,541)     (84,833)
  Interest income............         337           --           --           337        8,788          (50)(5)      9,075
  Interest expense...........        (529)          --           --          (529)      (6,861)        (125)(5)     (7,515)
  Loss in joint venture......          --           --           --            --         (146)          --         (146)
                               -----------  -----------  -----------  ------------  -----------  -----------  -----------
Net income (loss) before
    income taxes.............     (12,702)      (1,020)      (5,369)      (19,091)       4,388      (68,716)     (83,419)
  Income taxes...............          --           --           --            --        3,402       (3,402)(8)         --
                               -----------  -----------  -----------  ------------  -----------  -----------  -----------
Net income (loss)............   $ (12,702)   $  (1,020)   $  (5,369)   $  (19,091)   $     986    $ (65,314)   $ (83,419)
                               -----------  -----------  -----------  ------------  -----------  -----------  -----------
                               -----------  -----------  -----------  ------------  -----------  -----------  -----------
Net income (loss) per
  share--basic...............                                                        $    0.01                 $   (0.37)
                                                                                    -----------               -----------
                                                                                    -----------               -----------
Net income (loss) per
  share--diluted.............                                                        $    0.00                       n/a
                                                                                    -----------               -----------
                                                                                    -----------               -----------
Weighted average number of
  shares outstanding-basic
  (6) (7)....................                                                          186,990                   227,154
                                                                                    -----------               -----------
                                                                                    -----------               -----------
Weighted average number of
  shares outstanding--
  diluted....................                                                          219,524                       n/a
                                                                                    -----------               -----------
                                                                                    -----------               -----------

  See accompanying notes to unaudited pro forma condensed combining financial statements

                         METROMEDIA FIBER NETWORK, INC.

                  PRO FORMA CONDENSED COMBINING BALANCE SHEETS
                                  (UNAUDITED)

                                 MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                        PRO FORMA
                                                                           FOR
                         ABOVENET       PAIX                             ACQUIRED    METROMEDIA
                        HISTORICAL   HISTORICAL        ADJUSTMENTS       ENTITIES    HISTORICAL        ADJUSTMENTS       PRO FORMA
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------
ASSETS
Current assets:
  Cash and cash
    equivalents.......   $44,948      $    --         $(71,500)(1)      $246,948     $  415,580      $  (11,921)(3)      $ 630,607
                                                      273,500(2)                                        (20,000)(3)
  Short-term
    investments.......    11,744           --              --             11,744             --              --             11,744
  Pledged
    securities........        --           --              --                 --         62,089              --             62,089
  Accounts
    receivable........     1,851          102              --              1,953         52,174              --             54,127
  Prepaid amd other
    current assets....     1,301           29              --              1,330          2,187              --              3,517
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------
      Total current
        assets........    59,844          131         202,000            261,975        532,030         (31,921)           762,084
Fiber optic
  transmission network
  and related
  equipment, net......     9,080           --              --              9,080        339,730              --            348,810
Property and
  equipment, net......    24,394        3,405              --             27,799          3,087              --             30,886
Pledged securities and
  restricted cash.....     1,220           --              --              1,220         91,284              --             92,504
Other assets..........     1,645           --              --              1,645         40,195              --             41,840
Intangible assets.....        --       32,864         (32,864)(1)         73,130             --         (73,130)(3)      1,517,073
                                                       73,130(1)                                      1,517,073(3)
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------
      Total assets....   $96,183      $36,400         $242,266          $374,849     $1,006,326      $1,412,022          $2,793,197
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....     8,521           --              --              8,521         14,036              --             22,557
  Accrued expenses....     2,116           --              --              2,116        126,802              --            128,918
  Current portion of
    deferred
    revenue...........       971          166             250(1)           1,387         10,148              --             11,535
  Current portion of
    long-term
    obligations.......     3,511           --              --              3,511             55          (2,494)(3)          1,072
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------
      Total current
        liabilities...    15,119          166             250(1)          15,535        151,041          (2,494)           164,082
Notes payable.........        --           --              --                 --        650,000              --            650,000
Capital lease
  obligation, net of
  current portion.....        --           --              --                 --         22,823              --             22,823
Deferred revenue......        --           --           4,750(1)           4,750         33,344              --             38,094
Long-term
  obligations.........     9,973           --              --              9,973             --          (9,427)(3)            546
Total stockholders'
  equity..............    71,091       36,234         237,266(1)(2)      344,591        149,118       1,423,943(3)(6)    1,917,652
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------
      Total
        liabilities
        and
        stockholders'
        equity........   $96,183      $36,400         $242,266          $374,849     $1,006,326      $1,412,022          $2,793,197
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------
                        ----------   ----------       -------------     ----------   ----------      ---------------     ----------

  See accompanying notes to unaudited pro forma condensed combining financial statements

                         METROMEDIA FIBER NETWORK, INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

(1) Reflects the acquisition by AboveNet of PAIX at March 31, 1999 for the balance sheet and January 1, 1998 for the income statements as follows:

    (i) the payment of cash for the acquisition of PAIX in the amount of $70 million; and

    (ii) the excess of cost (currently estimated to be approximately $76.5 million) over net tangible assets acquired of PAIX of $3.4 million.

    AboveNet has made a preliminary allocation to intangible assets of excess cost over estimated net tangible assets as PAIX's tangible assets and liabilities approximate fair value. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(2) Reflects the sale of 6,850,356 shares of AboveNet common stock for net proceeds of $273.5 million in May 1999.

(3) Reflects the acquisition by Metromedia of AboveNet at March 31, 1999 for the balance sheet and January 1, 1998 for the income statements as follows:

    (i) the issuance of approximately 40.2 million shares of Metromedia class A common stock in exchange for shares of AboveNet common stock at a ratio of 1.175;

    (ii) the payment of AboveNet's outstanding credit facility, which is required to be repaid under the terms of Metromedia's senior note indenture;

    (iii) the elimination of AboveNet's historical net tangible assets acquired; and

    (iv) issuance of shares of Metromedia class A common stock.

Number of shares issued to acquire AboveNet.............  40,164,245
Per share price of stock................................     $40.36
                                                          ---------
Value of shares issued..................................             $1,621,029,000
Value of Metromedia options and warrants issued in
  exchange for AboveNet's options and warrants..........                156,635,000
Transaction costs.......................................                 20,000,000
                                                                     --------------
Total acquisition cost..................................              1,797,664,000
AboveNet's net tangible assets acquired.................                280,591,000
                                                                     --------------
Excess of cost over net tangible assets acquired........             $1,517,073,000
                                                                     --------------
                                                                     --------------

    Metromedia has made a preliminary allocation to intangible assets of excess cost over estimated net tangible assets acquired as AboveNet's tangible assets and liabilities are estimated to approximate fair value. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(4) Reflects amortization of the excess of cost over net tangible assets acquired in the merger by use of the straight-line method over 20 years.

(5) Reflects the elimination of interest expense attributable to the AboveNet credit facility and the elimination of interest income for funds utilized in the repayment of the AboveNet credit facility.

(6) The average common shares outstanding used in calculating pro form loss per common share are calculated assuming that the estimated number of shares of Metromedia class A common stock to be issued in the merger were outstanding from the beginning of the periods presented.

(7) Reflects the stock splits of both Metromedia and AboveNet.

(8) Reflects the adjustment of the tax provision.

                                    ABOVENET
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial information illustrates the effect of the acquisition by AboveNet of assets and assumed obligations related to the Palo Alto Internet Exchange (PAIX) from Compaq Computer Corporation (Compaq) on June 21, 1999. The consideration included $70.0 million in cash and an obligation to provide various services to Compaq, with a value currently estimated to be approximately $5.0 million, and AboveNet incurred costs of $1.5 million, resulting in a total purchase cost of $76.5 million.

    The unaudited pro forma financial information presented herein is based on the historical financial statements of AboveNet and PAIX. The historical financial statements of PAIX include (i) a combined statement of assets to be acquired and liabilities to be assumed (which includes only the assets to be acquired and liabilities to be assumed by AboveNet in accordance with the asset purchase agreement entered into with Compaq), and (ii) a combined statement of revenues and direct expenses (which includes only those revenues and expenses directly related to the PAIX business).

    The unaudited pro forma condensed combining statements of operations for the nine months ended March 31, 1999 and for the year ended June 30, 1998 give effect to the acquisition of PAIX as if it had been consummated on July 1, 1997. The unaudited pro forma condensed combining balance sheet as of March 31, 1999 gives effect to the acquisition of PAIX as if it had been consummated on March 31, 1999. This method of combining the companies is only for the presentation of pro forma financial information. Actual statements of operations will include the results of PAIX from the date of acquisition, with no retroactive restatement.

    The pro forma adjustments are based on available information and assumptions that AboveNet believes are reasonable at the time made. The unaudited pro forma condensed combining financial statements do not purport to present AboveNet's financial position or results of operations had the acquisition of PAIX occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combining statements of operations do not reflect any adjustments for synergies that might be realized upon consummation of the acquisition of PAIX. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

    The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of AboveNet and PAIX.

    AboveNet plans to account for the acquisition of PAIX using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further adjustment based on future events and further analysis.

                          ABOVENET COMMUNICATIONS INC.
                  PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                 MARCH 31, 1999
                                  (UNAUDITED)

                                                                                PRO FORMA        PRO FORMA
                                                 ABOVENET          PAIX        ADJUSTMENTS       COMBINED
                                              --------------  --------------  --------------  ---------------
ASSETS
Current assets:
  Cash and equivalents......................  $   44,947,700  $           --  $  (44,000,000 (1) $       947,700
  Short-term investments....................      11,744,200              --     (11,744,200 (1)              --
  Accounts receivable, net..................       1,851,000         102,000              --        1,953,000
  Prepaid expenses and other current
    assets..................................       1,301,200          29,000              --        1,330,200
                                              --------------  --------------  --------------  ---------------

  Total current assets......................      59,844,100         131,000     (55,744,200)       4,230,900

Property and equipment, net.................      24,393,800       3,405,000              --       27,798,800
Rights to use fiber optic capacity..........       9,080,000              --              --        9,080,000
Restricted cash.............................       1,220,000              --              --        1,220,000
Other assets................................       1,644,800              --              --        1,644,800
Intangible assets...........................              --      32,864,000     (32,864,000 (4)      73,130,000
                                                                                  73,130,000(3)
                                              --------------  --------------  --------------  ---------------
  Total.....................................  $   96,182,700  $   36,400,000  $  (15,478,200) $   117,104,500
                                              --------------  --------------  --------------  ---------------
                                              --------------  --------------  --------------  ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................  $    8,521,000  $           --  $           --  $     8,521,000
  Remaining obligation for rights to use
    fiber optic capacity....................         800,000              --              --          800,000
  Accrued liabilities.......................       1,315,800              --              --        1,315,800
  Customer deposits.........................         971,300         166,000              --        1,137,300
  Current portion of long-term
    obligations.............................       3,511,200              --         250,000(2)      19,517,000
                                                                                  15,755,800(1)
                                              --------------  --------------  --------------  ---------------
  Total current liabilities.................      15,119,300         166,000      16,005,800       31,291,100

Other long-term obligations.................       9,972,500              --       4,750,000(2)      14,722,500
                                              --------------  --------------  --------------  ---------------
Total stockholders' equity..................      71,090,900      36,234,000     (36,234,000 (5)      71,090,900
                                              --------------  --------------  --------------  ---------------
  Total.....................................  $   96,182,700  $   36,400,000  $  (15,478,200) $   117,104,500
                                              --------------  --------------  --------------  ---------------
                                              --------------  --------------  --------------  ---------------

  See accompanying notes to unaudited pro forma condensed combining financial statements

                          ABOVENET COMMUNICATIONS INC.
             PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                       TWELVE MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                                                                  PRO FORMA       PRO FORMA
                                                    ABOVENET         PAIX        ADJUSTMENTS       COMBINED
                                                 --------------  -------------  --------------  --------------
Revenues.......................................  $    3,436,400  $   3,164,000  $           --  $    6,600,400
Costs and expenses:

  Cost of revenues.............................              --      2,896,000              --       2,896,000
  Data communications and telecommunications...       2,199,800             --              --       2,199,800
  Network operations...........................       1,571,800         35,000              --       1,606,800
  Sales, general and administrative............       3,240,200        686,000              --       3,926,200
  Depreciation and amortization................         475,500             --              --         475,500
  Amortization of intangibles..................              --        188,000        (188,000 (4)      7,313,000
                                                             --             --       7,313,000(6)             --
  Stock-based compensation expense.............       1,276,400             --              --       1,276,400
                                                 --------------  -------------  --------------  --------------
    Total costs and expenses...................       8,763,700      3,805,000       7,125,000      19,693,700

Loss from operations...........................      (5,327,300)      (641,000)     (7,125,000)    (13,093,300)
Interest expense...............................        (160,800)            --     (10,650,000 (7)    (10,810,800)
Interest and other income......................          63,100             --              --          63,100
                                                 --------------  -------------  --------------  --------------
Net loss.......................................  $   (5,425,000) $    (641,000) $  (17,775,000) $  (23,841,000)
                                                 --------------  -------------  --------------  --------------
                                                 --------------  -------------  --------------  --------------

Basic and diluted loss per share...............  $       (10.34)                                $       (45.45)
Shares used in basic and diluted loss per
  share........................................         524,608                                        524,608

  See accompanying notes to unaudited pro forma condensed combining financial statements

                          ABOVENET COMMUNICATIONS INC.
             PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)

                                                                                  PRO FORMA       PRO FORMA
                                                    ABOVENET         PAIX        ADJUSTMENTS       COMBINED
                                                 --------------  -------------  --------------  --------------
Revenues.......................................  $    8,297,400  $   4,067,000                  $   12,364,400
Costs and expenses:
  Cost of revenues.............................              --      2,050,000                       2,050,000
  Data communications and telecommunications...       5,705,100             --                       5,705,100
  Network operations...........................       3,720,600          9,000                       3,729,600
  Sales, general and administrative............      10,043,700        317,000                      10,360,700
  Depreciation and amortization................       2,005,100                                      2,005,100
  Amortization of intangibles..................              --      2,678,000  $   (2,678,000 (4)      5,484,700
                                                                                     5,484,700(6)
  Stock-based compensation expense.............       1,282,800             --                       1,282,800
                                                 --------------  -------------  --------------  --------------
    Total costs and expenses...................      22,757,300      5,054,000       2,806,700      30,618,000
                                                 --------------  -------------  --------------  --------------
Loss from operations...........................     (14,459,900)      (987,000)     (2,806,700)    (18,253,600)
Interest expense...............................        (916,400)                    (9,185,600 (7)    (10,102,000)
Interest and other income......................         976,800                                        976,800
                                                 --------------  -------------  --------------  --------------
Net loss.......................................  $  (14,399,500) $    (987,000) $  (11,992,300) $  (27,378,800)
                                                 --------------  -------------  --------------  --------------
                                                 --------------  -------------  --------------  --------------
Basic and diluted loss per share...............  $        (1.25)                                $        (2.38)
Shares used in basic and diluted loss per
  share........................................      11,484,816                                     11,484,816

  See accompanying notes to unaudited pro forma condensed combining financial statements

                          ABOVENET COMMUNICATIONS INC.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

    The following pro forma adjustments have been made to the pro forma combining financial statements:

(1) Reflects funds used for the acquisition of PAIX of approximately $71.5 million, including acquisition costs. Funds for the purchase were assumed to be derived from the following sources:

Cash and equivalents...........................................  $44,000,000
Short-term investments.........................................  11,744,200
Assumed borrowings.............................................  15,755,800
                                                                 ----------
Total..........................................................  $71,500,000
                                                                 ----------

(2) Reflects an obligation to provide various services to Compaq, with a value currently estimated to be approximately $5 million.

(3) Reflects the excess of cost over net tangible assets acquired.

(4) Reflects the elimination of PAIX historical intangibles and related amortization.

(5) Reflects the elimination of PAIX stockholders' equity.

(6) Reflects amortization of the excess of cost over net assets acquired by use of the straight-line method over 10 years.

(7) Reflects interest expense on assumed borrowings of $71,500,000, which were assumed to be necessary to complete the acquisition of PAIX on July 1, 1997, at AboveNet's assumed incremental borrowing rate of 15%, compounded annually. At July 1, 1997, AboveNet had limited cash resources available, and accordingly it was assumed that the entire $71,500,000 was financed with debt.

                             BUSINESS OF METROMEDIA

    Metromedia is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to carrier and corporate/government customers in the United States and Europe. Metromedia has installed and intends to install local intracity networks that will consist of in excess of 1.2 million fiber miles which is equal to the number of strands of fiber in a length of fiber optic cable multiplied by the length of the cable in miles, covering approximately 9,250 route miles which is equal to the number of miles spanned by fiber optic cable calculated without including physically overlapping segments of cable, in 17 metropolitan markets in the United States and Europe.

    Metromedia focuses on leasing or otherwise making available for use its broadband communications infrastructure to two main customer groups: communications carriers and corporate/ government customers located in selected top 15 cities in the United States based on population.

    Metromedia was founded in 1993 and is a Delaware corporation and its executive offices are located at One North Lexington Avenue, White Plains, NY 10601.

                              BUSINESS OF ABOVENET

    You should read the following description of AboveNet's business together with the information included elsewhere in this document. This description contains certain forward-looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. You can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. AboveNet's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this document.

RECENT DEVELOPMENT--ACQUISITION OF THE PALO ALTO INTERNET EXCHANGE

    On June 21, 1999, AboveNet completed its acquisition of assets and assumed obligations related to the Palo Alto Internet Exchange, or PAIX, a network exchange facility for managing traffic over the Internet. PAIX was acquired from Compaq Computer Corporation and its subsidiary Digital Equipment Corporation for a purchase price of $70 million in cash and an obligation to provide various services. PAIX, which began operations in July 1996, offers Internet interconnection and related services to telecommunications carriers, Internet service providers, Internet content providers and business customers. AboveNet believes that PAIX is the only major commercial Internet exchange that is not owned by a telecommunications company. PAIX will be managed as a separate entity, with its own management, board of directors and advisory board to ensure its neutrality, but will remain a wholly owned subsidiary of AboveNet. AboveNet has agreed, among other things, to make available to Compaq and Digital communications capacity on an OC-3 circuit and up to 155 Mbps bandwidth of Internet access, and to not relocate PAIX.

GENERAL

    AboveNet is a leading provider of facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations. AboveNet has developed a network architecture based upon strategically located, fault-tolerant facilities known as Internet service exchanges, or ISXs. AboveNet's ISXs combine co-location services for Internet content providers with direct access to Internet service providers, or ISPs. As of March 31, 1999, AboveNet had 257 direct public and private data exchange connections, known as peering arrangements, including relationships with most major network providers. AboveNet's network architecture and extensive peering relationships are designed to reduce the number of network connections or "hops" for data traveling across the Internet. By having both Internet content providers and ISPs at its ISXs, AboveNet enables its ISP customers to provide their users with "one hop" connectivity, through AboveNet's local area network, to the Web sites of the Internet content providers that are co-located at the same facility. AboveNet's customers include a wide range of Internet content providers, Web hosting companies and ISPs.

THE GROWTH OF THE INTERNET

    The Internet has experienced tremendous growth and is emerging as a global medium for communications and commerce. The growth of the Internet is being driven by a number of factors, including the large and growing installed base of personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. The future growth in Internet usage is also projected to be fueled by increased use of high speed access devices, such as cable, ADSL and other high speed access devices as these become more widely available and affordable. The increase in the availability of high-speed access devices is also expected to increase the demand for emerging high bandwidth technologies such as audio and video streaming and voice over the Internet.

THE EXPANSION OF ELECTRONIC COMMERCE

    The functionality and accessibility of the Internet and commercial online services have created an increasingly attractive commercial medium by providing features that historically have been unavailable through traditional channels. In the last several years, many enterprises that focus solely on delivering services over the Internet have emerged and many businesses have implemented Web sites and electronic commerce applications. Internet-based businesses have developed Internet products and services in areas such as finance, banking, entertainment, education and advertising, while other businesses are using the Internet for an expanding variety of applications, ranging from corporate publicity and advertising to sales, customer service, employee training and communication with business partners. The ability to offer these kinds of products and services requires high bandwidth Internet sites and operations. In addition, due to advances in on-line security and payment mechanisms, the number of businesses establishing commerce-enabled Web sites is expected to increase dramatically.

THE INTERNET INFRASTRUCTURE

    The Internet is a worldwide network of private and public computer networks that link businesses, individuals, government agencies, universities and other users having disparate computer systems and networks. A multi-tiered system of local, regional and national ISPs has evolved to provide connectivity among Internet users. Data traveling across the Internet is broken down into multiple packets. ISPs exchange these packets of data generated by their users through either direct or indirect connections with other ISPs. Large ISPs often have multiple direct data exchange connections with other ISPs, known as peering relationships, either through private line connections between their routers or through a public peering arrangement where multiple ISPs can be connected through a single interface. However, significant peering relationships are generally unavailable to many small and mid-sized ISPs and, even if available, the associated telecommunications costs could be prohibitive. As a result, these ISPs typically need to purchase indirect connection services, known as "transit," from a third party ISP.

    To address the needs of ISPs to exchange data at centralized points, a series of Internet exchanges were established by Internet backbone providers. Although there are numerous exchanges, AboveNet believes two principal exchanges in the United States, based upon traffic volume, are MAE West in San Jose, California, and MAE East in Vienna, Virginia. Despite the relatively centralized nature of these exchange points, data traveling across the dispersed Internet architecture often must make multiple connections or "hops" through a variety of local, regional and national ISPs, as data moves from the originating site to the Internet backbone and back to the destination site.

THE TREND TOWARD OUTSOURCING OF INTERNET OPERATIONS

    Internet operations are increasingly becoming critical to an enterprise's commercial and communication operations. Internet-based businesses and other enterprises need non-stop, non-congested, fault-tolerant and scalable Internet operations to allow them to perform sophisticated digital communications and commerce transactions globally over the Internet. However, many businesses that are seeking to establish these sophisticated Internet operations lack the resources and expertise to cost-effectively develop, maintain and continually enhance the necessary facilities and network systems. In addition, individuals with the expertise to establish and maintain a sophisticated Internet service are scarce and their services are costly. Furthermore, businesses often find it difficult to keep up with new technology introductions and to integrate new technologies into their own information technology infrastructure. Finally, many businesses are currently being forced to deploy their limited information technology resources to address the impending Year 2000 issues. As a result of these and other factors, many enterprises are seeking outsourcing arrangements to enhance Web site reliability and performance, provide continuous operation of their Internet solutions, reduce related operating expenses and focus on their core business. By outsourcing these services, businesses, particularly non Internet-centric enterprises, can focus on their core business rather than using their resources to support their Internet operations.

THE EMERGENCE OF CO-LOCATION SERVICES

    A variety of companies including Web hosting companies and ISPs have begun to focus on providing Internet co-location services. These co-location companies typically build networks of numerous geographically dispersed data centers in order to be physically close to their customers. As a result of this dispersed geographic network, data moving from one customer to another is subject to increased risks of latency and data loss, as data travels across multiple network connections or "hops." These problems are compounded by the lack of available tools to monitor all of the various connection points on the Internet in order to identify and avoid the congested links which can cause latency and data loss. While these problems existed to some extent with early, less data intensive applications, such as e-mail, they are becoming increasingly acute with the growth of bandwidth intensive applications such as audio and video streaming. In addition, many co-location providers do not have the flexibility or capacity to quickly scale their services to meet the sharp growth and high bandwidth requirements of business critical Internet operations.

    Internet co-location companies also typically fail to address the increasing need of local and regional ISPs to provide enhanced connectivity to compelling content for their customers. Without the ability to maintain extensive peering relationships with large ISPs, the cost of providing redundant, reliable and scalable connectivity is often prohibitive for these local and regional ISPs. As a result, they face increasing congestion as emerging applications consume more bandwidth. International ISPs are also seeking a means to obtain fast, reliable access to the large concentration of U.S.-based content. While many of these problems could be addressed if these ISPs co-located their facilities with content providers, many of the Web hosting and co-location companies also compete with ISPs for sales of Internet access and, therefore, ISPs are often reluctant to co-locate in their facilities.

THE ABOVENET SOLUTION

    AboveNet provides high performance, managed co-location and Internet connectivity services to a wide range of Internet content providers, Web hosting companies and ISPs. Its ISX facilities provide high performance, reliable and scalable solutions for electronic commerce and other business critical applications. AboveNet currently operates two ISX campuses, located near MAE West and MAE East, using its suite of sophisticated network management and remote monitoring tools. AboveNet believes that its centralized network architecture provides enhanced connectivity while eliminating the need to build numerous geographically dispersed data centers. AboveNet's ISX model offers customers the benefits of combining co-location services with direct ISP access. The convergence of content providers and ISPs at AboveNet's ISXs enables ISPs to provide their users with "one hop" connectivity, through AboveNet's local area network, to the co-located content site. This direct connectivity minimizes the risk of delays and data loss often encountered in the transmission of data over the public Internet infrastructure.

    AboveNet's solution provides the following key advantages to its customers:

    SCALABILITY AND FLEXIBILITY. AboveNet's services are designed to be highly scalable and flexible in order to meet the needs of its customers as their Internet operations expand. AboveNet's network is designed to enable it to quickly scale bandwidth to meet its customers' needs. In addition, since AboveNet charges its customers based on the amount of space and bandwidth they use, customers are afforded a flexible, cost-effective path to increasing their Internet operations. AboveNet also provides flexibility for its customers by supporting most leading Internet hardware and software systems vendor platforms.

    HIGH PERFORMANCE AND ENHANCED CONNECTIVITY. AboveNet's services are designed to enhance Internet performance through redundant and high speed network design and AboveNet provides monitoring, notification and diagnostic services twenty-four hours a day, seven days a week. AboveNet is able to address the high bandwidth needs and rapid growth of its customers' business critical operations by maintaining an extensive number of direct public and private network peering interconnections, including peering relationships with major network providers. In order to provide its customers with available and uncongested bandwidth during network traffic spikes, AboveNet is committed to maintaining excess network capacity. The amount of excess bandwidth at any given time depends upon many factors including the timing of the addition of new circuits, the timing of customer additions and increases in usage by existing customers.

    ENHANCED ACCESS FOR ISPS. By connecting within AboveNet's ISX, ISPs have "one hop" connectivity to content providers co-located in the same facility. AboveNet believes that by providing a means to reduce the number of "hops" in the transmission of data, its network design offers significant benefits to international ISPs as they seek to gain fast, reliable access to U.S.-based content. In addition, ISPs that participate in AboveNet's Internet service exchanges are able to take advantage of peering relationships generally available only to major network providers.

    SOPHISTICATED NETWORK MANAGEMENT SERVICES AND TOOLS. By leveraging the knowledge gained from supporting many leading-edge Internet operations, AboveNet provides sophisticated network management and monitoring services on twenty-four hours a day, seven days a week basis. AboveNet's proprietary ASAP software monitors all of its direct and indirect network connections for latency and packet loss, allowing its network engineers to dynamically reroute traffic to avoid congested points. By utilizing ASAP, AboveNet is able to identify and resolve many potential problems before they impact an Internet site's availability or performance.

    REMOTE MANAGEMENT CAPABILITIES. AboveNet provides its customers with sophisticated monitoring, reporting and management tools that can be accessed by customers remotely to control their Internet hardware, software and application environments. AboveNet's monitoring system probes each customer's equipment every five minutes and provides the customer with notice of potential problems. AboveNet believes that these tools, combined with its trained twenty-four hours a day, seven days a week support staff, provide customers with a highly effective means of monitoring, responding to and resolving problems, significantly reducing customers' needs for on-site access to their equipment.

    FAULT-TOLERANT FACILITIES. AboveNet has built fault-tolerant facilities designed to enable the uninterrupted operations necessary for business critical Internet operations. Each of its facilities is equipped with an uninterruptible DC and AC power supply and back-up generators for power redundancy, multi-tiered fire suppression systems, seismically braced racks, separate and redundant cooling zones and security systems.

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
THE ABOVENET INTERNET SERVICE EXCHANGE

    AboveNet's ISXs provide co-location services, Internet connectivity services and network management services and tools. AboveNet's ISXs are designed to provide customers with the high performance, scalability, connectivity, security, reliability and expertise they need to enhance their business critical Internet applications. AboveNet creates solutions for its customers based on their specific business and technical requirements, modifying the services as each customer's needs evolve. AboveNet's services are primarily delivered through centralized campuses located near MAE West and MAE East. AboveNet's planned New York facility will be connected to its facility located near MAE East by high speed, high capacity fiber optic cable. This planned facility is intended to facilitate access to European Internet traffic. AboveNet's management services and tools enable it and its customers to continuously manage customers' Internet operations jointly, proactively and remotely.

CO-LOCATION SERVICES

    AboveNet provides co-location services designed to meet the demands of sophisticated, multi-vendor business critical Internet operations. AboveNet supports most leading Internet hardware and software system vendor platforms, including those from Ascend Communications, Inc., Nortel Networks, Cisco Systems, Inc., Compaq Computer Corporation, Dell Computer Corporation, EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Lucent Technologies Inc., Microsoft Corporation, Apple Computer, Inc., Network Appliance, Inc., Silicon Graphics Inc., Sun Microsystems Inc. and 3Com Corporation. This multi-vendor compatibility enables its customers to retain control over their choice of technical solution and to integrate their Internet operations into AboveNet's existing information technology architecture. Because business critical Internet operations are dynamic and often require timely hardware and software upgrades to maintain targeted service levels, customers have twenty-four hours a day, seven days a week physical and remote access to the ISX facilities. Additional space and electrical power can be added as needed in order to provide AboveNet's customers with access to additional server co-location services. Customers install and manage their own hardware and software at AboveNet's facilities. AboveNet does not provide any Web hosting services.

    AboveNet's co-location facilities include dedicated electrical power circuits to ensure that each customer's electrical power requirements are met. Each ISX facility is constructed to address the requirements of business critical network operations with an uninterruptible DC and AC power supply and back-up generators, FM-200 Fire Suppression with pre-action backup, HVAC, separate cooling zones, seismically braced racks, twenty-four hours a day, seven days a week operations, and high levels of physical security. Any damage to or failure of the systems of AboveNet's service providers could result in reductions in, or terminations of, services supplied to AboveNet's customers, which could have a significant adverse effect on AboveNet's business and operating results. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet's systems or other systems on which it depends may fail."

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
    Customers can select from shared rack facilities, secure cabinets or enclosed cage facilities, based upon their business and technical requirements. These facilities have the following features:

TYPE OF SPACE                      SIZE                                        FEATURES
---------------------  -----------------------------  ----------------------------------------------------------

Open Rack              Single shelf, 1/4, 1/2, or     Entry-level service providing a cost-effective solution
                       full 9' or 6' racks            for AboveNet customers who do not need dedicated
                                                      environments. Secured environment that is shared by
                                                      multiple customers.

Cabriolet              9' or 6' stainless steel       Dedicated, locked cabinet. Provides a single rack with the
                       enclosed, secure cabinet,      security of a dedicated environment.
                       1/4, 1/2, or full rack

Cage                   8' X 6', 8' X 8' or            Dedicated, locked cage. Provides flexibility in designing
                       customized to order            and configuring Internet servers, including space for
                                                      multiple racks and other equipment.

INTERNET CONNECTIVITY

    AboveNet's Internet connectivity services are designed to meet the requirements of high bandwidth, business critical Internet operations by providing highly reliable, scalable, non-stop and uncongested operations. On March 31, 1999, AboveNet had peering relationships with 257 network providers, including 78 private peering relationships. Any failure by AboveNet to maintain and increase peering relationships would have a material adverse effect on its business, results of operations and financial condition. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet must maintain and increase peering relationships."

    AboveNet's network is designed to minimize the likelihood of service interruptions. Each ISX has multiple physical fiber paths into the facility. AboveNet maintains multiple network links from multiple vendors and regularly checks that its network traffic traverses physically separated paths. This network architecture enhances the availability of a customer's site, even in the event of a link failure. In addition, since AboveNet's customers' Internet operations often experience network traffic spikes due to promotions or events, AboveNet has a policy of maintaining significant excess capacity. AboveNet might not be able to expand or adapt its telecommunications infrastructure to meet additional demand or its customers' changing requirements on a timely basis and at a commercially reasonable cost, or at all. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet must be able to expand and adapt its network infrastructure."

    AboveNet's Internet connectivity services are also designed to reduce latency and to enhance network performance. AboveNet's engineering personnel continuously monitor traffic patterns and congestion points throughout the Internet and dynamically reroute traffic flows to improve end-user response times. AboveNet also enhances network performance by maintaining what AboveNet believes is among the largest number of direct public and private network peering interconnections in the industry. For customers seeking a direct communications link to the site of another customer that is located at the same ISX, AboveNet offers highly secure, fast and efficient cross-connections.

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
    AboveNet's connectivity services utilize its proprietary ASAP technology to enhance Internet connectivity by monitoring all of its direct and indirect network connections for congestion.

TOOL                            DESCRIPTION                                    BENEFITS
---------------------  -----------------------------  ----------------------------------------------------------

ASAP--                 ASAP automatically monitors    If packet loss and congestion is detected on any of the
Asymmetric Allocation  all of AboveNet's major        links that directly affect customers' performance,
of Packets             providers' and peers' direct   AboveNet's network engineers are able to dynamically
                       and indirect connections on a  reroute traffic temporarily away from the problem link.
                       real-time 24-hour basis to     This functionality is particularly important for emerging
                       identify congestion.           applications such as audio and video streaming and voice
                                                      over the Internet.

MANAGEMENT SERVICES AND TOOLS

    AboveNet's management services and tools support business critical Internet operations by providing the customer with detailed monitoring, reporting and management tools to control their hardware, network, software and application environments. Through AboveNet's network management services and tools, customers are able to remotely manage their business critical Internet operations housed at AboveNet's ISX facilities. AboveNet believes that this provides an important advantage to enterprises that seek to outsource a portion of their Internet operations and to link the management of the outsourced operations with in-house operations. AboveNet's proactive management services and tools enable AboveNet to identify and resolve hardware, software, network and application problems, often before the customer is aware that a problem exists.

    Customers may access their co-located equipment by visiting the ISX facility or by using AboveNet's software tools and services for remote access. Using AboveNet's remote access tools, customers can perform emergency tasks, control power functions and monitor their own system usage. These remote access tools alleviate the need for AboveNet to build numerous, geographically dispersed ISX facilities. In the event of a system problem, AboveNet notifies its customer who can then attempt to resolve the issue remotely. AboveNet intends to continue to enhance its software tools in order to meet the needs of customers with business critical Internet operations. AboveNet's space requirement charges include access to all of its management services and tools. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet may not be able to keep pace with rapid technological changes or emerging industry standards."

    AboveNet offers the tools and services summarized below:

TOOL/SERVICES                          DESCRIPTION                                     BENEFITS
---------------------  --------------------------------------------  --------------------------------------------

MRTG                   MRTG is a widely used tool licensed by        MRTG shows customers the amount of bandwidth
                       AboveNet that provides real-time monitoring   being used and, therefore, the actual cost
                       and management of bandwidth. Currently used   of that bus expense. Through a graphical
                       by most major backbone providers, MRTG        interface, users can view, in real-time, the
                       generates HTML pages containing GIF images    actual amount of bandwidth flowing through
                       which provide a real-time visual              their servers and/or networking equipment.
                       representation of this traffic. MRTG can      MRTG also allows AboveNet and its customers
                       also be used to display historical            to view its connections and bandwidth usage
                       statistical data in graphic form.             with each of its backbone providers.

EtherValve             EtherValve is a tool licensed by AboveNet     EtherValve allows AboveNet to provide each
                       that regulates the actual flow of bandwidth   customer a clear channel of the bandwidth
                       from a customer's server through a 10Mbps or  purchase. This assures customers that they
                       100 Mbps Ethernet segment.                    will have the bandwidth they have purchased
                                                                     available to them at any given time.
                                                                     EtherValve also allows the customer's
                                                                     bandwidth to be scaled up immediately, in
                                                                     increments as small as 8 bps (0.009 Kbps).

APS--Automatic         APS is a suite of proprietary tools           APS provides real-time information about a
Pro-Active Services    developed to continually monitor the          customer's remote equipment. APS
                       performance of customer equipment. Three      automatically notifies the customer and
                       levels of predetermined escalation            AboveNet's technical personnel of system
                       procedures include automatic notification by  malfunctions. Predetermined escalation
                       e-mail, notification by pager and automatic   procedures customized for each customer are
                       power cycle.                                  then carried out by AboveNet personnel.
                                                                     Automatic rebooting and other predetermined
                                                                     procedures often serve to correct problems
                                                                     before the customer is aware of the problem.

As-Ur-Here Service     As-Ur-Here provides various service aspects   As-Ur-Here allows customers to maintain
                       including automatic remote power cycle and    access and control over their equipment and
                       remote services terminal server access.       perform effective equipment maintenance and
                                                                     problem solving while they outsource their
                                                                     servers and/or networking equipment.

CUSTOMERS

    AboveNet has established a diversified base of customers including Internet content providers, Web hosting companies and ISPs. One customer, RemarQ Communities, Inc. (formerly named Supernews, Inc.), accounted for 12% and 14% of AboveNet's revenues in fiscal 1997 and 1998, respectively. No other customer accounted for more than 10% of revenues in either fiscal 1997 or 1998.

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
INTERNATIONAL INTERNET SERVICE EXCHANGES

    AboveNet is seeking to create a global network by investing in joint ventures and foreign companies that can develop regional ISXs in Europe and Asia. In March 1999, AboveNet entered into agreements with local partners to establish regional ISXs in Austria, Germany and the United Kingdom. AboveNet intends to continue to expand its European network through additional investments in joint ventures in other major business centers and countries with high levels of Internet traffic. These regional service exchanges will be based on AboveNet's business model and facility design and will offer co-location and Internet connectivity services to both Internet content providers and ISPs in their markets.

    AUSTRIA. AboveNet founded AboveNet Austria GmbH (AboveNet Austria) in partnership with Raiffeisen Rechenzentrum RRZ, an affiliate of the Raiffeisen group. AboveNet acquired a 50% ownership interest in AboveNet Austria in consideration of a cash investment and the grant of a royalty-free license to AboveNet's tools and trademarks. The Austrian ISX expects to be operational by the second half of calendar year 1999. However, the development of this ISX might encounter unanticipated delays.

    GERMANY. AboveNet founded AboveNet Germany GmbH (AboveNet Germany) in partnership with three German nationals. The German partners include founders of EUNet Germany, a large German ISP which was subsequently acquired by UUNet, and managing directors of the German Internet exchange point DE-CIX. AboveNet acquired a 50% ownership interest in AboveNet Germany for a cash investment and the grant of a royalty-free license to AboveNet's tools and trademarks. In July 1999, AboveNet entered into two additional joint ventures in Germany relating to property to be leased to the German ISX. AboveNet will be required to make equity contributions totaling approximately $25 million, of which approximately $10 million will be paid as initial equity contributions, with the remainder to be contributed over the following 18 to 24 months. See note 17 of notes to financial statements of AboveNet included elsewhere in this document. The German ISX is currently expected to be operational by the first quarter of calendar year 2000. However, the development of this ISX might encounter unanticipated delays.

    UNITED KINGDOM. AboveNet founded AboveNet UK Limited (AboveNet UK) in partnership with two Scottish nationals who were the founders of Teledata Holdings, a call center and Internet services company which was acquired by Scottish Telecom in 1995. AboveNet currently has a 18% ownership interest in AboveNet UK for a cash investment and the grant of a royalty-free license for AboveNet's tools and trademarks. The UK ISX is currently expected to be operational in the fourth quarter of calendar year 1999. However, the development of this ISX might encounter unanticipated delays.

    As of March 31, 1999, AboveNet had committed up to an aggregate of approximately $8.4 million in additional financing to the joint ventures (which does not include the amounts committed to the two additional German joint ventures described above) and has the right to participate in future financings to maintain its percentage of interest. AboveNet also has a right of first refusal to purchase the shares of its foreign partners if they seek to transfer them to a third party. In addition, in Germany and the United Kingdom, AboveNet has an option to purchase the shares of its partners in years three through five at a price determined through an independent appraisal mechanism.

    The investment in these regional ISXs subjects AboveNet to a number of risks. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet depends on third parties to establish and operate international Internet service exchanges."

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
SALES AND MARKETING

    AboveNet's sales and marketing objective is to achieve broad market penetration and increase brand name recognition among Internet content providers, Web hosting companies and ISPs on a global basis through investments in the expansion of its sales organization and extensive marketing activities. AboveNet has developed a two-tiered sales strategy to target leading Internet content providers, Web hosting companies and ISPs through direct sales and channel relationships. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet may not be able to hire and retain the key employees it needs."

DIRECT SALES FORCE

    AboveNet maintains a direct sales force of highly trained individuals in San Jose, California, and Vienna, Virginia. These persons target Internet content providers, Web hosting companies and ISPs. AboveNet also has personnel responsible for addressing the development of customers in Asia and Europe. AboveNet is actively seeking to expand its direct sales force and sales engineers. Substantially all of its sales are currently generated by its direct sales force. AboveNet's sales force is supported in their sales efforts by AboveNet's sales engineers and, in many instances, by AboveNet's senior management. AboveNet believes that the integration of its sales engineers with its sales account managers assists in both the establishment of customer relationships as well as the migration of customers to increased use of its services. AboveNet has developed programs to attract and retain high quality, motivated sales representatives that have the necessary technical skills, consultative sales experience and knowledge of their local markets. These programs include technical and sales process training and instruction in consultative selling techniques. AboveNet has also developed sales compensation plans which provide for significant incentives for exceeding performance targets.

    Under the terms of license, connectivity and marketing agreements entered into between AboveNet and the joint venture entities, AboveNet has granted those entities the exclusive right to use its tools and trademarks in their respective countries, subject to meeting certain minimum performance targets. In return, the joint ventures have agreed that, so long as they maintain their exclusivity under the license, connectivity and marketing agreements, AboveNet will be their exclusive provider of connectivity services.

DEVELOP CHANNEL RELATIONSHIPS

    AboveNet is seeking to develop relationships with potential channel partners including hardware vendors, value added resellers, system integrators, application hosting and Web hosting companies in order to leverage their sales organizations. AboveNet believes that by leveraging the sales forces of these companies, AboveNet can attract customers for its services in a cost-effective manner, as well as provide co-branded Internet service offerings for its channel partners. For example, some of Web hosting customers market its service as part of their overall bundled offering and AboveNet has been involved in joint marketing and sales efforts with those customers. AboveNet is actively seeking to hire experienced channel managers to focus exclusively on developing these relationships. AboveNet also plans to develop seminar programs and other cooperative sales programs to further develop these relationships.

MARKETING

    AboveNet's strategy is to significantly expand its marketing efforts to stimulate increased demand for its services and build the AboveNet brand. AboveNet plans to aggressively invest in building the AboveNet brand through integrated marketing campaigns, including traditional and online advertising in business and trade publications, trade show participations, direct mail and public relations campaigns

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
to increase customer awareness and demand. AboveNet has also established a client advisory council to strengthen its relationship with its customers.

NETWORK ARCHITECTURE

    AboveNet's high performance network is designed to provide enhanced connectivity to its customers. AboveNet's two Internet service exchange campuses are connected to one another with high speed SONET circuits, and connected to the Internet through public and private peering arrangements.

    AboveNet's Internet service exchange campuses are located near MAE West and MAE East and are connected to local Internet exchange points by multiple high-speed backbone connections, provided by MCI WorldCom, Sprint, Pacific Bell, Teleport Communications Group, a subsidiary of AT&T, and WinStar Communications. These links to the local exchange points, combined with private exchanges with ISPs, connect AboveNet's customers' traffic to the Internet. AboveNet has engineered its peering using a geographically diverse fiber path to provide high reliability, even in the event of a link failure. AboveNet has developed dynamic rerouting and load balancing technologies to enhance the performance of its customers' Internet operations.

    AboveNet has determined that as voice, video and other services are carried across the Internet, the need for ATM in network infrastructures is reduced. AboveNet has built its network using DS-3 and OC-3 clear channel circuits. By using clear channel circuits, AboveNet is able to make highly efficient use of these connections, lowering infrastructure costs and providing high performance connectivity. Inside of each ISX facility, AboveNet has multiple local area networks, each connected to the outside network through redundant routers and network connections. These routers are configured such that in case of failure of a single connection, or piece of equipment, alternative equipment or network paths are automatically utilized, without human intervention, or performance degradation. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet depends on third party suppliers."

    AboveNet utilizes a combination of public and private peering in order to provide a high level of network performance. On March 31, 1999, AboveNet had peering relationships with 257 network providers including 78 private peering relationships. AboveNet's ISXs are connected to all of the major U.S. Internet exchange points.

    The combination of public and private peering sessions allows AboveNet to provide high levels of performance and reliability to its customers. To ensure that this connectivity is not degraded, AboveNet has a policy of providing significant excess capacity on all local area network, wide area network and Internet exchange point connections in its network. Any failure to maintain and increase peering relationships would have a material adverse effect on AboveNet's business, results of operations and financial condition. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet must maintain and increase peering relationships."

    AboveNet's operations are dependent upon its ability to protect its network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite precautions taken by, and planned to be taken by AboveNet, the occurrence of a natural disaster or other unanticipated problem at one or more of AboveNet's Internet service exchange facilities could result in interruptions in the services AboveNet provides. Such an event could significantly impact the ability of suppliers to provide the data communications capacity required by AboveNet and could result in interruptions in AboveNet's services. See "RISK FACTORS--Risk Factors Applicable to AboveNet--AboveNet's systems or other systems on which AboveNet depends on may fail" and "--AboveNet faces risks associated with the security of its systems."

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
CUSTOMER SERVICE AND QUALITY ASSURANCE

    AboveNet offers a high level of customer service and quality assurance by understanding the technical requirements and business objectives of its customers and addressing their needs proactively on an individual basis. By working closely with its customers, AboveNet is able to enhance the performance of its customers' Internet operations, avoid downtime, resolve quickly any problems that may arise and make appropriate adjustments in services as customer needs change over time. AboveNet works with its customers to ensure that AboveNet is offering the appropriate types and quality of service. AboveNet uses advanced software tools to aid in its customer monitoring and service efforts. AboveNet received its ISO 9002 certification in March 1998.

    Customer service begins before a sale, when AboveNet provides technical support for complex orders. During the installation phase, AboveNet assigns a transition team and a project manager, who also retains responsibility for the account after installation, to assist the new customer with the installation process. After installation, the customer's equipment is overseen by AboveNet's network operation center in San Jose, California, which is operated twenty-four hours a day, seven days a week by engineers who answer customer calls, monitor site and network operations and activate teams to solve problems that arise. AboveNet's customer service personnel are also available to assist customers whose operations require specialized procedures.

    AboveNet believes that its quality assurance programs are key to building its brand name. The objectives of AboveNet's quality assurance system are to comply with ISO 9002: 1994 quality administration systems; to achieve and maintain a level of quality that enhances its reputation with its customers; to ensure compliance with relevant safety and environmental requirements; and to endeavor to deliver high quality services to customers in an environment centered on adherence to high legal and ethical standards.

COMPETITION

    AboveNet's business is intensely competitive. There are few substantial barriers to entering the co-location service business, and AboveNet expects that it will face additional competition from existing competitors and new market entrants in the future. AboveNet believes that participants in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. AboveNet believes that the principal competitive factors in its market are uncongested connectivity, quality of facilities, level of customer service, price, the financial stability and credibility of the provider, brand name and the availability of network management tools. AboveNet might not have the resources or expertise to compete successfully in the future. AboveNet's current and potential competitors in the market include:

    - providers of co-location services, such as Exodus Communications, Inc., Frontier Corporation, which has entered into an agreement to be acquired by Global Crossing Ltd., Hiway Technologies, Inc., which was acquired by Verio Inc. and Globix Corporation;

    - national and regional ISPs, such as Concentric Network Corporation, PSINet, Inc., MCI WorldCom and certain subsidiaries of GTE Corporation;

    - global, regional and local telecommunications companies, such as Sprint, MCI WorldCom and regional bell operating companies, some of whom supply capacity to AboveNet; and

    - large information technology outsourcing firms, such as International Business Machines Corporation and Electronic Data Systems.

    Some of these companies operate in one or more of these markets. In addition, many of AboveNet's current and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than AboveNet does. As a result, some of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than AboveNet can. In an effort to gain market share, some of AboveNet's competitors have offered co-location services similar to AboveNet's at lower prices or with incentives not matched by AboveNet, including free start-up and domain name registration, periods of free service and low-priced Internet access. As a result of these policies, AboveNet may encounter increasing pricing pressure which could have a significant adverse effect on its business and operating results.

    In addition, these competitors have entered and will likely continue to enter into joint ventures, consortiums or consolidations to provide additional services competitive with those provided by AboveNet. As a result, these competitors may be able to provide customers with additional benefits in connection with their co-location and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to AboveNet's services. AboveNet might not be able to offset the effects of any such price reductions. In addition, AboveNet expects competition to intensify as its current and potential competitors incorporate a broader range of bandwidth, connectivity and Internet networking services and tools into their service offerings. AboveNet believes that companies seeking co-location and Internet connectivity providers for their business critical Internet operations may use more than one company to provide this service. As a result, these customers would be able to shift the amount of service and bandwidth usage from one provider to another. AboveNet may also face competition from its suppliers. AboveNet's agreements with its suppliers and other partners do not limit or restrict those parties from offering similar services to its customers, thereby enabling such parties to compete against AboveNet.

INTELLECTUAL PROPERTY RIGHTS

    AboveNet relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its software. AboveNet has no patented technology that would preclude or inhibit competitors from entering its market. AboveNet has generally entered into confidentiality and invention assignment agreements with its employees in order to limit access to and disclosure of certain of its proprietary information. AboveNet cannot be certain that these contractual arrangements or the other steps it takes to protect its intellectual property will prove sufficient to prevent misappropriation of its technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect AboveNet's services or intellectual property rights to the same extent as do the laws of the U.S. AboveNet also relies on certain technologies that AboveNet licenses from third parties. Two key technologies offered by AboveNet, MRTG and EtherValve, are licensed from David Rand, AboveNet's Chief Technical Officer. AboveNet has perpetual, irrevocable, royalty-free worldwide licenses to both technologies. The license to MRTG is non-exclusive and the license to EtherValve is exclusive subject to one previously granted license. AboveNet does not license any other technology which is not generally available. To date, AboveNet has not been notified that it infringes the proprietary rights of third parties, but it cannot be certain that third parties will not claim infringement by it. AboveNet expects that participants in its markets will be increasingly subject to infringement claims as the number of technologies and competitors in its industry segment grows. Any infringement claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service delays or require AboveNet to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to AboveNet or at all. As a result, any infringement claim could have a material adverse effect upon AboveNet's business, results of operations and financial condition.

GOVERNMENT REGULATION

    There is currently a small but growing body of laws and regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is likely that a growing number of laws and regulations will be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to such issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. For example, although sections of the Communications Decency Act of 1996 that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet, were held to be unconstitutional by the U.S. Supreme Court, AboveNet cannot be certain that similar laws will not be proposed and adopted. Legislation similar to the Communications Decency Act could subject AboveNet and/or its customers to potential liability, which in turn could have an adverse effect on its business, operating results and financial condition. In addition, legislation that prohibits or limits sending unsolicited commercial e-mails has recently been passed, and continue to be proposed which could subject AboveNet and its customers to potential liability. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for its services, impose taxes or other costly technical requirements or otherwise increase the cost of doing business or in some other manner have a significant adverse effect on AboveNet or its customers, which, in turn, could have a significant adverse effect on AboveNet's business and operating results. In addition, applying existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy to the Internet is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for AboveNet's services or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a significant adverse effect on AboveNet's business and operating results. In addition, as AboveNet's services are available over the Internet in multiple states and foreign countries, and as AboveNet facilitates sales by its customers to end users located in these states and foreign countries, these jurisdictions may claim that AboveNet is required to qualify to do business as a foreign corporation in each of these states or foreign countries. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws may not currently apply to its business, could have a significant adverse effect on its business and operating results.

EMPLOYEES

    As of March 31, 1999, AboveNet had 130 employees, including 46 people in sales and marketing, 62 people in customer service, network and backbone engineering and product development and 22 people in general and administration. AboveNet believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. The competition for these personnel is intense, and AboveNet might not be able to hire or retain these personnel. See "RISK FACTORS-- Risk Factors Applicable to AboveNet--AboveNet may not be able to manage its growth effectively," and "--AboveNet may not be able to hire or retain the key employees it needs."

FACILITIES

    AboveNet's principal executive and administrative offices are located in San Jose, California and consist of approximately 20,000 square feet that are leased until 2008, with an option by AboveNet to expand to 2018. AboveNet recently entered into a lease of office space in Palo Alto, California, consisting of approximately 2,100 square feet, with a term ending in 2007, as well as two options to extend. AboveNet leases its ISX facilities in San Jose, California and Vienna and Reston, Virginia (in the Washington, D.C. area). The San Jose, California facility consists of approximately 10,000 square feet, including 6,800 square feet of co-location space and is leased until 2008, with an option for AboveNet to extend to 2018. The Vienna, Virginia facility, which consists of approximately 17,000 square feet, including 12,000 square feet of co-location space is leased until 2007, with an option for AboveNet to extend to 2012. The Reston, Virginia facility, which consists of approximately 29,000 square feet, is leased until 2019, with an option for AboveNet to extend to 2029.

    AboveNet is establishing a West Coast campus by developing a second ISX facility of approximately 125,000 square feet, including approximately 63,500 square feet of co-location space, near its San Jose, California facility. AboveNet opened this facility with an initial build-out of 4,500 square feet of co-location space in March 1999 and AboveNet intends to build out an additional 9,000 square feet of co-location space by the fall of 1999. Afterwards, AboveNet intends to build out approximately 50,000 additional square feet of co-location space by the spring of 2000. The build-out of additional co-location space will occur incrementally over time based on customer demand. The lease for this planned facility is a twenty year lease commencing on the earlier of such time when any portion of the facility can be occupied or one year following the earlier of the date on which construction on the planned facility commences or should have commenced.

    In addition, AboveNet is establishing an East Coast campus with plans to develop another ISX in New York, New York which will be connected by fiber optic cable to its Vienna, Virginia facility. This facility is expected to be about 27,000 square feet, including approximately 11,000 square feet of co-location space. AboveNet intends to initially complete the build-out of approximately 5,500 square feet of co-location space and continue to add co-location space over time based on customer demand. The lease for this planned facility has a fifteen year term.

    AboveNet also plans to expand its East Coast campus by developing a second Internet service exchange facility in the Washington D.C. area. AboveNet targets opening the facility in the first quarter of calendar year 2000. AboveNet has entered into a lease for approximately 30,000 square feet of space for this facility.

    AboveNet has recently entered into an agreement to lease and become a non-managing member of Block 2 LLC, a limited liability company, one of the co-managing members of which is Kimball Small Properties. Block 2 LLC was formed to develop a building in San Jose, California of approximately 292,415 square feet, of which AboveNet will lease approximately 159,000 square feet for facilities and office space. AboveNet's ownership participation, based on the equity requirement estimated to fund the development, will be $2 million or 16.7%.

    AboveNet leases approximately 19,000 square feet (as well as approximately 500 square feet of the rooftop for communications equipment) in Palo Alto, California for the use and occupation of its recently acquired subsidiary, the Palo Alto Internet Exchange. The term of the lease is 20 years, with a ten year renewal option.

LEGAL PROCEEDINGS

    From time to time, AboveNet has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. AboveNet is not aware of any legal proceedings or claims that AboveNet believes will, individually or in the aggregate, have a material adverse effect on AboveNet's business, operating results or financial condition. AboveNet and its directors have also been named as defendants in a lawsuit brought by an AboveNet stockholder discussed above. See "THE MERGER--AboveNet Stockholder Litigation."

                 ABOVENET MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THIS TOGETHER WITH THE ABOVENET FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION INCLUDED IN THIS DOCUMENT. THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ABOVENET'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. PLEASE SEE THE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ELSEWHERE IN THIS DOCUMENT. ABOVENET'S FISCAL YEAR ENDS ON JUNE 30.

OVERVIEW

    AboveNet is a leading provider of high performance, managed co-location and Internet connectivity solutions for electronic commerce and other business critical Internet operations. AboveNet was founded in March 1996 and, in July 1996, began providing co-location and Internet connectivity services to content providers at its San Jose, California facility. In August 1997, AboveNet expanded its service offerings to provide co-location and Internet connectivity services to Internet service providers, enabling the development of its Internet service exchange model. In July 1998, AboveNet opened its second Internet service exchange facility, located in Vienna, Virginia, and completed an expansion of its San Jose Internet service exchange facility. The San Jose facility currently has approximately 6,800 square feet of co-location space and the Vienna facility has approximately 12,000 square feet of co-location space.

    AboveNet derives most of its revenues from bandwidth charges, with additional revenues generated from charges related to space requirements and one-time installation fees. Bandwidth and space requirement charges are billed on a monthly basis. Space requirement charges include access to AboveNet's network, proprietary tools and management services. In most instances, AboveNet charges its customers for a set amount of bandwidth availability and charges incremental fees if the customer uses additional bandwidth. AboveNet's contracts range from month-to-month to multiple year commitments, a majority of which are cancelable on 30 days notice. Revenues relating to bandwidth usage and space requirement charges are generally recognized in the period in which the services are performed. Installation fees are recognized in the period of installation.

    A significant component of AboveNet's expenses relates to data communications and telecommunications costs. Data communications costs consist primarily of payments to network providers, such as MCI WorldCom, Sprint, Pacific Bell, Teleport Communications Group, a subsidiary of AT&T, WinStar Communications, Inc and Global Crossing. Telecommunications charges generally consist of one time fees for circuit installation and variable recurring circuit charges. Monthly circuit charges vary based upon circuit type, the distance the circuit spans and/or the circuit usage, as well as the term of the contract.

    AboveNet intends to create a global Internet service exchange network by connecting centralized facilities in key domestic and international locations. As part of this strategy, AboveNet has made and intends to continue to make strategic investments in joint ventures and foreign companies to develop Internet service exchanges in Europe and Asia. In March 1999, AboveNet made an aggregate investment of approximately $600,000 in foreign entities in Austria, Germany and the United Kingdom. These entities will establish regional Internet service exchange facilities in those markets. AboveNet invested an additional approximately $2.0 million in the quarter ended June 30, 1999. AboveNet has committed to invest up to an additional $6.5 million in the aggregate in the German and United Kingdom entities. AboveNet will account for these investments under the equity method of accounting, which requires AboveNet to recognize its proportionate share of the net income or loss of these entities.

    To further its global strategy, AboveNet entered into a series of agreements in December 1998 with Global Crossing Ltd. for the acquisition of a right to use capacity on a fiber optic cable system between the U.S. and the United Kingdom. As of March 31, 1999, AboveNet has paid $7.5 million and is obligated to pay an additional $800,000 under these agreements, which have 25 year terms. The capacity became available in March 1999. In the short term, AboveNet plans to resell all or a portion of the additional capacity. In August 1999, AboveNet entered into another agreement with Global Crossing for the acquisition of a right to use additional capacity on a fiber optic cable system between the U.S. and London for a 25-year period. The agreement commits AboveNet to pay approximately $15.8 million in a series of installments through October 1999. AboveNet intends to enter into agreements for additional rights to use capacity on fiber optic cable systems or other types of arrangements to secure capacity for Europe, Asia and the Pacific Rim. These agreements may require AboveNet to make substantial up front payments for long-term capacity. See Note 3 of Notes to Financial Statements of AboveNet included elsewhere in this document.

    AboveNet is establishing a West Coast campus by developing a second San Jose, California Internet service exchange facility of approximately 125,000 square feet, including approximately 63,500 square feet of co-location space. In March 1999, AboveNet opened this new facility with 4,500 square feet of co-location space and AboveNet intends to build out an additional 9,000 square feet of co-location space by the fall of 1999. Afterwards, AboveNet intends to build out approximately 50,000 square feet of additional co-location space by the spring of 2000. The build-out of the additional co-location space will occur incrementally over time based on customer demand. In addition, AboveNet is establishing an East Coast campus. AboveNet has entered into a lease in New York, New York and intends to develop a smaller Internet service exchange facility there. AboveNet intends to connect the New York facility to its Vienna, Virginia facility by a high speed, high capacity fiber optic cable connection. The New York facility is expected to be approximately 27,000 square feet, including approximately 11,000 square feet of co-location space. The new facility is targeted to open in the fall of 1999. AboveNet also plans to expand its East Coast campus by developing a second Internet service exchange facility in the Washington D.C. area. AboveNet targets opening the facility in the first quarter of calendar year 2000. AboveNet has entered into a lease for approximately 30,000 square feet of space for this facility. The development and equipping of these facilities will significantly increase AboveNet's fixed and operating expenses, including expenses associated with hiring, training and managing new employees, purchasing new equipment, implementing power and redundancy systems, implementing multiple data communications and telecommunications connections, leasing additional real estate and depreciation.

    In connection with its international Internet service exchange investments and its expansion plans, AboveNet expects its data communications and telecommunications costs to significantly increase in order to expand its network capacity. AboveNet expects this increase in costs to begin in the quarter ending June 30, 1999.

    AboveNet recently settled a dispute with Winstar Communications, Inc., one of its major suppliers of telecommunications capacity, over currently invoiced amounts and credits available to apply against amounts invoiced in the future. As a result of the settlement, AboveNet amended its agreement with WinStar and, among other things, extended the term under which WinStar will provide AboveNet with telecommunications capacity. While the terms of the settlement will reduce AboveNet's per circuit costs related to Winstar, it also will accelerate the timing of some of AboveNet's expenses related to Winstar, as compared to what they would have been without the settlement. Expenses related to Winstar for the quarter ended June 30, 1999 are discussed below under "Recent Developments."

    A key aspect of strategy is to significantly increase its sales and marketing activities through the expansion of its sales force, increased focus on developing reseller channels and increased marketing efforts to build the AboveNet brand. AboveNet expects sales and marketing expenses to increase substantially in future periods.

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
    AboveNet recently hired many of its key employees and officers. Its President and Chief Operating Officer joined AboveNet in November 1997. Its Senior Vice President of Sales and Marketing joined AboveNet in April 1998. Its Vice President of Construction and Real Estate and Vice President of International--Europe each joined AboveNet in August 1998. Its Chief Financial Officer joined AboveNet in November 1998 and, in December 1998, AboveNet hired a Vice President of Marketing and promoted an existing employee to serve as the new Vice President of Sales. AboveNet's Vice President of Engineering joined it in February 1999.

    During late fiscal 1997 and 1998, AboveNet granted stock options and warrants to strategic business partners and non-employees. Additionally, during fiscal 1998 and the first quarter of fiscal 1999, AboveNet granted a key executive stock options at an exercise price below market. As a result, AboveNet recognized stock-based compensation expense of approximately $1.3 million and $1.3 million in fiscal 1998 and the first nine months of fiscal 1999, respectively. At March 31, 1999, AboveNet had $57,000 of deferred stock compensation which will be amortized through fiscal 2000.

    Since AboveNet's inception in March 1996, AboveNet has experienced operating losses and negative cash flows from operations in each quarterly and annual period. As of March 31, 1999, AboveNet had an accumulated deficit of $21.7 million. The revenue and income potential of its business and market is unproven, and its limited operating history makes an evaluation of AboveNet and its prospects difficult. In addition, although AboveNet has experienced significant growth in revenues in recent periods, AboveNet does not believe that this growth rate is necessarily indicative of future operating results. AboveNet may never achieve profitability or, if AboveNet achieves profitability, AboveNet might not sustain profitability.

RECENT DEVELOPMENTS

    On July 29, 1999, AboveNet announced its operating results for the quarter and fiscal year ended June 30, 1999. Revenues for the quarter ended June 30, 1999 were $5,670,000, an increase of 47% over revenues of $3,851,000 for the quarter ended March 31, 1999, and a 315% increase over revenues of $1,368,000 for the quarter ended June 30, 1998.

    The net loss for the quarter ended June 30, 1999 was $12,155,000, or $(0.38) per share (on 32,168,600 weighted average shares outstanding), compared with a net loss for the quarter ended March 31, 1999 of $5,856,000, or $(0.22) per share (on 27,189,200 weighted average shares outstanding), and a net loss of $2,596,000 or $(3.90) per share (on 666,000 weighted average shares outstanding), for the quarter ended June 30, 1998.

    Operating costs for the quarter ended June 30, 1999 included increased telecommunications costs resulting from the dispute with Winstar and related settlement, which included an amendment of the Company's agreement with Winstar. The amendment accelerated the commencement of certain expenses, but reduced capacity rates over the remaining term of the contract. Results were also affected by approximately $700,000 in legal and other expenses related to the proposed merger with Metromedia and by increased sales and marketing costs incurred during the quarter.

    For the fiscal year ended June 30, 1999, revenues were $13,968,000, a 306% increase over revenues of $3,436,000 for fiscal year 1998. The net loss for fiscal year 1999 was $26,555,000, or $(1.60) per share (on 16,643,000 weighted average shares outstanding), compared with a net loss of $5,425,000, or $(10.34) per share (on 524,600 weighted average shares outstanding), for the fiscal year ended June 30, 1998.

    As of June 30, 1999, cash and short-term investments totaled $220,871,000, and working capital was $203,865,000.

RESULTS OF OPERATIONS

    The following table sets forth certain statements of operations data as a percentage of revenues for the period from March 8, 1996 (inception) to June 30, 1996, for the years ended June 30, 1997 and 1998 and for the nine months ended March 31, 1998 and 1999. This information should be read in conjunction with AboveNet's financial statements and related notes included elsewhere in this document.

                                                                                             NINE MONTHS
                                                    PERIOD FROM                                 ENDED
                                                   MARCH 8, 1996   YEAR ENDED JUNE 30,        MARCH 31,
                                                  (INCEPTION) TO   --------------------  --------------------
                                                   JUNE 30, 1996     1997       1998       1998       1999
                                                  ---------------  ---------  ---------  ---------  ---------
Revenues........................................         100.0%        100.0%     100.0%     100.0%     100.0%
Costs and expenses:
  Data communications and telecommunications....            --         101.3       64.0       61.2       68.8
  Network operations............................          24.7          75.5       45.7       41.4       44.8
  Sales and marketing...........................          24.3          69.4       47.1       43.9       76.5
  General and administrative....................          84.1          78.6       47.2       46.4       44.5
  Depreciation and amortization.................          65.6          24.1       13.8       14.5       24.2
  Stock-based compensation expense..............            --            --       37.2       24.6       15.5
  Joint venture termination fee.................            --          78.1         --         --         --
                                                         -----     ---------  ---------  ---------  ---------
    Total costs and expenses....................         198.7         427.0      255.0      232.0      274.3
                                                         -----     ---------  ---------  ---------  ---------
Loss from operations............................         (98.7)       (327.0)    (155.0)    (132.0)    (174.3)
Interest expense................................            --          (1.3)      (4.7)      (6.2)     (11.0)
Interest and other income.......................            --           1.5        1.8        1.5       11.8
                                                         -----     ---------  ---------  ---------  ---------
Net loss........................................         (98.7)%      (326.8)%    (157.9)%    (136.7)%    (173.5)%
                                                         -----     ---------  ---------  ---------  ---------
                                                         -----     ---------  ---------  ---------  ---------

COMPARISON OF THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999

    REVENUES. AboveNet derives most of its revenues from monthly bandwidth charges, with additional revenues from space requirement charges and one-time installation fees. AboveNet's revenues increased 301% from $2.1 million for the nine months ended March 31, 1998, to $8.3 million for the nine months ended March 31, 1999. This growth in revenues resulted primarily from an increase in the number of customers, from 221 customers at March 31, 1998, to 449 customers at March 31, 1999. One customer, RemarQ Communities, Inc. (formerly named Supernews, Inc.), accounted for 13.3% of revenues for the nine months ended March 31, 1998 and 8.5% of revenues for the nine months ended March 31, 1999. AboveNet's agreement with RemarQ Communities, Inc. has a term of one year, which expires July 1999, and does not contain any minimum bandwidth usage requirements.

    DATA COMMUNICATIONS AND TELECOMMUNICATIONS. Data communications costs consist primarily of payments to network providers such as MCI Worldcom, Sprint and Winstar Communications. Telecommunications charges consist of one-time fees for circuit installation and variable recurring circuit charges. AboveNet's data communications and telecommunications expenses increased 350% from $1.3 million for the nine months ended March 31, 1998 to $5.7 million for the nine months ended March 31, 1999. The increase is primarily due to the growth in AboveNet's customer base and usage of additional bandwidth. AboveNet expects that data communications and telecommunications costs will continue to increase in absolute dollars as AboveNet continues to expand its network infrastructure.

    NETWORK OPERATIONS. Network operations expenses are comprised primarily of salaries, benefits and related expenses for AboveNet's operations and engineering personnel, as well as facility rent and expenses associated with maintaining AboveNet's co-location facilities. AboveNet's network operations expenses increased 334% from $856,000 for the nine months ended March 31, 1998 to $3.7 million for the nine months ended March 31, 1999. The increase is primarily due to the hiring of additional operations and engineering personnel and associated costs. Most recently, a significant factor in the increase has been due to the increased staffing at the Vienna, Virginia Internet service exchange facility. AboveNet expects that network operations expenses will continue to increase in absolute dollars as AboveNet hires additional personnel to expand its operations and open its new facilities.

    SALES AND MARKETING. AboveNet's sales and marketing expenses are primarily comprised of salaries, commissions and benefits related to its sales and marketing personnel, the cost of its marketing and promotional efforts, including advertising, printing and trade show costs, as well as related consultants' fees and travel and entertainment expenses. Sales and marketing expenses increased 599% from $908,000 for the nine months ended March 31, 1998 to $6.3 million for the nine months ended March 31, 1999. This increase was due primarily to increased compensation and related expenses resulting from the hiring of additional sales and marketing personnel and increases in trade show, advertising and marketing program costs. AboveNet expects that sales and marketing expenses will increase substantially in future periods as AboveNet continues to expand its sales force and its brand-building activities.

    GENERAL AND ADMINISTRATIVE. AboveNet's general and administrative expenses are comprised primarily of salaries and benefits for its management and administrative personnel, as well as fees paid for professional services and corporate overhead. General and administrative expenses increased 285% from $960,000 for the nine months ended March 31, 1998 to $3.7 million for the nine months ended March 31, 1999. This increase was primarily due to increased compensation and related benefits associated with additional personnel, increased professional services fees and the costs associated with supporting AboveNet's expansion. AboveNet expects that general and administrative expenses will continue to increase in absolute dollars as AboveNet expands its operations.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses relate primarily to AboveNet's facility improvement and construction efforts as well as telecommunications equipment. AboveNet's depreciation and amortization expenses increased 570% from $299,000 for the nine months ended March 31, 1998 to $2.0 million for the nine months ended March 31, 1999. The increase is primarily due to capital expenditures incurred during the second half of fiscal 1998 and the first three quarters of fiscal 1999 related to facility improvement and construction costs in San Jose, California, the construction of AboveNet's Internet service exchange facility in Vienna, Virginia, and additional telecommunications equipment. AboveNet expects to incur increased depreciation and amortization expenses related to its planned Internet service exchange facilities, as well as the amortization of the rights to use capacity on fiber optic cable systems.

    STOCK-BASED COMPENSATION. During fiscal 1998 and 1999, AboveNet granted stock options to a key executive that have exercise prices that were below the market prices on the dates of the grants. Additionally, during late fiscal 1997 and fiscal 1998 and 1999, AboveNet granted stock options and warrants to strategic business partners and non-employees. Stock options and warrants result in stock-based compensation charges, a portion of which is deferred and expensed over the vesting period. On December 10, 1998, AboveNet completed its initial public offering, at which time the vesting of a significant number of these options accelerated. Consequently, the remaining deferred compensation costs related to those options were recognized. For the nine months ended March 31, 1998 and March 31, 1999, stock-based compensation expenses were $509,000 and $1.3 million, respectively.

    In connection with AboveNet's investments in entities developing international Internet service exchange facilities, in March 1999 AboveNet agreed to grant options to purchase up to 300,000 shares of common stock to employees of those entities upon meeting certain annual performance criteria over the next four years. AboveNet will recognize compensation expense for these options as the performance criteria are being achieved. In addition, AboveNet granted 42,500 options to purchase shares of common stock to three non-employees, two of whom are members of its board of directors. These options vest over three years and have a three-year term. AboveNet will begin to recognize compensation expense for these service options in the quarter ending June 30, 1999. While the ultimate amount of compensation expense for these arrangements is unknown, the amount could be substantial as it will be measured based on the value of the options when the options vest.

    INTEREST INCOME (EXPENSE), NET. Interest income (expense), net was $(97,000) for the nine months ended March 31, 1998 compared to $60,000 for the nine months ended March 31, 1999. Interest income for the nine months ended March 31, 1999 related primarily to AboveNet's higher cash balances as a result of its initial public offering partially offset by interest expense incurred related to borrowings to finance equipment purchases and improvements to its Internet service exchange facilities in San Jose, California and Vienna, Virginia. Interest expense for the nine months ended March 31, 1998, was primarily related to the issuance of warrants associated with AboveNet's issuance of convertible debt. AboveNet expect that interest expense will continue to increase in absolute dollars as AboveNet enters into additional equipment leases and borrowing facilities to finance expansion, including the development of its planned Internet service exchange facilities.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1997 AND 1998

    REVENUES. AboveNet's revenues increased 523% from $552,000 in fiscal 1997 to $3.4 million in fiscal 1998. This growth in revenues resulted primarily from an increase in the number of customers, from 110 customers at June 30, 1997 to 278 customers at June 30, 1998. One customer, RemarQ Communities, Inc. (formerly named Supernews, Inc.), accounted for 12% of revenues in fiscal 1997 and 14% of revenues in fiscal 1998.

    DATA COMMUNICATIONS AND TELECOMMUNICATIONS. AboveNet's data communications and telecommunications expenses increased 294% from $559,000 in fiscal 1997 to $2.2 million in fiscal 1998. This increase is primarily due to the growth in its customer base and usage of additional bandwidth.

    NETWORK OPERATIONS. AboveNet's network operations expenses increased 277% from $417,000 in fiscal 1997 to $1.6 million in fiscal 1998. The increase is primarily due to the hiring of additional operations and engineering personnel and the costs associated therewith.

    SALES AND MARKETING. Sales and marketing expenses increased 323% from $383,000 in fiscal 1997 to $1.6 million in fiscal 1998. Sales and marketing expenses as a percentage of total revenues decreased from 69% in fiscal 1997 to 47% in fiscal 1998. Of this increase, approximately $700,000 was due to increased compensation and related expenses as the result of the hiring of additional sales and marketing personnel. The increase was also attributable to increased marketing program, trade show and advertising expenses. The decrease as a percentage of revenue in fiscal 1998 was primarily due to increased revenues associated with higher bandwidth utilization among the existing customer base, which had lower associated sales and marketing expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 274% from $434,000 in fiscal 1997 to $1.6 million in fiscal 1998. General and administrative expenses as a percentage of revenues decreased from 79% in fiscal 1997 to 47% in fiscal 1998 due to the increase in revenues. Of this increase, approximately $500,000 was due to increased compensation and related benefits associated with additional personnel in management, finance and administration, while the remaining increase was primarily attributable to the costs associated with supporting AboveNet's expansion.

    DEPRECIATION AND AMORTIZATION. AboveNet's depreciation and amortization expenses increased 258% from $133,000 in fiscal 1997 to $476,000 in fiscal 1998. The increase is due to additional capital expenditures incurred during fiscal 1998, primarily for telecommunications equipment.

    STOCK-BASED COMPENSATION. Stock-based compensation expense during fiscal 1997 and fiscal 1998 was zero and $1.3 million, respectively. Stock-based compensation in fiscal 1998 related to services rendered during fiscal 1998 and the acceleration of the vesting during the fourth quarter of 1998 of certain non-employee stock option and warrant grants.

    JOINT VENTURE TERMINATION FEE. In fiscal 1996, AboveNet entered into a joint venture agreement with DSK, Inc. to cooperatively market and develop AboveNet's services. AboveNet paid $33,700 to DSK during the year ended June 30, 1997 related to this agreement. In the fourth quarter of fiscal 1997, AboveNet terminated this agreement and hired the majority shareholders of DSK as employees or consultants by issuing 1,000,000 fully vested shares of Series B preferred stock with a fair market value of $.60 per share, or $600,000, for the outstanding shares of common stock of DSK. AboveNet recorded the transaction by allocating the value of the shares issued to property and equipment (at DSK's net book value of $169,000, which approximated fair market value), with the balance of $431,000 reflected as a joint venture termination fee.

    INTEREST INCOME (EXPENSE), NET. Interest income (expense), net decreased from $1,000 in fiscal 1997 to $(98,000) in fiscal 1998. The decrease was primarily the result of higher interest expense related to the issuance of stock purchase warrants in conjunction with the issuance of AboveNet's convertible debt during the first half of fiscal 1998 as well as increased borrowings to finance equipment purchases and improvements to its San Jose, California Internet service exchange facility and construction of its Vienna, Virginia Internet service exchange facility.

INCEPTION THROUGH JUNE 30, 1996

    AboveNet generated $79,000 in revenues in the period from inception to June 30, 1996, primarily as a result of consulting services provided as AboveNet was developing its tools and preparing to commence its current co-location and Internet connectivity operations. AboveNet's costs and expenses during this period consisted primarily of salaries, depreciation and amortization expenses and consulting services. Given the stage of its business and the shortness of the period, AboveNet does not believe that the results of operations for this period are comparable to fiscal 1997.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

    AboveNet has begun the first phase of its Year 2000 readiness review. The review will include assessment, implementation, testing and contingency planning. To date, AboveNet has evaluated its internally developed software and believes that this software is Year 2000 compliant. However, AboveNet utilizes software and hardware developed by third parties both for its network and internal information systems. AboveNet has not done any testing of such third party software to determine if such software is Year 2000 compliant. AboveNet has sought assurances from some of its vendors, and intends to continue to seek assurances from others, that such vendors' products are or will be Year 2000 compliant.

    AboveNet expects to continue assessing and testing its internal information technology and non-information technology systems into 1999. AboveNet is not currently aware of any material operations issues or costs associated with preparing its internal information technology and non-information technology systems for the Year 2000. However, AboveNet may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in its internal information technology and non-information technology systems.

    Based upon the public filings and press releases of AboveNet's primary equipment, telecommunications and data communications providers, AboveNet is aware that all such providers are in the process of reviewing and implementing their own Year 2000 compliance programs. Since AboveNet does not believe that it will be afforded the opportunity to test the systems of these providers, AboveNet will seek assurances from them that they are Year 2000 compliant. If AboveNet's primary vendors experience business interruptions as a result of the failure to achieve Year 2000 compliance, AboveNet's ability to provide Internet connectivity could be impaired, which could have a material adverse effect on AboveNet's business, results of operations and financial condition.

    AboveNet does not currently have any information regarding the Year 2000 status of its customers, most of whom are private companies. However, AboveNet is in the process of developing a plan to survey all of its customers regarding their Year 2000 compliance. As is the case with similarly situated companies, if its customers experience Year 2000 problems, which result in business interruptions or otherwise impact their operations, AboveNet could experience a decrease in the demand for its services, which could have a material adverse impact on its business, results of operations and financial condition.

    AboveNet has not incurred any significant expenses to date associated with its Year 2000 plan and is not aware of any material costs associated with its anticipated Year 2000 efforts. AboveNet believes that a material loss of revenues would arise if its major customers or providers fail to achieve Year 2000 readiness. AboveNet has not yet developed a comprehensive contingency plan to address the issues which could result from such failure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    AboveNet is exposed to fluctuations in interest rates and market values of its investments. AboveNet's exposure to fluctuations in interest rates and market values of its investments relates primarily to its short-term investment portfolio, which is included in cash and cash equivalents and short-term investments. AboveNet has not used derivative financial instruments in its investment portfolio. AboveNet invests its excess cash in debt instruments of the U.S. Government, and, by policy, AboveNet limits the amount of credit exposure to any one issuer. Due to the short-term nature of its investments, the impact of interest rate changes would not be expected to have a significant impact on the value of these investments. The effect of interest rate and investment risk on AboveNet have not been significant.

    Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, AboveNet's future investment income may fall short of expectations due to changes in interest rates or AboveNet may suffer losses in principal if is forced to sell securities which have declined in market value due to changes in interest rates.

    AboveNet is also exposed to interest rate risk on its fixed rate debt obligations. At June 30, 1998 and March 31, 1999, fixed rate debt obligations totaled $1.2 million and $11.9 million, respectively. The fixed rate debt obligations bear interest at annual rates ranging from 13.3% to 15.1% and are payable in 42 monthly installments. While generally an increase in market interest rates will decrease the value of this debt, and decreases in rates will have the opposite effect, AboveNet is unable to estimate the impact that interest rate changes will have on the value of the substantial majority of this debt as there is no active public market for the debt and AboveNet is unable to determine the market interest rate at which alternate financing would have been available.

LIQUIDITY AND CAPITAL RESOURCES

    AboveNet has financed its operations principally from the private and public sale of equity securities and, to a lesser extent, lease financing. AboveNet had cash and cash equivalents of approximately $44.9 million as of March 31, 1999. In May 1999, AboveNet completed the sale of 6,850,356 shares of common stock in an underwritten public offering, receiving net proceeds of approximately $273.5 million.

    Net cash used in operating activities was $2.1 million and $6.8 million for the nine months ended March 31, 1998 and 1999, respectively, and $744,000 and $1.7 million in fiscal years 1997 and 1998, respectively. Net cash used in operating activities is primarily attributable to AboveNet's net losses. These losses were partially offset by depreciation and amortization, stock-based compensation expense and increases in accounts payable and accrued liabilities.

    Net cash used by investing activities was $833,000 and $29.8 million for the nine months ended March 31, 1998 and 1999, respectively, and $507,000 and $3.8 million in fiscal years 1997 and 1998, respectively. Net cash used by investing activities consists primarily of purchases of property and equipment, including costs associated with the establishment of AboveNet's Internet service exchange facility in Vienna, Virginia and the expansion of its Internet service exchange facility in San Jose, California. In addition, for the nine months ended March 31, 1999, AboveNet used cash to pay $8.3 million toward the purchase of rights to use fiber optic cable capacity.

    Net cash provided by financing activities was $4.1 million and $73.3 million for the nine months ended March 31, 1998 and 1999, respectively, and $1.5 million and $13.3 million in fiscal years 1997 and 1998, respectively. Net cash provided by financing activities for the nine months ended March 31, 1998, and in fiscal 1998 resulted primarily from the sale of notes and advances, partially offset by debt and capital lease repayments. Net cash provided by financing activities for the nine months ended March 31, 1999 resulted primarily from the proceeds of AboveNet's initial public offering and, to a lesser extent, the issuance of convertible preferred stock and utilization of its equipment financing facility, partially offset by debt and capital lease repayments.

    AboveNet has a $15 million equipment financing arrangement. Borrowings under this arrangement are payable in 42 monthly installments. Borrowings incurred bear interest ranging from 13.3% to 15.1%. As of March 31, 1999, approximately $1.2 million remained available for borrowings under this arrangement. AboveNet expects to utilize the available credit for the development of the planned second Internet service exchange facility in San Jose, California. AboveNet also has a $2.5 million equipment lease facility, of which $920,000 was available for future use at March 31, 1999. Subsequent to March 31, 1999, AboveNet entered into an additional equipment financing arrangement for up to $10 million.

    AboveNet has a $750,000 line of credit facility with a bank, none of which was outstanding at March 31, 1999. Borrowings under the line of credit facility bear interest at the bank's prime rate plus 1% and the line of credit facility expires in May 1999.

    AboveNet expects to make capital expenditures of approximately $56 million to $82 million in connection with the development of additional Internet service exchange facilities in San Jose, California, New York, New York and in the Washington, D.C. area. AboveNet has made additional commitments with respect to its European ISX joint ventures. See "BUSINESS OF ABOVENET-- International Internet Service Exchanges."

    In connection with a December 1998 agreement for the purchase of the right to use fiber optic cable capacity between the U.S. and the United Kingdom, AboveNet has a remaining commitment to pay $800,000 as of March 31, 1999. In August 1999, AboveNet entered into another agreement for the purchase of the right to use additional capacity on a fiber optic cable system between the U.S. and London for a 25-year period. The agreement commits AboveNet to pay approximately $15.8 million, in a series of installments through October 1999. AboveNet intends to enter into agreements for additional rights to use capacity on fiber optic cable systems or other types of arrangements to secure capacity for Europe, Asia and the Pacific Rim. These agreements may require AboveNet to make substantial up front payments for long-term capacity.

    In June 1999, AboveNet completed the acquisition from Compaq of assets and assumed obligations related to the Palo Alto Internet Exchange, for which it paid $70.0 million in cash and an obligation to provide various services.

    Also in June 1999, AboveNet entered into a contract to purchase approximately nine acres of land in Fairfax County, Virginia for $7.75 million. AboveNet currently plans to build a facility on this site in fiscal 2000.

    AboveNet believes that it has sufficient working capital to finance its operations and planned capital expenditures for at least the next 12 months. AboveNet may require additional funds during or after this period to support its working capital requirements or for other uses, including potential acquisitions and investments, and may seek to raise additional funds through public or private equity or debt financings or other sources. Additional financing might not be available at all or on favorable terms.

                       OFFICERS OF ABOVENET TO BE ELECTED
                       TO METROMEDIA'S BOARD OF DIRECTORS

    Under the merger agreement, the following executive officers of AboveNet will be elected to Metromedia's board of directors at the closing of the merger:

NAME                                         AGE                            POSITION WITH ABOVENET
---------------------------------------      ---      ------------------------------------------------------------------
Sherman Tuan...........................          45   Chairman of the Board and Chief Executive Officer
David Rand.............................          36   Chief Technology Officer

    MR. TUAN, the founder of AboveNet, has served as Chief Executive Officer and a Director since 1996, and President until January 1998. Mr. Tuan has served as Chairman of the Board since August 1998. Mr. Tuan was President of InterNex Information Services, Inc., an Internet infrastructure provider, from November 1994 to October 1995 and from February 1994 to November 1995 was President of Tiara Computer, Inc., a network equipment manufacturer, which merged with InterNex Information Services, Inc. in November 1994. From January 1992 to June 1993, Mr. Tuan was Vice President of Worldwide Sales and Marketing of Primus Technologies, Inc., a provider of problem resolution and knowledge management software, and President of Celerite Graphics, Inc., a manufacturer of video chips. Mr. Tuan received an Electrical Engineering degree from Feng-Chia University in Taiwan.

    MR. RAND has served as AboveNet's Chief Technology Officer since March 1996, initially as a consultant, and since May 1998 as an employee. Mr. Rand has served as a member of the Internet Engineering Task Force for the past seven years. Mr. Rand authored rfc 1962 and rfc 1663, developed the EtherValve technology, ASAP and APS, as well as co-developed MRTG. From September 1995 to May 1998, Mr. Rand was an engineer at Cisco Systems, Inc., a router manufacturer. From February 1994 to August 1995, Mr. Rand was an engineer at Innovative Systems and Technologies, a video compression company. From October 1993 to February 1994, Mr. Rand was a software engineer at Novell, Inc., a network server company.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned during the fiscal years ended June 30, 1998 and June 30, 1999, by Messrs. Tuan and Rand for services rendered in all capacities for those fiscal years.

SUMMARY COMPENSATION TABLE FOR LAST TWO FISCAL YEARS

                                                                    LONG TERM
                                                               COMPENSATION AWARDS
                                                               -------------------
                                       ANNUAL COMPENSATION         SECURITIES
                                      ----------------------       UNDERLYING
NAME AND PRINCIPAL POSITION     YEAR  SALARY($)    BONUS($)          OPTIONS
------------------------------  ----  ---------   ----------   -------------------
Sherman Tuan..................  1999    190,625(1)  50,000(2)        298,000(3)
  Chief Executive Officer       1998    132,500        --            135,000
David Rand....................  1999    152,084(4)  85,000           337,500(5)
  Chief Technology Officer      1998    103,333(6)      --            60,000

------------------------

(1) Mr. Tuan's annual base salary is currently $225,000 with a minimum annual increase of 10% each year. See "--Employment Agreements."

(2) Mr. Tuan will receive a minimum annual bonus of $50,000 per year with a minimum bonus increase of 10% each year. However, this bonus will not exceed the amount of Mr. Tuan's then current salary. See "--Employment Agreements."

(3) Includes an option to purchase 263,000 shares of common stock at an exercise price of $6.00 per share, which Mr. Tuan received on August 18, 1998. On December 1, 1998, AboveNet's board of directors approved an amendment to reduce the exercise price of the option to $5.00 per share. All option shares held by Mr. Tuan will become fully vested on the consummation of the transaction contemplated by this document.

(4) Mr. Rand's employment started on May 1, 1998 at an annual salary of $140,000. Mr. Rand's annual base salary is currently $190,000.

(5) Includes an option to purchase 202,500 shares of common stock at an exercise price of $6.00 per share, which Mr. Rand received on August 18, 1998. On December 1, 1998, AboveNet's board of directors approved an amendment to reduce the exercise price of the option to $5.00 per share. All unvested option shares held by Mr. Rand will become fully vested on the consummation of the merger.

(6) Includes $80,000 earned as a consultant.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options during the fiscal year ended June 30, 1999 to Messrs. Tuan and Rand. No stock appreciation rights were granted during the last fiscal year.

    The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent AboveNet's estimate or projection of its common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of AboveNet's common stock, overall market conditions and the option holders' continued employment through the vesting period. Unless the market price of its common stock appreciates over the option term, no value will be realized from the option grants made to these executive officers. The potential realizable values shown in the table are calculated by assuming that the estimated fair market value of AboveNet's common stock on the date of grant increases by 5% and 10%, respectively, during each year of the option term. See footnote 5 below for information on how the fair market value was estimated prior to AboveNet's initial public offering.

                                                                                             POTENTIAL REALIZABLE
                                                             INDIVIDUAL GRANTS                     VALUE AT
                                                -------------------------------------------     ASSUMED ANNUAL
                                    NUMBER OF      PERCENT OF                                RATES OF STOCK PRICE
                                   SECURITIES         TOTAL                                    APPRECIATION FOR
                                   UNDERLYING    OPTIONS GRANTED   EXERCISE OR                  OPTION TERM($)
                                     OPTIONS     TO EMPLOYEES IN   BASE PRICE   EXPIRATION   ---------------------
NAME                               GRANTED(#)    FISCAL YEAR(5)    ($/SHARE)(6)   DATE(7)       5%         10%
---------------------------------  -----------  -----------------  -----------  -----------  ---------  ----------
Sherman Tuan.....................     263,000(1)          6.60         5.0000      8/18/08     826,996   2,095,771
                                        5,000(2)             *         6.0625     12/18/08      19,063      48,310
                                       30,000(3)             *        39.0000       5/6/09     735,807   1,864,679
David Rand.......................     202,500(1)          5.08         5.0000      8/18/08     636,756   1,613,664
                                        5,000(2)             *         6.0625     12/18/08      19,063      48,310
                                       50,000(4)          1.25        26.0938      3/19/09     820,513   2,079,340
                                       50,000(1)          1.25        26.0938      3/19/09     820,513   2,079,340
                                       30,000(3)             *        39.0000       5/6/09     735,807   1,864,679

------------------------

*   Less than one percent.

(1) 20% of the shares were vested at the time of grant. 1/36 of the remaining shares vest each month thereafter. All unvested option shares will become fully vested upon the consummation of the transactions contemplated by this document.

(2) Each of the options granted to Messrs. Tuan and Rand on December 18, 1998 were fully vested at the time of grant.

(3) 50% of the shares were vested at the time of grant. 1/12 of the remaining shares vest each month thereafter. All unvested options will become fully vested upon the consummation of the transactions contemplated by this document.

(4) An option to purchase 50,000 shares of common stock granted to Mr. Rand on March 19, 1999 was fully vested at the time of grant.

(5) Based on an aggregate of 3,984,750 options granted to AboveNet's employees under its 1997 and 1998 Stock Option Plans and options granted to AboveNet's President in the amount of 638,850, fully vested.

(6) The exercise price is equal to the fair market value of AboveNet's common stock on the date of grant. Prior to AboveNet's initial public offering, the fair market value of AboveNet's common stock was estimated by its board of directors on the basis of the purchase price paid by investors for shares of its preferred stock, taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock, and an evaluation by its AboveNet's board of directors of its revenues, operating history and prospects.

(7) Each of the options has a ten-year term. However, the options will terminate earlier if the optionee ceases service with AboveNet.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the options exercised by Messrs. Tuan and Rand in fiscal year 1999 and the year-end number and value of unexercised options with respect to each of these executive officers. No stock appreciation rights were exercised by these executive officers in fiscal year 1999 or were outstanding at the end of that year.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                         OPTIONS                 IN-THE-MONEY OPTIONS
                                     SHARES                       AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)(3)
                                   ACQUIRED ON      VALUE      ----------------------------  ----------------------------
NAME                               EXERCISE(#)  REALIZED($)(1) EXERCISABLE(2) UNEXERCISABLE  EXERCISABLE(2) UNEXERCISABLE
---------------------------------  -----------  -------------  -------------  -------------  -------------  -------------
Sherman Tuan.....................     175,000        451,500       520,500          87,500     18,467,125      3,531,063
David Rand.......................     117,500      3,441,430       417,500         100,000     12,017,170      4,031,500

------------------------

(1) Based on the fair market value of AboveNet's common stock on the date of exercise, less the exercise price payable for such shares.

(2) Some of the options are immediately exercisable for all the option shares as of the date of grant but any shares purchased are subject to repurchase by AboveNet at the original exercise price paid per share if the optionee ceases service with AboveNet before vesting in such shares.

(3) Based on the fair market value of AboveNet's common stock at fiscal year end of $40.38 per share less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS

    AboveNet entered into an employment agreement with Sherman Tuan dated as of February 1, 1998. Under this employment agreement, Mr. Tuan receives certain compensation and benefits including, but not limited to, an annual base salary of $225,000, bonus, and stock options. Mr. Tuan's current bonus amount is at a minimum $50,000. The bonus cannot exceed the amount of Mr. Tuan's then current salary. In addition, Mr. Tuan is guaranteed a minimum annual salary and bonus increase of 10% each year. Mr. Tuan receives his base salary for twelve months and fully vests in his option shares following either a termination without cause or a material breach of his employment agreement by AboveNet before December 31, 1999. For the purposes of this agreement, "cause" means (1) Mr. Tuan's conviction of, guilty or "no contest" plea to or confession of guilt of a felony, (2) a willful act by Mr. Tuan which constitutes gross misconduct and which is materially injurious to AboveNet or (3) violation by Mr. Tuan of AboveNet's proprietary information and inventions agreement without its prior written consent. "Material Breach" means (a) the failure of AboveNet to pay base salary or additional compensation in accordance with his employment agreement,
(b) the assignment to Mr. Tuan without Mr. Tuan's consent of duties substantially inconsistent with his duties as set forth in his employment agreement, (c) the relocation of AboveNet's principal offices to a geographic location other than Northern California, or (d) a failure to reelect Mr. Tuan as a member of the board.

    AboveNet has entered into an employment agreement with David Rand effective as of May 1, 1998. Under his employment agreement, Mr. Rand was appointed AboveNet's Chief Technology Officer. Mr. Rand's base salary is currently $190,000. Mr. Rand receives six months' severance if he is terminated without cause.

    See "RELATED AGREEMENTS--Employment Agreements."

RELATED PARTY TRANSACTIONS

    Since AboveNet's inception in March 1996, there has not been any transaction or series of similar transactions to which AboveNet was or is a party in which the amount involved exceeded or exceeds

$60,000 and in which Messrs. Tuan or Rand or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

    David Rand, AboveNet's Chief Technology Officer, has granted to AboveNet perpetual, non-royalty bearing worldwide licenses to the EtherValve and MRTG technologies and assigned the APS and ASAP technology to AboveNet pursuant to a technology agreement dated August 18, 1998. In consideration for entering into the agreement, Mr. Rand received options to purchase 202,500 shares of its common stock at an exercise price of $6.00 per share. On December 1, 1998, the Board approved an amendment to reduce the exercise price of the option to $5.00 per share. The options generally vest over four years, however, upon the consummation of the merger, all unvested options will become fully vested.

    On December 1, 1998, the board of directors approved the amendment of all outstanding stock options under AboveNet's 1997 Stock Plan with an exercise price in excess of $5.00 per share. As a result, all options granted in August 1998, September 1998 and October 1998 were repriced at $5.00 per share, including the options granted to Sherman Tuan, AboveNet's Chief Executive Officer and Chairman of its board of directors, on August 18, 1998 for 263,000 shares and the option granted to David Rand, its Chief Technology Officer, on August 18, 1998 for 202,500 shares.

    AboveNet has also entered into agreements to indemnify its directors and officers, including Messrs. Tuan and Rand. These agreements, among other things, indemnify its directors and officers for specified expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement arising out of that person's services as an AboveNet director or officer, any subsidiary of AboveNet or any other company or enterprise to which the person provides services at its request. AboveNet believes that those provisions and agreements are necessary to attract and retain qualified directors and officers.

    AboveNet believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties.

                  MARKET PRICE RANGE OF ABOVENET COMMON STOCK

    AboveNet's common stock began trading publicly on The Nasdaq Stock Market's National Market on December 10, 1998 and is traded under the symbol "ABOV." The following table shows the high and low per share sale prices of AboveNet's common stock, as reported by The Nasdaq Stock Market's National Market for the periods indicated. All prices reflect the two-for-one stock split in the form of a 100% stock dividend effected on May 7, 1999.

                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
1999
  Second Fiscal Quarter (beginning December 10, 1998)........................................  $   13.44  $    5.75
  Third Fiscal Quarter.......................................................................  $   65.94  $    9.00
  Fourth Fiscal Quarter......................................................................  $   75.50  $   23.88
2000
  First Fiscal Quarter (through August 3, 1999)..............................................  $   45.25  $   28.19

    As of June 15, 1999 there were approximately 200 holders of record of the common stock.

    AboveNet has never declared or paid cash dividends on its common stock.

                       COMPARISON OF RIGHTS OF HOLDERS OF
               METROMEDIA COMMON STOCK AND ABOVENET COMMON STOCK

GENERAL

    Metromedia is incorporated under the laws of Delaware and, accordingly, the rights of the Metromedia stockholders are governed by the certificate of incorporation of Metromedia, the by-laws of Metromedia and the law of the state of Delaware. AboveNet is also incorporated under the laws of Delaware and, accordingly, the rights of the AboveNet stockholders are governed by the certificate of incorporation of AboveNet, the by-laws of AboveNet and the laws of the state of Delaware.

COMPARISON OF STOCKHOLDERS' RIGHTS

    Set forth on the following pages is a summary comparison of material differences among the rights of a Metromedia stockholder under the current Metromedia charter and by-laws (left column), and the rights of a AboveNet stockholder under the current AboveNet charter and by-laws (right column).

    The summary set forth below highlights the material distinctions among the governing documents of Metromedia, AboveNet and the combined company and is not intended to provide a comprehensive summary of each of such company's governing documents. Copies of the AboveNet charter and by-laws, the Metromedia charter and by-laws and the Magellan Acquisition charter and by-laws, will be sent to AboveNet and Metromedia stockholders upon request. See "WHERE YOU CAN FIND MORE INFORMATION" on page 121.

             CURRENT METROMEDIA                              CURRENT ABOVENET
AUTHORIZED CAPITAL STOCK
2,404,031,240 shares of class A common stock,  60,000,000 shares of common stock, par value
par value $.01 per share, entitled to one      $.001 per share, entitled to one vote per
vote per share on all matters and to vote as   share and to elect all of the members of the
a class to elect 25% of the members of the     board of directors of AboveNet.
board of directors of Metromedia.
522,254,782 shares of class B common stock,    None.
par value $.01 per share, entitled to 10
votes per share on all matters and to vote as
a separate class to elect 75% of the members
of Metromedia's board of directors.
20,000,000 shares of preferred stock par       5,000,000 shares of preferred stock, par
value $.01 per share.                          value $.001 per share.
PREEMPTIVE RIGHTS
None.                                          None.
                                     STOCKHOLDER ACTION
ANNUAL MEETINGS
On such date as may be designated by the       As set by the board of directors.
board of directors or the President.

             CURRENT METROMEDIA                              CURRENT ABOVENET
SPECIAL MEETING
May be called at any time by the Chairman of   May only be called by the President, the
the board of directors, by the President of    Chairman of the Board or by resolution of a
Metromedia or by the holders of at least 33%   majority of the total number of AboveNet
of the voting power of the outstanding shares  directors (assuming no vacancies), or at the
of common stock.                               written request of stockholders owning at
                                               least 50% of the entire issued and
                                               outstanding capital stock entitled to vote.
ACTION BY WRITTEN CONSENT
Allowed.                                       Prohibited.
ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND OTHER PROPOSALS
None.                                          Annual Meeting: Generally, in writing, not
                                               less than seventy (70) days nor more than
                                               ninety (90) days before the first anniversary
                                               of the preceding year's annual meeting.
                                               Special Meetings: Generally, in writing, not
                                               earlier than ninety (90) days nor later than
                                               seventy (70) days prior to the special
                                               meeting or the tenth day following the first
                                               public announcement of the special meeting.
                                     BOARD OF DIRECTORS
CLASSIFICATION
Directors are classified into two classes.     Directors are classified into three classes.
The class A directors serve a one year term    Each class serves a three-year term and one
and are elected at each annual meeting by the  class is elected at each annual meeting of
holders of the class A common stock. The       stockholders.
class B directors are elected by the class B
directors at each annual meeting.
CUMULATIVE VOTING FOR DIRECTORS
None.                                          None.
NUMBER OF DIRECTORS
Twelve total; 75% designated by the holders    Initially seven, then to be fixed by the
of class B common stockholders and 25%         board of directors.
designated by class A common stockholders.
REMOVAL
With or without cause, only by the holders of  May be removed, but only for cause, by the
the class or classes of common stock or        holders of at least 80% of the voting power
series of preferred stock that, as of the      of the then outstanding voting stock, voting
date such removal is effected, would be        together as a single class.
entitled to elect such directorship at the
next annual meeting of stockholders.

             CURRENT METROMEDIA                              CURRENT ABOVENET
BOARD VACANCIES
Vacancies in a directorship may be filled      May be filled by a majority of the remaining
only by (a) the remaining directors elected    directors then in office, though less than a
by holders of each class of common stock or    quorum.
series of preferred stock that (x) elected
such directorship and (y) as of the date such
vacancy is filled, would be entitled to elect
such directorship at the next annual meeting
of stockholders or, (b) if there are no such
remaining directors, then by the vote of the
holders of the class or classes of common
stock or series of preferred stock that, as
of the date such vacancy is filled, would be
entitled to elect such directorship at the
next annual meeting of stockholders, voting
as a separate class at a meeting, special or
otherwise, of the holders of common stock of
such class or classes or series of preferred
stock.
DIRECTOR QUALIFICATIONS
No special requirements.                       No special requirements.
SPECIAL MEETINGS OF THE BOARD
Special meetings of the board of directors     May be called at the request of the Chairman
shall be held at such time and place as shall  of the Board, the President or at the request
be designated in the notice of the meeting     of a majority of the board of directors.
whenever called by the Chairman of the Board
of Directors, if any, the President, or by a
majority of the directors then in office.
TRANSACTIONS WITH INTERESTED STOCKHOLDERS EXTRAORDINARY TRANSACTIONS AND SECURITIES
ISSUANCES
No issuance or selling of any shares of class  No specific requirements.
B common stock or any securities (including,
without limitation, any rights, options,
warrants or other securities) convertible,
exchangeable or exercisable into shares of
class B common stock to any person who is not
a class B permitted holder.
CHARTER AMENDMENTS
No specific requirements.                      Requires the affirmative vote of the holders
                                               of a majority of the voting power of all the
                                               then outstanding shares of capital stock of
                                               AboveNet entitled to vote generally in the
                                               election of directors, voting together as a
                                               single class.

             CURRENT METROMEDIA                              CURRENT ABOVENET
BY-LAWS AMENDMENTS
May be amended by a vote of a majority of the  May be amended by a vote of the board of
entire board of directors. Any by-laws made,   directors or of the stockholders, provided
amended or adopted by the board of directors   notice of the proposed change was given in
may be amended or repealed, and any by-laws    the notice of the meeting (in the case of a
may be adopted, by the stockholders of the     board meeting, at least 24 hours prior to the
corporation by vote of a majority of the       meeting); in addition to any affirmative vote
holders of shares of stock of the              of the holders of any particular class or
corporation.                                   series of stock required by law, the charter
                                               or the by-laws, the affirmative vote of 80%
                                               of the voting stock, voting together as a
                                               single class, is required for the
                                               stockholders to alter, amend or repeal the
                                               by-laws or to adopt any new by-laws.

                   INFORMATION REGARDING BENEFICIAL OWNERSHIP
               OF ABOVENET PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of common stock as of June 15, 1999 by the following individuals or groups:

    - each person or entity who is known by AboveNet to own beneficially more than 5% of its common stock;

    - each director of AboveNet;

    - AboveNet's chief executive officer and its three other most highly compensated executive officers for its fiscal year ended June 30, 1998; and

    - all of AboveNet's executive officers and directors as a group.

    Applicable percentage ownership in the following table is based on 34,550,550 shares of AboveNet common stock outstanding as of June 15, 1999.

    Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                                             SHARES BENEFICIALLY
                                                                                    OWNED
                                                                            ----------------------
DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                                      NUMBER      PERCENT
--------------------------------------------------------------------------  ---------  -----------
Robert A. Burgelman, Ph.D.(1).............................................     18,750       *
Peter C. Chen, Ph.D.(2)...................................................    746,100         2.2%
Warren J. Kaplan(3).......................................................    925,540         2.7
Frank R. Kline(4).........................................................  1,648,460         4.8
James Sha(5)..............................................................    192,306       *
Tom Shao, Ph.D.(6)........................................................  1,191,690         3.5
Kimball Small(7)..........................................................    676,666         2.0
Sherman Tuan(8)...........................................................    846,540         2.4
Fred A. Vierra(9).........................................................     18,750       *
Stephen P. Belomy(10).....................................................    256,666       *
David Rand(11)............................................................    446,934         1.3
All directors and officers as a group (21 persons)(12)....................  8,235,328        22.0

------------------------

*   Each stockholder represents less than 1 percent.

(1) Includes 18,750 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 1999. Mr. Burgelman is a director of AboveNet.

(2) Includes all shares owned as community property with Pat Chen and all shares owned by the Peter Cheng-Yu and Pat Te-Hui Living Trust. Mr. Chen is a director of AboveNet.

(3) Includes 723,850 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 1999 (all of which are currently vested). Excludes shares of common stock owned by Mr. Kaplan's adult children. Mr. Kaplan is a director and an officer of AboveNet. In December 1998, Mr. Kaplan bought 4,000 shares of AboveNet's common stock on the open market. In connection with the follow-on common stock offering that was completed in May 1999, Mr. Kaplan disgorged his profits on the sale of 4,000 shares of common stock to AboveNet pursuant to Section 16(b) of the Exchange Act of 1934, as amended.

(4) Includes 1,618,460 shares held by Kline Hawkes California SBIC, L.P. and its affiliates. Includes 30,000 shares of common stock issuable to Mr. Kline pursuant to options exercisable within

    60 days of June 15, 1999. Mr. Kline, a director of AboveNet and a private equity manager of Kline Hawkes California L.P./Kline Hawkes California SBIC, L.P., disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(5) Includes 192,306 shares held by Spring Creek Investments. Mr. Sha, a director of AboveNet, is a principal of Spring Creek Investments.

(6) Includes 1,191,690 shares held by Techgains Corp. and Technology Associates Management Co., Ltd. (collectively, "TAMC"). Mr. Shao is a Managing Director of TAMC. Mr. Shao, a director of AboveNet, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7) Includes 166,666 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 1999. Includes all shares held in community property with Martha Small. Mr. Small is a director of AboveNet.

(8) Includes 520,500 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 1999. Mr. Tuan is a director and an officer of AboveNet.

(9) Includes 18,750 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 1999. Mr. Vierra is a director of AboveNet.

(10) Includes 146,564 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 1999. Mr. Belomy is an officer of AboveNet.

(11) Includes 442,500 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 1999. Mr. Rand is an officer of AboveNet.

(12) Includes 2,956,112 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 1999. See also footnotes 3, 5 and 7.

                   DESCRIPTION OF MAGELLAN ACQUISITION, INC.

    Magellan Acquisition, Inc. is a wholly owned subsidiary of Metromedia organized under the laws of the State of Delaware. It was incorporated in June 16, 1999 solely for use in the merger, and is engaged in no other business. Its executive offices are located at One Meadowlands Plaza, East Rutherford, New Jersey 07073.

                                 LEGAL MATTERS

    The validity of the shares of Metromedia class A common stock to be issued pursuant to the terms of the merger agreement will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison.

                                    EXPERTS

    The consolidated financial statements of Metromedia Fiber Network, Inc. appearing in Metromedia Fiber Network, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    AboveNet's financial statements as of June 30, 1997 and 1998 and March 31, 1999 and for the period from March 8, 1996 (inception) to June 30, 1996, each of the years in the two-year period ended June 30, 1998 and for the nine months ended March 31, 1999 included in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange as of December 26, 1998 and December 27, 1997 and the related Combined Statement of Revenues and Direct Expenses for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 11, 1998 and the fiscal year ended December 27, 1997 and December 29, 1996, included in this document have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

    In April 1998, AboveNet appointed Deloitte & Touche LLP to replace its former accountants as its principal accountants. There were no disagreements with its former accountants during the period from inception to April 30, 1998 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. AboveNet's former accountants issued an unqualified opinion on the financial statements as of and for the year ended June 30, 1997 and the period from inception to June 30, 1997. AboveNet did not consult with Deloitte & Touche LLP on any accounting or financial reporting matters in the periods prior to their appointment. The change in accountants was approved by AboveNet's board of directors.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Due to the contemplated completion of the merger, AboveNet does not currently intend to hold a 1999 annual meeting of stockholders. If that meeting is held, any proposals of stockholders intended to be presented at the 1999 annual meeting of stockholders must be delivered to the secretary of AboveNet at its principal executive offices no more than 90 days before the meeting date and not later than the close of business on the later to occur of the seventieth day before the meeting or the tenth day after the day on which the meeting date is publicly announced. The written notice of the proposal must include the information required by AboveNet's bylaws.

    Any stockholder who wishes to present a proposal at the Metromedia 2000 annual meeting of stockholders, and who wishes to have such proposal included in Metromedia's proxy statement for that meeting, must deliver a copy of such proposal to Metromedia Fiber Network, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Secretary, no later than December 10, 1999. If, however the Metromedia 2000 annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 1999 annual meeting of stockholders, any stockholder who wishes to have a proposal included in Metromedia's proxy statement for that meeting must deliver a copy of the proposal to Metromedia a reasonable time before the proxy solicitation is made. Metromedia reserves the right to decline to include in its proxy statement any stockholder's proposal, which does not comply with the rules of the Securities and Exchange Commission for inclusion in the proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

    We each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

    Metromedia has filed with the Securities and Exchange Commission a registration statement on Form S-4. This joint proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Metromedia for the Metromedia class A common stock to be issued to AboveNet stockholders in the merger. As allowed by the Securities and Exchange Commission rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    THE SECURITIES AND EXCHANGE COMMISSION ALLOWS METROMEDIA TO "INCORPORATE BY REFERENCE" THE INFORMATION METROMEDIA FILES WITH THEM, WHICH MEANS THAT IT CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT METROMEDIA TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT BY REFERRING YOU TO THOSE DOCUMENTS.

    The information incorporated by reference is considered to be part of this document. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this joint proxy statement/prospectus and prior to the date of the Metromedia special meeting or the AboveNet special meeting:

    METROMEDIA

    1. Annual Report on Form 10-K of Metromedia for the fiscal year ended December 31, 1998;

    2. Quarterly Report on Form 10-Q filed by Metromedia for the fiscal quarter ended March 31, 1999;

    3.  Current Report on Form 8-K dated June 30, 1999; and

    4. The description of class A common stock contained in Metromedia's registration statement on Form 8-A.

    YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

    METROMEDIA FIBER NETWORK, INC.
    ONE NORTH LEXINGTON AVENUE
    WHITE PLAINS, NEW YORK 10601
    ATTENTION: SECRETARY

    TELEPHONE REQUESTS MAY BE DIRECTED TO: (914) 421-6700

    IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY AUGUST 27, 1999.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR ABOUT US THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS OR THE DOCUMENTS THAT WE PUBLICLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

    THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                          ABOVENET COMMUNICATIONS INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2
Balance Sheets as of June 30, 1997 and 1998 and March 31, 1999.............................................         F-3
Statements of Operations for the Period from March 8, 1996 (Inception) to June 30, 1996, the Years Ended
  June 30, 1997 and 1998 and the Nine Months Ended March 31, 1998 (unaudited) and 1999.....................         F-4
Statements of Stockholders' Equity (Deficiency) for the Period from March 8, 1996 (Inception) to June 30,
  1996, the Years Ended June 30, 1997 and 1998 and the Nine Months Ended March 31, 1999....................         F-5
Statements of Cash Flows for the Period from March 8, 1996 (Inception) to June 30, 1996, the Years Ended
  June 30, 1997 and 1998 and the Nine Months Ended March 31, 1998 (unaudited) and 1999.....................         F-6
Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AboveNet Communications Inc.:

    We have audited the accompanying balance sheets of AboveNet Communications Inc. as of June 30, 1997 and 1998 and March 31, 1999 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period from March 8, 1996 (inception) to June 30, 1996, for each of the two years in the period ended June 30, 1998 and for the nine months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of AboveNet Communications Inc. as of June 30, 1997, and 1998 and March 31, 1999 and the results of their operations and their cash flows for the period from March 8, 1996 (inception) to June 30, 1996, for each of the two years in the period ended June 30, 1998 and for the nine months ended March 31, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
April 22, 1999
(May 5, 1999 as to Note 16).

                          ABOVENET COMMUNICATIONS INC.

                                 BALANCE SHEETS

                                                                               JUNE 30,
                                                                      ---------------------------    MARCH 31,
                                                                          1997          1998            1999
                                                                      ------------  -------------  --------------
ASSETS
Current assets:
  Cash and equivalents..............................................  $    331,100  $   8,141,200  $   44,947,700
  Short-term investments............................................            --             --      11,744,200
  Accounts receivable, net of reserve for doubtful accounts of
    $15,000, $60,000 and $477,100, respectively.....................        41,100        357,000       1,851,000
  Prepaid expenses and other current assets.........................            --        269,600       1,301,200
                                                                      ------------  -------------  --------------
      Total current assets..........................................       372,200      8,767,800      59,844,100
Property and equipment, net.........................................       766,400      4,436,100      24,393,800
Rights to use fiber optic capacity..................................            --             --       9,080,000
Restricted cash.....................................................            --        300,000       1,220,000
Deposits and other assets...........................................        32,700        189,400       1,644,800
                                                                      ------------  -------------  --------------
      Total.........................................................  $  1,171,300  $  13,693,300  $   96,182,700
                                                                      ------------  -------------  --------------
                                                                      ------------  -------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts Payable..................................................  $    312,000  $   2,301,300  $    8,521,000
  Remaining obligation for rights to use fiber optic capacity.......            --             --         800,000
  Accrued liabilities...............................................       109,700        619,900       1,315,800
  Customer deposits.................................................        85,000        309,400         971,300
  Advances..........................................................       739,900             --              --
  Current portion of long-term obligations..........................        71,500        476,000       3,511,200
                                                                      ------------  -------------  --------------
      Total current liabilities.....................................     1,318,100      3,706,600      15,119,300
                                                                      ------------  -------------  --------------
Convertible notes payable and advances..............................            --      8,000,000              --
                                                                      ------------  -------------  --------------
Other long-term obligations.........................................       115,500      1,325,300       9,972,500
                                                                      ------------  -------------  --------------
Commitments and contingencies (Notes 3, 4 and 11) Stockholders'
  equity (deficiency):
  Preferred stock, $0.001 par value, 10,000,000 shares authorized;
    shares issued and outstanding--none.............................            --             --              --
  Convertible preferred stock, $0.001 par value:
    Series A; shares issued and outstanding--2,050,000, 2,050,000
      and none, respectively........................................       410,000        410,000              --
    Series B; shares issued and outstanding--2,000,000, 3,263,792
      and none, respectively........................................     1,200,000      2,323,100              --
    Series C; shares issued and outstanding--none, 4,006,000 and
      none respectively.............................................            --      3,873,400              --
    Series D; no shares issued and outstanding......................            --             --              --
    Series E; no shares issued and outstanding......................            --             --              --
  Common stock, $0.001 par value, 60,000,000 shares authorized;
    shares issued and outstanding--406,250, 728,696 and 27,331,980,
    respectively....................................................         8,100         38,900      89,292,200
  Common stock options..............................................            --      1,861,500       3,561,100
  Deferred stock compensation.......................................            --       (540,100)        (57,500)
  Accumulated deficit...............................................    (1,880,400)    (7,305,400)    (21,704,900)
                                                                      ------------  -------------  --------------
      Total stockholders' equity (deficiency).......................      (262,300)       661,400      71,090,900
                                                                      ------------  -------------  --------------
      Total.........................................................  $  1,171,300  $  13,693,300  $   96,182,700
                                                                      ------------  -------------  --------------
                                                                      ------------  -------------  --------------

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                            STATEMENT OF OPERATIONS

                                                                                          NINE MONTHS ENDED
                                                                                              MARCH 31,
                                       MARCH 8, 1996                                -----------------------------
                                        (INCEPTION)       YEAR ENDED JUNE 30,           1998
                                            TO        ----------------------------  -------------
                                       JUNE 30, 1996      1997           1998                           1999
                                       -------------  -------------  -------------   (UNAUDITED)   --------------
Revenues.............................   $    78,600   $     551,600  $   3,436,400  $   2,068,800  $    8,297,400
Costs and expenses:
  Data communications and
    telecommunications...............            --         558,600      2,199,800      1,267,900       5,705,100
  Network operations.................        19,400         416,700      1,571,800        856,400       3,720,600
  Sales and marketing................        19,100         382,600      1,618,700        908,400       6,348,300
  General and administrative.........        66,100         433,700      1,621,500        959,600       3,695,400
  Depreciation and amortization......        51,600         132,700        475,500        299,400       2,005,100
  Stock-based compensation expense...            --              --      1,276,400        509,000       1,282,800
  Joint venture termination fee......            --         431,100             --             --              --
                                       -------------  -------------  -------------  -------------  --------------
      Total costs and expenses.......       156,200       2,355,400      8,763,700      4,800,700      22,757,300
                                       -------------  -------------  -------------  -------------  --------------
Loss from operations.................       (77,600)     (1,803,800)    (5,327,300)    (2,731,900)    (14,459,900)
Interest expense.....................            --          (7,400)      (160,800)      (128,400)       (916,400)
Interest and other income............            --           8,400         63,100         31,300         976,800
                                       -------------  -------------  -------------  -------------  --------------
Net loss.............................   $   (77,600)  $  (1,802,800) $  (5,425,000) $  (2,829,000) $  (14,399,500)
                                       -------------  -------------  -------------  -------------  --------------
                                       -------------  -------------  -------------  -------------  --------------
Basic and diluted loss per share.....   $     (0.31)  $       (4.58) $      (10.34) $       (5.92) $        (1.25)
                                       -------------  -------------  -------------  -------------  --------------
                                       -------------  -------------  -------------  -------------  --------------
Shares used in basic and diluted loss
  per share..........................       250,000         393,236        524,608        477,620      11,484,816
                                       -------------  -------------  -------------  -------------  --------------
                                       -------------  -------------  -------------  -------------  --------------

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                PREFERRED STOCK          COMMON STOCK        COMMON      DEFERRED
                                                            -----------------------  ---------------------    STOCK        STOCK
                                                              SHARES      AMOUNT      SHARES      AMOUNT     OPTIONS   COMPENSATION
                                                            ----------  -----------  ---------  ----------  ---------  -------------
Balances, March 8, 1996 (inception).......................          --  $        --         --  $       --  $      --   $        --
Issuance of common stock..................................          --           --    250,000       5,000         --            --
Net loss..................................................          --           --         --          --         --            --
                                                            ----------  -----------  ---------  ----------  ---------  -------------
Balances, June 30, 1996...................................          --           --    250,000       5,000         --            --
Issuance of common stock..................................          --           --    125,000       2,500         --            --
Issuance of Series A convertible preferred stock..........   2,050,000      410,000         --          --         --            --
Exercise of common stock options..........................          --           --     31,250         600         --            --
Issuance of Series B convertible preferred stock..........   1,000,000      600,000         --          --         --            --
Issuance of Series B convertible preferred stock in
  conjunction with acquisition of DSK, Inc. (Note 10).....   1,000,000      600,000         --          --         --            --
Net loss..................................................          --           --         --          --         --            --
                                                            ----------  -----------  ---------  ----------  ---------  -------------
Balances, June 30, 1997...................................   4,050,000    1,610,000    406,250       8,100         --            --
Exercise of common stock options..........................          --           --    322,446      30,800         --            --
Issuance of warrants in connection with issuance of
  debt....................................................          --      112,000         --          --     45,000            --
Issuance of Series B convertible preferred stock..........   1,263,792    1,011,100         --          --         --            --
Issuance of Series C convertible preferred stock..........   4,006,000    3,873,400         --          --         --            --
Compensatory stock arrangements...........................          --           --         --          --  1,816,500    (1,816,500)
Amortization of deferred stock compensation...............          --           --         --          --         --     1,276,400
Net loss..................................................          --           --         --          --         --            --
                                                            ----------  -----------  ---------  ----------  ---------  -------------
Balances, June 30, 1998...................................   9,319,792    6,606,500    728,696      38,900  1,861,500      (540,100)
Issuance of Series D convertible preferred stock..........   4,230,756   10,771,000         --          --         --            --
Issuance of Series E convertible preferred stock..........     817,550    3,846,400         --          --         --            --
Exercise of Series B warrants.............................     209,400           --         --          --         --            --
Conversion of convertible preferred stock to common
  stock...................................................  (14,577,498) (21,223,900) 14,577,498 21,223,900        --            --
Issuance of common stock upon initial public offering.....          --           --  11,500,000 67,822,000         --            --
Exercise of common stock options and warrants.............          --           --    525,786     207,400         --            --
Issuance of warrants in connection with issuance of debt
  and leases..............................................          --           --         --          --    899,400            --
Compensatory stock arrangements...........................          --           --         --          --    800,200      (800,200)
Amortization of deferred stock compensation...............          --           --         --          --         --     1,282,800
Net loss..................................................          --           --         --          --         --            --
                                                            ----------  -----------  ---------  ----------  ---------  -------------
Balances, March 31, 1999..................................          --  $        --  27,331,980 $89,292,200 $3,561,100  $   (57,500)
                                                            ----------  -----------  ---------  ----------  ---------  -------------
                                                            ----------  -----------  ---------  ----------  ---------  -------------

                                                                          STOCKHOLDERS'
                                                            ACCUMULATED      EQUITY
                                                              DEFICIT     (DEFICIENCY)
                                                            ------------  ------------
Balances, March 8, 1996 (inception).......................   $       --    $       --
Issuance of common stock..................................           --         5,000
Net loss..................................................      (77,600)      (77,600)
                                                            ------------  ------------
Balances, June 30, 1996...................................      (77,600)      (72,600)
Issuance of common stock..................................           --         2,500
Issuance of Series A convertible preferred stock..........           --       410,000
Exercise of common stock options..........................           --           600
Issuance of Series B convertible preferred stock..........           --        600,00
Issuance of Series B convertible preferred stock in
  conjunction with acquisition of DSK, Inc. (Note 10).....           --       600,000
Net loss..................................................   (1,802,800)   (1,802,800)
                                                            ------------  ------------
Balances, June 30, 1997...................................   (1,880,400)     (262,300)
Exercise of common stock options..........................           --        30,800
Issuance of warrants in connection with issuance of
  debt....................................................           --       157,000
Issuance of Series B convertible preferred stock..........           --     1,011,100
Issuance of Series C convertible preferred stock..........           --     3,873,400
Compensatory stock arrangements...........................           --            --
Amortization of deferred stock compensation...............           --     1,276,400
Net loss..................................................   (5,425,000)   (5,425,000)
                                                            ------------  ------------
Balances, June 30, 1998...................................   (7,305,400)      661,400
Issuance of Series D convertible preferred stock..........           --    10,771,000
Issuance of Series E convertible preferred stock..........           --     3,846,400
Exercise of Series B warrants.............................           --            --
Conversion of convertible preferred stock to common
  stock...................................................           --            --
Issuance of common stock upon initial public offering.....           --    67,822,000
Exercise of common stock options and warrants.............           --       207,400
Issuance of warrants in connection with issuance of debt
  and leases..............................................           --       899,400
Compensatory stock arrangements...........................           --            --
Amortization of deferred stock compensation...............           --     1,282,800
Net loss..................................................  (14,399,500)  (14,399,500)
                                                            ------------  ------------
Balances, March 31, 1999..................................  ($21,704,900)  $71,090,900
                                                            ------------  ------------
                                                            ------------  ------------

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                            STATEMENTS OF CASH FLOWS

                                                MARCH 8, 1996                          NINE MONTHS ENDED MARCH
                                                 (INCEPTION)    YEAR ENDED JUNE 30,              31,
                                                     TO        ----------------------  ------------------------
                                                JUNE 30, 1996     1997        1998        1998         1999
                                                -------------  ----------  ----------  -----------  -----------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss....................................    $ (77,600)   $(1,802,800) $(5,425,000) ($2,829,000) $(14,399,500)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization.............       51,600       132,700     475,500     299,400     2,005,100
    Stock-based compensation expense..........           --            --   1,276,400     509,000     1,282,800
    Noncash interest expense..................           --            --     133,200     112,000        84,300
    Joint venture termination fee.............           --       431,100          --
    Changes in assets and liabilities:
      Accounts receivable.....................      (12,000)      (29,100)   (315,900)   (196,300)   (1,494,000)
      Prepaid expenses and other current
        assets................................           --            --    (269,600)   (258,200)   (1,031,600)
      Restricted cash.........................           --            --    (300,000)   (300,000)     (920,000)
      Accounts payable........................       13,100       298,900   1,989,300     261,100     6,219,700
      Accrued liabilities.....................           --       109,700     510,200     183,800       695,900
      Customer deposits.......................           --        85,000     224,400     140,600       661,900
      Deferred rent...........................           --        30,400      18,200      13,700       119,500
                                                -------------  ----------  ----------  -----------  -----------
        Net cash used in operating
          activities..........................      (24,900)     (744,100) (1,683,300) (2,063,900)   (6,775,900)
Cash flows from investing activities:
  Cash paid for rights to use fiber optic
    capacity..................................           --            --          --          --    (8,280,000)
  Purchase of property and equipment..........     (101,100)     (474,500) (3,666,000)   (659,200)  (20,858,700)
  Increase in deposits and other assets.......           --       (32,700)   (111,700)   (173,900)     (640,300)
                                                -------------  ----------  ----------  -----------  -----------
        Net cash used in investing
          activities..........................     (101,100)     (507,200) (3,777,700)   (833,100)  (29,779,000)
                                                -------------  ----------  ----------  -----------  -----------
Cash flows from financing activities:
  Purchase of short-term investments..........           --            --          --          --   (11,744,200)
  Proceeds from notes payable and advances....      210,000       739,900  13,395,000   4,144,600    12,543,300
  Debt repayments.............................           --            --     (70,000)         --    (1,823,500)
  Capital lease repayments....................           --       (49,600)    (84,700)    (48,700)     (261,000)
  Proceeds from issuance of common stock......        5,000         3,100      30,800      20,800    68,029,400
  Proceeds from issuance of convertible
    preferred stock...........................           --       800,000          --          --     6,617,400
                                                -------------  ----------  ----------  -----------  -----------
        Net cash provided by financing
          activities..........................      215,000     1,493,400  13,271,100   4,116,700    73,361,400
                                                -------------  ----------  ----------  -----------  -----------
Net increase in cash and equivalents..........       89,000       242,100   7,810,100   1,219,700    36,806,500
Cash and equivalents, beginning of period.....           --        89,000     331,100     331,100     8,141,200
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------
Cash and equivalents, end of period...........    $  89,000    $  331,100  $8,141,200   $1,550,800  $44,947,700
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------
Supplemental cash flow information--Cash paid
  for interest................................    $      --    $    7,400  $   27,600   $  16,400   $   832,100
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------
Noncash investing and financing activities:
  Remaining obligation for rights to use fiber
    optic capacity............................    $      --    $       --  $       --   $      --   $   800,000
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------
  Acquisition of equipment under capital
    lease.....................................    $      --    $  206,200  $  479,200   $      --   $ 1,104,100
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------
  Acquisition of leasehold improvements in
    conjunction with DSK, Inc. acquisition....    $      --    $  168,900  $       --   $      --   $        --
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------
  Exchange of notes, advances, accrued
    interest and warrants for convertible
    preferred stock...........................    $      --    $  210,000  $4,884,500   $1,011,100  $ 8,000,000
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------
  Conversion of preferred stock into common
    stock.....................................    $      --    $       --  $       --   $      --   $21,223,900
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------
  Issuance of warrants in connection with
    issuance of debt and leases...............    $      --    $       --  $   45,000   $      --   $   899,400
                                                -------------  ----------  ----------  -----------  -----------
                                                -------------  ----------  ----------  -----------  -----------

                       See notes to financial statements.

                          AboveNet Communications Inc.
                              Notes to Financials

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--AboveNet Communications Inc. (the "Company"), was formed on March 8, 1996 (inception). The Company provides facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. However, the Company's credit risk is mitigated by its credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

    CASH AND EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

    SHORT-TERM INVESTMENTS--Short term investments consist of treasury bills with a maturity date greater than 90 days but less than twelve months. The Company's short-term investments are classified as available-for-sale. The investments are carried at cost, which approximated fair value at March 31, 1999. Material unrealized gains or losses would be reported as a separate component of stockholders' equity. No investments were sold in the periods presented.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the useful lives of the improvement.

    RIGHTS TO USE FIBER OPTIC CAPACITY--Indefeasible rights to use (IRU) capacity on fiber optic cable systems are stated at cost. Amortization will be recognized over the shorter of the term of the IRU or its useful life when such capacity becomes available to the Company.

    RESTRICTED CASH--Restricted cash consists of certificates of deposit which are restricted from use pursuant to certain lease agreements.

    REVENUE RECOGNITION--Revenue consists primarily of service revenue which is recognized in the period in which the services are provided. The services primarily include bandwidth and space requirement charges which are recognized monthly as well as installation fees which are recognized as revenue in the period of installation. Advance customer deposits received are deferred until the period in which the services are rendered.

    INCOME TAXES--Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--The
Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    NET INCOME (LOSS) PER SHARE--Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding, less shares subject to repurchase by the Company, for the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

    On May 7, 1999, the Company distributed a two-for-one stock split effected as a stock dividend. All share or per share amounts in the financial statements have been adjusted to give effect to this stock split.

    UNAUDITED INTERIM FINANCIAL INFORMATION--The interim financial information for the nine months ended March 31, 1998 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Results for the nine months ended March 31, 1999 are not necessarily indicative of results to be expected for the year ending June 30, 1999.

    RECLASSIFICATIONS--Certain prior period amounts have been reclassified to conform to the current period presentation. Such reclassifications had no effect on stockholders' equity (deficiency) or net loss.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", which requires an enterprise to report, by major components and as a single total, the change in the Company's net assets during the period from nonowner sources. The Company adopted SFAS No. 130 in fiscal 1999. For all periods presented, comprehensive loss was equal to the Company's net loss.

    Additionally, in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about the enterprise's products, services, geographic areas and major customers. The Company adopted this statement in fiscal 1999. The Company has determined that it operates in one reporting segment.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company in fiscal 2000. The Company anticipates that accounting for transactions under SOP 98-1 will not have a material impact on its financial position or results of operations.

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2000.

    Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe adoption of this statement will have a material impact on its financial position or results of operations.

2. PROPERTY AND EQUIPMENT, NET

    Property and equipment are comprised of the following:

                                                                                  JUNE 30,
                                                                          ------------------------    MARCH 31,
                                                                             1997         1998          1999
                                                                          ----------  ------------  -------------
Property and equipment, at cost:
  Telecommunication equipment...........................................  $  774,300  $  2,295,300  $   7,615,100
  Leasehold improvements (primarily co-location facilities).............     168,900       224,700     12,383,500
  Office equipment......................................................       7,500       186,500        840,700
  Construction in progress..............................................          --     2,389,400      5,893,700
                                                                          ----------  ------------  -------------
      Total.............................................................     950,700     5,095,900     26,733,000
Less accumulated depreciation and amortization..........................    (184,300)     (659,800)    (2,339,200)
                                                                          ----------  ------------  -------------
Property and equipment, net.............................................  $  766,400  $  4,436,100  $  24,393,800
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------

    Construction in progress primarily relates to costs incurred during the expansion of the Company's facilities.

3. INDEFEASIBLE RIGHTS TO USE FIBER OPTIC CAPACITY

    During fiscal 1999, the Company entered into a series of agreements providing for the acquisition of an indefeasible right to use capacity on a fiber optic cable system between the U.S. and the United Kingdom for $8.3 million, $7.5 million of which has been paid as of March 31, 1999. The terms of these agreements are 25 years.

    In addition, in fiscal 1999, the Company entered into an agreement whereby the Company committed to acquire an indefeasible right to use capacity on a fiber optic cable system between the U.S. and the Netherlands for $7.5 million. The agreement is conditioned upon the Company entering into another indefeasible right to use capacity on a fiber optic cable system connecting certain European cities.

    In fiscal 1999, the Company entered into a series of agreements to lease fiber optical cable systems between Washington D.C. and New York City. The leases will require annual payments of $630,000 for 20 years from the initiation of the leases which, is anticipated to be in the fourth quarter of fiscal 1999. The leases will be accounted for as capital leases upon initiation of the lease.

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

4. JOINT VENTURES

    In March 1999, as part of its international expansion strategy, the Company entered into agreements to form joint ventures in Austria, Germany, and the United Kingdom to provide managed co-location and Internet connectivity solutions for mission critical Internet operations. The Company invested a total of $581,400 in March 1999, which is included in deposits and other assets at March 31, 1999. The Company is required to invest an additional $1.9 million in the quarter ending June 30, 1999, for up to a 50% ownership in each of these joint ventures. In addition, the Company has agreed to provide up to $2 million of additional financing to certain of these joint ventures, if required, and to arrange or provide for an additional $4.5 million contingent upon the joint ventures raising an equivalent amount from third parties. These joint ventures will be accounted for under the equity method of accounting.

5. CONVERTIBLE NOTES PAYABLE AND ADVANCES

    In June 1997, the Company received $739,900 in cash advances from certain individuals, including stockholders and employees. In July and August 1997, the Company received an additional $250,000 in cash advances. In August 1997, the advances were converted into notes payable of $989,900 and warrants to acquire 989,906 shares of Series B convertible preferred stock at $1.00 per share. The notes generally bore an annual interest rate of 10%. The related warrants were valued at $112,000, or $0.12 per share, and were recorded as noncash interest expense in fiscal 1998.

    On December 31, 1997, the Company entered into exchange agreements with the Note holders. Pursuant to the exchange agreements, the above notes, accrued interest of $21,200 and the related warrants were exchanged for (i) 1,263,792 shares of Series B convertible preferred stock and (ii) warrants to acquire 247,472 shares of Series B convertible preferred stock at $1.00 per share.

    During fiscal 1998, the Company received $3,873,400 of cash advances from certain potential investors. In May 1998, these advances were converted into 4,006,000 shares of Series C convertible preferred stock.

    On June 30, 1998, in anticipation of the Company's pending sale of preferred stock, the Company received $8 million in cash, of which $1 million represented a noninterest bearing cash advance and $7 million represented convertible notes payable. The notes bore interest at 6%, were due on July 15, 1998 and were convertible into Series D convertible preferred stock at $2.60 per share. On July 15, 1998, the convertible notes and advance were converted into Series D convertible preferred stock (see Note 8).

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

6. OTHER LONG-TERM OBLIGATIONS

    Long-term obligations consist of:

                                                                                  JUNE 30,
                                                                          ------------------------    MARCH 31,
                                                                             1997         1998          1999
                                                                          ----------  ------------  -------------
Credit facility.........................................................  $       --  $  1,201,600  $  11,921,400
Capital lease facility..................................................     156,600       551,100      1,394,200
Deferred rent...........................................................      30,400        48,600        168,100
                                                                          ----------  ------------  -------------
      Total obligations.................................................     187,000     1,801,300     13,483,700
Current portion of long-term obligations................................     (71,500)     (476,000)    (3,511,200)
                                                                          ----------  ------------  -------------
Long-term obligations...................................................  $  115,500  $  1,325,300  $   9,972,500
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------

CREDIT FACILITY

    At March 31, 1999, the Company had a $15 million credit facility (the "Credit Facility"), $1.2 million of which is available for future borrowings. Proceeds from borrowings on the Credit Facility may be used solely for the purpose of acquiring network operating center equipment, office equipment and leasehold improvements. Borrowings outstanding under the Credit Facility are payable in 42 monthly installments, bear interest at rates ranging from 13.3% to 15.1% and are collateralized by the equipment and improvements purchased with the proceeds of the borrowing. The ability to borrow on the Credit Facility expires October 31, 1999. At March 31, 1999, the outstanding borrowings on the Credit Facility are due as follows: remainder of fiscal 1999, $719,500; fiscal 2000, $3,146,100; fiscal 2001, $3,623,800; fiscal 2002, $3,836,400; and fiscal
2003, $595,600.

CAPITAL LEASE FACILITY

    At March 31, 1999, the Company had $920,000 available on a $2.5 million facility under which the Company leases certain equipment under capital leases. Leases outstanding at March 31, 1999 expire on various dates through fiscal 2002 (see Note 11).

LINE OF CREDIT

    The Company has a revolving line of credit from a bank which provides for borrowings up to $750,000 through May 1999. Borrowings under the line bear interest at the bank's prime rate (7.75% at March 31, 1999) plus 1% per annum and are collateralized by substantially all of the Company's assets. As of March 31, 1999, the Company had no borrowings outstanding on the line of credit. The line of credit agreement limits the Company's ability to pay cash dividends without the bank's consent and requires, among other things, that the Company satisfy certain financial covenants. As of March 31, 1999 the Company was in compliance with all covenants. In June 1998, the Company issued to the bank a warrant to purchase 2,500 shares of Series D preferred stock at $2.00 per share (See Note 8). The warrant had an estimated fair value of $1,900 or $0.76 per share.

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

7. INCOME TAXES

    The Company's deferred income tax assets are comprised of the following:

                                                                                  JUNE 30,
                                                                         --------------------------    MARCH 31,
                                                                            1997          1998           1999
                                                                         -----------  -------------  -------------
Net deferred tax assets:
  Net operating loss carryforwards.....................................  $   489,700  $   1,871,700  $   6,426,600
  Stock compensation expense on nonqualified stock options.............           --        485,300        913,200
  Accruals deductible in different periods.............................       54,000        114,700        824,800
  Depreciation and amortization........................................      (14,000)       (65,200)      (156,600)
                                                                         -----------  -------------  -------------
                                                                             529,700      2,406,500      8,008,000
Valuation allowance....................................................     (529,700)    (2,406,500)    (8,008,000)
                                                                         -----------  -------------  -------------
      Total............................................................  $        --  $          --  $          --
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------

    The Company's effective rate differs from the federal statutory tax rate as follows:

                                                                       MARCH 8, 1996        YEAR ENDED         NINE MONTHS
                                                                        (INCEPTION)          JUNE 30,             ENDED
                                                                        TO JUNE 30,    --------------------     MARCH 31,
                                                                           1996          1997       1998          1999
                                                                      ---------------  ---------  ---------  ---------------
Federal statutory tax rate..........................................          35.0%         35.0%      35.0%         35.0%
State taxes, net of federal benefit.................................           3.0           3.0        3.0           2.9
Joint venture termination fee.......................................            --          (9.1)        --            --
Other...............................................................         (25.4)         (0.1)      (0.3)         (0.1)
Valuation allowance.................................................         (12.6)        (28.8)     (37.7)        (37.8)
                                                                             -----     ---------  ---------         -----
Effective tax rate..................................................            --%           --%        --%           --%
                                                                             -----     ---------  ---------         -----
                                                                             -----     ---------  ---------         -----

    The Company has no income tax provision due to its history of operating losses. Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has fully reserved its net deferred tax assets as of June 30, 1997 and 1998 and March 31, 1999.

    At March 31, 1999, the Company had net operating loss carryforwards of approximately $16.8 million for federal and $8.4 million for state income tax purposes. These carryforwards begin to expire in 2003 for state and 2010 for federal purposes. Additionally, Section 382 of the Internal Revenue Code and the applicable California law impose annual limitations on the use of net operating loss carryforwards if there is a change in ownership, as defined, within any three-year period. The utilization of certain net operating loss carryforwards may be limited due to the Company's capital stock transactions.

8. STOCKHOLDERS' EQUITY (DEFICIENCY)

STOCK SPLITS

    During November 1998, the Company reincorporated in the State of Delaware and effected a stock exchange of one share of common stock and preferred stock for every two and one-half shares of common stock and preferred stock, respectively, of its California predecessor entity. The Company also effected another reverse stock split during November 1998 whereby one share of common and

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

8. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED) preferred stock was issued for every 1.6 shares of common stock and preferred stock. All share and per share amounts in these financial statements have been adjusted to give effect to these reverse stock splits.

    On May 7, 1999, the Company distributed a two-for-one stock split effected as a stock dividend. All share or per share amounts in the financial statements have been adjusted to give effect to this stock split.

INITIAL PUBLIC OFFERING

    On December 10, 1998, the Company sold 10,000,000 shares of common stock in an underwritten public offering and on December 30, 1998 sold an additional 1,500,000 shares through the exercise of the underwriters' over-allotment option for net proceeds of approximately $67,822,000.

CONVERTIBLE PREFERRED STOCK AND WARRANTS

    In fiscal 1997, the Company issued 2,050,000 shares of Series A convertible preferred stock for cash of $200,000 and the conversion of advances of $210,000. Also in fiscal 1997, the Company issued 1,000,000 shares of Series B convertible preferred stock in connection with the acquisition of DSK, Inc. (see Note 10) and issued 1,000,000 shares of Series B convertible preferred stock for cash of $600,000. In fiscal 1998, the Company issued 1,263,792 shares of Series B convertible preferred stock and 4,006,000 shares of Series D convertible preferred stock upon conversions of notes, advances, and accrued interest of $1,011,100 and $3,873,400, respectively (see Note 5). During the nine months ended March 31, 1999, the Company issued 4,230,756 shares of Series D convertible preferred stock for cash of $2,771,000 (net of costs of $229,000) and the conversion of notes and advances of $8,000,000. During the same period, the Company issued 817,550 shares of Series E convertible preferred stock for cash of $3,846,400 (net of costs of $223,600).

    As discussed in Note 5, pursuant to certain exchange agreements entered into on December 31, 1997, the Company issued warrants to acquire 247,472 shares of Series B convertible preferred stock at $1.00 per share. Also, as discussed in
Note 6, during fiscal 1998, the Company issued a warrant to purchase 2,500 shares of Series D convertible preferred stock at an exercise price of $2.00 per share.

    Simultaneously with the closing of the initial public offering, all 14,368,098 shares of the Company's preferred stock were converted into common stock on a share for share basis. Additionally, all of the holders of warrants to purchase 247,472 shares of Series B convertible preferred stock exercised such warrants through a net issuance provision and were issued 209,400 shares of common stock. Also in connection with the initial public offering, the warrant to acquire 2,500 shares of Series D convertible preferred stock was converted into a warrant to purchase an equivalent number of common shares at an exercise price of $2.00 per share.

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

8. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)
COMMON STOCK RESERVED FOR FUTURE ISSUANCE

    At March 31, 1999, the Company has reserved the following shares of common stock for issuance in connection with:

Warrants issued and outstanding..................................    340,316
Options issued and outstanding...................................  4,042,358
Options available under stock option plans.......................  2,454,200
Shares available under 1998 Purchase Plan........................    312,500
                                                                   ---------
  Total..........................................................  7,149,374
                                                                   ---------
                                                                   ---------

COMMON STOCK SUBJECT TO REPURCHASE

    Upon the exercise of certain unvested employee stock options, the Company issued to the employees common stock which is subject to repurchase by the Company at the original exercise price of the stock option. This right lapses over the original four year vesting period. At March 31, 1999, 69,290 shares were subject to repurchase.

STOCK OPTION PLANS

    Under the Company's stock option plans (collectively, the "Plans) a total of 5,656,712 nonstatutory and incentive common stock options are authorized for issuance. Nonstatutory stock options may be granted to employees, outside directors and consultants, and incentive stock options may only be granted to employees. The Plans provide for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory stock options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant. Options granted to employees generally vest over four years and expire ten years from the date of the grant. In addition, upon change in control, all options granted under certain plans shall immediately vest.

    The plans provide that each nonemployee director who is elected to the Company's board of directors will automatically be granted a nonstatutory stock option to purchase 18,750 shares of common stock at an exercise price equal to the fair value of the common stock on the grant date. These grants vest ratably over three years. An additional option to purchase 6,250 shares of common stock will be granted to the nonemployee director each year thereafter with an exercise price equal to the fair market value of the common stock on that date. These grants vest after one year of service.

EMPLOYEE STOCK PURCHASE PLAN

    On December 10, 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"). Under the 1998 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commenced on December 10, 1998. The Company has reserved 312,500 shares of common stock for issuance under this plan. As of March 31, 1999, no shares have been issued under the 1998 Purchase Plan.

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

8. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)
NONPLAN OPTION GRANT

    In connection with its hiring of the Company's President and Chief Operating Officer in November 1997, the Company granted to this officer options to purchase 350,000 shares of common stock with an exercise price of $0.20 per share. The option was immediately exercisable with respect to 20% of the option shares with the balance exercisable in equal monthly installments over the next 36 months of employment with the Company. However, vesting accelerated upon the closing of the Company's underwritten public offering. In addition, the option grant contained an antidilution clause which guaranteed that, prior to any underwritten initial public offering of the Company's common stock, the number of shares under the option grant would always be equal to 5% of its outstanding common stock on a fully diluted basis less 36,666 shares. As a result of various sales of equity securities and option grants since the initial grant in November 1997, the officer was issued options to purchase an additional 638,850 shares of common stock at an exercise price of $0.20 per share during the nine months ended March 31, 1999. In connection with this award, the Company recognized $362,100 and $1,087,200 in stock-based compensation expense during fiscal 1998 and the nine months ended March 31, 1999, respectively.

OPTIONS AND WARRANTS GRANTED TO NONEMPLOYEES

    The Company has granted options and warrants to nonemployees for services performed and to be performed after the date of grant. In connection with these awards, the Company recognized $310,100 and $195,600 in stock-based compensation expense during fiscal 1998 and the nine months ended March 31, 1999, respectively. At March 31, 1999, options to purchase 85,000 shares of common stock at an exercise price of $42.53 were unearned by certain nonemployees. These options vest over three years and have a term of three years. At March 31, 1999, all services relating to all other awards have been rendered and the related options and warrants were fully exercisable.

    In connection with the Company's formation of its European joint ventures in March 1999, the Company agreed that it will grant options to purchase up to 600,000 shares of common stock to employees of the joint ventures upon the joint ventures meeting certain performance criteria of over the next four years. The exercise price for these options would be based on the fair market value of the Company's common stock at the date of grant.

    In connection with the Credit Facility (see Note 6), in fiscal 1998, the Company issued warrants to purchase 45,000 shares of common stock at a weighted-average exercise price of $2.31 per share. The fair value of these warrants is being recognized as interest expense through June 30, 1999. During the nine months ended March 31, 1999, in connection with an amendment to the Credit Facility, the Company issued warrants to purchase 50,000 shares of common stock which have a weighted-average exercise price of $5.10 per share and a term of five years. The estimated fair value of these warrants of $335,300 is included in deposits and other assets at March 31, 1999 and is being amortized to interest expense over the repayment period.

    In connection with the signing of a new facility lease (See Note 11) in fiscal 1999, the Company issued the lessor a warrant to purchase 200,000 shares of its common stock at $5.00 per share. The estimated fair value of this warrant of $609,100 is included in deposits and other assets at March 31, 1999 and will be amortized to expense over the lease period.

    At June 30, 1998, warrants to purchase 64,686 shares of common stock at a weighted-average exercise price of $2.10 per share were outstanding; such warrants expire in 2003. All of these warrants

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

8. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED) were issued during the year ended June 30, 1998 (none issued in fiscal 1996 or 1997) and had an estimated weighted-average fair value of $1.23 per share at the date of grant. During the nine months ended March 31, 1999, warrants to purchase 285,630 shares of common stock at a weighted-average exercise price of $4.97 were issued and had an estimated weighted-average fair value of $3.27 per share at date of grant. At March 31, 1999 warrants to purchase 340,316 shares of common stock at a weighted-average exercise price of $4.53 per share were outstanding.

OPTION REPRICING

    On December 1, 1998, the Company repriced 928,850 options previously granted at $6.00 to $8.00 per share to fair value at that date of $5.00 per share.

    Stock option activity is summarized as follows:

                                                                                         OUTSTANDING OPTIONS
                                                                                    ------------------------------
                                                                                      NUMBER     WEIGHTED AVERAGE
                                                                                     OF SHARES    EXERCISE PRICE
                                                                                    -----------  -----------------
Balance, March 8, 1996 (inception)................................................           --      $      --
Granted...........................................................................    1,140,000           0.02
                                                                                    -----------          -----
Balance, June 30, 1996 (137,500 shares vested at a weighted average exercise price
  of $0.02 per share).............................................................    1,140,000           0.02
Granted...........................................................................      450,000           0.07
Exercised.........................................................................      (31,250)          0.02
Canceled..........................................................................     (388,750)          0.02
                                                                                    -----------          -----
Balance, June 30, 1997 (219,374 shares vested at a weighted average exercise price
  of $0.02 per share).............................................................    1,170,000           0.03
Granted...........................................................................    1,142,612           0.59
Exercised.........................................................................     (322,446)          0.10
Canceled..........................................................................      (32,334)          0.31
                                                                                    -----------          -----
Balance, June 30, 1998 (734,270 shares vested at a weighted average exercise price
  of $0.19 per share).............................................................    1,957,832           0.34
Granted...........................................................................    3,690,350           6.99
Exercised.........................................................................     (513,296)          0.37
Canceled..........................................................................   (1,092,528)          6.10
                                                                                    -----------          -----
Balance, March 31, 1999...........................................................    4,042,358      $    4.85
                                                                                    -----------          -----
                                                                                    -----------          -----

                          AboveNet Communications Inc.
                        Notes to Financials (Continued)

8. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

    The following table summarizes information as of March 31, 1999 concerning currently outstanding and vested options:

                     OPTIONS OUTSTANDING
                 ---------------------------                      OPTIONS VESTED
                                WEIGHTED                     -------------------------
                                 AVERAGE        WEIGHTED                   WEIGHTED
                                REMAINING        AVERAGE                    AVERAGE
                 NUMBER OF     CONTRACTUAL      EXERCISE     NUMBER OF     EXERCISE
EXERCISE PRICES    SHARES     LIFE (YEARS)        PRICE        SHARES        PRICE
---------------  ----------  ---------------  -------------  ----------  -------------
  $ 0.02-$ 0.60   1,892,828           8.5       $    0.17     1,588,882    $    0.19
    2.00-  2.60     294,376           9.2            2.29           528         2.00
    5.00-  6.50   1,390,854           9.7            5.17       249,608         5.06
   12.25- 16.63     164,300           9.8           13.40            --           --
       26.10        215,000           9.9           26.10        80,000        26.10
       42.53         85,000          10.0           42.53            --           --
                 ----------                                  ----------
  $ 0.02-$42.53   4,042,358           9.1       $    4.85     1,919,018    $    1.91
                 ----------                                  ----------
                 ----------                                  ----------

    At March 31, 1999, 2,454,200 shares remained available for future grant.

ADDITIONAL STOCK PLAN INFORMATION

    As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

    SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and net income (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

    The Company's calculations for employee grants were made using the minimum value method for grants prior to September 8, 1998 and the fair value method for grants after that date with the following weighted average assumptions: expected life, one year following vesting; risk free interest rate of 6%; and no dividends during the expected term. In addition, volatility of 70% was used for grants valued under the fair value method. The Company's calculations are based on a multiple award valuation approach and forfeitures are recognized as they occur. If the computed values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net loss would have been $78,000 ($0.31 per basic and diluted share), $1,803,800 ($4.59 per basic and diluted share), $5,111,000 ($9.75 per basic and diluted share), and $14,520,730 ($1.27 per basic and diluted share) for the period from inception to June 30, 1996, for the years ended June 30, 1997 and 1998, and for the nine months ended March 31, 1999, respectively.

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

8. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)
    The number and estimated weighted-average value per option for employee and nonemployee awards, granted are as follows:

                                                                         YEAR ENDED JUNE 30,
                                                         INCEPTION TO   ---------------------  NINE MONTHS ENDED
                                                         JUNE 30, 1996    1997        1998       MARCH 31, 1999
                                                         -------------  ---------  ----------  ------------------
Employee Options:
  Number of shares.....................................     1,102,500          --   1,003,250        3,592,850
  Estimate weighted-average value......................         $0.01   $      --       $0.10             $2.74
Nonemployee Options:
  Number of shares.....................................        37,500     450,000     139,362            97,400
  Estimated weighted-average value.....................         $0.01   $    0.02       $0.08            $20.39

9. NET LOSS PER SHARE

    The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share.

                                          INCEPTION
                                             TO           YEAR ENDED JUNE 30,        NINE MONTHS ENDED MARCH 31,
                                          JUNE 30,    ----------------------------  -----------------------------
                                            1996          1997           1998           1998            1999
                                         -----------  -------------  -------------  -------------  --------------
Net Loss (numerator), basic and
  diluted..............................   $ (77,600)  $  (1,802,800) $  (5,425,000) $  (2,829,000) $  (14,399,500)
                                         -----------  -------------  -------------  -------------  --------------
                                         -----------  -------------  -------------  -------------  --------------
Shares (denominator):
  Weighted average common shares
    outstanding........................     250,000         393,236        530,224        477,620      11,508,278
  Weighted average common shares
    outstanding subject to
    repurchase.........................          --              --         (5,616)            --         (23,462)
                                         -----------  -------------  -------------  -------------  --------------
Shares used in computation, basic and
  diluted..............................     250,000         393,236        524,608        477,620      11,484,816
                                         -----------  -------------  -------------  -------------  --------------
Net loss per share, basic and
  diluted..............................   $   (0.31)  $       (4.58) $      (10.34) $       (5.92) $        (1.25)
                                         -----------  -------------  -------------  -------------  --------------
                                         -----------  -------------  -------------  -------------  --------------

    For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic net income per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. At March 31, 1999, outstanding potentially dilutive securities consist of 69,290 outstanding shares of common stock subject to repurchase, and options and warrants to purchase 4,382,674 shares of common stock.

10. JOINT VENTURE TERMINATION FEE

    In fiscal 1996, the Company entered into a joint venture agreement (the "Agreement") with DSK, Inc. ("DSK") to cooperatively market and develop the Company's services. The Company paid $33,700 to DSK during the year ended June 30, 1997 related to the Agreement.

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

10. JOINT VENTURE TERMINATION FEE (CONTINUED)
    In April 1997, the Company terminated the Agreement and hired the majority stockholders of DSK as either employees or consultants by issuing 1,000,000 fully vested shares of the Series B preferred stock with a fair value of $0.60 per share, or $600,000, for the outstanding shares of common stock of DSK. The Company recorded the transaction by allocating the value of the shares issued to property and equipment (at DSK's net book value of $168,900, which approximated fair value), with the balance of $431,100 reflected as a joint venture termination fee.

    Additionally, in April 1997, the Company granted to certain of the former owners of DSK options to purchase a total of 250,000 shares of its common stock at $0.06 per share for real estate consulting services to be performed. In June 1998, the Company accelerated the vesting of all the DSK options awarded. In conjunction with this award, the Company recognized $604,200 of stock-based compensation expense during fiscal 1998.

11. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its facilities under noncancelable operating leases. These leases expire on various dates through fiscal 2002. Minimum future lease payments under noncancelable operating and capital leases as of March 31, 1999 are summarized as follows:

                                                                                     CAPITAL
FISCAL YEARS ENDING JUNE 30,                                                         LEASES      OPERATING LEASES
--------------------------------------------------------------------------------  -------------  ----------------
Remainder of fiscal 1999........................................................   $   161,200    $      328,200
2000............................................................................       650,500         2,167,500
2001............................................................................       612,000         2,220,800
2002............................................................................       262,500         2,271,300
2003............................................................................            --         2,401,700
2004............................................................................            --         2,449,800
Thereafter......................................................................            --        16,195,000
                                                                                  -------------  ----------------
Total minimum lease payments....................................................     1,686,200    $   28,034,300
                                                                                  -------------  ----------------
                                                                                  -------------  ----------------
Less amount representing interest at rates ranging from 13.253% to 14.68%.......      (292,000)
                                                                                  -------------
Present value of minimum lease payments.........................................     1,394,200
Less current portion............................................................      (474,800)
                                                                                  -------------
Long term portion...............................................................   $   919,400
                                                                                  -------------
                                                                                  -------------

    Rent expense under operating leases for the period from March 8, 1996 (inception) to June 30, 1996, for the years ended June 30, 1997 and 1998 and for the nine months ended March 31, 1999 was none, $61,500, $444,900, and $917,000, respectively.

    Effective in fiscal 2000, the Company has committed to lease additional facilities. The lease is for a minimum term of 20 years with annual rental payments increasing from approximately $3 million to $4 million over the lease term.

    See Note 3 regarding the Company's agreements to lease fiber optic cable systems.

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
PURCHASE COMMITMENTS

    The Company has entered into noncancelable commitments to purchase property and equipment related to the expansion of its operations facilities. As of March 31, 1999, approximately $32 million was committed for purchases under these agreements through fiscal 2000.

TELECOMMUNICATIONS AND PEERING ARRANGEMENTS

    The Company has guaranteed to pay certain monthly usage levels or fees with various communications or interconnect providers. Minimum payments under these agreements at March 31, 1999 are approximately $950,000 for the remainder of fiscal 1999 $4,900,000 in fiscal 2000; $5,800,000 in fiscal 2001; $3,300,000 in fiscal 2002; $1,000,000 in fiscal 2003; and $1,000,000 in fiscal 2004.

    The Company is a party to numerous peering agreements with other internet providers to allow for the exchange of internet traffic. These agreements do not have fee commitments and generally have a one year term with automatic renewals. The Company does not record any revenue or expense associated with these non-cash transactions as such transactions do not represent the culmination of the earnings process and the fair value of such transactions are not reasonably determinable.

LEGAL MATTERS

    The Company is involved in various claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

12. RELATED PARTY TRANSACTIONS

    A member of the Board of Directors is the president of an entity which is the co-manager of the Company's primary facilities. Rent expense in fiscal 1996, 1997 and 1998 and for the nine months ended March 31, 1999 for these facilities was none, $16,400, $265,200, and $736,200 respectively. The Company believes that its lease arrangements were on an arm's length basis.

    During the nine months ended March 31, 1999, the same entity was granted a warrant to purchase 200,000 shares of common stock in connection with the signing of a new facility lease (see Note 8). The estimated fair value of the warrant is $609,100.

13. MAJOR CUSTOMERS

    Two customers accounted for 32% and 25% of revenues in fiscal 1996, while another customer accounted for 12% and 14% of revenues in fiscal 1997 and 1998, respectively. For the nine months ended March 31, 1999, no one customer accounted for more than 10% of revenues.

    At June 30, 1997, four customers accounted for 13%, 13%, 11% and 10% of trade receivables. At June 30, 1998, two customers accounted for approximately 22% and 13% of trade receivables. At March 31, 1999, one customer accounted for approximately 10% of trade receivables.

14. GEOGRAPHIC DATA

    During the nine months ended March 31, 1999, the Company generated approximately 14% of its revenues from customers domiciled in countries other than the United States, primarily in Asia. For the

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

14. GEOGRAPHIC DATA (CONTINUED)
period from March 8, 1996 (inception) to June 30, 1996 and the years ended June 30, 1997 and 1998, substantially all of the Company's revenues were derived from domestic customers.

15. 401(K) PLAN

    In May 1998, the Company began a 401(k) plan (the Plan) that covers all employees who meet the Plan's eligibility requirements of one year of employment and attainment of age 21. Eligible employees can contribute up to 15% of their salary, subject to certain IRS limitations. The Company's contributions in fiscal 1998 and the nine months ended March 31, 1999 were zero and $103,500, respectively.

16. SUBSEQUENT STOCK OFFERING

    On April 30, 1999, the Company sold 5,650,356 shares of its common stock in an underwritten public offering at a price of $42.50 per share and on May 5, 1999 sold an additional 1,200,000 shares through the exercise of the underwriters' overallotment option. Gross proceeds to the Company were approximately $291.1 million.

17. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT

    In the quarter ending June 30, 1999, the Company entered into two leases for additional facilities, with terms of 20 years and annual lease payments aggregating $1.2 million.

    On June 21, 1999, the Company consummated the acquisition of certain assets and the assumption of certain liabilities of the Palo Alto Internet Exchange ("PAIX"), a business within the Technology and Corporate Development and Operations Management Services business units of Compaq Computer Corporation ("Compaq"). The total purchase price was $70.0 million in cash plus certain future ongoing services to be provided by the Company to Compaq, with a value currently estimated to be approximately $5.0 million. PAIX is a high-level switching and peering point for global and regional Internet service providers and content providers.

    On June 23, 1999, the Company announced the proposed acquisition of the Company by Metromedia Fiber Network ("MFN"). If the acquisition is completed, AboveNet stockholders will receive 1.175 shares of MFN class A common stock for each AboveNet share they own. Completion of MFN's acquisition of the Company is subject to certain regulatory approvals and the approval of a majority of the outstanding shares of AboveNet common stock and a majority of the voting power of the holders of Metromedia common stock voting on the proposal.

    On June 29, 1999, the Company entered into an agreement to purchase approximately 9 acres of land in Fairfax County, Virginia, for $7,750,000 which is expected to close in fiscal 2000. The Company intends to open a facility on the site in fiscal 2001.

    On June 29, 1999, an alleged stockholder of AboveNet filed a lawsuit, captioned KAUFMAN V. TUAN, ET AL., Del. Ch. C.A. No. 17259NC, in the Court of Chancery of the State of Delaware in and for New Castle County. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the proposed merger between AboveNet and Metromedia. The complaint names, as defendants, AboveNet, the directors of AboveNet, and Metromedia (as an aider and abettor). The complaint alleges generally that AboveNet's directors breached their fiduciary duties to stockholders of AboveNet, and seeks an injunction against the merger, or, in the alternative, rescission and the

                          ABOVENET COMMUNICATIONS INC.
                        NOTES TO FINANCIALS (CONTINUED)

17. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT (CONTINUED) recovery of unspecified damages, fees and expenses. AboveNet believes the lawsuit is without merit and intends to defend itself vigorously. The Company's and the individual director defendants' responses were filed on July 22, 1999. In connection with these responses, a motion to dismiss the complaint in its entirety and a motion to stay discovery pending the outcome of the motion to dismiss were filed by the Company and the individual directors of the Company on July 22, 1999.

    Four other complaints, which are virtually identical to the complaint in KAUFMAN V. TUAN, have also been filed in the Delaware Court of Chancery. None of these four complaints has been served.

    In August 1999, the Company entered into an additional agreement for the acquisition of an indefeasible right to use additional capacity on a fiber optic cable system between the U.S. and the United Kingdom for a 25-year period. The agreement commits the Company to pay approximately $15.8 million in a series of installments through October 1999.

    In July 1999, the Company agreed to enter into two additional joint ventures in Germany, subject to the approval of the Board of Directors. Such approval was obtained on July 27, 1999. The first joint venture will own real property in Frankfurt, Germany. In consideration of the Company making an equity contribution of approximately $2 million, it will own 45% and AboveNet Germany GmbH will own 5% of this joint venture. The second joint venture will lease the real property from the aforementioned joint venture. It will complete improvements to the property and will manage the property. This entity will lease managed co-location space to AboveNet GmbH and provide leased space to other third parties. The Company will own 87.42% of this venture in exchange for equity contributions which will total approximately $23 million, of which approximately $8 million will be paid as an initial equity contribution, with the remainder to be contributed over the following 18 to 24 months.

                          PALO ALTO INTERNET EXCHANGE
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Accountants' Reports...........................................................................       F-24
Combined Statements of Assets to be Acquired and Liabilities to be Assumed as of March 27, 1999
  (unaudited), December 26, 1998 and December 27, 1997.....................................................       F-26
Combined Statement of Revenues and Direct Expenses for the Quarters Ended March 27, 1999 and March 28, 1998
  (unaudited), period from June 12, 1998 through December 26, 1998, period from December 28, 1997 through
  June 11, 1998 and the Fiscal Years Ended December 27, 1997 and December 29, 1996.........................       F-27
Notes to Combined Statements of Assets to be Acquired and Liabilities to be Assumed and Combined Statements
  of Revenues and Direct Expenses..........................................................................       F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Compaq Computer Corporation

    We have audited the accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange (the "Business") as of December 26, 1998 and the related Combined Statement of Revenues and Direct Expenses for the period June 12, 1998 through December 26, 1998. These statements are the responsibility of the Business' and Compaq Computer Corporation's management. Our responsibility is to express an opinion on these statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of AboveNet Communications Inc.) as described in Note 2 and are not intended to be a complete presentation of the Business' financial position or results of operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed as of December 26, 1998 and the revenues and direct expenses described in Note 2 of the Business for the period June 12, 1998 through December 26, 1998, in conformity with generally accepted accounting principles.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
June 15, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Compaq Computer Corporation

    We have audited the accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange (the "Business") as of December 27, 1997 and the related Combined Statement of Revenues and Direct Expenses for the period December 28, 1997 through June 11, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996. These statements are the responsibility of the Business' and Compaq Computer Corporation's management. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of AboveNet Communications Inc.) as described in Note 2 and are not intended to be a complete presentation of the Business' financial position or results of operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed as of December 27, 1997 and the revenues and direct expenses described in Note 2 of the Business for the period December 28, 1997 through June 11, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996, in conformity with generally accepted accounting principles.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
June 15, 1999

                          PALO ALTO INTERNET EXCHANGE

   COMBINED STATEMENT OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

                                 (IN THOUSANDS)

                                                      MARCH 27,
                                                        1999      DECEMBER 26,  DECEMBER 27,
                                                     (UNAUDITED)      1998          1997
                                                     -----------  ------------  -------------
ASSETS TO BE ACQUIRED:
  Unbilled accounts receivable.....................   $     102    $       18     $      14
  Prepaid expenses.................................          29             2             1
  Property and equipment, net......................       3,405         3,088         2,750
  Intangible assets, net...........................      32,863        33,756            --
                                                     -----------  ------------       ------
      Total assets to be acquired..................   $  36,399    $   36,864     $   2,765
                                                     -----------  ------------       ------
                                                     -----------  ------------       ------
LIABILITIES TO BE ASSUMED:
  Unearned service revenue.........................         166           200           106
                                                     -----------  ------------       ------
      Total liabilities to be assumed..............         166           200           106
                                                     -----------  ------------       ------
        Net assets to be acquired..................   $  36,233    $   36,664     $   2,659
                                                     -----------  ------------       ------
                                                     -----------  ------------       ------

   The accompanying notes are an integral part of these financial statements.

                          PALO ALTO INTERNET EXCHANGE

               COMBINED STATEMENT OF REVENUES AND DIRECT EXPENSES

                                 (IN THOUSANDS)

                                                                          PERIOD FROM
                                              QUARTER       QUARTER      JUNE 12, 1998     PERIOD FROM       FISCAL
                                               ENDED         ENDED          THROUGH       DECEMBER 28,     YEAR ENDED
                                             MARCH 27,     MARCH 26,     DECEMBER 26,     1997 THROUGH    DECEMBER 27,
                                               1999          1998            1998         JUNE 11, 1998       1997
                                            -----------  -------------  ---------------  ---------------  -------------
                                                   (UNAUDITED)
Service revenues..........................   $   1,534     $     892       $   2,630        $   1,732       $   1,895
                                            -----------       ------         -------           ------     -------------
Direct expenses:
  Cost of revenues........................         616           817           1,548            1,440           2,579
  Research and development................          --             4               9                8              54
  Selling, general and administrative
    expenses..............................         131            83             191              242             700
  Amortization of intangible assets.......         893            --           1,944               --              --
                                            -----------       ------         -------           ------     -------------
      Total direct expenses...............       1,640           904           3,692            1,690           3,333
                                            -----------       ------         -------           ------     -------------
        Excess (shortfall) of revenues
          over direct expenses............   $    (106)    $     (12)      $  (1,062)       $      42       $  (1,438)
                                            -----------       ------         -------           ------     -------------
                                            -----------       ------         -------           ------     -------------


                                               FISCAL
                                             YEAR ENDED
                                            DECEMBER 29,
                                                1996
                                            -------------

Service revenues..........................    $     155
                                            -------------
Direct expenses:
  Cost of revenues........................          537
  Research and development................          599
  Selling, general and administrative
    expenses..............................          121
  Amortization of intangible assets.......           --
                                            -------------
      Total direct expenses...............        1,257
                                            -------------
        Excess (shortfall) of revenues
          over direct expenses............    $  (1,102)
                                            -------------
                                            -------------

   The accompanying notes are an integral part of these financial statements.

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
              COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

                             (AMOUNTS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS:

    The Palo Alto Internet Exchange ("PAIX" or the "Business") is a business within the Technology & Corporate Development and Operations Management Services business units of Compaq Computer Corporation ("Compaq," formerly Digital Equipment Corporation, "Digital," collectively the "Company"). The Business is a high-level switching and peering point for global and regional Internet Service Providers ("ISP") and content providers. The Business features a data center to provide global services to PAIX customers for transmission of data in high-volume over the worldwide Internet network. The Business utilizes a highly redundant fiber-based infrastructure owned by multiple data carriers, including the 30-mile fiber ring owned by the City of Palo Alto. The Business was started in 1993 as a research project within the Company and commenced meaningful operations during fiscal year 1996. The business is engaged primarily in providing Internet interconnectivity solutions and related services in support of mission critical Internet operations of its customers.

2. BASIS OF PRESENTATION:

    The accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed and Combined Statement of Revenues and Direct Expenses ("the financial statements") have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of AboveNet Communications, Inc. ("AboveNet"). The Combined Statement of Assets to be Acquired and Liabilities to be Assumed includes the Business' assets to be sold to and liabilities to be assumed by AboveNet, in accordance with the Asset Purchase Agreement dated May 21, 1999 (the "Agreement"). Compaq and AboveNet also entered into certain service contracts and other arrangements that are described in the Agreement. These arrangements include, but are not limited to, access to the Internet, favorable pricing terms on such future services, and non-relocation and non-compete arrangements. The terms of such contracts and other arrangements range from one to 20 years. The assets to be acquired and liabilities to be assumed include unbilled accounts receivable, prepaid expenses, property and equipment, intangibles and unearned service revenue. The Combined Statement of Revenues and Direct Expenses includes only those revenues and expenses directly related to the Business to be sold. The financial statements exclude any other activity and related expense that are not directly attributable to the Business, such as corporate general and administrative costs, income taxes and interest expense.

    The financial statements of the Business are derived from the historic books and records of Digital through June 11, 1998. As a result of the acquisition of Digital by Compaq on June 11, 1998, the financial statements of the Business after the acquisition date are derived from the historic books and records of Compaq.

    As mentioned above, indirect costs allocated to the Business from the Company, such as certain corporate general and administrative costs, have been excluded from the financial statements on the basis that such costs are not direct costs of the Business. However, in determining the Business' direct expenses, certain allocations were made for expenses incurred by the Company, as appropriate, that are directly attributed to the services provided to the Business. These allocations relate primarily to engineering support in connection with the delivery of services, facility and other occupancy costs, and other general and administrative functions performed directly on behalf and for the benefit of the

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
        COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

2. BASIS OF PRESENTATION: (CONTINUED)
Business. Costs for such services have been reflected in the financial statements on the basis of activity or utilization, estimated support provided to the Business, or other methods management believe to be reasonable.

    Cost of revenues primarily consists of costs relating to facility rent, data communications and telecommunication expenses, service delivery and engineering support personnel and depreciation expense.

    The financial statements have been prepared in accordance with the Company's accounting policies and generally accepted accounting principles. However, these statements do not purport to represent the costs and expenses which may be incurred by an unaffiliated company to achieve similar results. In addition, the financial statements do not purport to represent the financial position of the Business.

FISCAL YEAR

    For purposes of these financial statements the fiscal year of PAIX is a fifty-two week period ending the Saturday nearest the last day of December.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and direct expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Building improvements, computer, telecommunications, and office equipment and construction-in-progress are stated at cost less depreciation, which is computed using the straight-line method. Expenditures for improvements which substantially extend the useful life or increase the capacity of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. Estimated useful lives for purposes of computing depreciation expense range from two to 10 years.

INTANGIBLE ASSETS

    Intangible assets, which consist of goodwill and customer lists related to the acquisition of Digital by Compaq, are amortized on a straight-line basis over 10 years.

REVENUE

    Service revenue relating to Internet and colocation service contracts are recognized over the contract period the services are provided. The Business recognizes installation and certain other service fees as revenue on a per event basis. Unearned service revenue represents the unearned portion of prepaid service from Internet and colocation service contracts with customers. Such amounts are amortized to revenue over the contract period, which ranges from one year to three years. The

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
        COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

2. BASIS OF PRESENTATION: (CONTINUED)
Business provides for estimated future losses on Internet and colocation service contracts, to the extent such losses are probable and estimable.

RESEARCH AND DEVELOPMENT

    Research and development costs of the Business are charged to expense in the period incurred.

LONG-LIVED ASSETS

    The Business reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    The Business sells to customers primarily in the Internet and Telecommunications industries and customers are primarily located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and maintains adequate provisions for uncollectible amounts when necessary.

    For the periods in the fiscal year ended December 26, 1998, and for the years ended December 27, 1997 and December 29, 1996, PAIX generated more than 10% of its total revenue from the following customers:

                                                                              1998         1997         1996
                                                                              -----        -----        -----
UUNet....................................................................          12%          19%          35%
BBN\GTE Internetworking..................................................          --           --           14%
Epoch....................................................................          --           --           31%
Genuity..................................................................          --           --           11%

    As of December 26, 1998 and December 27, 1997, customers which comprised 10% or more of accounts receivable were as follows:

                                                                                     1998         1997
                                                                                     -----        -----
UUNet...........................................................................          23%          25%
Epoch...........................................................................          --           20%

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the quarters ended March 27, 1999 and March 26, 1998 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Results for the

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
        COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

2. BASIS OF PRESENTATION: (CONTINUED)
three months ended March 27, 1999 are not necessarily indicative of results to be expected for the year ending December 31, 1999.

3. PROPERTY AND EQUIPMENT:

    Major classifications of property and equipment consisted of the following:

                                                   ESTIMATED      DECEMBER 26,   DECEMBER 27,
                                                 USEFUL LIVES         1998           1997
                                               -----------------  -------------  -------------
Building improvements........................           10 years    $   2,479      $   2,450
Computer equipment...........................          2-3 years           52             87
Office equipment.............................           10 years            6             --
Electrical and telecommunications
  equipment..................................            3 years          251            388
Construction in progress.....................                 --          521            112
                                                                       ------         ------
Less: accumulated depreciation...............                            (221)          (287)
                                                                       ------         ------
                                                                    $   3,088      $   2,750
                                                                       ------         ------
                                                                       ------         ------

    Depreciation expense was approximately $221, $184, $286 and $1 for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 11, 1998, and the fiscal years ended December 27, 1997 and December 29, 1996, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consisted of the following:

                                                                       DECEMBER 26,  JUNE 11,
                                                                           1998        1998
                                                                       ------------  ---------
Goodwill.............................................................   $   27,400   $  27,400
Customer lists.......................................................        8,300       8,300
Less: accumulated amortization.......................................       (1,944)         --
                                                                       ------------  ---------
                                                                        $   33,756   $  35,700
                                                                       ------------  ---------
                                                                       ------------  ---------

    On June 11, 1998, Compaq consummated its acquisition of Digital and allocated its purchase price to the assets acquired and liabilities assumed based on Compaq's estimates of fair value. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company and included goodwill and customer lists related to the Business.

5. COMMITMENTS AND CONTINGENCIES:

    The Company, on behalf of the Business, has entered into service contracts with customers and telecommunications vendors to provide services.

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
        COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    In some instances, the Company provides limited warranties to customers in connection with Internet and colocation service contracts. To date, costs incurred in connection with such warranties have been immaterial.

6. LEGAL MATTERS:

    The Company is involved in lawsuits, claims, investigations, and proceedings which are being handled and defended in the ordinary course of business. There are no such matters pending that the Company and its General Counsel expect to be material in relation to the Business and no amounts have been accrued in the financial statements for such matters.

7. RELATED PARTY TRANSACTIONS:

    As described in Note 2, the Company incurred expenses for services performed directly on behalf and for the benefit of the Business. Costs for such services have been reflected in the accompanying Statement of Revenues and Direct Expenses on the basis of activity or utilization, estimated support provided to the Business, or other methods management believe to be reasonable. The cost of such services is presented as cost of revenue, research and development and general and administrative.

    The Business has no external borrowings and there has been no allocation of the Company's consolidated borrowings and related interest expense in the financial statements.

    The Business recognized revenue from AboveNet of $66, $36, $22 and $0 for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 11, 1998, and the fiscal years ended December 27, 1997 and December 29, 1996, respectively. Accounts receivable from AboveNet are $11 and $4 at December 26, 1998 and December 27, 1997, respectively.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                         ABOVENET COMMUNICATIONS INC.,
                         METROMEDIA FIBER NETWORK, INC.
                                      AND
                           MAGELLAN ACQUISITION, INC.
                           DATED AS OF JUNE 22, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               -----
RECITALS..................................................................................................           1

ARTICLE 1 THE MERGER......................................................................................           1
           Section 1.1     The Merger.....................................................................           1
           Section 1.2     Closing........................................................................           2
           Section 1.3     Effective Time.................................................................           2
           Section 1.4     The Certificate of Incorporation...............................................           2
           Section 1.5     The By-Laws....................................................................           2
           Section 1.6     Directors of Surviving Corporation.............................................           2
           Section 1.7     Officers of Surviving Corporation..............................................           2

ARTICLE 2 EFFECT OF THE MERGER ON CAPITAL STOCK;
    EXCHANGE OF CERTIFICATES..............................................................................           2
           Section 2.1     Effect on Capital Stock........................................................           2
           Section 2.2     Exchange of Certificates for Shares............................................           3
           Section 2.3     Treatment of Company Stock Options and Company Warrants........................           6
           Section 2.4     No Appraisal Rights............................................................           6
           Section 2.5     Adjustments to Prevent Dilution................................................           7
           Section 2.6     Withholding Rights.............................................................           7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................           7
           Section 3.1     Organization and Qualification; Subsidiaries...................................           7
           Section 3.2     Certificate of Incorporation and By-Laws.......................................           8
           Section 3.3     Capitalization.................................................................           8
           Section 3.4     Authority......................................................................           9
           Section 3.5     No Conflict....................................................................           9
           Section 3.6     Governmental Required Filings and Consents.....................................          10
           Section 3.7     Permits; Compliance with Law...................................................          10
           Section 3.8     Securities Exchange Commission (SEC) Filings; Financial Statements.............          11
           Section 3.9     Absence of Certain Changes or Events...........................................          11
           Section 3.10    Employee Benefit Plans.........................................................          12
           Section 3.11    Tax Matters....................................................................          14
           Section 3.12    No Defaults....................................................................          14
           Section 3.13    Litigation.....................................................................          14
           Section 3.14    Environmental Matters..........................................................          14
           Section 3.15    Intellectual Property..........................................................          15
           Section 3.16    Taxes..........................................................................          17
           Section 3.17    Non-Competition Agreements.....................................................          17
           Section 3.18    Certain Agreements.............................................................          18
           Section 3.19    Real Property..................................................................          18
           Section 3.20    Labor Matters..................................................................          18
           Section 3.21    Investment Company Act.........................................................          19
           Section 3.22    Opinion of Financial Advisor...................................................          19
           Section 3.23    Brokers........................................................................          19
           Section 3.24    Certain Statutes...............................................................          19
           Section 3.25    Information....................................................................          19
           Section 3.26    Vote Required..................................................................          20

                                                                                                               PAGE
                                                                                                               -----
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
    MERGER SUB............................................................................................          20
           Section 4.1     Organization and Qualification; Subsidiaries...................................          20
           Section 4.2     Certificate of Incorporation and By-Laws.......................................          21
           Section 4.3     Capitalization.................................................................          21
           Section 4.4     Authority......................................................................          21
           Section 4.5     No Conflict....................................................................          22
           Section 4.6     Governmental Required Filings and Consents.....................................          23
           Section 4.7     Permits; Compliance with Law...................................................          23
           Section 4.8     SEC Filings; Financial Statements..............................................          23
           Section 4.9     Absence of Certain Changes or Events...........................................          24
           Section 4.10    Employee Benefit Plans.........................................................          25
           Section 4.11    Tax Matters....................................................................          26
           Section 4.12    No Defaults....................................................................          26
           Section 4.13    Litigation.....................................................................          26
           Section 4.14    Environmental Matters..........................................................          26
           Section 4.15    Intellectual Property..........................................................          27
           Section 4.16    Taxes..........................................................................          27
           Section 4.17    Real Property..................................................................          28
           Section 4.18    Labor Matters..................................................................          28
           Section 4.19    Investment Company Act.........................................................          29
           Section 4.20    Opinion of Financial Advisor...................................................          29
           Section 4.21    Brokers........................................................................          29
           Section 4.22    Information....................................................................          29
           Section 4.23    Vote Required..................................................................          29
           Section 4.24    Interim Operations of Merger Sub...............................................          30

ARTICLE 5 COVENANTS.......................................................................................          30
           Section 5.1     Conduct of Business of the Company.............................................          30
           Section 5.2     Conduct of Business of the Parent Pending the Merger...........................          32
           Section 5.3     Other Actions..................................................................          32
           Section 5.4     Notification of Certain Matters................................................          33
           Section 5.5     Proxy Statement, Registration Statement........................................          33
           Section 5.6     Stockholders Meeting...........................................................          34
           Section 5.7     Access to Information; Confidentiality.........................................          35
           Section 5.8     No Solicitation................................................................          35
           Section 5.9     Affiliates.....................................................................          37
           Section 5.10    Directors' and Officers' Indemnification and Insurance.........................          37
           Section 5.11    Letters of Accountants.........................................................          38
           Section 5.12    Reasonable Best Efforts........................................................          38
           Section 5.13    Consents; Filings; Further Action..............................................          38
           Section 5.14    Plan of Reorganization.........................................................          39
           Section 5.15    Public Announcements...........................................................          39
           Section 5.16    Obligations of Merger Sub......................................................          40
           Section 5.17    Listings and De-Listings.......................................................          40
           Section 5.18    Expenses.......................................................................          40
           Section 5.19    Takeover Statutes..............................................................          40
           Section 5.20    Employee Benefits..............................................................          40
           Section 5.21    Form S-8.......................................................................          41
           Section 5.22    Board of Directors of the Parent...............................................          41
           Section 5.23    Employee Stock Purchase Plan...................................................          41

                                                                                                               PAGE
                                                                                                               -----
ARTICLE 6 CONDITIONS......................................................................................          41
           Section 6.1     Conditions to Each Party's Obligation to Effect the Merger.....................          41
           Section 6.2     Conditions to Obligations of the Parent and Merger Sub.........................          42
           Section 6.3     Conditions to Obligation of the Company........................................          42

ARTICLE 7 TERMINATION.....................................................................................          43
           Section 7.1     Termination....................................................................          44
           Section 7.2     Effect of Termination..........................................................          44
           Section 7.3     Amendment......................................................................          44
           Section 7.4     Waiver.........................................................................          44
           Section 7.5     Expenses following Termination.................................................          44

ARTICLE 8 MISCELLANEOUS...................................................................................          46
           Section 8.1     Certain Definitions............................................................          46
           Section 8.2     Non-Survival of Representations, Warranties and Agreements.....................          46
           Section 8.3     Counterparts...................................................................          46
           Section 8.4     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL..................................          47
           Section 8.5     Notices........................................................................          47
           Section 8.6     Entire Agreement...............................................................          48
           Section 8.7     No Third Party Beneficiaries...................................................          48
           Section 8.8     Obligations of the Parent and of the Company...................................          48
           Section 8.9     Severability...................................................................          49
           Section 8.10    Interpretation.................................................................          49
           Section 8.11    Assignment.....................................................................          49
           Section 8.12    Specific Performance...........................................................          49

EXHIBITS

Exhibit A   Form of Voting Agreement

Exhibit B   Form of Option Agreement

Exhibit C   Form of Parent Voting Agreement

Exhibit D   Form of Affiliate Letter

Exhibit
E-1         Form of Parent Officer Certificate

Exhibit
E-2         Form of Company Officer Certificate

                             INDEX OF DEFINED TERMS

TERM                                                                              SECTION
--------------------------------------------------------------------------------  ----------
Acquisition Proposal............................................................  5.8(f)
Affected Employees..............................................................  5.20(b)
affiliate.......................................................................  8.1(a)
Agreement.......................................................................  Title
Benefit Plans...................................................................  3.10(a)
Blue Sky Laws...................................................................  3.6
business day....................................................................  8.1(b)
Certificate.....................................................................  2.1(a)
Certificate of Merger...........................................................  1.3
Claims..........................................................................  3.13
Closing.........................................................................  1.2
Closing Date....................................................................  1.2
COBRA...........................................................................  3.10(f)
Code............................................................................  Recitals
Company.........................................................................  Title
Company Charter Documents.......................................................  3.2
Company Common Stock............................................................  2.1(a)
Company Disclosure Letter.......................................................  3.1(b)
Company Financial Advisor.......................................................  3.22
Company Governmental Consents...................................................  3.6
Company Permits.................................................................  3.7
Company Option Plans............................................................  3.3(a)
Company Preferred Stock.........................................................  3.3(a)
Company Required Consents.......................................................  3.5(b)
Company Real Property Leases....................................................  3.19
Company SEC Reports.............................................................  3.8(a)
Company Share...................................................................  2.1(a)
Company Shares..................................................................  2.1(a)
Company Stock Options...........................................................  3.3(a)
Company Stockholders Meeting....................................................  5.5(a)
Company Subsidiaries............................................................  3.1(a)
Company Warrants................................................................  3.3(a)
Company Option Plans............................................................  3.3(b)
Confidentiality Agreement.......................................................  5.7(b)
Contracts.......................................................................  3.5(a)(iii)
control.........................................................................  8.1(a)
controlled by...................................................................  8.1(a)
controlling.....................................................................  8.1(a)
Effective Time..................................................................  1.3
Environment.....................................................................  3.14
Environmental Claims............................................................  3.14
ERISA...........................................................................  3.10(a)
ERISA Affiliate.................................................................  3.10(a)
Excess Parent Shares............................................................  2.2(d)(i)
Exchange Act....................................................................  3.6
Exchange Agent..................................................................  2.2(a)
Exchange Ratio..................................................................  2.1(a)

TERM                                                                              SECTION
--------------------------------------------------------------------------------  ----------
Exchange Trust..................................................................  2.2(d)(i)
Excluded Company Shares.........................................................  2.1(a)
Expenses........................................................................  7.5(a)
GAAP............................................................................  3.8(b)
GCL.............................................................................  Recitals
Governmental Entity.............................................................  3.6
group...........................................................................  8.1(d)
Hazardous Substance.............................................................  3.14
HSR Act.........................................................................  3.6
including.......................................................................  8.1(c)
Indemnified Parties.............................................................  5.10(a)
Intellectual Property...........................................................  3.15(a)(ii)
Investment Company Act..........................................................  3.21
IP Licenses.....................................................................  3.15(a)(ii)
IRS.............................................................................  3.10
Law.............................................................................  3.5(a)(ii)
Liens...........................................................................  3.3(c)
Material Adverse Effect on the Company..........................................  3.1(a)
Material Adverse Effect on the Parent...........................................  4.1(a)
Maximum Amount..................................................................  5.10
Merger..........................................................................  Recitals
Merger Consideration............................................................  2.1(a)
Merger Sub......................................................................  Title
NASDAQ/NMS......................................................................  2.2(d)(ii)
Option Agreement................................................................  Recitals
Parent..........................................................................  Title
Parent Charter Documents........................................................  4.2
Parent Class B Common Stock.....................................................  4.3(a)
Parent Common Stock.............................................................  2.1(a)
Parent Disclosure Letter........................................................  4.1(b)
Parent Expenses.................................................................  7.5(b)
Parent Financial Advisor........................................................  4.20
Parent Governmental Consents....................................................  4.6
Parent Permits..................................................................  4.7
Parent Preferred Stock..........................................................  4.3(a)
Parent Real Property Leases.....................................................  4.17
Parent SEC Reports..............................................................  4.8(a)
Parent Stock Options and Warrants...............................................  4.3(a)
Parent Subsidiaries.............................................................  4.1(a)
Parent Voting Agreement.........................................................  5.6(b)
Permits.........................................................................  3.14
person..........................................................................  8.1(d)
Plan Options....................................................................  3.3(a)
Proposed Intellectual Property Agreements.......................................  3.15(a)(iii)
Proxy Materials.................................................................  5.5(a)
Proxy Statement.................................................................  5.5(a)
Qualifying Section 7.1(f) Termination...........................................  7.5(b)
Registration Statement..........................................................  5.5(a)
Registration Statement Effective Date...........................................  5.5(a)

TERM                                                                              SECTION
--------------------------------------------------------------------------------  ----------
Release.........................................................................  3.14
Representatives.................................................................  5.7(a)
Requisite Company Vote..........................................................  3.4(a)
Requisite Parent Vote...........................................................  4.4
Safety and Environmental Laws...................................................  3.14
SEC.............................................................................  3.8
Securities Act..................................................................  3.6
Stockholders....................................................................  Recitals
Software........................................................................  3.15(a)(ii)
Sub Common Stock................................................................  4.3(d)
subsidiary......................................................................  8.1(e)
subsidiaries....................................................................  8.1(e)
Superior Proposal...............................................................  5.8(a)
Surviving By-Laws...............................................................  1.5
Surviving Charter...............................................................  1.4
Surviving Corporation...........................................................  1.1
Systems.........................................................................  3.15(g)
Takeover Statute................................................................  3.24
Taxes...........................................................................  3.16
Technology......................................................................  3.15(a)(ii)
Terminating Company Breach......................................................  7.1(f)
Terminating Parent Breach.......................................................  7.1(g)
Termination Amount..............................................................  7.5(b)
Third Party Options.............................................................  3.3(a)
under common control with.......................................................  8.1(a)
Voting Agreement................................................................  Recitals
Year 2000 Compliant.............................................................  3.15(g)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of June 22, 1999 among AboveNet Communications Inc., a Delaware corporation (the "COMPANY"), Metromedia Fiber Network, Inc., a Delaware corporation (the "PARENT"), and Magellan Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent ("MERGER SUB").

                                    RECITALS

    WHEREAS, the respective boards of directors of each of the Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders to combine the respective businesses of the Parent and the Company, and consequently have approved the merger of Merger Sub with and into the Company (the "MERGER") and approved and adopted the Merger, in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated under the Code and that this Agreement be, and is hereby, adopted as a plan of reorganization for purposes of section 368 of the Code;

    WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, certain holders (the "STOCKHOLDERS") of Company Shares (as defined in Section 2.1(a)) are entering into the Voting Agreement with the Parent, a copy of which is attached to this Agreement as Exhibit A (the "VOTING AGREEMENT"), providing for, among other things, the agreement of the Shareholders to vote their respective Company Shares in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders Meeting (as defined below);

    WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, the Company and the Parent are entering into an Option Agreement, a copy of which is attached to this Agreement as Exhibit B (the "OPTION AGREEMENT"), providing for, among other things, the grant of an option by the Company to the Parent to acquire up to 19.9% of the Company Common Stock (as defined in Section 2.1(a)) on the terms and conditions specified in the Option Agreement;

    WHEREAS, certain terms used in this Agreement which are not capitalized have the meanings specified in Section 8.1; and

    WHEREAS, the Company, the Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 259 of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 10:00 a.m. on the business day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and the Parent may agree in writing (the "CLOSING DATE").

    SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the Closing, the parties will cause a Certificate of Merger (the "CERTIFICATE OF MERGER") to be signed, acknowledged and delivered for filing with the Secretary of the State of Delaware as provided in Section 251 of the GCL. The Merger shall become effective at the time when a Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger and in accordance with the GCL (the "EFFECTIVE TIME").

    SECTION 1.4 THE CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the "SURVIVING CHARTER"), until duly amended as provided in the Surviving Charter or by applicable law.

    SECTION 1.5 THE BY-LAWS. The by-laws of Merger Sub in effect at the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the "SURVIVING BY-LAWS"), until duly amended as provided in the Surviving By-Laws or by applicable law.

    SECTION 1.6 DIRECTORS OF SURVIVING CORPORATION. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

    SECTION 1.7 OFFICERS OF SURVIVING CORPORATION. The officers of the Company shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

                                   ARTICLE 2
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

    SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

    (a) MERGER CONSIDERATION. Each share (each a "COMPANY SHARE" and together the "COMPANY SHARES") of the common stock, par value $.001 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than Company Shares that are owned by the Parent, Merger Sub or any other Parent Subsidiary or Company Shares that are owned by the Company or any Company Subsidiary and in each case not held on behalf of third parties (collectively, "EXCLUDED COMPANY SHARES")) shall be converted by virtue of the Merger and without any action on the part of the holder thereof into the right to receive and become exchangeable for 1.175 (the "EXCHANGE RATIO") shares of Class A common stock, par value $.01 per share, of the Parent (the "PARENT COMMON STOCK").

    The Exchange Ratio shall be subject to adjustment as provided in Section
2.5. The shares of Parent Common Stock issuable pursuant to this Section 2.1(a), together with cash in lieu of fractional shares of Parent Common Stock, if any, payable pursuant to Section 2.2(d) shall collectively be referred to as the "MERGER CONSIDERATION." At the Effective Time, all Company Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any Company Shares (other than Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend under
Section 2.2(b).

    (b) CANCELLATION OF SHARES. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Company Share, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (c) MERGER SUB. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of the Parent.

    SECTION 2.2  EXCHANGE OF CERTIFICATES FOR SHARES.

    (a)  EXCHANGE PROCEDURES.

        (i) Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by the Parent and reasonably satisfactory to the Company (the "EXCHANGE AGENT") to mail to each holder of record of a Certificate (other than Certificates in respect of Excluded Company Shares)
    (A) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent, in a form and with other provisions reasonably acceptable to both the Parent and the Company, and (B) instructions for exchanging the Certificates for (1) certificates representing shares of Parent Common Stock, and (2) cash in lieu of fractional shares.

        (ii) Subject to Section 2.2(f), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange (A) a certificate representing that number of whole shares of Parent Common Stock that the holder is entitled to receive under this
    Article 2, (B) a check in the amount (after giving effect to any required tax withholding) of any cash in lieu of fractional shares that such holder has the right to receive under the provisions of this Article 2, and (C) a check in the amount (after giving effect to any required tax withholding) of any distributions or dividends that such holder has the right to receive under the provisions of Section 2.2(b), and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

        (iii) In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon the surrender of the Certificate and any other dividends or distributions in respect of those shares, may be issued or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the reasonable satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not applicable.

        (iv) Until surrendered as contemplated by this Section 2.2(a), each Certificate shall be deemed for all purposes other than the payment of dividends or distributions at any time after the Effective Time to represent only the right to receive the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock, as contemplated by this Section 2.2(a). All shares of Parent Common Stock, together with any cash paid under Section 2.2(b) or Section 2.2(d) issued upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Company Shares which remain unpaid at the Effective Time.

    (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Whenever a dividend or other distribution is declared by the Parent in respect of Parent Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable under this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until that Certificate is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

    (c) NO FURTHER TRANSFERS. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

    (d)  FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and any such fractional share interests will not entitle its owner to vote, to receive dividends or to any other rights of a stockholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares then held by such holder) shall receive from the Exchange Agent, in accordance with the provisions of this Article 2, a cash payment in lieu of such fractional shares of Parent Common Stock, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Parent Common Stock, as applicable, which would otherwise have been issued (the "EXCESS PARENT SHARES"). Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "EXCHANGE TRUST") for the holders of Certificates. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Parent Shares shall be paid by the Surviving Corporation. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Certificates without interest. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Shares is entitled (after taking into account all Company Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Company Shares are entitled.

        (ii) Notwithstanding the provisions of subsection (i) of this Section 2.2(d), the Parent may elect, at its option exercised prior to the Effective Time and in lieu of the issuance and sale of Excess Parent Shares and the making of the payments contemplated in such subsection, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled (after taking into account all Company Shares held at the Effective Time by such holder) by (B) the closing sales price for a share of Parent Common Stock as quoted by The Nasdaq Stock Market's National Market ("NASDAQ/NMS") as reported in THE WALL STREET JOURNAL (national edition) (or if not reported thereby, any other authoritative source) on the first business day immediately following the Effective Time and, in such case, the Exchange Fund, all references in this Agreement to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(d)(ii).

    (e) TERMINATION OF EXCHANGE PERIOD; UNCLAIMED STOCK. Any shares of Parent Common Stock and any portion of the Exchange Fund or of dividends or other distributions with respect to the Parent Common Stock deposited by the Parent with the Exchange Agent (including the proceeds of any investments of those funds) that remains unclaimed by the stockholders of the Company twelve months after the Effective Time shall be paid to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their Merger Consideration and any dividends and other distributions issuable or payable pursuant to Section 2.1, Section 2.2(b) and 2.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates), in each case, without any interest. Notwithstanding the foregoing, none of the Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to those amounts.

    (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in a reasonable amount in the form customarily required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article 2 upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate under this Agreement, in each case, without interest.

    SECTION 2.3  TREATMENT OF COMPANY STOCK OPTIONS AND COMPANY WARRANTS.

    (a) The Parent and the Company shall take such actions as are necessary to provide that at the Effective Time each outstanding Company Stock Option (as defined in Section 3.3(a)) and Company Warrant (as defined in Section 3.3(a)) shall be assumed by the Parent and adjusted in accordance with the terms thereof and this Agreement to be exercisable to purchase shares of Parent Common Stock, as provided below. Following the Effective Time, each Company Stock Option and Company Warrant shall continue to have, and shall be subject to, the same terms and conditions set forth in the Company Option Plans (as defined in Section 3.3(a)) or any other agreement pursuant to which such Company Stock Option or Company Warrant was subject immediately prior to the Effective Time, as the case may be, except that (i) each such Company Stock Option and Company Warrant, as the case may be, shall be exercisable for that number of shares of Parent Common Stock equal to the product of (x) the aggregate number of shares of Company Common Stock for which such Company Stock Option or Company Warrant, as the case may be, was exercisable and (y) the Exchange Ratio, rounded, in the case of any Company Stock Options, other than an "incentive stock option" (within the meaning of section 422 of the Code), or Company Warrant, up, and, in the case of any Company Stock Option that is an incentive stock option, down, to the nearest whole share, if necessary, and (ii) the exercise price per share of such Company Stock Option or Company Warrant shall be equal to the aggregate exercise prices of such Company Stock Option or Company Warrant immediately prior to the Effective Time divided by the number of shares of Parent Common Stock for which such Company Stock Option or Company Warrant shall be exercisable as determined in accordance with the preceding clause (i), rounded to the nearest cent, if necessary.

    (b) As soon as practicable following the Effective Time, the Parent shall deliver to the holders of Company Stock Options and holders of Company Warrants appropriate notices setting forth such holders' rights after giving effect to the Merger and the provisions set forth above. At or prior to the Effective Time, the Company shall make such amendments and take such other actions, if any, to the Company Option Plans or such other agreement pursuant to which the Company Stock Options or Company Warrants were issued as shall be necessary to permit the assumption and adjustment referred to in this Section 2.3.

    (c) It is the intention of the parties that, to the extent that any Company Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by section 422 of the Code, and that the assumption of the Company Stock Options provided by this Section 2.3 satisfy the conditions of section 424(a) of the Code. The Parent shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, such Company Option Plans, that the Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (d) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options and Company Warrants at and after the Effective Time.

    SECTION 2.4 NO APPRAISAL RIGHTS. In accordance with Section 262(b)(1) of the GCL, no appraisal rights shall be available to holders of Company Shares in connection with the Merger.

    SECTION 2.5 ADJUSTMENTS TO PREVENT DILUTION. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities or other instruments convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding including as a result of a distribution, redemption, repurchase, reclassification, combination or exchange of shares, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

    SECTION 2.6 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of Law (as defined in Section 3.5) related to applicable Taxes (as defined in Section 3.16). To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for purposes of this agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Parent and Merger Sub that, except for inaccuracies in the representations and warranties resulting from compliance with the provisions of this Agreement and performance of the transactions contemplated hereby or inaccuracies resulting from actions or omissions permitted by the terms of Section 5.1 hereof:

    SECTION 3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Each of the Company and each subsidiary of the Company (collectively, the "COMPANY SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE COMPANY" means any change in or effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Company or any Company Subsidiaries that is or could reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or the Option Agreement or consummate the Merger and the other transactions contemplated hereby or thereby, except for any change or effect (i) relating to the economy in general or (ii) relating to the industries in which the Company and the Company Subsidiaries operate.

    (b) Section 3.1(b) of the Disclosure Letter delivered to the Parent and Merger Sub by the Company at or prior to the execution of this Agreement (the "COMPANY DISCLOSURE LETTER") sets forth a complete and correct list of all of the Company Subsidiaries, including the jurisdiction of incorporation and the ownership or other interest therein of the Company or any Company Subsidiary. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary holds any material interest in any person other than the Company Subsidiaries so listed.

    SECTION 3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copies of the Company's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "COMPANY CHARTER DOCUMENTS") that are incorporated by reference in, as exhibits to, the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999 are complete and correct copies of those documents. The Company has made available to Parent complete and correct copies of all organizational documents of each Company Subsidiary. The Company Charter Documents and all comparable organizational documents of the Company Subsidiaries are in full force and effect. Except as set forth in
Section 3.2 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is in violation of any of the provisions of its organizational documents.

    SECTION 3.3  CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $.001 per share (the "COMPANY PREFERRED STOCK"). As of June 15, 1999, (i) 34,550,550 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (ii) no shares of Company Preferred Stock were issued or outstanding and (iii) (A) 5,095,351 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "PLAN OPTIONS") granted pursuant to the Company's 1998 Stock Incentive Plan, 1997 Stock Plan and 1996 Stock Option Plan (the "COMPANY OPTION PLANS"), (B) 1,127,596 shares of Company Common Stock were reserved for issuance pursuant to options available for grant under the Company Option Plans, (C) 300,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options listed in
Section 3.3 of the Company Disclosure Letter (the "THIRD PARTY OPTIONS" and, together with the Plan Options, the "COMPANY STOCK OPTIONS"), (D) 333,004 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants (the "COMPANY WARRANTS") and (E) 131,591 shares of Company Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan (the "ESPP"). Section 3.3(a) of the Company Disclosure Letter sets forth a complete and correct list as of June 15, 1999 of the holders of all Company Stock Options and Company Warrants, the number of shares subject to each such option or warrant and the exercise price thereof. Except as set forth above, as of June 15, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Company Stock Options or Company Warrants outstanding on June 15, 1999 and except pursuant to the ESPP as in effect on the date hereof.

    (b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter and except for (i) outstanding Company Stock Options, (ii) outstanding Third Party Options, (iii) outstanding Company Warrants, and (iv) pursuant to the ESPP, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

    (c) All shares of Company Common Stock subject to issuance, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to effect the registration of any shares of Company Common Stock or other Company securities under the Securities Act (as defined in Section 3.6). Each outstanding share of capital stock of each Company

Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever (collectively, "LIENS"), except for Liens under applicable Law. Except as set forth in Section 3.3 of the Company Disclosure Letter there are no outstanding material contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company or in any other person.

    SECTION 3.4  AUTHORITY.

    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby to be consummated by the Company. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Option Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by stockholders of the Company representing a majority of the Company Common Stock entitled to vote thereon (the "REQUISITE COMPANY VOTE"). This Agreement and the Option Agreement have been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

    (b) The Board of Directors of the Company (i) has unanimously adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable and recommended that the stockholders of the Company adopt this Agreement.

    SECTION 3.5  NO CONFLICT.

    (a) The execution and delivery of this Agreement and the Option Agreement by the Company do not, and the performance of this Agreement and the Option Agreement by the Company will not:

        (i) conflict with or violate any provision of any Company Charter Document or any equivalent organizational documents of any Company Subsidiary;

        (ii) assuming effectuation of all filings and registrations with, termination or expiration of all applicable waiting periods imposed by, and receipt of all consents, approvals, authorizations and permits of all Governmental Entities indicated as required in Section 3.6 below, receipt of all Company Required Consents, and receipt of the approval of this Agreement by the stockholders of the Company as required by the GCL, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("LAW") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected, except for such conflicts or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company; or

        (iii) except as set forth in Section 3.5(a)(iii) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to the Company and the Company Subsidiaries of any right or benefit under or give to others any right of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation of or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "CONTRACTS") to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

    (b) Section 3.5(b) of the Company Disclosure Letter sets forth a correct and complete list of all material Contracts to which the Company or any Company Subsidiaries are a party or by which they or their assets or properties is or may be bound or affected under which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement and the Option Agreement (collectively, the "COMPANY REQUIRED CONSENTS").

    SECTION 3.6 GOVERNMENTAL REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the Option Agreement by the Company do not, and the performance of this Agreement and the Option Agreement by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "GOVERNMENTAL ENTITY"), except (i) for those consents or approvals set forth in Section 3.6 of the Company Disclosure Letter (the "COMPANY GOVERNMENTAL CONSENTS"), (ii) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), (iii) for applicable requirements of state securities or "blue sky" laws ("BLUE SKY LAWS"), (iv) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), (v) for approval of the listing of the additional shares of Company Common Stock by NASDAQ/NMS that may be issued pursuant to the Option Agreement and (vi) for the filing of the Certificate of Merger as required by the GCL.

    SECTION 3.7 PERMITS; COMPLIANCE WITH LAW. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or (ii) any Company Permits, except in the case of clauses (i) and (ii) any such conflicts, defaults or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

    SECTION 3.8 SECURITIES EXCHANGE COMMISSION ("SEC") FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports, registration statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since September 10, 1998 (collectively, including any such documents filed subsequent to the date of this Agreement, the "COMPANY SEC REPORTS") and the Company has made available to the Parent each Company SEC Report filed with the SEC. The Company SEC Reports, including any financial statements or schedules included or incorporated by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Company SEC Reports and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

    (b) Each of the consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of March 31, 1999 including the related notes and except as set forth in Section 3.8(c) of the Company Disclosure Letter or in any Company SEC Report filed prior to the date hereof, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred since March 31, 1999 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company and except for liabilities or obligations under this Agreement and the transactions contemplated hereby.

    SECTION 3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as described in
Section 3.9 of the Company Disclosure Letter and except as set forth in any Company SEC Report filed prior to the date hereof, since March 31, 1999, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice and, since such date, except as permitted by Section 5.1 of this Agreement with respect to clauses (c-i) below there has not been:

    (a)  any Material Adverse Effect on the Company;

    (b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company;

    (c) any material change by the Company in its or any Company Subsidiary's accounting methods, principles or practices, except as required by GAAP or by applicable Law;

    (d) any declaration, setting aside or payment of any dividend or distribution in respect of Company Shares or any redemption, purchase or other acquisition of any of the Company's securities;

    (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary, in each case except in the ordinary course of business consistent with past practice or except as required by applicable Law;

    (f) (i) any incurrence or assumption by the Company or any Company Subsidiary of any indebtedness for borrowed money or (ii) any guarantee, endorsement or other incurrence or assumption material liability (whether directly, contingently or otherwise) by the Company or any Company Subsidiary for the obligations of any other person (other than any wholly owned Company Subsidiary), in each case other than in the ordinary course of business consistent with past practice;

    (g) any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset of the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with past practice;

    (h) any making of any loan, advance or capital contribution to or investment in any person by the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with past practice; or

    (i) (i) any Contract entered into by the Company or any Company Subsidiary relating to any material acquisition or disposition of any assets or business, or (ii) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement.

    SECTION 3.10  EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter and except as could not, individually or in the aggregate, has not and could not reasonably be expected to have a Material Adverse Effect on the Company: (A) each pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, severance pay, or other employee benefit plan, trust, arrangement, contract, commitment, agreement or policy (collectively, "BENEFIT PLANS") of the Company or any Company Subsidiary has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Benefit Plan or any Benefit Plan of its affiliates and any trade or business which is or within the past five years has been under common control or which is or within the past five years has been treated as a single employer with any of them under section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE") and (C) the Company Benefit Plans intended to qualify under section 401 of the

Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under section 501 of the Code, and nothing has occurred with respect to the operation of the Company Benefit Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code and each Company Benefit Plan intended to qualify under section 401(a) of the Code has received a favorable determination from the Internal Revenue Service (the "IRS") regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

    (b) There is no litigation or administrative or other proceeding involving any Company Benefit Plan nor has the Company or any Company Subsidiary received notice that any such proceeding is threatened, in each case where an adverse determination, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has incurred, nor, to the Company's knowledge, is reasonably likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company. The termination of, or withdrawal from, any Company Benefit Plan or multiemployer plan to which the Company or any Company Subsidiaries contributes, on or prior to the Closing Date, will not subject the Company or any Company Subsidiary to any liability under Title IV of ERISA that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

    (c) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans (other than a multiemployer plan), have been made available or delivered to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Benefit Plans; and (vi) written descriptions of all non-written agreements relating to the Company Benefit Plans.

    (d) Except as set forth in Section 3.10(d) of the Company Disclosure Letter, none of the Company Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Except as set forth in Section 3.10(d) of the Company Disclosure Letter and except as individually or in the aggregate do not have or could not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning section 5000(b)(1) of the Code has complied with the notice and continuation requirements of section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

    (e) Except as sect forth in Section 3.10(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

    (f) Except as set forth in Section 3.10(f) of the Company Disclosure Letter or as disclosed in any Company SEC Report filed prior to the date hereof, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of section 280G of the Code and neither the Company nor any Company Subsidiary has made any payment that would not be deductible pursuant to the terms of section 162(m) of the Code.

    SECTION 3.11 TAX MATTERS. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action, nor is the Company aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code.

    SECTION 3.12 NO DEFAULTS. Except as listed or described in Section 3.12 of the Company Disclosure Letter and except as filed as an exhibit to any Company SEC Report filed prior to the date hereof, there is no Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

    SECTION 3.13 LITIGATION. Except as described in Section 3.13 of the Company Disclosure Letter or in any Company SEC Reports filed prior to the date hereof, there is no suit, claim, action, or proceeding (collectively, "CLAIMS") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity nor to the Company's knowledge are there any investigations or reviews by any Governmental Entity pending or threatened against, relating to or affecting the Company or any of the Company Subsidiaries, that, if adversely determined, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree of any court or Governmental Entity which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company.

    SECTION 3.14 ENVIRONMENTAL MATTERS. Except as disclosed on Section 3.14 of the Company Disclosure Letter and except as could not reasonably be expected to have a Material Adverse Effect on the Company:

    (a) Neither the Company nor any Company Subsidiary is or has been in violation of any applicable Safety and Environmental Law (as hereafter defined);

    (b) To the Company's knowledge, the Company and each Company Subsidiary have all Company Permits required pursuant to Safety and Environmental Laws that are material to the conduct of the business of the Company or any Company Subsidiary, all such Permits are in full force and effect, no action or proceeding to revoke, limit or modify any of such Permits is pending, and the Company and each Company Subsidiary is in compliance in all material respects with all terms and conditions thereof;

    (c) Neither the Company nor any Company Subsidiary has received any Environmental Claim (as hereafter defined);

    (d) To the Company's knowledge, there is not now and has not been at any time in the past a Release or threatened Release (as hereafter defined) of Hazardous Substances into the Environment for which the Company or any Company Subsidiary is directly or indirectly responsible; and

    (e) To the Company's knowledge, there is not now and has not been at any time in the past at, on or in any of the real properties owned, leased or operated by the Company or any Company Subsidiary, and, to the Company's knowledge, was not at, on or in any real property previously owned, leased or operated by the Company or any Company Subsidiary or any predecessor: (i) any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances, (ii) any underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Substances, (iii) any asbestos-containing material in a condition requiring abatement, (iv) any Release or threatened Release, or any visible signs of Releases or threatened Releases, of a Hazardous Substance to the Environment in form or quantity requiring remedial action under Safety and Environmental Laws, or (v) any Hazardous Substances present at such property, excepting such quantities as are handled in all material respects in accordance with all applicable manufacturer's instructions and Safety and Environmental Laws and in proper storage containers, and as are necessary for the operations of the Company and the Company Subsidiaries.

    For purposes of this Agreement, the following terms have the following meanings:

    (a) "ENVIRONMENT" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

    (b) "ENVIRONMENTAL CLAIMS" means any written notification, whether direct or indirect, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of any of the Parent, any Parent Subsidiary, or the Company, or any Company Subsidiary, as the case may be, have or may have violated any such Safety and Environmental Law or principles of common law.

    (c) "HAZARDOUS SUBSTANCE" means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law.

    (d) "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

    (e) "SAFETY AND ENVIRONMENTAL LAWS" means all federal, state and local laws and orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ., the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 121 ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ., the Oil Pollution Act of 1990 and analogous state acts.

    SECTION 3.15  INTELLECTUAL PROPERTY.

    (a) (i) Section 3.15(a)(i) of the Company Disclosure Letter sets forth all material United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned by the Company, specifying as to each item, as applicable: (A) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (B) the issuance, registration or application numbers and dates.

        (ii) Section 3.15(a)(ii) of the Company Disclosure Letter sets forth all material licenses, sublicenses, and other agreements or permissions ("IP LICENSES") pursuant to which the Company is a licensor or licensee of or otherwise is authorized to use or practice under any third parties rights in any Intellectual Property on an exclusive basis and any non-exclusive IP License that is not available to parties other than the Company or any Company Subsidiary on comparable commercial terms to which it is licensed to the Company. To the knowledge of the Company, all such IP Licenses are valid, enforceable and in full force and effect in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by the Company or the Parent: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (C) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; (D) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "TECHNOLOGY"); and (E) computer software programs, including all source code, object code, and documentation related thereto (the "SOFTWARE").

    (b) The Company owns, free and clear of all material Liens, or has valid rights to use all Intellectual Property material to its or any Company Subsidiary's business and operations.

    (c) The Company has not been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of the Company, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property material to its or any Company Subsidiary's business and operations. To the knowledge of the Company, no third party is infringing in any material respect upon any Intellectual Property material to its or any Company Subsidiary's business and operations.

    (d) The Company has taken commercially reasonable actions to maintain and protect each item of Intellectual Property that is owned or exclusively licensed by the Company and is material to its or any Company Subsidiary's business and operations.

    (e) The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and the proprietary nature and value of the Technology material to its or any Company Subsidiary's business and operations.

    (f) All Software that is material to the Company or any Company Subsidiary's business and operations performs in all material respects the functions for which such Software is used by the Company or such Company Subsidiary.

    (g) All Software, hardware, databases, and embedded control systems (collectively, the "SYSTEMS") used by the Company are Year 2000 Compliant and to the Company's knowledge the Systems used by the Company's material suppliers and facilities providers are Year 2000 Compliant, except in each case for failures to be Year 2000 Compliant that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means that the Systems (i) accurately process date and time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with otherwise compatible software and hardware that use standard date format (4 digits) for representation of the year.

    (h) The Company is not, nor, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, will be, in material violation of any agreement relating to any Intellectual Property material to its or any Company Subsidiary's business and operations. After the completion of the transactions contemplated by this Agreement, the Company will continue to own all right, title, and interest in and to or have a license to use all Intellectual Property (including all Software) material to its or any Company Subsidiary's business and operations on terms and conditions identical in all material respects, to those enjoyed by the Company immediately prior to such transactions.

    SECTION 3.16 TAXES. (a) Except as set forth on Section 3.16(a) of the Company Disclosure Letter or except as to any items that would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each Company Subsidiary has timely filed (after giving effect to any extensions of the time to file which were obtained) prior to the date of this Agreement, and will file prior to the Effective Time, all tax returns required to be filed prior to the date of this Agreement and/or required to be filed prior to the Effective Time by any of them, and has paid (or the Company has paid on its behalf), or has or will set up an adequate reserve for the payment of, all federal, state, local, foreign and other taxes, together with interest and penalties thereon ("TAXES"), required to be paid prior to the date of the Agreement or the Effective Time, as the case may be, and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries accrued through the date of such financial statements and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary other than those which are being contested in good faith and by proper proceedings by the Company.

    (b) The federal income tax returns of the Company and each Company Subsidiary and any affiliated, consolidated, combined or unitary group that includes the Company or any Company Subsidiary have not to date been examined by the IRS.

    (c) Except as set forth on Section 3.16(c) of the Company Disclosure Letter or except as has not or could not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company, any Company Subsidiary, or to the Company's knowledge, any affiliated, consolidated, combined or unitary group of which the Company or any Company Subsidiary is now or ever was a member, has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations or the time within which a tax return must be filed which such statute of limitations has not expired or tax return has not been timely filed.

    (d) Except as set forth on Section 3.16(d) of the Company Disclosure Letter or except as has not or could not reasonably be expected to have a Material Adverse Effect on the Company, (i) none of the Company, any Company Subsidiary or, to the Company's knowledge, any group of which the Company or any Company Subsidiary is now or ever was a member, is a party to any action or proceeding pending or, to the Company's knowledge, threatened by any governmental authority for assessment or collection of Taxes, (ii) no unresolved claim for assessment or collection of Taxes has, to the Company's knowledge, been asserted and (iii) no audit or investigation of the Company or any Company Subsidiary by any governmental authority is pending or, to the Company's knowledge, threatened.

    SECTION 3.17  NON-COMPETITION AGREEMENTS.  Except as set forth in Section
3.17 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement which purports to restrict or prohibit in any material respect the Company and the Company Subsidiaries collectively from, directly or indirectly, engaging in any business that, assuming consummation of the Merger, could reasonably be expected to have a Material Adverse Effect on the Company. None of the

Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any Company Subsidiary or affiliate of either of them from, directly or indirectly, engaging in any of the businesses described above.

    SECTION 3.18 CERTAIN AGREEMENTS. Except as set forth in Section 3.18 of the Company Disclosure Letter or as contemplated by Section 6.2(c), neither the Company nor any of the Company Subsidiaries is a party to any oral or written
(i) agreement with any executive officer or other key employee of the Company or Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or the Option Agreement, or
(ii) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    SECTION 3.19 REAL PROPERTY. Except as set forth in Section 3.19 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns any fee interest in real estate. Except as described or set forth in any Company SEC Report filed prior to the date hereof or as set forth in Section 3.19 of the Company Disclosure Letter, the Company or any Company Subsidiary is not a party to any material leases, subleases and other agreement (the "COMPANY REAL PROPERTY LEASES") under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has heretofore made available to the Parent true, correct and complete copies of all Company Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder). Assuming the due authorization, execution and delivery by the other parties thereto, each Company Real Property Lease constitutes the valid and legally binding obligation of the Company or Company Subsidiary, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity, and is in full force and effect. All material amounts payable by the Company and Company Subsidiary as tenants under each Company Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such Company Subsidiary exists under any Company Real Property Lease. Each of the Company and Company Subsidiary has a valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except
(i) Taxes and general and special assessments not in default and payable without penalty and interest, (ii) Liens under applicable Law and (iii) other Liens which do not materially interfere with the Company's or any Company subsidiary's use and enjoyment of such real property or materially detract from or diminish the value thereof.

    SECTION 3.20  LABOR MATTERS.  (a) Except as contemplated by Section 6.2(c),
Section 3.20 of the Company Disclosure Letter sets forth a list of all employment agreements currently in effect providing for annual base salary in excess of $200,000 or which extend for more than one year after the Effective Time and any labor or collective bargaining agreements to which the Company or any Company Subsidiary is a party. The Company has heretofore made available to Parent true and complete copies of the employment agreements listed on Section
3.20 of the Company Disclosure Letter, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

    (b) Neither the Company nor any Company Subsidiaries are the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any Company Subsidiaries have committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statues) or seeking to compel the Company or any Company Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Company and the Company Subsidiaries. No strike or other labor dispute involving the Company or any Company Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any Company Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for such dispute or activity which has not had or could not reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 3.21 INVESTMENT COMPANY ACT. Each of the Company and the Company Subsidiaries either (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT") or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither the Company nor any of the Company is required to be registered under the Investment Company Act.

    SECTION 3.22 OPINION OF FINANCIAL ADVISOR. CIBC World Markets Corp. and Volpe Brown Whelan & Company, LLC (together the "COMPANY FINANCIAL ADVISOR") have each delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, accompanied by an authorization to include a copy of that opinion in the Proxy Materials (as defined in Section 5.5(a)). The Company has delivered or will, promptly after receipt of such written opinions, deliver a signed copy of that written opinion to the Parent.

    SECTION 3.23 BROKERS. Except as set forth in Section 3.23 of the Company Disclosure Letter, no broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement or the Option Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or any other transactions hereunder.

    SECTION 3.24 CERTAIN STATUTES. The Board of Directors of the Company has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 203 of the GCL will not have any effect on the Merger or the other transactions contemplated by this Agreement, the Voting Agreement or the Option Agreement. No "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation (each a "TAKEOVER STATUTE") is, as of the date of this Agreement, applicable to the Merger or any other transactions contemplated by this Agreement.

    SECTION 3.25 INFORMATION. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.5(a)) or the Registration Statement (as defined in Section 5.5(a)) (except to the extent revised or superseded by amendment or supplement) will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary to make the statements in that Registration Statement not misleading, or, in the case of the Proxy Statement or any amendments or supplements of the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy

Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate to Parent or subsidiaries or affiliates of the Parent) will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding anything else herein to the contrary, no representation or warranty is made hereunder by the Company with respect to statements made or incorporated by reference in the Proxy Statement or Registration Statement based on information supplied by the Parent for inclusion or incorporation by reference therein.

    SECTION 3.26 VOTE REQUIRED. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company Charter Documents, the GCL, other applicable Law or otherwise) to approve this Agreement, the Option Agreement, the Merger or the other transactions contemplated by this Agreement or the Option Agreement.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB

    Each of the Parent and Merger Sub represents and warrants to the Company that, except for inaccuracies in the representations and warranties resulting from compliance with the provisions of this Agreement and performance of the transactions contemplated hereby or inaccuracies resulting from actions or omissions permitted by Section 5.2:

    SECTION 4.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Each of the Parent, Merger Sub, and each other subsidiary of the Parent (collectively, the "PARENT SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE PARENT" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent or any Parent Subsidiaries that is or could reasonably be expected to be materially adverse to the Parent and the Parent Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or the Option Agreement or to consummate transactions contemplated hereby or thereby, except for any change or effect (i) relating to the economy in general or (ii) relating to the industries in which the Parent and the Parent Subsidiaries operate.

    (b) Section 4.1(b) of the Disclosure Letter delivered to the Company by the Parent and Merger Sub at or prior to the execution of this agreement (the "PARENT DISCLOSURE LETTER") sets forth a complete and correct list of all of the Parent Subsidiaries, including the jurisdiction of incorporation and the ownership or other interest therein of the Parent or any Parent Subsidiary. Except as set forth in Section 4.1(b) of the Parent Disclosure Letter, neither the Parent nor any Parent Subsidiary holds any material interest in any other person other than the Parent Subsidiaries so listed.

    SECTION 4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copies of the Parent's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "PARENT CHARTER DOCUMENTS") that are incorporated by reference in, as exhibits to, the Parent's annual report on Form 10-K for the year ended December 31, 1998 are complete and correct copies of those documents. The Parent has made available to the Company complete and correct copies of all organizational documents of each Parent Subsidiary. The Parent Charter Documents and all comparable organizational documents of the Parent Subsidiaries are in full force and effect. Neither the Parent nor any Parent Subsidiary is in violation of any of the provisions of its organizational documents.

    SECTION 4.3  CAPITALIZATION.

    (a) The authorized capital stock of the Parent consists of (i) 2,404,031,240 shares of Parent Common Stock, (ii) 522,254,782 shares of Class B Common Stock, par value $.01 per share (the "PARENT CLASS B COMMON STOCK"), and
(iii) 20,000,000 shares of Preferred Stock, par value $.01 per share ("PARENT PREFERRED STOCK"). As of May 31, 1999, (A) 155,652,276 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (B) 33,769,272 shares of Parent Class B Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (C) no shares of Parent Preferred Stock were outstanding, (D) 43,176,158 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding stock options and warrants to acquire shares of Parent Common Stock ("PARENT STOCK OPTIONS AND WARRANTS") and (E) 33,769,272 shares of Parent Common Stock were reserved for issuance upon conversion of outstanding shares of Parent Class B Common Stock. Except as set forth above, as of May 31, 1999, no shares of capital stock or other voting securities of the parent were issued, reserved for issuance or outstanding and since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Parent Stock Options and Warrants outstanding on May 31, 1999 or in the ordinary course of business.

    (b) Except for (i) outstanding Parent Stock Options and Warrants, and (ii) outstanding shares of Parent Class B Common Stock, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Parent is a party or by which the Parent is bound relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Parent or any Parent Subsidiary.

    (c) There are no outstanding contractual obligations of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Parent or a Parent Subsidiary is free and clear of all Liens except for Liens under applicable Law. Except as set forth in
Section 4.3(c) of the Parent Disclosure Letter, there are no material outstanding contractual obligations of the Parent or any Parent Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned by the Parent or in any other person.

    (d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share ("SUB COMMON STOCK"). All of the issued and outstanding shares of Sub Common Stock are (A) owned by the Parent or another Parent Subsidiary wholly owned by the Parent and (B) duly authorized, validly issued, fully paid and nonassessable.

    SECTION 4.4 AUTHORITY. (a) Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement, to perform its

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obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby to be consummated by it. The execution and delivery of this Agreement and the Option Agreement by each of the Parent and Merger Sub and the consummation by each of the Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions, other than with respect to the Merger, the approval of the issuance of the shares of Parent Common Stock in the Merger by a majority of holders of Parent Common Stock and Parent Class B Common Stock, voting as a single class, that are present in person or by proxy at a duly called meeting of Parent stockholders (the "REQUISITE PARENT VOTE"). This Agreement and the Option Agreement have been duly authorized and validly executed and delivered by each of the Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the legal, valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

    (b) Each of the Board of Directors of the Parent and Merger Sub (i) has unanimously adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement (including the issuance of the shares of Parent Common Stock in connection with the Merger) and (ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable and recommended that the stockholders of the Parent approve the issuance of the shares of Parent Common Stock in the Merger.

    SECTION 4.5 NO CONFLICT. (a) The execution and delivery of this Agreement and the Option Agreement by the Parent and Merger Sub do not, and the performance of this Agreement and the Option Agreement by each of the Parent and Merger Sub will not:

        (i) conflict with or violate any provision of any Parent Charter Document or any equivalent organizational documents of any Parent Subsidiary;

        (ii) assuming effectuation of all filings and registrations with termination or expiration of all applicable waiting periods imposed by, and receipt of all consents, approvals, authorizations and permits of all Governmental Entities indicated as required in Section 4.6 below, receipt of all consents required under any Contracts, and receipt of the approval of the issuance of the shares of Parent Common Stock in the Merger by the stockholders of the Parent as required by NASDAQ/ NMS, conflict with or violate any material foreign or domestic Law applicable to the Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected, except for such conflicts or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent; or

        (iii) except as set forth in Section 4.5(b) of the Parent Disclosure Letter, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to the Parent and the Parent Subsidiaries of any material right or benefit under or give to others any right of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Parent, Merger Sub, or any other Parent Subsidiary under, any Contract to which the Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them or their assets or Properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent;

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    (b)  Section 4.5(b) of the Parent Disclosure Letter sets forth a correct and complete list of all material Contracts to which Parent or any Parent Subsidiaries are a party or by which they or their assets or properties is or may be bound or affected under which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement and the Option Agreement.

    SECTION 4.6 GOVERNMENTAL REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the Option Agreement by the Parent and Merger Sub do not, and the performance of this Agreement and the Option Agreement by the Parent and Merger Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Government Entity except for (i) those consents or approvals set forth in Section 4.6 of the Parent Disclosure Letter (the "PARENT GOVERNMENTAL CONSENTS"), (ii) applicable requirements of the Exchange Act and the Securities Act, (iii) applicable requirements of Blue Sky Laws, (iv) the rules and regulations of the NASDAQ/NMS, (v) the pre-merger notification requirements of the HSR Act, and
(vi) the filing of the Certificate of Merger as required by the GCL.

    SECTION 4.7 PERMITS; COMPLIANCE WITH LAW. Each of the Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Parent or any Parent Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "PARENT PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of the Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary is in conflict with or in default or violation of (i) any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected or (ii) any Parent Permits, except in the case of clauses
(i) and (ii) any such conflicts, defaults or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent.

    SECTION 4.8  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Parent has filed all forms, reports, registration statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since September 1, 1997 through the date of this Agreement (collectively, including any such documents filed subsequent to the date of this Agreement, the "PARENT SEC REPORTS") and the Parent has made available to the Company each Parent SEC Report. The Parent SEC Reports, including any financial statements or schedules included or incorporated by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Parent SEC reports, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

    (b) Each of the consolidated financial statements included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (c) Except as and to the extent set forth on the consolidated balance sheet of the Parent and the consolidated Parent Subsidiaries as of March 31, 1999, including the related notes and except as set forth in the Parent SEC Reports filed prior to the date hereof, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred since March 31, 1999 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent and except for liabilities or obligations under this Agreement and the transactions contemplated hereby.

    SECTION 4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in any Parent SEC Report filed prior to the date hereof, since March 31, 1999 and, in the case of clauses (c)-(i) only through and including the date hereof, the Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

    (a)  any Material Adverse Effect on the Parent;

    (b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Parent or any Parent Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Parent;

    (c) any material change by the Parent in its or any Parent Subsidiary's accounting methods, principles or practices except as required by GAAP or by applicable Law;

    (d) any declaration, setting aside or payment of any dividend or distribution in respect of Parent Common Stock or any redemption, purchase or other acquisition of any of the Parent's securities; or

    (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Parent or any Parent Subsidiary, in each case, except in the ordinary course of business consistent with past practice or except as required by applicable Law;

    (f) (i) any incurrence or assumption by the Parent or any Parent Subsidiary of any indebtedness for borrowed money or (ii) any guarantee, endorsement or other incurrence or assumption material liability(whether directly, contingently or otherwise) by the Parent or any Parent Subsidiary for the obligations of any other person (other than any wholly owned Parent Subsidiary) in each case, other than in the ordinary course of business consistent with past practice;

    (g) any creation or assumption by the Parent or any Parent Subsidiary of any Lien on any material asset of the Parent or any Parent Subsidiary, other than in the ordinary course of business, consistent with past practice;

    (h) any making of any loan, advance or capital contribution to or investment in any person by the Parent or any Parent Subsidiary, other than in the ordinary course of business, consistent with past practice; or

    (i) (i) any Contract entered into by the Parent or any Parent Subsidiary relating to any material acquisition or disposition of any assets or business, or (ii) any modification, amendment, assignment or termination of or relinquishment by the Parent or any Parent Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect on the Parent, other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement.

    SECTION 4.10  EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth in Section 4.10(a) of the Parent Disclosure Letter and except as, individually or in the aggregate, has not and could not reasonably be expected to have a Material Adverse Effect on the Parent: (A) each Benefit Plan of the Parent or any Parent Subsidiary has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Parent Benefit Plan or any Benefit Plan of any of its ERISA Affiliates and (C) the Parent Benefit Plans intended to qualify under section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under section 501 of the Code, and nothing has occurred with respect to the operation of the Parent Benefit Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code and each Parent Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

    (b) There is no litigation or administrative or other proceeding involving any Parent Benefit Plan nor has the Parent or any Parent Subsidiary received notice that any such proceeding is threatened, in each case where an adverse determination, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary has incurred, nor, to the Parent's knowledge, is reasonably likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Parent. The termination of, or withdrawal from, any Parent Benefit Plan or multiemployer plan to which the Parent or any Parent Subsidiaries contributes, on or prior to the Closing Date, will not subject the Parent or any Parent Subsidiary to any liability under Title IV of ERISA that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Parent.

    (c) True, correct and complete copies of the following documents, with respect to each of the Parent Benefit Plans (other than a multiemployer plan), have been made available or delivered to the Company by Parent, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plans descriptions; (v) written communications to employees relating to the Parent Benefit Plans; and (vi) written descriptions of all non-written agreements relating to the Parent Benefit Plans.

    (d) None of the Parent Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA and at the expense of the participant or the participant's beneficiary. Except as individually or in the aggregate would not have or would not reasonably be expected to have a Material

Adverse Affect on the Parent, each of the Parent and any ERISA Affiliate which maintains a "group health plan" within the meaning section 5000(b)(1) of the Code has complied with the notice and continuation requirements of section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

    (e) Except as disclosed in Parent SEC Reports filed prior to the date hereof, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Parent or any Parent Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of section 280G of the Code and neither the Parent nor any Parent Subsidiary has made any payment that would not be deductible pursuant to the terms of section 162(m) of the Code.

    SECTION 4.11 TAX MATTERS. Neither the Parent nor Merger Sub, nor to the knowledge of the Parent, any of Parent's affiliates has taken or agreed to take any action, nor is the Parent aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code.

    SECTION 4.12 NO DEFAULTS. Neither the Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent.

    SECTION 4.13 LITIGATION. Except as described in any Parent SEC Report filed prior to the date hereof, there is no Claim pending or, to the knowledge of the Parent, threatened against the Parent or any Parent Subsidiary before any Governmental Entity nor to the Parent's knowledge are there any investigations or reviews by any Governmental Entity pending or, threatened against, relating to or affecting the Parent or any of the Parent Subsidiaries, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree of any court of Governmental Entity which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Parent.

    SECTION 4.14 ENVIRONMENTAL MATTERS. Except as could not reasonably be expected to have a Material Adverse Effect on the Parent:

    (a) Neither the Parent nor any Parent Subsidiary is or has been in violation of any applicable Safety and Environmental Law;

    (b) To the Parent's knowledge, the Parent and each Parent Subsidiary have all Permits required pursuant to Safety and Environmental Laws that are material to the conduct of the business of the Parent or any Parent Subsidiary, all such Permits are in full force and effect, no action or proceeding to revoke, limit or modify any of such Permits is pending, and the Parent and each Parent Subsidiary is in compliance in all material respects with all terms and conditions thereof;

    (c) Neither the Parent nor any Parent Subsidiary has received, any Environmental Claim;

    (d) To the Parent's knowledge, there is not now and has not been at any time in the past a Release or threatened Release of Hazardous Substances into the Environment for which the Parent or any Parent Subsidiary is directly or indirectly responsible; and

    (e) To the Parent's knowledge, there is not now and has not been at any time in the past at, on or in any of the real properties owned, leased or operated by the Parent or any Parent Subsidiary, and, to the Parent's knowledge, was not at, on or in any real property previously owned, leased or operated by the Parent or any Parent Subsidiary or any predecessor: (i) any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances, (ii) any underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Substances, (iii) any asbestos-containing material in a condition requiring abatement, (iv) any Release or threatened Release, or any visible signs of Releases or threatened Releases, of a Hazardous Substance to the Environment in form or quantity requiring remedial action under Safety and Environmental Laws, or (v) any Hazardous Substances present at such property, excepting such quantities as are handled in all material respects in accordance with all applicable manufacturer's instructions and Safety and Environmental Laws and in proper storage containers, and as are necessary for the operations of the Parent and the Parent Subsidiaries.

    SECTION 4.15  INTELLECTUAL PROPERTY.

    (a) The Parent owns, free and clear of all material Liens, or has valid rights to use all Intellectual Property material to its or any Parent Subsidiary's business and operations. To the knowledge of the Parent, all material licenses, sublicenses and other agreements or permissions pursuant to which the Parent is a licensor or licensee of or otherwise is authorized to use or practice under any third party's rights in any Intellectual Property on an exclusive basis and any such non-exclusive license, sublicense, agreement or permission that is not available to parties other than the Parent or any Parent Subsidiary on comparable commercial terms to which it is licensed to the Parent, are valid, enforceable and in full force and effect in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

    (b) The Parent has not been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of the Company, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property material to its or any Parent Subsidiary's business and operations. To the knowledge of the Parent, no third party is infringing in any material respect upon any Intellectual Property material to its or any Parent Subsidiary's business and operations.

    (c) The Parent has taken all commercially reasonable actions to maintain and protect each item of Intellectual Property that is owned or exclusively licensed by the Parent and is material to its or any Parent Subsidiary's business and operations.

    (d) The Parent has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and the proprietary nature and value of the Technology material to its and any Parent Subsidiary's business and operations.

    (e) All Software that is material to the Parent or any Parent Subsidiary's business and operations, performs in all material respects the functions for which such Software is used by the Parent or such Parent Subsidiary.

    (f) All Systems used by the Parent are Year 2000 Compliant and to the Parent's knowledge the systems used by the Parent's material suppliers and facilities providers are Year 2000 Compliant, except in each case for failures to be Year 2000 Compliant that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent.

    (g) The Parent is not in violation of any agreement relating to any Intellectual Property, except for violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent.

    SECTION 4.16 TAXES. (a) Except as to any items that would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, (i) the Parent and each Parent Subsidiary has timely filed (after giving effect to any extensions of the time to file which were obtained) prior to the date of this Agreement, and will file prior to the Effective Time, all tax returns required to be filed prior to the date of this Agreement and/or required to be filed prior to the Effective Time by any of them, and has paid (or the Parent has paid on its behalf), or has or will set up an adequate reserve for the payment of, all Taxes required to be paid prior to the date of the Agreement or the Effective Time, as the case may be, and the most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all Taxes payable by the Parent and the Parent Subsidiaries accrued through the date of such financial statements and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Parent or any Parent Subsidiary other than those which are being contested in good faith and by proper proceedings by the Parent.

    (b) The federal income tax returns of the Parent and each Parent Subsidiary and any affiliated, consolidated, combined or unitary group that includes the Parent or any Parent Subsidiary have either been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired, for all taxable years through 1994.

    (c) Except as has not or could not reasonably be expected to have a Material Adverse Effect on the Parent, none of the Parent, any Parent Subsidiary, or to the Parent's knowledge, any affiliated, consolidated, combined or unitary group of which the Parent or any Parent Subsidiary is now or ever was a member, has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations or the time within which a tax return must be filed which such statute of limitations has not expired or tax return has not been timely filed.

    (d) Except as has not or could not reasonably be expected to have a Material Adverse Effect on the Parent, (i) none of the Parent, any Parent Subsidiary or, to the Parent's knowledge, any group of which the Parent or any Parent Subsidiary is now or ever was a member, is a party to any action or proceeding pending or, to the Parent's knowledge, threatened by any governmental authority for assessment or collection of Taxes, (ii) no unresolved claim for assessment or collection of Taxes has, to the Parent's knowledge, been asserted, and (iii) no audit or investigation of the Parent or any Parent Subsidiary by any governmental authority is pending or, to the Parent's knowledge, threatened.

    SECTION 4.17 REAL PROPERTY. Neither the Parent nor any Parent Subsidiary owns any fee interest in real estate. Assuming the due authorization, execution and delivery by the other parties thereto, each material lease, sublease or other agreement (the "PARENT REAL PROPERTY LEASES") under which the Parent or any Parent Subsidiary occupies or has the right to use or occupy now or in the future any real property constitutes the valid and legally binding obligation of the Parent or Parent Subsidiary, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity, and is in full force and effect. All material amounts payable by the Parent and Parent Subsidiary as tenants under each Parent Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Parent or any such Parent Subsidiary exists under any Parent Real Property Lease. Each of the Parent and Parent Subsidiary has a valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Taxes and general and special assessments not in default and payable without penalty and interest, and (ii) Liens under applicable Law, and (iii) other Liens which do not materially interfere with the Parent's or any Parent subsidiary's use and enjoyment of such real property or materially detract from or diminish the value thereof.

    SECTION 4.18 LABOR MATTERS. Neither the Parent nor any Parent Subsidiaries are the subject of any suit, action or proceeding which is pending or, to the knowledge of the Parent, threatened, asserting that the Parent or any Parent Subsidiaries have committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statues) or seeking to compel the Parent or any Parent Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Parent and the Parent Subsidiaries. No strike or other labor dispute involving the Parent or any Parent Subsidiaries is pending or, to the knowledge of the Parent, threatened, and, to the knowledge of the Parent, there is no activity involving any employees of the Parent or any Parent Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for such dispute or activity which has not had or could not reasonably be expected to have a Material Adverse Effect on the Parent.

    SECTION 4.19 INVESTMENT COMPANY ACT. Each of Parent and each Parent Subsidiary either (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither the Parent nor any Parent Subsidiary is required to be registered under the Investment Company Act.

    SECTION 4.20 OPINION OF FINANCIAL ADVISOR. Salomon Smith Barney Inc. (the "PARENT FINANCIAL ADVISOR") has delivered to the Board of Directors of the Parent its oral opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Parent from a financial point of view, which opinion was or will promptly after the date of this Agreement be confirmed in writing and accompanied by an authorization to include a copy of such opinion in the Proxy Materials. The Parent has delivered or will, promptly after receipt of that written opinion, deliver a signed copy of that written opinion to the Company.

    SECTION 4.21 BROKERS. No broker, finder or investment banker other than the Parent Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or Merger Sub. The Parent has heretofore made available to the Company a complete and correct copy of all agreements between the Parent and the Parent Financial Advisor pursuant to which the Parent Financial Advisor would be entitled to any payment relating to the Merger or such other transactions hereunder.

    SECTION 4.22 INFORMATION None of the information to be supplied by the Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement (except to the extent revised or superseded by amendment or supplement), at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Registration Statement, or necessary to make the statements in the Registration Statement not misleading, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or the Company Subsidiaries or affiliates of the Company) and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively. Notwithstanding anything else herein to the contrary, no representation or warranty is made hereunder by the Parent with respect to statements made or incorporated by reference in the Proxy Statement or the Registration Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

    SECTION 4.23 VOTE REQUIRED The Requisite Parent Vote is the only vote of the holders of any class or series of the Parent's capital stock necessary (under the Parent Charter Documents, the GCL, other applicable Law or otherwise) to approve this Agreement, the Option Agreement, the Merger or the other transactions contemplated by this Agreement or the Option Agreement.

    SECTION 4.24 INTERIM OPERATIONS OF MERGER SUB Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in and will not engage in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 5
                                   COVENANTS

    SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Letter or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations and business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact its business organization's goodwill, keep available the services of its officers and key employees, and preserve the goodwill and business relationships with material suppliers, facilities providers, customers and others having business relationships with it, with the intent that such goodwill and ongoing business relationships shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Letter, prior to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent of the Parent (which consent will not be unreasonably withheld, conditioned or delayed):

    (a) except to the extent required by law, adopt any amendment to the Company Charter Documents or the comparable organizational documents of any Company Subsidiary;

    (b) except for issuances of capital stock of Company Subsidiaries to the Company or a wholly owned Company Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible or exchangeable into capital stock of any class, or any rights, warrants or options to acquire any convertible or exchangeable securities or capital stock, other than the issue of Company Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Company Stock Options or Company Warrants outstanding on the date hereof or pursuant to the ESPP, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the date hereof;

    (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any wholly owned Company Subsidiary;

    (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities, except for repurchase of shares in connection with the termination of the employment relationship with any employee pursuant to agreements in effect on the date hereof and listed in
Section 3.18 of the Company Disclosure Schedule;

    (e) except for (i) increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in the ordinary course of business and in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company or the Company Subsidiaries in conjunction with new hires, promotions or other changes in job status in the ordinary course of business and consistent with past practices, or
(iii) payment of bonuses to officers and employees in the ordinary course of business (including with respect to the Company's fiscal year ended June 30, 1999) not to exceed the amounts specified in Section 5.1 of the Company Disclosure Letter, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law;

    (f) acquire, sell, lease, license, transfer, mortgage, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any material property or assets, including capital stock of Company Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment or the purchase of raw materials, supplies and equipment, in each case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary;

    (g) (i) incur, assume or prepay any indebtedness or incur or assume any short-term indebtedness, in each case, in an amount in excess of the amounts specified in Section 5.1 of the Company Disclosure Letter (including, in either case, by issuance of debt securities), except that the Company and the Company Subsidiaries may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit or existing or additional equipment financing arrangements in the amounts specified in Section 5.1 of the Company Disclosure Letter, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary or between the Company and any other entity in which the Company has an equity interest pursuant to the terms of the governing instruments or other agreements relating to such entities as in effect on the date hereof;

    (h) terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be material to the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice or enter into any joint venture agreement, partnership agreement or similar arrangement; or make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of the capital expenditures provided for in the Company's budget for the Company and the Company Subsidiaries taken as a whole for such fiscal year (a copy of which budget has been provided to the Parent) and are in the amounts set forth in Section 5.1 of the Company Disclosure Letter;

    (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries (other than the Merger);

    (j) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company Subsidiary;

    (k) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company or any Company Subsidiary or any successor thereto, or that would, after the

Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business consistent with past practices;

    (l) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

    (m) waive, release, assign, settle or compromise any material rights, claims or litigation;

    (n) make any material Tax election (unless required by applicable Law or made in the ordinary course of business consistent with past practice) or settle or compromise any material federal, state, local or foreign income Tax liability; or

    (o) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

    SECTION 5.2 CONDUCT OF BUSINESS OF THE PARENT PENDING THE MERGER. Prior to the Effective Time, without the prior written consent of the Company (which will not be unreasonably withheld, conditioned or delayed), the Parent will not, and will cause each Parent Subsidiary not to:

    (a) except to the extent required by Law, amend its certificate of incorporation or by-laws in any manner that would be adverse to the holders of Parent Common Stock;

    (b) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock (other than any shares of capital stock of any Parent Subsidiary), except for other transactions between the Parent and its wholly owned Subsidiaries;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by Parent Subsidiaries;

    (d) make any sale, transfer, disposition or acquisition of assets or businesses that would cause a material delay in the completion of the transactions contemplated by this Agreement or could reasonably be expected to have a Material Adverse Effect on the Parent;

    (e) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Parent;

    (f) except for issuances of capital stock of Parent Subsidiaries to the Parent or a wholly owned Parent Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (x) additional shares of capital stock of any class, or securities convertible or exchangeable into capital stock of any class, or any rights, warrants or options to acquire any convertible or exchangeable securities or capital stock, other than the issue of shares of Parent Common Stock, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Parent Options and Warrants outstanding on the date hereof or granted after the date hereof in accordance with the terms of this Agreement, and other than issuances of options to acquire shares of Parent Common Stock in the ordinary course of business and consistent with past practice, or (y) any other securities in respect of, in lieu of, or in substitution for, shares of Parent Common Stock outstanding on the date hereof; or

    (g) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

    SECTION 5.3 OTHER ACTIONS. During the period from the date hereof to the Effective Time, the Company and the Parent shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article 6 hereof not being satisfied.

    SECTION 5.4 NOTIFICATION OF CERTAIN MATTERS. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of Parent, a Material Adverse Effect on the Parent; and, in the case of the Company, a Material Adverse Effect on the Company, (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement.

    SECTION 5.5  PROXY STATEMENT, REGISTRATION STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, the Parent and the Company shall jointly prepare and file with the SEC a single document that will constitute (i) the proxy statement of the Company relating to the special meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS MEETING") to be held to consider approval and adoption of this Agreement and the Merger and the special meeting of the Parent's stockholders (the "PARENT STOCKHOLDERS MEETING") to be held to consider approval of the issuance of the shares of Parent Common Stock in the Merger and (ii) the registration statement on Form S-4 of the Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of the Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger and the prospectus included in the Registration Statement (such single document, together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"). The Parent and the Company each shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement (the "REGISTRATION STATEMENT EFFECTIVE DATE"), the Parent shall take all or any action required under any applicable Law in connection with the issuance of Parent Common Stock pursuant to the Merger. The Parent or the Company, as the case may be, shall furnish all information concerning the Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. As promptly as practicable after the Registration Statement Effective Date, the proxy statements and prospectus included in the Proxy Statement (collectively, the "PROXY MATERIALS") will be mailed to the stockholders of the Company and of the Parent. The Parent and the Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the NASDAQ/NMS and (iv) the GCL.

    (b) Subject to Section 5.8 with respect to the Company's Board of Directors, the Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger and the unanimous and unconditional recommendation of the Board of Directors of the Parent to the stockholders of the Parent that they vote, as required by NASDAQ/ NMS, in favor of the issuance of the shares of Parent Common Stock in the Merger. In addition, the Proxy Statement and the Proxy Materials will include a copy of the written opinions of the Company Financial Advisor referred to in Section 3.22 and the Parent Financial Advisor referred to in
Section 4.20.

    (c) No amendment or supplement to the Proxy Statement will be made without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned.

    (d) If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, the Company shall promptly inform the Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the GCL, the Securities Act and the Exchange Act.

    (e) If, at any time prior to the Effective Time, any event or circumstance relating to the Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, the Parent shall promptly inform the Company. All documents that the Parent is responsible for filing in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the GCL, the Securities Act and the Exchange Act.

    SECTION 5.6 STOCKHOLDERS MEETING. (a) The Company shall call and hold the Company Stockholders Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the adoption of this Agreement and the Parent and the Company will cooperate with each other to cause the Company Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of the Company. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the Requisite Company Vote, except to the extent that the Board of Directors of the Company determines in good faith that doing so would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable Law after consultation with its outside legal counsel (who may be the Company's regularly engaged independent legal counsel).

    (b) The Parent shall call and hold the Parent Stockholders Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the issuance of the shares of Parent Common Stock in the Merger and the Parent and the Company will cooperate with each other to cause the Parent Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of the Parent. The Parent shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the issuance of the shares of Parent Common Stock in the Merger, and shall take all other action necessary to secure the Requisite Parent Vote. Attached hereto as Exhibit C is a copy of the Voting Agreement dated the date hereof between certain holders of Parent Class B Common Stock and the Company (the "PARENT VOTING AGREEMENT"), providing for, among other things, the agreement of such holders of Parent Class B Common Stock to vote their shares in favor of issuance of the shares of Parent Common Stock in the Merger at the Parent Stockholders Meeting. Parent represents and warrants to the Company that as of the date hereof, the affirmative vote in person or proxy by the holders of Parent Class B Common Stock that are a party to the Parent Voting Agreement is sufficient to satisfy the Requisite Parent Vote.

    SECTION 5.7  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) Except as required under any confidentiality agreement or similar agreement or arrangement to which the Parent or the Company or any of their respective subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted under this Section 5.7 shall affect or be deemed to modify any representation or warranty made in this Agreement.

    (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated as of May 6, 1999 (the "CONFIDENTIALITY AGREEMENT"), between the Parent and the Company with respect to the information disclosed under this Section 5.7.

    SECTION 5.8  NO SOLICITATION.

    (a) From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 5.8, the Company will not, nor will it permit any Company Subsidiary to, nor will it authorize or permit any officer, director or employee of the Company or any Company Subsidiary and each investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; PROVIDED, HOWEVER, that subject to compliance by the Company with the provisions of Section 5.8(b), the Company's Board of Directors may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company's Board of Directors, after consultation with its outside legal counsel, determines in good faith that such action is legally advisable for the Company's Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable Law, (B) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of the Company's Board of Directors after consultation with a nationally recognized financial advisor, reasonably capable of being financed, (C) the Company's Board of Directors determines in good faith that such Acquisition Proposal, based upon such matters as it deems relevant including after consultation with a nationally recognized financial advisor, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL"), and (D) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form.

    (b) Prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 5.8(a), the Company shall notify Parent orally and in writing of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a prompt basis of (x) the status of any discussions or negotiations with any such third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent and (y) any request by any person for nonpublic information relating to its or any Company Subsidiaries' properties, books or records.

    (c) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 5.8(a) of the obligations undertaken in this
Section 5.8.

    (d) The Company's Board of Directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger except in connection with a Superior Proposal; PROVIDED, THAT, neither the Company nor the Board of Directors of the Company may in such instance terminate this Agreement but instead the Company, at the option of and as directed by the Parent (in addition to the rights of Parent as set forth in Section 7.1(d)), shall, notwithstanding such withdrawal or modification of the recommendation or approval of this Agreement or the Merger by the Company's Board of Directors and/or the recommendation by the Company's Board of Directors that the Company's stockholders reject this Agreement or the Merger at the Company Stockholder Meeting, submit approval of this Agreement and the Merger as promptly as practicable to a vote of the holders of Company Shares at the Company Stockholders Meeting as contemplated by this Agreement, it being understood and agreed that, Parent, Company and Merger Sub elect that this Agreement to be governed by the second sentence of Section 251(c) of the GCL. If the Parent exercises its option under this Section 5.8(d) to require the Company to submit this Agreement to its stockholders for approval, the Parent shall no longer be entitled to terminate this Agreement under Section 7.1(d) hereof; PROVIDED, that the foregoing shall not limit the Parent's right to (i) terminate this Agreement under Section 7.1(e)(i) if notwithstanding the exercise of the option by the Parent to require the Company to submit this Agreement to the Company's stockholders for approval, this Agreement and the Merger fails to obtain the Requisite Company Vote at the Company's Stockholders Meeting and (ii) receive the amounts that are otherwise payable upon a termination of this Agreement pursuant to Section 7.1(e)(i) as provided in Section 7.5(b).

    (e) Nothing contained in this Section 5.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith reasonable judgment of the Company's Board of Directors, after consultation with outside legal counsel, that failure to so disclose would be inconsistent with its obligations under applicable law.

    (f) For purposes of this Agreement, "ACQUISITION PROPOSAL" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by this Agreement) involving the Company or any Company Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of

Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal or plan to do any of the foregoing or any agreement to engage in any of the foregoing.

    SECTION 5.9 AFFILIATES. Concurrently with the execution of this Agreement, the Company is delivering to Parent a letter identifying all persons who, to the knowledge of the Company, is an "affiliate" of the Company under Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to deliver to Parent prior to the Effective Time, copies of letter agreements, each in the form of Exhibit D hereto, executed by each such Person so identified as an "affiliate" of the Company.

    SECTION 5.10  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) The Parent agrees that all rights to indemnification now existing in favor of any current or former employee, agent, director or officer of the Company and the Company Subsidiaries (the "INDEMNIFIED PARTIES") as provided in their respective charters or by-laws, in an agreement between an Indemnified Party and the Company or one of the Company Subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; PROVIDED that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The Parent also agrees to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of the Company Subsidiaries, occurring prior to the Effective Time including the transactions contemplated by this Agreement. Without limiting of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

    (b) The Parent agrees to cause to be maintained in effect by the Surviving Corporation for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and PROVIDED, FURTHER, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the aggregate annualized premiums paid by the Company in 1999 (which the Company represents is approximately $400,000 for 1999) (the "MAXIMUM AMOUNT") if the Surviving Corporation is unable to obtain the insurance required by this Section 5.10(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such Maximum Amount; provided, further, that the Company may, prior to the Effective Time, purchase director's and officer's liability insurance tail coverage in an amount not in excess of the principal amount of such insurance on the date hereof which would satisfy Parent's obligations as set forth in this
Section 5.10(b), so long as the total premium for such tail coverage would not exceed $1,000,000.

    (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, the Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.10.

    SECTION 5.11  LETTERS OF ACCOUNTANTS.

    (a) The Company shall use its reasonable best efforts to cause to be delivered to the Parent "comfort" letters of Deloitte & Touche LLP, the Company's independent public accountants, dated and delivered on the Registration Statement Effective Date and as of the Effective Time, and addressed to the Parent in form and substance reasonably satisfactory to the Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions contemplated hereby.

    (b) The Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young LLP, the Parent's independent public accountants, dated and delivered the Registration Statement Effective Date and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions contemplated hereby.

    SECTION 5.12 REASONABLE BEST EFFORTS. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts, in the case of the Company consistent with the fiduciary duties of the Company's Board of Directors, to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in
Article 6 are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action in the case of the Company, consistent with the fiduciary duties of the Company's Board of Directors.

    SECTION 5.13  CONSENTS; FILINGS; FURTHER ACTION.

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby,
(ii) obtain from Governmental Entities any Company Governmental Consents and Parent Governmental Consents and any other consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act and any applicable other foreign antitrust, anti-monopoly or similar Laws, (C) the GCL, (D) any other applicable Law and (E) the rules and regulations of NASDAQ/NMS. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

    (b) Without limiting the generality of Section 5.13(a), each party hereto shall promptly inform the others of any material communication from the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority. Notwithstanding the foregoing, nothing in this Section
5.13 shall require, or be construed to require, the Parent or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (A) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of the Parent, the Company or any of their respective affiliates (or to the consent to any sale, or agreement to sell, or discontinuance or limitation by the Parent or the Company, as the case may be, of any of its assets or businesses) or (B) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case of (A) or (B), could reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company or to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement.

    SECTION 5.14 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts (i) to cause the Merger to qualify, and will not, without the prior written consent of the parties hereto, knowingly take any actions or cause any actions to be taken, or knowingly fail to take any action or fail to cause any action to be taken, which could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code, and (ii) to obtain (in the case of the Company) or to cause to obtain (in the case of the Parent and Merger Sub) the opinion of counsel referred to in
Section 6.3(c) below, including the execution of the letters of representations referred to therein. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, the Parent or any of their affiliates shall knowingly take any action or cause any action to be taken, or knowingly fail to take any action or fail to cause any action to be taken, which would cause the Merger to fail to so qualify as a reorganization under section 368(a) of the Code.

    SECTION 5.15 PUBLIC ANNOUNCEMENTS. The initial press release concerning the Merger shall be a joint press release and, thereafter, the Parent and Merger Sub and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of NASDAQ/NMS, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

    SECTION 5.16 OBLIGATIONS OF MERGER SUB. The Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

    SECTION 5.17 LISTINGS AND DE-LISTINGS. The Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on NASDAQ/NMS, subject to official notice of issuance, prior to the Effective Time. The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from NASDAQ/NMS and de-registered under the Exchange Act as soon as practicable following the Effective Time.

    SECTION 5.18 EXPENSES. Except as otherwise provided in Section 7.5(b), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby shall be paid by the party incurring such Expense, except that Expenses incurred in connection with the filing fee for the Proxy Statement and Registration Statement and printing and mailing the Proxy Materials shall be shared equally by the Parent and the Company and the expenses of the "comfort" letters referred to in Section 5.11 shall be paid or reimbursed by the Parent.

    SECTION 5.19 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of the Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

    SECTION 5.20  EMPLOYEE BENEFITS.

    (a) From and after the Effective Time, the Parent shall, except as may otherwise be required by applicable Law, cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Company Benefit Plans, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of the Parent).

    (b) For a period of one year following the Effective Time, the Parent shall provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time ("AFFECTED EMPLOYEES"), employee benefits which, in the aggregate, are substantially equivalent to the benefits provided pursuant to the Company's or any Company Subsidiaries' employee benefit plans, programs and policies immediately prior to the Effective Time.

    (c) Except to the extent necessary to prevent the duplication of benefits, the Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Parent or any Parent Subsidiary for such Affected Employees' service with the Company or any Company Subsidiary to the same extent recognized by the Company immediately prior to the Effective Time.

    (d) The Parent will, or will cause the Surviving Corporation to, use its reasonable best efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

    SECTION 5.21 FORM S-8. No later than the Effective Time, the Parent shall file with the Commission a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act, with respect to the Parent Common Stock issuable in respect of Company Stock Options and Company Warrants, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for as long as such options or other stock based awards remain outstanding.

    SECTION 5.22 BOARD OF DIRECTORS OF THE PARENT. The Parent agrees that concurrently with the Effective Time, the Parent shall take such action as may be necessary to enable Mr. Sherman Tuan and Mr. David Rand to be appointed to the Board of Directors of the Parent.

    SECTION 5.23 EMPLOYEE STOCK PURCHASE PLAN. As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any Offering Period or Accumulation Period (as defined in the ESPP) then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such Offering Period and Accumulation Period and by making such other PRO RATA adjustments as may be necessary to reflect the reduced Offering Period and Accumulation Period but otherwise treating such Offering Period and Accumulation Period as a fully effective and completed Offering Period and Accumulation Period for all purposes of the ESPP. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Sections 5.23.

                                   ARTICLE 6
                                   CONDITIONS

    SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the Requisite Company Vote and the issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Requisite Parent Vote.

    (b) LISTING. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for quotation on NASDAQ/NMS upon official notice of issuance.

    (c) GOVERNMENTAL CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and other than the filing provided for in Section 1.3, all material notices, reports and other filings required to be made prior to the Effective Time by the Company or the Parent or any of their respective subsidiaries with, and all material consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by, the Company or the Parent or any of their respective subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (including, without limitation, all Company Governmental Consents and Parent Governmental Consents) shall have been made or obtained (as the case may be) upon terms and conditions that could not reasonably be expected to result in Material Adverse Effect on the Parent or a Material Adverse Effect on the

Company; PROVIDED, that each of the parties shall have used its reasonable best efforts to so make or obtain.

    (d) ORDERS, INJUNCTIONS. No Law, order, injunction or decree that prohibits, restrains, enjoins or otherwise prohibits (whether temporarily, preliminarily or permanently) consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered by any court or Governmental Entity of competent jurisdiction and there shall not be pending any suit, action or proceeding by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit (whether temporarily, preliminarily or permanently) consummation of the Merger; PROVIDED, that each of the parties shall have used its reasonable best efforts to prevent any such enactment, issuance, promulgation, enforcement or entry and to appeal as promptly as practicable any such Law, order injunction or decree.

    (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of such registration statements shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

    SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE PARENT AND MERGER SUB. The obligations of each of the Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (c) EMPLOYMENT AGREEMENTS. The employment agreements entered into between the Company and each of Mr. Sherman Tuan and Mr. David Rand, as amended and restated on the date hereof, shall be in full force and effect on the Closing Date and neither Mr. Tuan nor Mr. Rand shall have died, become permanently incapacitated or otherwise have refused to perform services under such employment agreements in violation of such agreements or be in material breach of such employment agreements.

    SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of the Parent and Merger Sub contained in this Agreement are so qualified) signed on behalf of each of the Parent and Merger Sub by an executive officer of the Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE PARENT AND MERGER SUB. Each of the Parent and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Merger Sub by an executive officer of the Parent to such effect.

    (c) TAX OPINION. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and that each party hereto will be treated as a "party to the reorganization" within the meaning of section 368(b) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of the Parent, Merger Sub and the Company substantially in the forms of those contained in the Parent officer's certificate and the Company's officer's certificate attached hereto as Exhibit E-1 and Exhibit E-2, respectively.

                                   ARTICLE 7
                                  TERMINATION

    SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

    (a) by mutual written consent of the Parent and the Company duly authorized by their respective boards of directors;

    (b) by either the Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either the Parent or the Company, if any order injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

    (d) by the Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to the Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Acquisition Proposal or shall have resolved to do so or the Company shall have entered into an agreement with respect to a Superior Proposal, or
(iii) a tender offer or exchange offer for more than 35% of the outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

    (e) by the Parent or the Company, (i) if this Agreement and the Merger shall fail to receive the requisite vote for adoption at the Company Stockholders Meeting or any adjournment or postponement thereof, or (ii) if the issuance of shares of Parent Common Stock in the Merger shall fail to receive the requisite vote for adoption at the Parent Stockholders Meeting or an adjournment or postponement thereof;

    (f) by the Parent, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a) or 6.2(b) would not be satisfied (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts prior to December 31, 1999 and for so long as the Company continues to exercise such reasonable best efforts, the Parent may not terminate this Agreement under this Section 7.1(f) if such Terminating Company Breach has been cured prior to December 31, 1999;

    (g) by the Company, upon breach of any material representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or 6.3(b) would not be satisfied (a "TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that, if such Terminating Parent Breach is curable by the Parent through its reasonable best efforts prior to December 31, 1999 and for so long as the Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(g) if such Terminating Parent Breach has been cured prior to December 31, 1999.

    SECTION 7.2 EFFECT OF TERMINATION. Except as provided in Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent, Merger Sub or the Company or any of their respective Representatives, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 7.5(b) and (c); PROVIDED, HOWEVER, that nothing in this Agreement shall relieve any party from liability for the wilful and material breach of any of its representations and warranties or any of its covenants or agreements set forth in this Agreement.

    SECTION 7.3 AMENDMENT. This Agreement may be amended by the agreement of each of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger and no amendment may be made that is not permitted under applicable Law, in each case, without further approval by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    SECTION 7.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 7.3, waive compliance by the other party with any agreement or condition contained in this Agreement. Any waiver of a condition set forth in Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and the Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 7.5  EXPENSES FOLLOWING TERMINATION.

    (a) Except as set forth in this Section 7.5, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.18. For purposes of this Agreement, "EXPENSES" consist of all out-of-pocket expenses

(including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and/or the Proxy Materials (as the case may be), the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

    (b) If this Agreement is terminated pursuant to Section 7.1(d), Section 7.1(e)(i) or Section 7.1(f) solely as a result of any wilful and material breach by the Company or any Company Subsidiary of any material representation, warranty, covenant or agreement set forth in this Agreement (a "QUALIFYING
SECTION 7.1(F) TERMINATION"), then the Company shall (x) on the date specified in the proviso to this Section 7.5(b) in the case of a termination of this Agreement pursuant to Section 7.1(e)(i) or as a result of a Qualifying Section 7.1(f) Termination, or (y) simultaneously with a termination of this Agreement by the Parent pursuant to Section 7.1(d), pay to the Parent (by wire transfer of immediately available funds to an account designated by the Parent) a termination fee of $50,000,000 (the "TERMINATION AMOUNT") plus the reimbursement of all of the Parent's actual and documented out-of-pocket expenses (including all investment banking, legal, accounting and other similar expenses) up to a maximum reimbursable amount of $5,000,000 (the "PARENT EXPENSES"); PROVIDED, HOWEVER, that the Company shall not be obligated to pay such fee to the Parent if this Agreement is terminated pursuant to Section 7.1(e) or as a result of a Qualifying Section 7.1(f) Termination unless and until (i) at the time of the Company Stockholder Meeting in the case of termination pursuant to Section 7.1(e) or on the date the Parent terminates this Agreement pursuant to Section 7.1(f) as a result of a Qualifying Section 7.1(f) Termination, the Company has received a bona fide alternative Acquisition Proposal or a third party has made or publicly announced its intention to make a bona fide Acquisition Proposal, and (ii) within twelve months after the termination of this Agreement, the Company enters into a definitive agreement providing for an alternative Acquisition Proposal with any third party or an alternative Acquisition Proposal is consummated with any third party (for the purposes of this proviso the term "Acquisition Proposal" shall have the meaning assigned to such term in Section
5.8 except that the references to "15%" in the definition of "Acquisition Proposal" in Section 5.8(f) shall be deemed to be references to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary), the Company and the Company Subsidiaries, taken as a whole, and not any Company Subsidiaries alone), in which event the Termination Amount plus the Parent Expenses shall be paid promptly (and in any event within two (2) days of receipt by Company of a written notice from Parent) following the earlier of the execution of such definitive agreement providing for an such alternative Acquisition Proposal or the consummation of such an alternative Acquisition Proposal, as the case may be.

    (c)  The Company acknowledges that the agreements contained in this Section
7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Termination Amount and/or the Parent Expenses, and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the Termination Amount and/or the Parent Expenses, the Company shall pay to Parent its reasonable costs and expenses in connection with such suit, together with interest on the amount of the Termination Amount at the prime rate of Chase Bank in effect on the date such payment was required to be made.

                                   ARTICLE 8
                                 MISCELLANEOUS

    SECTION 8.1  CERTAIN DEFINITIONS.  For purposes of this Agreement:

    (a) The term "AFFILIATE," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

    (b) The term "BUSINESS DAY" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included EXCEPT that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

    (c) The term "INCLUDING" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

    (d) The term "PERSON" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "GROUP" as such term is defined in Section 13(d)(3) of the Exchange
Act).

    (e) The term "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to the Parent, the Company or any other person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 8.2  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement and in any instrument delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Section 7.1, as the case may be, except that the agreements set forth in Articles 1 and 2 and Sections 5.10, 5.12 (last sentence), 5.14, 5.17, 5.18, 5.20 and 5.21 and this
Article 8 shall survive the Effective Time, and those set forth in Sections 5.7(b), 5.16, 5.18, 7.2 and 7.5 and this Article 8 shall survive termination of this Agreement. Each party agrees that, except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, or with respect to its business or otherwise, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

    SECTION 8.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    SECTION 8.4  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

    (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES. The parties irrevocably submit to the jurisdiction of the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

    SECTION 8.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally, sent by reputable overnight courier, sent by registered or certified mail, postage prepaid, or by facsimile:

           IF TO THE PARENT OR MERGER SUB:
           Metromedia Fiber Network, Inc.
           One North Lexington Avenue
           White Plains, NY 10601
           Attention: Howard Finkelstein
           Fax: (914) 421-6777

           WITH COPIES TO:
           Metromedia Fiber Network, Inc.
           c/o Metromedia Company
           One Meadowlands Plaza
           East Rutherford, NJ 07073
           Attention: Arnold L. Wadler, Esq.
           Fax: (201) 531-2803

           AND
           Paul, Weiss, Rifkind, Wharton & Garrison
           1285 Avenue of the Americas
           New York, New York 10019-6064
           Attention: Douglas A. Cifu, Esq.
           Fax: (212) 757-3990

           IF TO THE COMPANY:
           AboveNet Communications Inc.
           50 W. San Fernando Street, #1010
           San Jose, CA 95113
           Attention: Sherman Tuan
           Fax: (408) 367-6688

           WITH COPIES TO:
           Skadden, Arps, Slate, Meagher & Flom LLP
           300 South Grand Avenue
           Los Angeles, California 90071
           Attention: Nicholas P. Saggese, Esq.
           Fax: (213) 687-7804

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

    SECTION 8.6 ENTIRE AGREEMENT. This Agreement (including any exhibits and annexes to this Agreement other than Exhibit D hereto), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement; PROVIDED, THAT, the Confidentiality Agreement shall remain in full force and effect until the earlier of the Effective Time, at which time it will terminate, or its termination in accordance with its terms.

    SECTION 8.7  NO THIRD PARTY BENEFICIARIES.  Except for the provisions of
Section 5.10, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

    SECTION 8.8 OBLIGATIONS OF THE PARENT AND OF THE COMPANY. Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Parent to cause that Parent Subsidiary to take that action. Whenever this Agreement requires a Company Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Company to cause that Company Subsidiary to take that action and, after the Effective Time, on the part of the Surviving Corporation to cause that Company Subsidiary to take that action.

    SECTION 8.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

    SECTION 8.10 INTERPRETATION. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or annex, that reference shall be to a section of or exhibit or annex to this Agreement unless otherwise indicated.

    SECTION 8.11 ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise, except that the Parent may designate, by written notice to the Company, another Parent Subsidiary that is wholly owned directly or indirectly by the Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such other Parent Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Parent Subsidiary as of the date of such designation.

    SECTION 8.12 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                ABOVENET COMMUNICATIONS INC.

                                By:  /s/ SHERMAN TUAN
                                     -----------------------------------------
                                     Name: Sherman Tuan
                                     Title:  Chief Executive Officer and
                                     Chairman

                                METROMEDIA FIBER NETWORK, INC.

                                By:  /s/ HOWARD FINKELSTEIN
                                     -----------------------------------------
                                     Name: Howard Finkelstein
                                     Title:  President

                                MAGELLAN ACQUISITION, INC.

                                By:  /s/ HOWARD FINKELSTEIN
                                     -----------------------------------------
                                     Name: Howard Finkelstein
                                     Title:  President

                                                                      APPENDIX B

                                OPTION AGREEMENT

    THIS OPTION AGREEMENT (the "OPTION AGREEMENT") is entered into as of June 22, 1999, by and between AboveNet Communications Inc., a Delaware corporation (the "COMPANY"), and Metromedia Fiber Network, Inc., a Delaware corporation (the "GRANTEE").

                                    RECITALS

    WHEREAS, the Grantee, Magellan Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Grantee ("MERGER SUB"), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "MERGER AGREEMENT"), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the "MERGER"); and

    WHEREAS, as a condition to the willingness of the Grantee to enter into the Merger Agreement, the Grantee has required that the Company enter into, and in order to induce the Grantee to enter into the Merger Agreement, the Company desires to enter into, this Option Agreement;

    NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained in this Option Agreement, the parties to this Option Agreement, intending to be legally bound, agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms used but not defined in this Option Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

    2. GRANT OF OPTION. Subject to the terms of this Option Agreement, the Company hereby grants to the Grantee an irrevocable option (the "OPTION") to purchase, out of the authorized but unissued shares of Company Common Stock 6,875,560, shares of Company Common Stock (as adjusted as set forth herein, the "OPTION SHARES") as of the first date, if any, upon which an Exercise Event (as defined in Section 4(b) of this Option Agreement) occurs, at a price per Option Share equal to $49.9375 per share (as adjusted as set forth herein, the "EXERCISE PRICE"). The number of shares of Company Common Stock that may be received upon exercise of the Option and the Exercise Price are subject to adjustment as set forth herein.

    3.  TERM.  The Option shall terminate on the earliest of:

    (a)  the Effective Time of the Merger as contemplated by the Merger
Agreement;

    (b) the termination of the Merger Agreement other than under circumstances which constitute (or upon satisfaction of the conditions to payment of the Termination Amount set forth in the proviso of Section 7.5(b) of the Merger Agreement would constitute) an Exercise Event under this Agreement; or

    (c) the occurrence of the date which is twelve (12) months after termination of the Merger Agreement under circumstances which constitute, or which, if the conditions to payment of the Termination Amount set forth in the proviso of Section 7.5(b) of the Merger Agreement were satisfied, would constitute an Exercise Event under this Agreement (the expiration date of the Option is referred to herein as the "TERMINATION DATE"); PROVIDED, HOWEVER, that with respect to clause (c) of this sentence, if the Option cannot be exercised on such first anniversary by reason of any applicable law, regulation, order, judgment, decree or other legal impediment, then the Termination Date shall be extended until the date 10 days after the date on which such impediment is removed. The rights and obligations set forth in Sections 9 and 10 of this Option Agreement shall not terminate on the Termination Date, but shall extend to such time as is provided in those Sections.

    4.  EXERCISE OF OPTION.

    (a) The Grantee may exercise the Option, in whole or in part, at any time and from time to time on or before the Termination Date following the occurrence of an Exercise Event. Notwithstanding the occurrence of the Termination Date, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the Termination Date.

    (b) As used herein, an "EXERCISE EVENT" shall mean the occurrence of any event as a result of which the Merger Agreement has terminated and Grantee is entitled to receive the Termination Amount pursuant to Section 7.5(b) of the Merger Agreement.

    (c) In the event the Grantee wishes to exercise the Option with respect to any Option Shares, the Grantee shall send to the Company a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying: (i) the number of Option Shares that the Grantee will purchase; (ii) the place in New York, New York at which such Option Shares are to be purchased; and (iii) the date on which such Option Shares are to be purchased, which shall not be earlier than three business days nor later than 20 business days after the Notice Date. The closing of the purchase of such Option Shares (the "CLOSING") shall take place at the place specified in such written notice and on the date specified in such written notice (the "CLOSING DATE"); PROVIDED, HOWEVER, that: (i) if such purchase cannot be consummated by reason of any applicable law, regulation, order, judgment, decree or other legal impediment, the Closing Date may be extended by the Grantee to a date not more than 10 days after the date on which such impediment is removed; and (ii) if prior notification to or approval of any governmental authority is required (or if any waiting period must expire or be terminated) in connection with such purchase, the Grantee shall promptly cause to be filed the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with the Grantee in the filing of any such notice or application required to be filed by the Grantee and the obtaining of any such approval required to be obtained by the Grantee), and the Closing Date may be extended by the Grantee to a date not more than 10 days after the date on which any required notification has been made, approval has been obtained or waiting period has expired or been terminated.

    (d) Notwithstanding Section 4(c) of this Option Agreement, so long as the Company shall have complied in all material respects with all of its obligations under this Option Agreement, no Closing Date shall be more than 6 months after the related Notice Date, and, if the Closing Date shall not have occurred within 6 months after the related Notice Date, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

    (e) Notwithstanding anything else herein to the contrary, any exercise of the Option and any purchase of Option Shares shall be subject to (x) compliance with applicable laws and regulations, which may, among other things, prohibit the purchase of all or a portion of the Option Shares without first obtaining or making certain consents, approvals, orders, notifications or authorizations, and
(y) the absence of any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such exercise or purchase.

    5.  PAYMENT AND DELIVERY OF CERTIFICATES.

    (a) On each Closing Date, the Grantee shall pay to the Company by wire transfer in immediately available funds to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

    (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a) of this Option Agreement, the Company shall deliver to the Grantee or its designee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, security interests, charges or other encumbrances (collectively, the "ENCUMBRANCES") other than Encumbrances under applicable law.

    (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend (in addition to any legend required under applicable state securities laws) that shall read substantially as follows:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER OR SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

       IN ADDITION, THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE TERMS OF AN OPTION AGREEMENT DATED AS OF JUNE 22, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

A new certificate or certificates evidencing the same number of shares of Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear the first paragraph of such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the Staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    6.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

    (a) In the event of any change in the Company Common Stock issued and outstanding by reason of a distribution, reclassification stock dividend, split-up (including a reverse stock split), combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received upon exercise of the Option if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Company Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Company Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with any shares theretofore issued pursuant to the Option, equals 19.9% of the number of shares of Company Common Stock then issued and outstanding.

    (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, if the Company shall enter into an agreement (i) to consolidate, exchange, shares or merge with any person (as defined in the Merger Agreement), other than the Grantee or one of the Grantee's subsidiaries, and, in the case of a merger, shall not be the continuing or surviving corporation, (ii) to permit any person, other than the Grantee or one of the Grantee's subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger, or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's subsidiaries, then, and in each such case, proper provision shall be made in the agreement governing such transactions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee upon exercise of the Option if the Grantee had exercised this Option immediately prior to such transaction or the record date for determining the stockholders entitled to participate therein, as appropriate.

    (c) The provisions of Sections 7, 9 and 10 of this Option Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

    7.  REPURCHASE OPTIONS.

    (a) At any time on or prior to the Termination Date, at the request of the Grantee made at any time after the first Exercise Event and ending on the first anniversary thereof (the "PUT PERIOD"), the Company (or any successor thereto) shall repurchase from the Grantee that portion of the Option that then remains unexercised. The date on which the Grantee exercises its rights under this
Section 7 is referred to as the "GRANTEE REQUEST DATE." Such repurchase shall be at an aggregate price (the "REPURCHASE CONSIDERATION") equal to the excess, if any, of (x) the Applicable Price for each share of Company Common Stock that remains subject to the Option over (y) the Exercise Price (subject to adjustment pursuant to Section 6 of this Option Agreement), multiplied by the number of Option Shares as to which the Option has not been exercised, except that in no event shall the Company be required to pay to the Grantee pursuant to this
Section 7(a) an amount exceeding the product of (x) $1.00 and (y) such number of shares of Company Common Stock that remain subject to the Option.

    (b) If the Grantee exercises its rights under this Section 7, the Company shall, within five business days after the Grantee Request Date, pay the Repurchase Consideration to the Grantee by wire transfer in immediately available funds, and the Grantee shall surrender to the Company the Option.

    (c) For purposes of this Option Agreement, the "APPLICABLE PRICE" means the average closing sales price per share of Company Common Stock as quoted on NASDAQ/NMS (or if Company Common Stock is not quoted on NASDAQ/NMS, the average closing sales price per share as quoted on any other market comprising a part of NASDAQ/NMS or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by The Wall Street Journal (Northeast edition) or, if not reported thereby, any other authoritative source) during the 20 trading days preceding the Grantee Request Date.

    (d) Notwithstanding anything else herein to the contrary, any exercise by the Grantee of its rights under this Section 7 and any compliance by the Company with its repurchase obligations hereunder shall be subject to (x) compliance with applicable laws and regulations, which may, among other things, prohibit such exercise or such repurchase of all or a portion of the Option without first obtaining or making certain consents, approvals, orders, notifications or authorizations, and (y) the absence of any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such exercise or repurchase.

    (e) In the event that the Grantee notifies the Company of its intention to exercise the Option pursuant to Section 4 hereof, the Company may require the Grantee, upon the delivery to Grantee of written notice during the period beginning on the Notice Date and ending one day prior to the applicable Closing Date, to sell to the Company the Option Shares acquired by the Grantee pursuant to such exercise of the Option at a purchase price per share for such sale equal to the Exercise Price plus $1.00. The closing of any repurchase of Option Shares pursuant to this Section 7(e) shall take place immediately following the consummation of the sale of the Option Shares to the Grantee on the applicable Closing Date at the time and location agreed upon for such Closing Date.

    8.  REPRESENTATIONS AND WARRANTIES.

    (a) The Company hereby represents and warrants to the Grantee that the Company has taken all necessary action to authorize and reserve for issuance and subject to applicable law to permit it to issue, and at all times from the date of this Option Agreement through the Termination Date will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Company Common Stock for issuance upon exercise of the Option, each of which, upon issuance pursuant to this Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Encumbrances other than Encumbrances under applicable law.

    (b) The Grantee hereby represents and warrants to the Company that the Grantee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

    Neither the Option nor any of the Option Shares will be offered sold, pledged, or otherwise transferred except in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act, and in compliance with the terms of this Option Agreement.

    9.  REGISTRATION RIGHTS.

    (a) The Company shall, if requested by the Grantee at any time and from time to time within two years of the first exercise of the Option (the "REGISTRATION PERIOD"), as expeditiously as reasonably practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act in order to permit the offering, sale and delivery or other disposition of any or all shares of Company Common Stock or other securities, as appropriate, that have been acquired by or are issuable to the Grantee upon exercise of the Option pursuant to a bona fide firm commitment underwritten public offering in which the Grantee and the underwriters shall effect as wide a distribution of such shares as is reasonably practicable and the Company shall use all reasonable commercial efforts to qualify such shares or other securities under any applicable state securities or "blue sky" laws (except that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision); PROVIDED, HOWEVER, that any such registration request must relate to a number of shares of Company Common Stock equal to at least 25% of the total Option Shares and that any rights to require registration hereunder shall terminate with respect to any Shares that may be sold pursuant to rule 144(k) under the Securities Act. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Company shall use all reasonable commercial efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration effective for such period not in excess of 120 days from the day such registration statement first becomes effective as may be as reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would be materially detrimental to the Company, or the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement, or the Company determines, in its reasonable judgment, that such registration would interfere in any material respect with any financing, acquisition or other material transaction involving the Company. For purposes of determining whether two requests have been made under this Section 9, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of at least 50% of the shares covered thereby in the manner contemplated therein shall be counted.

    (b) All fees and expenses associated with the preparation and filing of any such registration statement pursuant to this Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("REGISTRATION EXPENSES"), shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and expenses of Grantee's counsel; PROVIDED, HOWEVER, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; AND PROVIDED FURTHER that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration.

    (c) All of the Grantee's rights under this Section 9 are subject to the condition that the Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery or other disposition of Company Common Stock for cash for its own account or for the account of any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 9, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock or other securities, as appropriate, requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall include in such registration, to the extent of the number of shares which the Company is so advised can be sold in (or during the time of) such offering, first, all securities proposed to be sold by the Company for its own account, or, in the case of a secondary offering made pursuant to demand registration rights granted to any person other than the Company, all shares intended to be included therein by such person; second all securities, if any, proposed by the Company to be sold for the account of certain holders of shares of Company Common Stock pursuant to the exercise of their piggyback registration rights under agreements or other arrangements in effect on the date hereof; third, all shares or securities requested to be included in such registration by Grantee under this Agreement; and fourth, all securities of the Company to be sold for the account of any other person. In connection with any offering, sale and delivery or other disposition of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

    10. PROFIT LIMITATION. Notwithstanding any provision to the contrary contained in this Option Agreement or the Merger Agreement, the Grantee may not exercise its rights pursuant to this Option Agreement or Section 7.5(b) of the Merger Agreement in a manner that would result in a cash payment to the Grantee of an aggregate amount under this Option Agreement (the "Option Buyout

Amount") and under Section 7.5(b) of the Merger Agreement of more than the sum of (a) the aggregate Exercise Price paid by the Grantee for any Option Shares as to which the Option has theretofore been exercised, plus (b) $50,000,000. To the extent that any amount is paid by the Company to the Grantee pursuant to this Option Agreement or Section 7.5(b) of the Merger Agreement, the Termination Amount payable pursuant to Section 7.5(b) of the Merger Agreement or the Option Buyout Amount shall be reduced appropriately so that the aggregate amount payable by the Company under this Option Agreement and Section 7.5(b) of the Merger Agreement (exclusive of Parent Expenses) shall not exceed such sum.

    11. LISTING. If at the time of the occurrence of an Exercise Event the Company Common Stock is (or any other securities subject to the Option are) then listed on NASDAQ/NMS or on any other market or exchange, the Company, upon the occurrence of an Exercise Event, shall promptly file an application to list on NASDAQ/NMS and if not then listed on NASDAQ/NMS on such other market or exchange the shares of the Company Common Stock or other securities then subject to the Option, and shall use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

    12. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, the Company will execute and deliver a new Option Agreement of like tenor and date.

    13.  TRANSFERS.

    The Option Shares may not be sold, assigned, transferred or otherwise disposed of except pursuant to (i) Section 7(e) hereof, (ii) in an underwritten offering pursuant to Section 8 hereof, or (iii) to any purchaser or transferee who would not, to the knowledge of the Grantee, after due inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 4.9% of the then-outstanding voting power of the Company, except that the Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Company's board of directors (which majority shall include a majority of directors who were directors on the date hereof).

    14.  MISCELLANEOUS.

    (a) EXTENSION; WAIVER. At any time prior to the Termination Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Option Agreement, no action taken pursuant to this Option Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained in this Option Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    (b) AMENDMENT AND MODIFICATION. Subject to applicable law, this Option Agreement may be amended, modified and supplemented, or provisions hereof waived, in writing by the parties hereto in any and all respects before the Termination Date, by action taken by the respective Boards of Directors of the Company or the Grantee or by the respective officers authorized by such Boards of Directors. This Option Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    (c) FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable efforts to do all things reasonably necessary to consummate the transactions contemplated hereby.

    (d) NON-EXCLUSIVITY. The rights and remedies of the Grantee under this Option Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights, remedies, obligations and liabilities of each of the Grantee and the Company under this Option Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. The covenants and obligations of the Company set forth in this Option Agreement shall be construed as independent of any other agreement or arrangement between the Company, on the one hand, and the Grantee, on the other. The existence of any claim or cause of action by the Company against the Grantee shall not constitute a defense to the enforcement of any of such covenants or obligations against the Company.

    (e) COUNTERPARTS. This Option Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    (f)  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

        (i) THIS OPTION AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES. The parties irrevocably submit to the jurisdiction of the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Option Agreement and of the documents referred to in this Option Agreement, and in respect of the transactions contemplated by this Option Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Option Agreement or of any such document, that it is not subject to this Option Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

        (ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OPTION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS OPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,

    (iii) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
    SECTION 14(f).

      (g) NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally, sent by reputable overnight courier, sent by registered or certified mail, postage prepaid, or by facsimile.

           IF TO THE GRANTEE:
           Metromedia Fiber Network, Inc.
           1 North Lexington Avenue
           White Plains, NY 10601
           Attention: Howard Finkelstein
           Fax: (914) 421-6777

           WITH COPIES TO:
           Metromedia Company
           One Meadowlands Plaza
           East Rutherford, NJ 07073-2137
           Attention: Arnold L. Wadler, Esq.
           Fax: (201) 531-2803

           Paul, Weiss, Rifkind, Wharton & Garrison
           1285 Avenue of the Americas
           New York, New York 10019-6064
           Attention: Douglas A. Cifu, Esq.
           Fax: (212) 757-3990

           IF TO THE COMPANY:
           AboveNet Communications Inc.
           50 W. San Fernando Street, Suite #1010
           San Jose, CA 95113
           Attention: Sherman Tuan
           Fax: (408) 367-6800

           WITH COPIES TO:
           Skadden, Arps, Slate, Meagher & Flom LLP
           300 South Grand Avenue
           Los Angeles, California 90071
           Attention: Nicholas P. Saggese, Esq.
           Fax: 213-687-7804

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

    (h) ENTIRE AGREEMENT. This Option Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith other than Exhibit D), the Confidentiality Agreement and the other documents referred to herein or delivered pursuant hereto collectively constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Option Agreement.

    (i) NO THIRD PARTY BENEFICIARIES. This Option Agreement is not intended to confer upon any person other than the parties to this Option Agreement any rights or remedies under this Option Agreement.

    (j) SEVERABILITY. The provisions of this Option Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Option Agreement. If any provision of this Option Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Option Agreement and the application of the provision to other persons or circumstances shall not be affect by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

    (k) INTERPRETATION. The headings in this Option Agreement are for convenience of reference only, do not constitute part of this Option Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Option Agreement. Where a reference in this Option Agreement is made to a Section, that reference shall be to a section of this Option Agreement unless otherwise indicated. Wherever the words "include," "includes" or "including" are used in this Option Agreement, they shall be deemed to be followed by the words "without limitation."

    (l) ASSIGNMENT. This Option Agreement and the Option shall not be assignable or delegated in whole or in part by operation of law or otherwise. Any assignment, transfer or delegation shall be null and void.

    (m) SPECIFIC PERFORMANCE. The parties to this Option Agreement agree that irreparable damage would occur in the event that any of the provisions of this Option Agreement were nor performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the terms and provisions of this Option Agreement in any court of the United States or any state court in each case in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the Company and the Grantee have caused this Option Agreement to be signed by their respective officers thereupon duly authorized, all as of the day and year first written above.

                                ABOVENET COMMUNICATIONS INC.

                                By:  /s/ SHERMAN TUAN
                                     -----------------------------------------
                                     Name: Sherman Tuan
                                     Title:  Chief Executive Officer and
                                     Chairman

                                METROMEDIA FIBER NETWORK, INC.

                                By:  /s/ HOWARD FINKELSTEIN
                                     -----------------------------------------
                                     Name: Howard Finkelstein
                                     Title:  President

                                                                      APPENDIX C

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

June 22, 1999

Board of Directors
Metromedia Fiber Network, Inc.
One North Lexington Avenue
White Plains, New York 10601

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to Metromedia Fiber Network, Inc. ("MFN") of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger, dated as of June 22, 1999 (the "Merger Agreement"), by and among AboveNet Communications Inc. ("AboveNet"), MFN and Magellan Acquisition, Inc., a wholly owned subsidiary of MFN ("Merger Sub"). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into AboveNet (the "Merger") and (ii) each outstanding share of the common stock, par value $0.001 per share, of AboveNet (the "AboveNet Common Stock") will be converted into the right to receive 1.175 (the "Exchange Ratio") shares of the Class A common stock, par value $0.01 per share, of MFN (the "MFN Common Stock").

    In arriving at our opinion, we reviewed the Merger Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of MFN and certain senior officers and other representatives and advisors of AboveNet concerning the businesses, operations and prospects of MFN and AboveNet. We examined certain publicly available business and financial information relating to MFN and AboveNet as well as publicly available financial forecasts for MFN and AboveNet and other information and data for MFN and AboveNet which were provided to or otherwise discussed with us by the respective managements of MFN and AboveNet, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of MFN Common Stock and AboveNet Common Stock; the historical and projected earnings and other operating data of MFN and AboveNet; and the capitalization and financial condition of MFN and AboveNet. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of MFN and AboveNet. We also evaluated the potential pro forma financial impact of the Merger on MFN. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to publicly available financial forecasts for MFN and AboveNet reviewed by or discussed with us, we have been advised by the management of MFN that such forecasts reflect reasonable estimates and judgments as to the future financial performance of MFN and AboveNet. With respect to other information and data provided to or otherwise reviewed by or discussed with us, including information relating to the strategic implications and operational benefits anticipated to result from the Merger, we have been advised by the managements of MFN and AboveNet that such information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MFN and AboveNet as to the matters covered thereby. We have assumed, with your consent, that the Merger will

Board of Directors
Metromedia Fiber Network, Inc.
June 22, 1999
Page 2

be treated as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the MFN Common Stock actually will be when issued to AboveNet stockholders pursuant to the Merger or the price at which the MFN Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MFN or AboveNet nor have we made any physical inspection of the properties or assets of MFN or AboveNet. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for MFN or the effect of any other transaction in which MFN might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

    Salomon Smith Barney Inc. has been engaged to render financial advisory services to MFN in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon consummation of the Merger. We have in the past provided investment banking services to MFN unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MFN and AboveNet for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with MFN, AboveNet and their respective affiliates.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MFN in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to MFN.

Very truly yours,

/s/ Salomon Smith Barney Inc.
SALOMON SMITH BARNEY INC.

                                                                      APPENDIX D

                                                                   June 22, 1999

PERSONAL AND CONFIDENTIAL

Board of Directors
AboveNet Communications Inc.
50 West San Fernando Street, #1010
San Jose, California 95113

Gentlemen:

    You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion (the "Fairness Opinion") to the Board of Directors as to the fairness to AboveNet Communications Inc. ("AboveNet"), from a financial point of view, of the consideration to be paid by Metromedia Fiber Network, Inc. ("Metromedia") to the stockholders of AboveNet in connection with the acquisition of AboveNet by Metromedia pursuant to a merger of a wholly-owned subsidiary of Metromedia with and into AboveNet (the "Merger"), as provided in the Agreement and Plan of Merger (the "Merger Agreement") by and among AboveNet, Magellan Acquisition, Inc. (a wholly-owned subsidiary of Metromedia), and Metromedia. The consideration for the Merger consists of shares of Class A Common Stock of Metromedia at an exchange ratio of 1.175 shares of Metromedia Class A Common Stock for each share of AboveNet Common Stock.

    In arriving at our Fairness Opinion, we:

    (a) reviewed the draft of the Merger Agreement dated June 22, 1999;

    (b) reviewed the audited financial statements of AboveNet for the fiscal years ended June 30, 1997 and 1998, and the unaudited financial statements of AboveNet for the nine months ended March 31, 1998 and 1999;

    (c) reviewed the audited financial statements of Metromedia for the fiscal years ended December 31, 1997 and 1998 and the unaudited financial statements of Metromedia for the three months ended March 31, 1998 and 1999;

    (d) reviewed financial projections for AboveNet, prepared and supplied by AboveNet's management, for the periods ending June 30, 1999, 2000, 2001 and 2002;

    (e) reviewed financial projections for Metromedia, derived from published research reports, for the periods ending December 31, 1999, 2000, 2001 and 2002;

    (f) held discussions with senior management of AboveNet and Metromedia with respect to the business and prospects for future growth of AboveNet and Metromedia;

    (f) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to AboveNet;

    (g) performed discounted cash flow analyses of AboveNet using certain assumptions of future performance provided to us by the management of AboveNet and Metromedia;

    (h) reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Merger;

    (i) reviewed public information concerning AboveNet and Metromedia; and

    (j) performed such other analyses and reviewed such other information as we deemed appropriate.

    In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by AboveNet and Metromedia and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of AboveNet provided to us, we assumed at the direction of AboveNet's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of AboveNet's management. With respect to forecasts of future financial condition and operating results of Metromedia, we have assumed, without independent verification or investigation, that the published research reports from which such forecasts were taken reflect the best available information and estimates of the persons publishing such reports. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of AboveNet or Metromedia or their affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Metromedia or the AboveNet operations following the Merger, or the price at which Metromedia Class A Common Stock will trade subsequent to the Merger. We have assumed that the Merger will be completed in accordance with the terms of the Merger Agreement. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

    As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

    We have acted as financial advisor to AboveNet in connection with the Merger and to the Board of Directors of AboveNet in rendering this opinion and will receive a fee for our services. CIBC World Markets has performed investment banking and other services for AboveNet in the past and has been compensated for such services. CIBC World Markets may in the future provide investment banking or other financial advisory services to AboveNet or Metromedia.

    In the ordinary course of business, CIBC World Markets acts as a market maker and broker in publicly traded securities of AboveNet and receives customary compensation in connection therewith, and also provides research coverage for AboveNet. In the ordinary course of its business, CIBC World Markets and its affiliates may also actively trade securities of AboveNet and Metromedia for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger consideration to be paid by Metromedia to the stockholders of AboveNet pursuant to the Merger Agreement is fair to the stockholders of AboveNet from a financial point of view. This Fairness Opinion is for the exclusive use of the Board of Directors of AboveNet. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by AboveNet without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and any reference to this opinion, subject to the approval by CIBC World Markets of references to it or this opinion therein, in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, filed by AboveNet or Metromedia in connection with the Merger.

                                        Very Truly Yours,

                                        /s/ CIBC World Markets Corp.
  ------------------------------------------------------------------------------

                                        CIBC World Markets Corp.

                                                                      APPENDIX E

                       VOLPE BROWN WHELAN & COMPANY, LLC
                               INVESTMENT BANKERS
                  One Maritime Plaza, San Francisco, CA 94111
                       (415) 274-4400 FAX (415) 986-6754

PRIVATE AND CONFIDENTIAL

June 22, 1999

The Board of Directors
AboveNet Communications, Inc.
50 West San Fernando Street, #1010
San Jose, CA 95113

Members of the Board:

    You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view to the stockholders of AboveNet Communications, Inc. ("AboveNet"), of the consideration to be received by such stockholders pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of June 22, 1999, by and among AboveNet, Metromedia Fiber Network, Inc. ("Metromedia") and a subsidiary of Metromedia established for purposes of the transaction ("Merger Sub"). Pursuant to the Agreement, Merger Sub will be merged with and into AboveNet (the "Merger"), which shall be the surviving corporation, and the separate existence of Merger Sub shall cease.

    The Agreement provides, among other things, that each share of AboveNet common stock ("AboveNet Common Stock") will be converted into the right to receive 1.175 shares (the "Exchange Ratio") of Metromedia Class A common stock ("Metromedia Common Stock"). It is our understanding that the parties intend that the transaction will be accounted for as a purchase transaction for financial reporting purposes. It is also our understanding that the parties intend that the transaction generally will constitute a nontaxable reorganization for United States federal income tax purposes.

    For the purposes of formulating this Opinion, we have, among other things:

    (i)   reviewed the Agreement;

    (ii) held discussions with management of AboveNet and Metromedia concerning their respective businesses, past and current operations, financial condition and future prospects as standalone concerns and as a combined enterprise;

    (iii) reviewed certain AboveNet and Metromedia financial statements and other relevant financial and operating data prepared by the AboveNet and Metromedia management teams respectively;

    (iv) reviewed the historical stock trading patterns of both AboveNet and Metromedia and analyzed implied historical exchange ratios;

    (v) reviewed the premium of the per share consideration, in relation to selected merger and acquisition transactions that we deemed relevant and comparable to the Merger;

    (vi) reviewed the valuation of selected publicly traded companies we deemed comparable and relevant to AboveNet and Metromedia;

    (vii) reviewed, to the extent publicly available, the financial terms of selected merger and acquisition transactions that we deemed comparable and relevant to the Merger;

    (viii) performed a valuation based upon AboveNet's and Metromedia's relative contribution to pro forma combined revenue and cash earnings;

    (ix) performed a discounted cash flow analyses of AboveNet and Metromedia as standalone entities;

    (x) performed a pro forma financial impact analysis of the combined entity, based upon information established from publicly available sources and discussions with AboveNet and Metromedia management; and

    (xi) performed such other studies, analyses and inquiries and considered such other information as we deemed relevant.

    Volpe Brown Whelan & Company, LLC ("VBW&Co."), is relying upon the information provided to us by AboveNet and Metromedia for the purposes of rendering this Opinion. VBW&Co. expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to us, including financial, accounting, legal, tax, operating and other information, and does not warrant as to the accuracy of any such information. Actual results that AboveNet or Metromedia might achieve in the future as standalone entities or as a combined company may vary materially from those used in VBW&Co.'s analysis.

    We were not asked to, and we did not conduct a market survey to determine the interest of other potential acquirors in AboveNet. We are expressing no opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for AboveNet or the effect of any other transaction in which AboveNet might engage. VBW&Co. has, furthermore, not made any independent appraisals or valuations of any assets of AboveNet or Metromedia, nor has VBW&Co. been furnished with any such appraisals or valuations. While VBW&Co. believes that its review, as described herein, is an adequate basis for this Opinion it has expressed, this Opinion is necessarily based upon market, economic and other conditions that exist and can only be evaluated as of the date of this Opinion.

    VBW&Co. has assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions to the parties' obligations thereunder, that there will be no material changes to such the Agreement and that the ratio of shares of Metromedia Common Stock to be received for each share of AboveNet Common Stock will be 1.175.

    This Opinion addresses only the consideration to be received by the stockholders of AboveNet and does not address the relative merits of the Merger, AboveNet's decision to proceed with the Merger, the effect of the Merger, or any other aspect of the Merger.

    The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analysis and the factors utilized in such analyses must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors could create a misleading or incomplete view of the process underlying this Opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond AboveNet's or Metromedia's control and are not susceptible to accurate prediction. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by VBW&Co. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by VBW&Co. is based on all analyses and factors taken as a whole and also on application of VBW&Co's own experience and judgement. This conclusion may involve significant elements of subjective judgement and qualitative analysis. VBW&Co. therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. Any estimates contained in these analyses are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

    As a customary part of its investment banking business, VBW&Co. engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board of Directors of AboveNet in connection with the transaction described above, and will receive a fee for our services, a portion of which is contingent upon consummation of the Merger. We have also acted as co-managing underwriter of public offerings of the AboveNet Common Stock and have received fees for services provided to AboveNet. VBW&Co. regularly publishes research reports regarding the Internet infrastructure industry, and on AboveNet. In addition, in the ordinary course of our business, VBW&Co. and its affiliates may actively trade the equity securities of AboveNet or Metromedia for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    No opinion is expressed herein as to the future trading price or range of prices of any securities of Metromedia issued prior to or in conjunction with the Merger. The consideration to be received by AboveNet stockholders is based on a fixed exchange ratio and, accordingly, the market value of such consideration may vary. This Opinion does not constitute a recommendation as to the Board of Directors' decision on whether to support the Merger and recommend it to AboveNet's stockholders and does not constitute a recommendation to stockholders as to whether to vote in favor of the Merger. This Opinion and related materials have been prepared for the use and benefit of the Board of Directors of AboveNet. VBW&Co. assumes no obligation to update, revise or reaffirm this Opinion. We hereby consent to the inclusion of this letter in the Registration Statement on Form S-4 and in the joint proxy statement to be sent to the stockholders of AboveNet and Metromedia, and to reference to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

    Based upon and subject to the foregoing limitations and restrictions, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of AboveNet pursuant to the Agreement is fair, from a financial point of view, to the stockholders of AboveNet.

                                               Very truly yours,

                                               /s/ VOLPE BROWN WHELAN & COMPANY, LLC
                                               --------------------------------------------
                                               VOLPE BROWN WHELAN & COMPANY, LLC
                                               By: /s/ James R. Freney
                                               Date: June 22, 1999